Form 10-K, Exhibit 13
period 1995-12-31
PEOPLES BANCTRUST CO INC
filed 1996-04-12
CIK 762128

                                                                     EXHIBIT 13

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

STOCK DIVIDEND AND PRICE INFORMATION


Beginning in June 1994, the common stock of the Company has been quoted on the NASDAQ SmallCap Market under the symbol, "PBTC." Prior to that time, there was not an established public trading market for the Company's common stock. Three brokerage firms, A.G. Edwards, Morgan Keegan & Company, Inc. and Sterne Agee & Leach, Inc., make a market in the common stock of the Company. Price of the stock is quoted in local newspapers and, prior to being listed on NASDAQ, was quoted in the National Daily Quotation Services "Pink Sheets"(TM).

The following is the known range of high and low sales prices for the common stock for each full quarterly period within the two most recent fiscal years, and the dividends declared. Data shown in the following table for periods prior to March 15, 1995 has been restated to reflect the effect of a two-for-one stock split effected in the form of a stock dividend paid March 15, 1995. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.


                                                       Dividends Declared
   1995                  High           Low            (per common share)
- -------------------------------------------------------------------------------
 Jan-Mar                 19.00          15.00                 .12
 Apr-June                19.00          16.00                 .13
 July-Sept               17.00          14.00                 .13
 Oct-Dec                 20.75          16.00                 .13


                                                       Dividends Declared
  1994                   High           Low            (per common share)
- --------------------------------------------------------------------------------
 Jan-Mar                 16.00          14.00                 .12
 Apr-June                16.00          14.13                 .12
 July-Sept               15.50          14.00                 .12
 Oct-Dec                 14.75          13.50                 .12

As of February 26, 1996, The Peoples BancTrust Company, Inc. had 800 stockholders of record and 1,693,694 shares of common stock outstanding.

                        ITEM 6.  SELECTED FINANCIAL DATA

                FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA

                                              1995            1994            1993*           1992            1991
- -------------------------------------------------------------------------------------------------------------------------
Net interest income                       $ 12,966,202    $ 11,344,017    $ 10,322,801    $  8,807,342    $  8,643,303

Provision for loan losses                      848,001         348,000         483,605         724,832         947,000

Income before income tax                     4,425,857       3,320,018       3,057,315       3,461,485       2,129,708

Provision for income tax                     1,278,064         961,853         807,643       1,122,000         120,691

Net income                                   3,147,793       2,354,602       2,173,194       2,339,485       2,009,017

Net income per share            **                1.78            1.32            1.33            1.42            1.22

Cash dividend  declared
and paid                        **                0.51            0.48            0.44            0.40            0.35
Total assets, December 31                 $318,311,020    $301,228,454    $281,870,570    $218,334,856    $221,221,649


          *    Reflects acquisition of control of CeeBee Corporation.
          ** Restated to show effect of a 2-for-1 stock split in the form of a stock dividend paid March 15, 1995.

                 ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion focuses on the financial condition and results of operations of The Peoples BancTrust Company, Inc. ("the Company"), and should be read in conjunction with the consolidated financial statements included in this report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

ACQUISITIONS

At December 31, 1993, the Company owned 96.3% of the outstanding common stock of CeeBee Corporation ("CeeBee"), the bank holding company for The Citizens Bank, Prattville, Alabama ("Citizens Bank"). On February 18, 1994, CeeBee repurchased the remaining 3.64% of the outstanding common stock as treasury stock resulting in 100% ownership of CeeBee by the Company. On February 25, 1994, the net assets of CeeBee were transferred to the Company, CeeBee was dissolved and Citizens Bank was merged into the Company's subsidiary bank, The Peoples Bank and Trust Company ("the Bank").

On May 20, 1994, the Bank acquired the deposits of the Selma Branch of Altus Federal Savings Bank ("Altus"), which had been operating under the management of the Resolution Trust Corporation ("RTC"), the Federal Government agency
established to oversee troubled thrift institutions.   The Bank paid to the RTC
a franchise premium of $518,000 to acquire approximately $9,900,000 in deposits. On June 20, 1994, the Company exercised its option to purchase the related real estate previously occupied by Altus. The purchase price was $265,450 and included the real estate and certain items of furniture and fixtures. The appraised value, as reported by RTC, of the acquired assets was $283,650. Conveyance was effected July 28, 1994.

BALANCE SHEET SUMMARY

LOANS

Loans comprise the Company's largest earning asset category and accordingly generate the greatest yield. Therefore, most other assets and liabilities are managed to accommodate fluctuations in the loan portfolio.

The average volume of loans, net of unearned interest, for 1995 was $175,318,000. This volume was a 21% increase over the 1994 average of $144,876,000.

Through continued emphasis on loan generation and because of improving local and national economic conditions, loans net of unearned interest rose from the December 31, 1994, total of $162,978,000 to the December 31, 1995, total of $191,131,000. The consolidation of CeeBee, which had few loans by comparison to its volume of deposits and the acquisition of the Altus deposits, caused the Company's loan to deposit ratio to fall to 55.5% in May of 1994. At December 31, 1994, the loan to deposit ratio was 61.1%. As a result of the 1995 loan growth, the Company's loan to deposit ratio at December 31, 1995, was 69.3%.

Commercial and Industrial loans reflected the largest segmental growth in the loan portfolio for 1995, increasing from $48,829,000 at December 31, 1994 to $61,984,000 at December 31, 1995. This $13,155,000 growth was partially the result of several large loans extended to customers in the health care industry and timber industry. Real estate loans grew by $7,267,000 to a total of $57,359,000 at December 31, 1995. New home financing brought about by expanding economics in Dallas, Butler, and Autauga Counties accounted for the balance of the growth. Personal loans increased from $66,170,000 at December 31, 1994 to $71,695,000 at December 31, 1995. The growth of $5,525,000 was primarily attributable to new and used automobile financing. Credit lines increased by $731,000 from $3,770,000 at December 31, 1994 to $4,501,000 at December 31,
1995.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's estimate of the uncollectible loans within the Company's loan portfolio. The allowance for loan losses is charged when it is determined that the prospects of payment of the principal of a loan have significantly diminished. Recoveries, if any, are credited back to the allowance. Through periodic reviews of the loan portfolio that includes an analysis of such factors as current and expected economic conditions, historical loss experience, levels of non-accruing loans and delinquencies, the Company's personnel determine the appropriate level at which to maintain the allowance for loan losses. Because the allowance is based on assumptions and subjective judgement, it is not necessarily indicative of the actual charge-offs which may ultimately occur.

The Company's allowance for loan losses totaled $2,005,000 at December 31, 1995 as compared to $2,040,000 at December 31, 1994. The resulting ratios of allowance to total loans net of unearned interest were 1.05% and 1.25% for 1995 and 1994 respectively. The amount of loans determined by management that require special attention due to potential weaknesses grew from $6,500,000 at
December 31, 1994 to $6,700,000 at December 31, 1995.   Non-accruing loans,
expressed as a percentage of total loans net of unearned interest, remained relatively stable at .79% at December 31, 1995 as compared to .83% at December
31, 1994.   At its current level, the allowance for loan losses exceeds the regulatory minimum requirement. Management believes that the current allowance for loan losses remains adequate to absorb potential losses in the Company's loan portfolio.

INVESTMENTS

At December 31, 1995, the Company's investment portfolio totaled $97,587,000 as compared to $102,995,000 at December 31, 1994. The decline of $5,408,000 was primarily the result of a strong loan demand allowing a shift in funds to the higher yielding loan portfolio. The decline in the investment portfolio was partially offset by an increase in market values of the remaining investment portfolio.

At December 31, 1994, the Company's investment portfolio was segmented into two categories with $27,186,000 held in the "held-to-maturity" classification and $75,808,000 held in the "available-for-sale" classification. The Company has held no investments in a "trading account."

During 1995, the entire portfolio was classified as "available-for-sale." The results are that the entire portfolio is marked-to-market. The performance of the securities market drove the value of the investment portfolio up by approximately $3,362,000. At December 31, 1995, the portfolio had a net unrealized loss of $222,000 (net of tax benefits of $115,000) as compared to a net unrealized loss of $2,628,000 (net of tax benefits of $1,072,000) at
December 31, 1994.   See Notes 1 and 5 of Notes to Consolidated Financial
Statements for additional discussion on Investment Securities.

SHORT TERM INVESTMENTS

The Company's short-term investments consist primarily of federal funds sold and securities purchased under agreement to resell. These investments are considered to be a valuable tool in managing the Company's liquidity position. In addition, the utilization of short-term investments enhances interest income on funds that might otherwise not be invested. Management closely monitors the balances of short-term investments and seeks alternative uses for these funds.

At December 31, 1995, the volume of short-term investments amounted to $4,187,000 which was an increase of $1,053,000 over the December 31, 1994 total.

DEPOSITS

The Company relies primarily on its deposits to provide liquidity with which to fund loans and investments. Total deposits amounted to $272,782,000 at December 31, 1995, as compared to $263,164,000 at December 31, 1994, which amounted to a growth of 3.7%.

The growth was primarily attributable to a $20,000,000 increase in time deposits offset by declines in demand and savings of $7,327,000 and $4,017,000, respectively for the year ended December 31, 1995.

LIQUIDITY

Liquidity refers to the Company's ability to meet its cash flow needs, to provide funds for operating expenses and to meet the borrowing needs and withdrawal demands of customers on a timely basis. The Company actively manages both assets and liabilities to achieve its desired level of liquidity.

In the ordinary course of its business, the Company's primary sources of cash are interest and fee income, in addition to loan repayments and the maturity or sales of other earning assets including investment securities. Approximately 27% of the total investment securities portfolio matures within one year. The entire investment portfolio at December 31, 1995 was classified as available-for-sale. These securities are readily marketable, high quality, securities
with a market value of   $97,587,000.  At December 31, 1995, liquid assets,
consisting primarily of cash on hand and short-term investments totaled $18,602,000 compared to $23,182,000 at December 31, 1994.

The liability base provides liquidity through deposit growth, the rollover of maturing deposits and accessibility to external sources of funds. The Company is typically a seller of federal funds although, it may during occasional fluctuations in liquidity factors, purchase federal funds or borrow from the Federal Reserve Bank or Federal Home Loan Bank to meet its temporary cash needs. At December 31, 1995, borrowed funds for short-term liquidity needs amounted to $5,019,000 compared to $6,855,000 at year end 1994. Management considers the Company's liquidity sources to be adequate to meet its current and projected needs.

STOCKHOLDERS' EQUITY

Stockholders' equity, or capital, is a measure of the Company's net worth, soundness and viability. The Company continues to exhibit a strong capital position while paying consistent dividends to its stockholders. The capital base allows the Company to take advantage of business opportunities and at the same time ensures that the necessary resources are available to absorb inherent business risk.

Total stockholders' equity amounted to $31,514,000 at December 31, 1995 as compared to $27,630,000 at December 31, 1994. Net income for 1995 was $3,148,000 with cash dividends declared in the amount of $861,500. Treasury stock was acquired for the sum of $807,000. In addition to the net increase provided by earnings less dividends and treasury stock acquisitions, capital was increased by the change in unrealized losses in investments of $2,405,000.

Risk-based capital regulations adopted by the Federal Reserve Board require all bank holding companies and banks to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules weigh assets and off-balance sheet obligations at 0%, 20%, 50% or 100%, depending upon the risk classification of the asset or obligation. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1 capital (consisting of stockholders' equity, less goodwill). The following table, "Risk-Based Capital Ratios and Leverage Ratios," indicates that the Company's core capital ratio and total capital ratio at December 31, 1995 were well above the minimum required by regulators.

                  RISK-BASED CAPITAL RATIOS & LEVERAGE RATIOS
                             AT DECEMBER 31, 1995
                            (DOLLARS IN THOUSANDS)



Risk-Based Capital Ratios                     The Company           The Bank
- --------------------------------------------------------------------------------
Tier 1 Capital -........................
     Stockholders' Equity less goodwill   $30,732    13.11%    $31,069    13.26%
     Minimum Required                       9,375      4.0%      9,371     4.00%
                                        ----------------------------------------
     Excess                               $21,357     9.11%    $21,698     9.26%
                                        ----------------------------------------

Total Capital
     Tier 1 Capital plus allowances for   $32,737    13.97%    $33,074    14.12%
      loan losses
     Minimum Required                      18,751      8.0%     18,742     8.00%
                                        ----------------------------------------
     Excess                               $14,040     5.97%    $14,332     6.12%

- --------------------------------------------------------------------------------
Total Risk-weighted assets               $234,336             $234,278
- --------------------------------------------------------------------------------


Leverage Ratios                               The Company           The Bank
- --------------------------------------------------------------------------------
     Tier 1 Capital                       $30,732     9.67%   $31,069      9.76
     Minimum Leverage Requirement           9,549     3.00%     9,548      3.00%
                                        ----------------------------------------
     Excess                               $21,183     6.67%   $21,521      6.76%

INCOME SUMMARY

The Company's net income for the year ended December 31, 1995 was $3,148,000 which is a 33.7% increase over the prior year's net income of $2,355,000. Net income for 1993 was $2,173,000. Earnings per share of common stock were $1.78 for 1995, $1.32 for 1994, and $1.33 for 1992. (Earnings per share for 1994 and 1993 have been restated to reflect a two-for-one stock split effected in the form of a stock dividend on March 15, 1995.)

NET INTEREST INCOME

Net interest income is the difference between the revenue earned from loans and investments, and the interest expense related to interest-bearing deposits and borrowed funds. Net interest income is the Company's largest source of income. Net interest income is influenced by such factors as fluctuations in interest rates and changes in the volume and mix of earning assets and interest-bearing liabilities.

For the years indicated, the table, "Analysis of Changes in Interest Income and Expense," shows the changes in each component of net interest income and illustrates the degree to which these components were influenced by fluctuations in volume and interest rates. The table, "Average Balance Sheets and Analysis of Net Interest Income," details the Company's distribution of average assets, liabilities and stockholders' equity and the interest rate differentials for each illustrated.

              ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                            (DOLLARS IN THOUSANDS)

                                               1995 Compared to 1994          1994 Compared to 1993
                                        ---------------------------------------------------------------------
                                                     Changes     Changes               Changes     Changes
                                           Total    in Volume   in Rates    Total     in Volume    in Rates
                                        ---------------------------------------------------------------------
Interest Income on:

Loans                                     $ 4,709  $ 3,016    $ 1,693    $ 2,048     $ 1,926       $ 122

Bankers' acceptances, commercial paper,
   and federal funds.                                                         (4)         (2)         (2)
Taxable investment securities                (280)    (941)       661        650       1,015        (365)

Nontaxable investment securities             (131)     (78)       (53)       120         113           7

Federal funds sold and securities
   purchased under agreement to resell        223       90        133        (93)       (229)        136
Interest bearing deposits in banks                                           (38)        (19)        (19)

                                        ---------------------------------------------------------------------
              Total Interest Income       $ 4,521  $ 2,087    $ 2,434    $ 2,683     $ 2,804      ($ 121)


=============================================================================================================

Interest expense on:
Interest bearing demand deposits          $   155   $  (52)   $   207    $   798     $   715       $  83

Savings deposits                               11      (26)        37         74         141         (67)

Time deposits                               2,567      792      1,775        728         221         507

Securities sold under agreement
   to repurchase                               50        4         46         50          47           3
Other borrowed funds                          116       64         52         12          25         (13)

                                        ---------------------------------------------------------------------
              Total Interest Expense      $ 2,899  $   782    $ 2,117    $ 1,662     $ 1,149       $ 513


Net change in net interest income
   before loan losses                     $ 1,622  $ 1,305    $   317     $ 1,021    $ 1,655      ($ 634)
=============================================================================================================

     The table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rates (change in rate multiplied by old volume); and (3) change in rate volume (change in rate multiplied by the change in volume, allocated between volume change and rate change at the ratio that each bears to the total change).

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                      1995                          1994                          1993
- --------------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE             YIELD/    AVERAGE             YIELD/   AVERAGE             YIELD/
                                           BALANCE   INTEREST   RATE     BALANCE   INTEREST   RATE    BALANCE   INTEREST   RATE
- --------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest Earning Assets:
Loans, net*                                $175,318   $18,129   10.34%   $144,876   $13,420    9.26%  $124,069   $11,372    9.17%

Bankers' acceptances, commercial
   paper, and term federal funds.                                                                          115         4    3.48%
Taxable investment securities                94,298     5,404    5.73%    108,623     5,684    5.23%    89,573     5,034    5.62%

Nontaxable investment securities              2,171        91    4.19%      3,873       222    5.73%     1,887       102    5.41%

Federal funds sold and securities
   purchased under agreement to
   resell                                     5,201       416    8.00%      3,738       193    5.16%     9,450       286    3.03%
Interest bearing deposits in banks                                                                         547        38    6.95%
                                        ----------------------------------------------------------------------------------------
     Total interest earning assets         $276,988   $24,040    8.68%   $261,110   $19,519    7.48%  $225,641   $16,836    7.46%

Non-Interest Earning Assets:

Cash and due from banks                      15,920                        14,165                       11,291

Bank premises and equipment (net)             5,749                         5,179                        3,748

Other Assets                                  7,928                         6,578                        4,382
                                        ----------------------------------------------------------------------------------------
     Total non-interest earning assets     $ 29,597                      $ 25,922                     $ 19,421
                                        ----------------------------------------------------------------------------------------
     Total Assets                          $306,585                      $287,032                     $245,062
================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liabilities:
Interest bearing demand deposits           $ 64,419   $ 2,462    3.82%   $ 65,951   $ 2,307    3.50%  $ 45,397   $ 1,509    3.32%

Savings deposits                             30,351       910    3.00%     31,393       899    2.86%    26,602       825    3.10%

Time deposits                               129,866     7,409    5.71%    112,984     4,842    4.29%   107,407     4,114    3.83%

Securities sold under agreement
  to repurchase                               3,939       132    3.35%      3,762        82    2.18%     1,586        32    2.02%
Other borrowed funds                          2,460       161    6.54%      1,173        45    3.84%       587        33    5.62%
                                        ----------------------------------------------------------------------------------------
     Total interest bearing liabilities    $231,035   $11,074    4.79%   $215,263   $ 8,175    3.80%  $181,579   $ 6,513    3.59%

Non-interest bearing demand                  41,634                        40,637                       33,751
deposits
Other liabilities                             3,954                         2,759                        3,048

Minority interest                                                                                          555
                                        ----------------------------------------------------------------------------------------
     Total non-interest bearing            $ 45,588                      $ 43,396                     $ 37,354
liabilities
                                        ----------------------------------------------------------------------------------------
     Total liabilities                     $276,623                      $258,659                     $218,933

Stockholders' equity                         29,962                        28,373                       26,129
                                        ----------------------------------------------------------------------------------------
     Total liabilities and stockholders'
equity                                     $306,585                      $287,032                     $245,062

================================================================================================================================
Net interest income                                   $12,966                       $11,344                      $10,323

Net  yield on interest earning assets                            4.68%                         4.34%                        4.57%

          * Average balances include non-accruing loans of approximately $1,503,000,$1,348,000 and $2,055,000 in 1995, 1994 and 1993

1995 VERSUS 1994

The Company's total interest income for the year 1995 amounted to $24,040,000 compared to a 1994 total of $19,519,000. The increase was the result of increased loan demand driving the average volume of loans from a 1994 average of $144,876,000 to a 1995 average volume of $175,318,000. This increased loan volume was partially funded through a shift of funds from the investment security portfolio into the loan portfolio and thereby earning at a higher rate of interest. Interest rates on the loan portfolio increased from 9.26% in 1994 to 10.34% for 1995. Total average earning assets increased from $261,110,000 in 1994 to an average of $276,990,000 in 1995 for an increase of 6.09% in average earning assets.

Interest income on the investment securities portfolio decreased 7% from $5,906,000 in 1994 to $5,495,000 in 1995. The decrease in interest income is primarily attributable to a 13% decline in average volume of investment securities offset by an by an increase in the interest rate on taxable investment securities from 5.23% in 1994 to 5.73% in 1995.

Interest income from federal funds sold and securities purchased under agreement to resell totaled $416,000 in 1995 as compared to $193,000 in 1994. The increase was primarily attributable to an increase in the average yield on short-term investments from 5.16% in 1994 to 8.00% in 1995 coupled with an increase in the average balance from $3,738,000 in 1994 to $5,201,000 in 1995.

Interest expense increased from $8,175,000 in 1994 to $11,074,000 in 1995. The increase is primarily due to a 7% increase in the average balance of deposits and due to increases in rates during 1995. Additionally, the Company's deposit portfolio shifted from interest bearing demand deposits, consisting of NOW accounts and insured money market demand accounts, and savings accounts to time deposits which bear interest at higher rates. Management believes the shift from interest bearing demand deposits and savings accounts into time deposits indicates a strengthening of the economy with investors willing to make longer commitments for deposited funds. As a result of the rising interest rates during 1995 and the shift in the deposit portfolio, the Company's cost of funds rose to 4.79% in 1995 from 3.8% in 1994.

Net interest income for 1995 was $12,966,000 as compared to the 1994 total of $11,344,000 for an increase of 14.3%.

1994 VERSUS 1993

Interest income for 1994 totaled $19,519,000, as compared to $16,836,000 for 1993. The increase in interest income was due primarily to an increase in average earning assets during 1994.

In 1994, interest income on loans totaled $13,420,000 as compared to a 1993 total of $11,372,000. This increase was the result of growth in the loan portfolio during 1994. Average loan totals grow from $124,069,000 for 1994 to $144,876,000 for 1995. This $20,807,000 increase in loan totals represents a growth of 16.8% in the loan portfolio. The change in volume increased loan income by $1,926,000. A higher average yield on loans also added to interest income on loans.

Interest income from investment securities increased from $5,136,000 in 1993 to $5,906,000 in 1994 due to an increase of $21,036,000 in the average volume of securities during 1994. The growth in average volume was partially offset by a decline in average yield from 1993 to 1994. The decrease in yields was partially attributable to the amortization of the purchase premium paid for the CeeBee securities portfolio.

Interest earned in federal funds sold and securities purchased under agreement to resell totaled $193,000 in 1994 as compared to the 1993 total of $286,000. The $93,000 decrease was the result of a change in volume from $9,450,000 in 1993 to $3,738,000 in 1994.

Interest expense totaled $8,175,000 for 1994 as compared to $6,513,000 for 1993. The increase was the result of increased deposit totals brought about by the Cee Bee and Altus acquisitions. Total interest-bearing deposits grew from 1993 totals of $179,406,000 to $210,328,000 for an increase of $30,922,000 in average volume. In addition to volume increases, the average cost of funds rose from 3.59% for 1993 to 3.80% for 1994.

The resulting net interest income increased by $1,021,000 from 1993 totals of $10,323,000 to 1994 totals of $11,344,000.

PROVISION FOR LOAN LOSSES

The provision for loan losses is an expense item to earnings which replaces reductions to the allowance for loan losses caused by actual net charge-offs and establishes reserves for the growth of the loan portfolio. The provision for loan losses in 1995 totaled $848,000 as compared to $348,000 in 1994. The 1994 provision was reduced from the 1993 provision of $484,000 due to management's assessment following a large recovery in 1992. Actual charge-offs and significant growth in the loan portfolio account for the increase in the provision for loan losses from 1994 to 1995. Management continuously monitors the allowance for loan losses and adjusts charges to the provision for loan losses as it deems appropriate to maintain adequate reserves against future losses. See Note 1 of Notes to Consolidated Financial Statements for additional discussion of Allowance for Loan Losses.

NON-INTEREST INCOME

Additional fee income is generated for the Company through the wide variety of financial services offered. With continued pressure on net interest income, the Company views the expansion of fee income and the development of new services as a major source of future earnings. The Company's primary sources of non-interest income are fee-based trust services, deposit service charges, credit life commissions, brokerage income, and commission income from the Company's insurance subsidiary.

1995 VERSUS 1994

For 1995, non-interest income totaled $3,308,000 as compared to $3,192,000 for 1994. The increase of $116,000 is primarily attributable to an increase in deposit service charges. For the year 1995, deposit service charges amounted to $2,193,000 as compared to $2,042,000 for 1994. Credit life commissions declined during 1995 by some $57,000. This decline was partially off-set through increased commissions earned by the insurance subsidiary on other life insurance products.

1994 VERSUS 1993

In 1994, non-interest income totaled $3,192,000 compared to $2,659,000 for 1993, an increase of $533,000 which was primarily attributable to an increased level of service charges on deposit accounts from the Cee Bee acquisition. The increase in the volume of deposits resulted in a corresponding increase in deposit service charges. For the year ended December 31, 1994, deposit service charges were $2,042,000, a $303,000 increase over the 1993 total of $1,739,000. Net gains on the sale of investment securities for 1994 was $125,000 compared to $14,000 for 1993. During the last half of 1993, the Company initiated a new accounts receivable financing program which generated approximately $7,000 in income in 1993. In 1994, the first full year that this service was offered, net fee income totaled $107,000.

NON-INTEREST EXPENSE

1995 VERSUS 1994

The total non-interest expense for 1995 was $11,001,000 as compared to a total of $10,868,000 for 1994. Salaries and benefits comprise the largest segment of non-interest expense. During 1995, the salaries and benefits totaled $5,953,000 as compared to $5,449,000 for 1994. The increase of $504,000 was the result of salary increases, additional employees and increased benefit cost. Increased pension cost accounted for $112,000 of the total. Pension expense was increased due to the down turn in the security markets during 1994 which impacted negatively on the value of pension plan assets at January 1, 1995 the valuation date for determination of annual pension cost. See Note 11 of the Notes to Consolidated Financial Statements for a more complete discussion of pension cost. Other expense categories such as automations and computer expense exceeded 1994 levels. However, increased expenses were offset by a reduction in the total Federal Deposit Insurance Corporation ("FDIC") premiums paid for deposit insurance in 1995 as compared to 1994. FDIC premiums expensed for 1995 amounted to $305,000 as compared to $541,000 for 1994, resulting in a savings of $236,000 due to a reduction in FDIC premiums. Additional savings were achieved in other areas such as stationery and supplies by closer attention to inventory levels and cost of supplies purchased.

1994 VERSUS 1993

The Company's non-interest expense for the year ended December 31, 1994 was $10,868,000 compared to $9,441,000 in 1993. Salaries and employee benefits increased from $4,954,000 in 1993 to $5,449,000 in 1994. Regular salary increases, coupled with higher overtime expense due to the acquisition and conversion of CeeBee and the installation of new automation equipment, were the primary causes of the increased expense in 1994. Primarily as the result of merging CeeBee into the Company, the establishment of local and wide area computer networks and the installation of state-of-the-art image technology, automation expense, stationery and supplies expense and the expense of premises of fixed assets increased in 1994. Renovations to the former CeeBee buildings and the purchase and renovation of the Selma branch Altus building also contributed to a $147,000, or 11.5%, increase in the expense of premises and fixed assets. The growth in the volume of deposits caused FDIC insurance premiums to increase $123,000 in 1994 to $541,000.

PROVISION FOR INCOME TAX

1995 VERSUS 1994

Income before the charge for income tax was $4,426,000 for 1995 as compared to $3,320,000 for 1994, an increase of 33.3%. The provision for income tax which includes both federal and state taxes amounted to $1,278,000 for 1995. The effective tax rate for 1995 and 1994 was 28.9% and 29.0% respectively. The Company participates in multiple issues of low income housing credits which reduced federal income taxes by 3.7% and 4.2% for 1995 and 1994, respectively.

1994 VERSUS 1993

Income before taxes for 1994 totaled $3,320,000 as compared to $3,057,000 for 1993. The provision for federal and state income tax was $962,000 for 1994 and $808,000 in 1993. The resulting provision expressed as a percent of income before taxes was 29.0% for 1994 and 26.4% for 1993. The lower rate in 1993 was the result of an increase in tax-exempt income brought about by the consolidation of CeeBee during 1993.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets and creates the need to generate more equity capital in order to maintain an appropriate equity to assets ratio. Another significant effect of inflation is on non-interest expenses, which tend to rise during periods of inflation.

The Company's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income. Management believes, therefore, that changes in interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. Whenever interest-earning assets reprice to market interest rates at a different pace than interest- bearing liabilities, net interest income performance will be affected favorably or unfavorably during periods of changes in general interest rates. In a volatile interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels. The Company is unable to predict future changes in market rates of interest and their impact on the Company's profitability. Management, however, attempts to maintain an essentially balanced position between rate sensitive assets and liabilities in order to protect against wide interest rate fluctuations and believes that its current rate sensitivity position is well matched, indicating the assumption of minimal interest rate risk.

NEW ACCOUNTING STANDARDS
- ------------------------

The Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosure, on January 1, 1995. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 and 118 resulted in no additional provision for credit loses at January 1, 1995.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS No. 121). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount of fair value less cost to sell. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Management does not believe that the adoption of SFAS No. 121 will have a material impact on the Company's financial statement.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No.
123) in October 1995.  This statement defines a fair value

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No.
123) in October 1995. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make proforma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans have no intrinsic value at grant date, and under Opinion 25, no compensation cost is recognized for them.

SFAS No. 123 is effective for fiscal years beginning December 15, 1995. The Company has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.

             ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                      THE PEOPLES BANCTRUST COMPANY, INC.
                                AND SUBSIDIARY

                       Consolidated Financial Statements

                for the years ended December 31, 1995 and 1994

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors

The Peoples BancTrust Company, Inc.

We have audited the accompanying consolidated balance sheets of The Peoples BancTrust Company, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples BancTrust Company, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P

Birmingham, Alabama

January 26, 1996

- --------------------------------------------------------------------------------
                          CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------

                          December 31, 1995 and 1994

                                                              ASSETS
                                                                                               1995                        1994
   ---------------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks                                                                 $14,414,350                 $20,048,270
   Federal funds sold and securities purchased under agreement to resell                     4,187,419                   3,134,206
                                                                                        --------------------------------------------
       Cash and cash equivalents                                                            18,601,769                  23,182,476
   Investment securities: held-to-maturity                                                                              27,186,478
   Investment securities: available-for-sale                                                97,587,091                  75,808,336
   Loans, net of unearned discount                                                         191,131,465                 162,978,447
   Allowance for loan losses                                                                (2,004,891)                 (2,039,578)
                                                                                        --------------------------------------------
       Loans, net                                                                          189,126,574                 160,938,869
   Bank premises and equipment,  net                                                         5,961,720                   5,718,419
   Other real estate, net                                                                      113,123                     392,214
   Interest receivable                                                                       3,090,286                   2,600,954
   Intangible assets acquired, net of accumulated amortization of
     $2,277,322 and  $2,213,646 at December 31, 1995 and 1994,
     respectively                                                                              781,880                     845,556
   Deferred income taxes                                                                       164,849                   1,732,506
   Income taxes receivable                                                                                                 480,036
   Other assets                                                                              2,883,728                   2,342,610
                                                                                        --------------------------------------------
       Total assets                                                                       $318,311,020                $301,228,454
   ---------------------------------------------------------------------------------------------------------------------------------

                                              LIABILITIES AND STOCKHOLDERS' EQUITY


   Liabilities:
     Deposits:
       Demand - noninterest bearing                                                        $43,756,919               $  47,734,367
       Demand - interest bearing                                                            65,298,460                  68,648,226
       Savings                                                                              27,640,447                  31,657,778
       Time                                                                                136,086,115                 115,123,589
                                                                                        --------------------------------------------
         Total deposits                                                                    272,781,941                 263,163,960
   Securities sold under agreements to repurchase                                            5,019,105                   6,855,135
   Other borrowed funds                                                                      6,215,638                     437,868
   Deferred income taxes                                                                        89,620                   1,139,620
   Interest payable                                                                          1,294,885                     820,058
   Dividends payable                                                                            18,420                      11,435
   Income taxes payable                                                                        255,515
   Other liabilities                                                                         1,121,760                   1,170,407
                                                                                        --------------------------------------------
          Total liabilities                                                                286,796,884                 273,598,483
                                                                                        --------------------------------------------
   Commitments and contingencies (Note 10)
   Stockholders' equity:
     Common stock, $.10 par value; 4,000,000 shares authorized;
      1,781,452 shares issued at December 31, 1995 and 890,726
      shares issued at December 31, 1994 (Note 3)                                              178,146                      89,073
     Additional paid-in capital                                                              7,059,591                   7,148,664
     Net unrealized loss on investments (net of tax benefits of $114,547
      and $1,071,643, respectively)                                                           (222,355)                 (2,627,504)
     Retained earnings                                                                      25,786,339                  23,500,041
     Treasury stock, 87,758 and 18,807 shares, at cost, respectively                        (1,287,585                    (480,303)
                                                                                        --------------------------------------------
          Total stockholders equity                                                         31,514,136                  27,629,971
                                                                                        --------------------------------------------
                                                                                          $318,311,020                $301,228,454
   ---------------------------------------------------------------------------------------------------------------------------------

  The accompanying notes are an integral part of these financial statements.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                       CONSOLIDATED STATEMENTS OF INCOME
- --------------------------------------------------------------------------------

             for the years ended December 31, 1995, 1994, and 1993

                                                                                 1995            1994               1993
   -----------------------------------------------------------------------------------------------------------------------------
   Interest income:
     Interest and fees on loans and bankers acceptances                        $18,129,566     $13,420,370         $11,263,148
     Interest on investment securities:
       U.S. Treasury securities                                                  1,055,099       1,189,861             987,124
       Obligations of other U.S. Government agencies and corporations            3,534,840       3,534,990           2,582,418
       Obligations of state and political subdivisions and industrial development bonds:
          Nontaxable                                                                90,696         221,502            214,835
          Taxable                                                                   49,268         102,807             83,657
       Other securities and interest-bearing deposits                              764,885         856,442          1,417,905
     Interest on federal funds sold and securities purchased under
       agreement to resell                                                         416,270         192,711            286,444
                                                                               ------------------------------------------------
             Total interest income                                             240,040,624      19,518,683         16,835,531
   Interest expense:
     Deposits                                                                   10,781,202       8,048,365          6,447,361
     Federal funds purchased, securities sold under agreements to
       repurchase, and other borrowed funds                                        293,220         126,301             65,369
                                                                               ------------------------------------------------
             Total interest expense                                             11,074,422       8,174,666          6,512,730
                                                                               ------------------------------------------------
             Net interest income                                                12,966,202      11,344,017         10,322,801
   Provision for loan losses                                                       848,001         348,000            483,605
                                                                               ------------------------------------------------
             Net interest income after provision for loan losses                12,118,201      10,996,017          9,839,196

   Noninterest income:
     Trust department income                                                       292,003         272,347            256,563
     Service charges on deposit accounts                                         2,192,844       2,041,821          1,738,691
     Net securities gains                                                           41,755         125,019             14,045
     Credit life insurance commissions                                              63,527         120,286            102,215
     Other                                                                         718,312         632,723            547,588
                                                                               ------------------------------------------------
             Total noninterest income                                            3,308,441       3,192,196          2,659,102
   Noninterest expenses:
    Salaries and wages                                                           4,970,892       4,635,545          4,207,642
    Pensions and other employee benefits                                           981,839         813,292            746,261
    Occupancy and furniture and equipment expenses                               1,252,866       1,423,554          1,277,262
    Other operating expenses                                                     3,795,188       3,995,804          3,209,818
                                                                               ------------------------------------------------
             Total noninterest expenses                                         11,000,785      10,868,195          9,440,983
                                                                               ------------------------------------------------
             Income before income taxes, minority interest and
               cumulative effect of change in accounting principles              4,425,857       3,320,018          3,057,315
   Provision for income taxes                                                    1,278,064         961,853            807,643
                                                                               ------------------------------------------------
             Income before minority interest and cumulative
               effect of change in accounting principle                          3,147,793       2,358,165          2,249,672
   Minority interest in earnings                                                                     3,563             45,478
                                                                               ------------------------------------------------
             Income before cumulative effect of change
               in accounting principle                                           3,147,793       2,354,602          2,204,194
   Cumulative effect of change in accounting principle                                                                 (31000)
                                                                               ------------------------------------------------
             Net income                                                         $3,147,793      $2,354,602         $2,173,194
   ----------------------------------------------------------------------------------------------------------------------------
   Earnings per share (1):
     Weighted average number of shares outstanding (Note 3)                      1,768,414       1,782,722          1,636,440
   ----------------------------------------------------------------------------------------------------------------------------
     Earnings per weighted average common share (Note 3):
             Income before cumulative effect of change in
               accounting principle                                                  $1.78           $1.32              $1.35
             Cumulative effect of change in accounting principle                                                         (.02)
                                                                               ------------------------------------------------
             Net income per share (Note 3)                                           $1.78           $1.32              $1.33
   ----------------------------------------------------------------------------------------------------------------------------
   (1)  Earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a stock dividend on March 15, 1995.
                            The accompanying notes are an integral part of these financial statements.

- -------------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------

             for the years ended December 31, 1995, 1994, and 1993


                                                                Additional     Unrealized
                                      Common        Treasury     Paid-In          Gains      Retained
                                       Stock         Stock       Capital        (Losses)     Earnings      Total
- --------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992              $82,588                  $5,121,149                 $20,537,913  $25,741,650
Net income                                                                                    2,173,194    2,173,194
Cash dividends declared
  ($.88 per share)                                                                             (728,625)    (728,625)
Treasury stock purchased
  (22,996 shares)                                  $(591,335)                                               (591,335)
Treasury stock issued to
  Employee Stock Ownership
  Plan (4,189 shares)                                111,032                                                 111,032
Common stock issued to effect
  acquisition (64,848 shares)             6,485                   2,075,784                                2,082,269
                                   ----------------------------------------------------------------------------------
Balance, December 31, 1993               89,073     (480,303)     7,196,933                  21,982,482   28,788,185
Adjustment to beginning
  balance for change in
  accounting principle, net
  of income taxes of $108,090                                                   $(264,633)                  (264,633)
Net income                                                                                    2,354,602    2,354,602
Change in unrealized gains
  (losses), net of income
  taxes of $963,554                                                            (2,362,871)                (2,362,871)
Cash dividends declared
  ($.96 per share)                                                                             (837,043)    (837,043)
Treasury stock purchased
  (1,500 shares)                                     (43,500)                                                (43,500)
Treasury stock issued to
  Employee Stock Ownership
  Plan (1,500 shares)                                (43,500)                                                (43,500)
Other                                                               (48,269)                                 (48,269)
                                   ----------------------------------------------------------------------------------
Balance, December 31, 1994               89,073     (480,303)     7,148,664    (2,627,504)   23,500,041   27,629,971
Net income                                                                                    3,147,793    3,147,793
Change in unrealized gains
  (losses) net of income taxes
  of $957,097                                                                   2,405,149                  2,405,149
Cash dividends declared
  ($.51 per share)                                                                             (861,495)    (861,495)
Treasury stock purchased
  (50,144 shares)                                   (807,282)                                               (807,282)
Two-for-one stock split (Note 3)         89,073                     (89,073)
                                   ----------------------------------------------------------------------------------
Balance, December 31, 1995             $178,146  $(1,287,585)    $7,059,591     $(222,355)  $25,786,339  $31,514,136
- ---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------

             for the years ended December 31, 1995, 1994, and 1993

                                                                               1995            1994           1993
- -----------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                                 $3,147,793     $2,354,602      $2,173,194
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                                  848,001        348,000         483,605
     Depreciation, amortization, and accretion                                1,135,106      1,260,083       1,102,511
     Increase (decrease) in unearned discount                                (1,481,468)     1,530,051       1,036,104
     Provision (benefit) for deferred income taxes, net                        (439,439)        71,965         397,823
     Purchases of trading securities                                                       (36,913,782)
     Proceeds from sales of trading securities                                              36,914,378
     Gain on sale of securities                                                 (41,755)      (125,019)       (164,704)
     Net (gain) loss on sale of other assets                                    (99,964)       (41,412)        (30,675)
     Write down of other real estate                                             50,593         74,292         132,896
     Decrease (increase) in assets, net of acquisition:
       Interest receivable                                                     (489,332)      (259,329)       (230,550)
       Other assets                                                             (57,662)      (383,551)     (3,490,705)
       Increase (decrease) in liabilities, net of acquisition:
         Interest payable                                                       474,827        196,666         (35,907)
         Income taxes payable                                                   735,551       (774,782)       (465,574)
         Other liabilities                                                     (249,663)    (5,594,747)     (3,764,198)
                                                                           --------------------------------------------
           Net cash provided by (used in) operating activities                3,532,588     (1,342,585)    (11,714,976)
                                                                           --------------------------------------------
Investing activities:
  Proceeds from sales of investment securities                                                              12,666,198
  Proceeds from sales of investment securities: held-to-maturity                241,717      1,203,060
  Proceeds from maturities and calls of investment securities                                               36,445,716
  Purchases of investment securities, net of acquisitions                                                  (52,107,820)
  Proceeds from maturities and calls of investment securities:
    held-to-maturity                                                          6,315,000      9,830,000
  Purchases of investment securities: held-to-maturity                       (7,980,237)   (21,336,585)
  Proceeds from sales of investment securities: available-for-sale            6,280,558     22,716,645
  Proceeds from maturities and calls of investment securities:
    available-for-sale                                                       20,373,454      9,232,505
  Purchases of investment securities: available-for-sale                    (16,483,310)   (16,400,285)
  Net increase in loans, net of acquisitions                                (27,581,276)   (28,060,223)    (13,631,242)
  Purchases of bank premises and equipment, net of acquisitions              (1,870,992)    (1,569,897)       (541,284)
  Proceeds from sale of other real estate and equipment                       1,246,862        129,680         330,326
  Investment in low income housing projects                                    (553,000)      (700,000)
  Net decrease in banker's acceptances                                                                       1,984,790
  Payment for purchase of Cee Bee, net of cash acquired                                                       (482,000)
                                                                           --------------------------------------------
           Net cash used in investing activities                            (20,011,224)   (24,955,100)     (8,958,645)
                                                                           --------------------------------------------
Financing activities:
  Net increase in deposits                                                    9,617,981     21,661,633       8,588,735
  Increase in short-term borrowings                                           3,941,740      4,189,364       1,354,319
  Dividends paid                                                               (854,510)      (834,045)       (739,034)
  Purchase of treasury stock                                                   (807,282)                      (480,303)
                                                                           --------------------------------------------
Minority interest in consolidated subsidiary                                                  (232,928)        232,928
Minority interest-preferred stock in the Bank                                                                    2,000
                                                                           -------------------------------------------
           Net cash provided by financing activities                         11,897,929     24,784,024       8,958,645
                                                                           --------------------------------------------
           Increase (decrease) in cash and cash equivalents                  (4,580,707)    (1,513,661)      5,338,305
Cash and cash equivalents, beginning of year                                 23,182,476     24,696,137      19,357,832
                                                                           --------------------------------------------
Cash and cash equivalents, end of year                                      $18,601,769    $23,182,476     $24,696,137
- -----------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                $10,599,605    $ 7,980,599     $ 7,456,233
- -----------------------------------------------------------------------------------------------------------------------
    Income taxes                                                            $ 1,145,007    $ 1,655,000     $ 1,596,877
- -----------------------------------------------------------------------------------------------------------------------

  Noncash investing activity:
    The Company transferred investment securities: held to maturity having a net book value of approximately $28,831,000 to investment securities: available for sale during the year ended December 31, 1995.
    During the year ended December 31, 1993, the Company purchased the stock of Cee Bee for net consideration of approximately $2,562,000 of which $2,082,000 consisted of the Company's common stock (64,848 shares).
      See Note 4 for an allocation of the purchase price to noncash assets acquired and liabilities assumed.
  The accompanying notes are an integral part of these financial statements.

- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

   BASIS OF CONSOLIDATION - The consolidated financial statements included herein are those of The Peoples BancTrust Company, Inc. (the Company) and its wholly owned subsidiary, The Peoples Bank and Trust Company (the Bank). At December 31, 1993, the Company owned 96.36% of the outstanding common stock of Cee Bee Corporation (Cee Bee), the bank holding company for The Citizens Bank, Prattville, Alabama (Citizens Bank). On February 18, 1994, Cee Bee repurchased the remaining 3.64% of its outstanding common stock, resulting in 100% ownership of Cee Bee by the Company. On February 25, 1994, the net assets of Cee Bee were transferred to the Company, Cee Bee was dissolved, and Citizens Bank was merged into the bank. All significant intercompany balances and transactions have been eliminated.

   NATURE OF OPERATIONS - The Company operates fourteen offices in rural and suburban communities in south-central Alabama. The Company's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
   Actual results could differ from those estimates.

   INVESTMENT SECURITIES - On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). The adoption of SFAS No. 115 decreased shareholders' equity by $265,000 (net of $108,000 in deferred income taxes) at January 1, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. Under the statement investments are classified as either held-to-maturity, trading, or available-for-sale securities.

   Investment Securities: held-to-maturity are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums, and accretion of discount to the earlier of the maturity or call date.

   Investment securities: available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from shareholders' equity.

   Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

   At December 31, 1995, the Company classified all securities as available for sale as part of an asset and liability strategy to maximize the flexibility of its investment portfolio.

   Realized and unrealized gains and losses are based on the specific identification method.

   LOANS - Loans are stated at face value, net of unearned discount, and the allowance for loan losses. Unearned discounts on installment loans are recognized as income over the terms of the loans by the sum-of-the-months-digits method, which approximates the interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Nonrefundable fees and costs associated with originating or acquiring loans are recognized by the interest method as a yield adjustment over the life of the corresponding loan.

   ALLOWANCE FOR LOAN LOSSES - The Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosure, on
   January 1, 1995.  Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
   impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.

   At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $2,729,000 and these loans had a corresponding valuation allowance of $634,000. The impaired loans at December 31, 1995, were measured for impairment using the fair value of the collateral as all of these loans were collateral dependent. For the year ended December 31, 1995, the average recorded investment in impairment loans was approximately $2,333,000. The Company recognized approximately $315,000 of interest on impaired loans during the portion of the year that they were impaired.

   The Company uses several factors in determining if a loan is impaired under SFAS No. 114. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data, and borrowers' operating factors such as cash flows, operating income or loss, etc.

   The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

   Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

   INCOME RECOGNITION OF IMPAIRED AND NONACCRUAL LOANS - Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

   Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

   While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

   BANK PREMISES AND EQUIPMENT - Office equipment and buildings are stated at cost less accumulated depreciation computed on the straight-line, declining-balance and other accelerated methods over the estimated useful lives of the assets. Gains or losses on disposition are recorded in other operating income on the date of disposition, based upon the difference between the net proceeds and the adjusted carrying value of the assets sold or retired. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
   OTHER REAL ESTATE - Other real estate is stated at the lower of the appraised value or outstanding loan balance at the time of foreclosure. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

   INTANGIBLE ASSETS ACQUIRED - Intangible assets acquired are stated at original cost less accumulated amortization to date. Core deposits are amortized using the straight-line method over a period of ten years; goodwill is amortized using the straight-line method over a period of twenty to twenty-five years.

   INCOME TAXES - The Company and the Bank file a consolidated federal income tax return. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. Benefits associated with investment tax credits are recognized in the period utilized for income tax purposes.

   During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and recognized a decrease in income of $31,000 from the cumulative effect of a change in accounting principle.

   SFAS No. 109 requires the establishment of deferred tax liabilities and assets, as measured by enacted tax rates, for all temporary differences caused when the tax basis of an asset or liability differs from that reported in the financial statements.

   EARNINGS PER SHARE - Earnings per share are calculated by dividing net income by the weighted average number of shares outstanding during the period. All earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a stock dividend on March 15, 1995.

   CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, securities purchased under agreement to resell, and interest-bearing deposits in banks.

   RECLASSIFICATIONS - Certain amounts were reclassified in the 1994 and 1993 financial statements to conform with the 1995 presentation.

2. RESTRICTED CASH BALANCES:

   Aggregate reserves in the form of deposits with the Federal Reserve Bank of $2,300,000 and $3,000,000 were maintained to satisfy federal regulatory requirements at December 31, 1995 and 1994, respectively.

3. CAPITAL STOCK:

   On January 28, 1995, the Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend to all shareholders of record as of February 25, 1995, the ex-dividend date, with the stock dividend distributed on March 15, 1995. A total of 890,726 shares of common stock were issued in connection with the split. The stated par value of each share was not changed from $.10. A total of $89,073 was reclassified from the Company's additional paid-in capital to the Company's common stock. All share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

4. ACQUISITIONS:

   The Company acquired 65.8% and 30.56% of the stock of Cee Bee on June 30, 1993 and November 16, 1993, respectively, for net consideration of approximately $2,562,000 consisting of $482,000 cash and $2,082,000 of the Company's common stock (64,848 shares). The purchase price was allocated to noncash assets acquired and liabilities assumed as follows:

     Assets acquired:
       Securities                                                    $32,809,000
       Loans, net                                                     11,799,000
       Premises and equipment                                          1,535,000
       Other assets                                                      606,000
                                                                     -----------
                                                                      46,749,000
                                                                     -----------

- --------------------------------------------------------------------------------

================================================================================

     Liabilities assumed:
       Noninterest bearing deposits                                                         5,966,000
       Interest bearing deposits                                                           28,192,000
       Savings and time deposits                                                           10,088,000
       Other liabilities                                                                      178,000
       Deferred tax liability                                                                 545,000
                                                                                          -----------
                                                                                           44,969,000
                                                                                          -----------
     Net assets acquired                                                                    1,780,000
     Net consideration                                                                      2,562,000
                                                                                          -----------
     Excess purchase price over net assets acquired                                       $   782,000
- -----------------------------------------------------------------------------------------------------

   The acquisition has been accounted for as a purchase with costs allocated to assets acquired and liabilities assumed based on estimated fair market values for Cee Bee. Results of operations since the date of acquisition are included in the consolidated financial statements.

   Summarized below are the consolidated results of operations on an unaudited pro forma basis as if the acquisitions had occurred as of the beginning of the year presented. The pro forma information gives effect to certain pro forma adjustments and is based on the Company's and Cee Bee's historical consolidated results of operations for the period presented.

   The pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transactions occurred on the basis assumed above, nor are they indicative of the results of future operations of the combined enterprises.

                                                                                           Year Ended
                                                                                          December 31,
                                                                                              1993
                                                                                           (Unaudited)
                                                                                          ------------
     Total interest income                                                                $18,470,000
     Income before cumulative effect of change in accounting principle                      2,247,000
     Net income                                                                             2,216,000
     Earnings per weighted average common share (1):
       Income before cumulative effect of change in accounting principle                        $1.29
       Cumulative effect of change in accounting principle                                       (.02)
                                                                                          -----------
         Net income                                                                             $1.27
- -----------------------------------------------------------------------------------------------------

     (1) Earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a stock dividend on March 15, 1995.

 5.  INVESTMENT SECURITIES:

     The amortized cost and approximate market values of investment securities: held-to-maturity at December 31, 1994, and investment securities: available-for-sale at December 31, 1995 and 1994 are as follows:


Investment securities: held-to-maturity                                1994
                                              -------------------------------------------------------------
                                                                      Gross         Gross
                                                      Amortized    Unrealized    Unrealized   Approximate
                    Type                                Cost         Gains         Losses     Market Value
- -----------------------------------------------------------------------------------------------------------
     U.S. Treasury securities                      $   9,401,748                $  (175,628)  $ 9,226,120
     Obligations of other U.S. Government
       agencies and corporations                      14,547,199                   (719,973)   13,827,226
     Obligations of state and political subdivisions   2,150,891   $ 3,958         (184,666)    1,970,183
     Corporate and other securities                    1,086,640    37,905           (5,000)    1,119,545
                                                   --------------------------------------------------------
                                                     $27,186,478   $41,863      $(1,085,267)  $26,143,074
 ----------------------------------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

================================================================================

Investment Securities:  Available-For-Sale                                     1995
- ----------------------------------------------------------------------------------------------------------------------
                                                                             Gross        Gross
                                                              Amortized    Unrealized   Unrealized       Approximate
                    Type                                        Cost         Gains         Losses        Market Value
- ----------------------------------------------------------------------------------------------------------------------
     U.S. Treasury securities                                $18,893,283   $ 89,869     $  (47,985)      $18,935,167
     Obligations of other U.S. Government
       agencies and corporations                              38,051,865     39,751       (138,995)       37,952,621
     Obligations of state and political subdivisions           2,864,487     20,025         (9,255)        2,875,257
     Collateralized mortgage obligations                      21,353,741     71,951       (161,335)       21,264,357
     Mortgage-backed securities                                3,335,218     31,172        (17,502)        3,348,888
     Corporate and other securities                           13,425,399     20,525       (235,123)       13,210,801
                                                         -------------------------------------------------------------
                                                             $97,923,993   $273,293     $ (610,195)      $97,587,091
- ----------------------------------------------------------------------------------------------------------------------

     INVESTMENT SECURITIES:  AVAILABLE-FOR-SALE                                1994
                                                         -------------------------------------------------------------
                                                                             Gross        Gross
                                                              Amortized    Unrealized   Unrealized       Approximate
                    Type                                       Cost          Gains       Losses          Market Value
- ----------------------------------------------------------------------------------------------------------------------
     U.S. Treasury securities                                $12,935,758               $  (623,335)      $12,312,423
     Obligations of other U.S. Government agencies
       and corporations                                       50,875,603     $6,951     (2,312,757)       48,569,797
     Obligations of state and political
       subdivisions                                            1,767,857      1,163        (88,690)        1,680,330
     Corporate and other securities                           13,928,265                  (682,479)       13,245,786
                                                         -------------------------------------------------------------
                                                             $79,507,483     $8,114    $(3,707,261)      $75,808,336
- ----------------------------------------------------------------------------------------------------------------------

     The amortized cost and approximate market value of investment securities: available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                  Securities Available For Sale Available-For-Sale
                                                                      Amortized                        Market
                                                                        Cost                            Value
- ----------------------------------------------------------------------------------------------------------------------

     Due in one year or less                                          $26,712,639                        $26,628,642
     Due after one year through five years                             42,515,439                         42,529,941
     Due after five years through ten years                             5,605,687                          5,606,528
     Due after ten years                                               20,489,904                         20,404,857
                                                                  ----------------------------------------------------
     Total debt securities                                             95,323,669                         95,169,968
     Equity securities having no specified due date                     2,600,324                          2,417,123
                                                                  ----------------------------------------------------
                                                                      $97,923,993                        $97,587,091
- ----------------------------------------------------------------------------------------------------------------------

     Included within Corporate and other securities are $1,236,640 in marketable equity securities at December 31, 1995 and 1994. Also included within corporate and other securities are $901,000 and $734,400 of Federal Home Loan Bank stock and $236,410 and $200,950 of Federal Reserve Bank stock at December 31, 1995 and 1994, respectively.

     Proceeds from sales of debt securities during 1995, 1994, and 1993 were $12,595,558, $24,004,225, and $12,666,198, respectively. Gross gains of
     $47,368, $196,900, and $210,166 and gross losses of $5,613, $72,477 and
     $45,462 were realized on those sales for 1995, 1994, and 1993, respectively.

     Securities with a par value of $46,982,691 and $40,170,775 were pledged as collateral for public funds deposits and repurchase agreements at December 31, 1995 and 1994, respectively.

- --------------------------------------------------------------------------------

6.  LOANS:

    The major categories of loans at December 31, 1995 and 1994 are as follows:

                                                        1995             1994
- --------------------------------------------------------------------------------
     Commercial and industrial                     $ 61,983,633      $48,829,092
     Real estate mortgage                            57,358,808       50,091,866
     Personal                                        71,695,143       66,170,001
     Overdrafts and credit line                       5,090,393        4,365,468
                                                    ----------------------------
                                                    196,127,977      169,456,427
                                                    ----------------------------
     Less:
       Unearned discount                              4,996,512        6,477,980
       Allowance for loan losses                      2,004,891        2,039,578
                                                   -----------------------------
                                                   $189,126,574     $160,938,869
                                                   -----------------------------
================================================================================

   The Bank's lending is concentrated throughout Dallas, Autauga, and Butler counties in Alabama and repayment of these loans is, in part, dependent upon the economic conditions in this region of the state. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower, which would expose the Bank to unacceptable amounts of risk. The above loans include agricultural loans totaling approximately $15,630,000 and $13,574,000 for 1995 and 1994, respectively. Management continually evaluates the potential risk in these segments of the portfolio in determining the adequacy of the allowance for possible loan losses.

   The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties. No additional credit risk exposure relating to outstanding loan balances exists beyond the amounts shown in the consolidated balance sheets as of December 31, 1995.

   Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,503,000 and $1,348,000 for 1995 and 1994, respectively. If these loans had been current throughout their terms, interest income would have increased approximately $96,000, $72,000, and $131,000 in 1995, 1994, and 1993, respectively.

   Changes in the allowance for possible loan losses were as follows:

                                                     1995         1994          1993
- -----------------------------------------------------------------------------------------
      Balance, beginning of year                  $ 2,039,578   $ 2,204,807   $ 1,897,695
        Provision charged to operations               848,001       348,000       483,605
        Loans charged off                          (1,621,446)   (1,147,972)   (1,410,440)
        Recoveries                                    738,758       634,743     1,045,860
        Addition due to acquisition                                               188,087
                                                  ---------------------------------------
      Balance, end of year                        $ 2,004,891   $ 2,039,578   $ 2,204,807
=========================================================================================

7.  BANK PREMISES AND EQUIPMENT:

    Bank premises and equipment and accumulated depreciation at December 31, 1995 and 1994 are summarized as follows:

                                                            1995          1994
                                                       ----------------------------
      Buildings                                          $ 6,061,228   $ 5,645,331
      Furniture and equipment                              6,927,479     6,376,826
      Land improvements                                      253,065       236,985
                                                       ----------------------------
                                                          13,241,772    12,259,142
      Less accumulated depreciation                        8,081,221     7,344,892
                                                       ----------------------------
                                                           5,160,551     4,914,250
      Land                                                   801,169       804,169
                                                       ----------------------------
                                                         $ 5,961,720   $ 5,718,419
===================================================================================

8.  INCOME TAXES:

    The provision (benefit) for income taxes is as follows:


                                          FEDERAL              STATE              TOTAL
- -------------------------------------------------------------------------------------------
    1995:
      Current                           $ 1,578,310        $   139,193         $ 1,717,503
      Deferred                             (401,773)           (37,666)           (439,439)
                                        ---------------------------------------------------
                                        $ 1,176,537        $   101,527         $ 1,278,064
===========================================================================================
    1994:
      Current                           $   933,902        $    37,277         $   971,179
      Deferred                              (26,020)            16,694              (9,326)
                                        ---------------------------------------------------
                                        $   907,882        $    53,971         $   961,853
===========================================================================================
    1993:
      Current                           $   897,868        $   244,326         $ 1,142,194
      Deferred                             (294,920)           (39,631)           (334,551)
                                        ---------------------------------------------------
                                        $   602,948        $   204,695         $   807,643
===========================================================================================

    Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                    1995            1994
- ---------------------------------------------------------------------------
      Allowance for possible loan losses         $ 320,731       $ 245,418
      Other real estate owned writedowns            82,737          64,442
      Other liabilities and reserves               192,091          62,797
      Bank premises and equipment                 (420,595)       (406,813)
      Investment securities                       (139,301)        662,518
      Other                                         39,566         (35,476)
                                                 --------------------------
      Deferred tax asset, net                    $  75,229       $ 592,886
===========================================================================

    The provision for income taxes is different from the amount computed by applying the federal income tax statutory rate to income before provision for income taxes. The reasons for this difference, as a percentage of pre-tax income, are as follows:

                                                             1995   1994   1993
- --------------------------------------------------------------------------------
      Federal income tax statutory rate                        34%    34%    34%
      Nontaxable income on obligations of state
      and political subdivisions                              (.6)  (1.3)  (4.5)
      Amortization of intangible assets                        .5    (.2)   2.1
      State income taxes                                      1.8    1.5   (1.2)
      Low income housing credit                              (3.7)  (4.2)
      Minimum tax credit                                            (2.9)
      Other                                                  (3.1)   2.1   (4.0)
                                                   -----------------------------
      Effective tax rate                                     28.9%  29.0%  26.4%
================================================================================

9.  BENEFIT PLANS:

    The Company has a noncontributory defined benefit pension plan (the Plan) covering substantially all of its employees. The Company's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the projected unit credit method of actuarial computation. Actuarial computations for financial reporting purposes are also based on the projected unit credit method. Pension expense was $238,403, $126,655, and $117,190, for 1995, 1994, and 1993, respectively.

    The following schedule sets forth the Plan's funded status and amounts recognized in the Company's financial statements as of December 31, 1995 and 1994:

                                                                                       1995                      1994
- --------------------------------------------------------------------------------------------------------------------------
    Actuarial present value of benefit obligations:
    Accumulated benefit obligation, including vested benefits of
     $(3,871,661)and $(3,362,187), respectively                                    $(3,915,159)               $(3,377,510)
==========================================================================================================================
    Projected benefit obligation for service rendered to date                      $(4,499,192)               $(4,093,031)
    Plan assets at fair value, primarily U.S. Treasury
      securities and common stocks                                                   4,589,264                  3,634,376
                                                                                   ---------------------------------------
    Projected benefit obligation less than (in excess of) plan assets                   90,072                   (458,655)
    Unrecognized net gain from past experience different from
      that assumed and effects of changes in assumptions                              (405,101)                    67,166
    Prior service cost not yet recognized in net periodic pension cost                 270,323                    278,687
    Unrecognized net asset at date of initial application (15.6 year life)            (291,588)                  (350,801)
                                                                                   ---------------------------------------
    Pension liability included in the consolidated balance sheets                  $  (336,294)               $  (463,603)
==========================================================================================================================

   Net pension cost for 1995, 1994, and 1993 includes the following components:

                                                                                       1995         1994        1993
- -------------------------------------------------------------------------------------------------------------------------
    Service costs of benefits earned during the period                                $232,876     $158,396    $149,893
    Interest cost on projected benefit obligation                                      286,269      263,601     254,596
    Actual return on plan assets                                                      (259,540)     150,269    (286,316)
    Net amortization and deferral                                                      (21,202)    (445,611)       (263)
                                                                                  ---------------------------------------
                                                                                      $238,403     $126,655    $117,910
=========================================================================================================================

    The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7% for 1995, 1994, and 1993. The rate of increase in future compensation levels used was 3.5% for 1995, 1994, and 1993. The expected long-term rate of return was 7% for 1995, 1994, and 1993.

    During 1987, the Company established an Employee Stock Ownership Plan
    (ESOP), a tax-qualified, defined contribution plan which covers substantially all employees. Contributions are determined by the Board of Directors of the Company. As of December 31, 1995 and 1994, the ESOP holds 25,034 and 12,094 shares of common stock in the Company, respectively.

10. COMMITMENTS AND CONTINGENCIES:

    The Bank leases certain buildings, equipment and land under noncancelable operating leases which require various minimum annual rentals.


    The total minimum rental commitment at December 31, 1995 under the leases is as follows:

  1996                                                                   $88,502
  1997                                                                    62,605
  1998                                                                    60,255
  1999                                                                    48,165
  Thereafter                                                              27,124
                                                                         -------
                                                                        $286,651
================================================================================

    The total rental expense amounted to approximately $76,000, $109,000, and $88,000 in 1995, 1994, and 1993, respectively.

    The Company is from time to time a defendant in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1995 will have a materially adverse effect on the Company's financial statements.
- --------------------------------------------------------------------------------

11. RELATED PARTY TRANSACTIONS:

    Certain directors and officers of the Company and its subsidiary bank, including their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. Such loans had outstanding balances of $6,865,453 and $5,213,993 at December 31, 1995 and 1994, respectively. A summary of the loan activity with these related parties during 1995 is shown below:

    Balance, beginning of year                                       $ 5,213,993
    Additions                                                         10,092,810
    Payments                                                           8,441,350
                                                                     -----------
    Balance, end of year                                             $ 6,865,453
================================================================================

    During 1995, 1994, and 1993, the Company paid legal fees of approximately $101,000, $62,000, and $108,000, respectively, to a law firm in which a partner of the firm serves on the board of directors of the Company.

12. SEGMENT INFORMATION:

    The Company operates in one business segment, banking. Accordingly, all financial information is presented for that one industry segment.

13. REGULATORY MATTERS:

    The Federal Reserve Board has specified guidelines for evaluating a bank's capital adequacy. At least one half of the total risk-based capital ratio must be obtained from the ratio of the Company's core (tier one) capital to risk-adjusted assets. The Company's core capital consists of stockholders' equity less goodwill. Risk weights assigned to the Company's assets are based on credit risk as determined by the Federal Reserve Board. Banks must maintain a minimum ratio of total capital to risk adjusted assets of 8.0%. At December 31, 1995 and 1994, the Company's risk-based total capital ratio is 13.97% and 15.33%, respectively.

    The approval of regulatory authorities is required if the total of all the dividends declared by the Bank in any calendar year exceeds the Bank's net income as defined for that year combined with its retained net income for the preceding two calendar years. The Bank obtained regulatory approval as applicable for the payment of dividends in 1995, 1994, and 1993.

14. PREFERRED STOCK:

    The Bank is authorized to issue 2,600 shares of preferred stock, par value $1 per share, which have been designated as Non-cumulative Non-voting Directors' Preferred Stock, Series A. During 1994, the Bank redeemed and retired all 2,000 shares of the preferred stock outstanding at a price of $1.00 per share.

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

    The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amount of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank had approximately $22,407,000 and $16,479,000 in commitments to extend credit at December 31, 1995 and 1994, respectively. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may include accounts receivable, inventory, property, plant and equipment and residential real estate for those commitments for which collateral is deemed necessary. The Bank had approximately $1,106,000 and $1,235,000 in irrevocable standby letters of credit at December 31, 1995 and 1994, respectively.


16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH AND CASH EQUIVALENTS - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES: AVAILABLE FOR SALE - For debt securities and marketable equity securities, fair values are based on quoted market prices or dealer quotes.

     LOANS - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     DEPOSITS - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments. Such fee income is not material to the Company's financial statements at December 31, 1995 and 1994 and, therefore, the fair value of these commitments is not presented.

    The estimated fair values of the Company's financial instruments at December 31, 1995 and 1994 are as follows:

                                                                        1995                        1994
 ---------------------------------------------------------------------------------------------------------------------
                                                             Carrying          Fair        Carrying         Fair
                                                              Amount          Value         Amount         Value
 ---------------------------------------------------------------------------------------------------------------------
    Financial assets:
      Cash and cash equivalents                              $ 18,601,769   $ 18,601,769  $ 23,182,476   $ 23,182,476
      Investment securities:  held to maturity                                              27,186,478     26,143,074
      Investment securities:  available for sale               97,587,091     97,587,091    75,808,336     75,808,336

      Loans                                                   191,131,465                  162,978,447
      Less:  allowance for loan losses                         (2,004,891)                  (2,039,578)
                                                             --------------------------------------------------------
      Loans, net                                              189,126,574    190,893,285   160,938,869    160,398,226
                                                             --------------------------------------------------------
                                                             $305,315,434  $307,082,145  $287,116,159   $285,532,112
 ====================================================================================================================
  Financial liabilities:
    Deposits                                               $272,781,941   $274,517,255  $263,621,622   $263,999,026
    Securities sold under agreements to repurchase            5,019,105      5,019,105     6,855,135      6,855,135
    Other borrowed funds                                      6,215,638      6,215,638       437,868        437,868
                                                          ---------------------------------------------------------
                                                          $284,016,684   $285,751,998   $270,914,625  $271,292,029
 ==================================================================================================================

17. FINANCIAL ACCOUNTING DEVELOPMENTS:

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No.
    121). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement also requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount of fair value less cost to sell. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Management does not believe that the adoption of SFAS No. 121 will have a material impact on the Company's financial statements.

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) in October 1995. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make proforma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

    Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans have no intrinsic value at grant date, and under Opinion 25, no compensation cost is recognized for them.

    SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. The Company has elected to continue to measure compensation cost for their stock option plan under the provisions in APB Opinion 25.

18. STOCK OPTION PLAN:

    The Company has a stock option plan under which 100,000 shares of common stock have been reserved for issue to certain employees and officers through incentive stock options as of December 31, 1995. Options granted under the plan become exercisable after six months of continued employment from the date of grant.

    Transactions for 1995, 1994, and 1993 are as follows:

                                                       1995          1994      1993
- ----------------------------------------------------------------------------------------
         Options outstanding, beginning of year          15,250       9,750
         Options granted                                  8,100       8,200      9,750
         Options expired                                             (2,700)
                                                      ----------------------------------
         Options outstanding, December 31                23,350      15,250      9,750
                                                      ----------------------------------

         Options outstanding by option price:
           $12.77                                         8,250       9,750      9,750
           $15.00                                        15,100       7,000
                                                      ----------------------------------
                                                         23,350      15,250      9,750
                                                      ----------------------------------

      Options exercisable, December 31                   23,350      15,250      9,750
- ----------------------------------------------------------------------------------------
      Options available for grant, December 31           76,650      84,750     90,250
- ----------------------------------------------------------------------------------------

19. THE PEOPLES BANCTRUST COMPANY, INC. (PARENT COMPANY ONLY):

    Presented on the following pages are the financial statements of The Peoples BancTrust Company, Inc.

- --------------------------------------------------------------------------------
                      THE PEOPLES BANCTRUST COMPANY, INC.
                             PARENT COMPANY ONLY
                                BALANCE SHEETS


                          December 31, 1995 and 1994
                                                                              1995           1994
- -------------------------------------------------------------------------------------------------------
                                    ASSETS
Cash *                                                                     $    92,036    $   107,900
Investment in subsidiary bank, The Peoples
 Bank and Trust *                                                           31,684,792     27,616,677
Other assets                                                                   224,650        226,252
                                                                           ----------------------------
    Total assets                                                           $32,001,478    $27,950,829
=======================================================================================================

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Dividends payable                                                          $    18,420    $    11,435
Other liabilities                                                              468,922        309,423
                                                                           ----------------------------
                                                                               487,342        320,858
                                                                           ----------------------------
Common stock, $.10 par value; 4,000,000
  shares authorized; 1,781,452 and 890,726
  shares issued at December 31, 1995
  and 1994, respectively                                                       178,146         89,073
Additional paid-in capital                                                   7,059,591      7,148,664
Net unrealized loss on investments (net of tax benefits
  of $114,547 and  $1,071,643, respectively)                                  (222,355)    (2,627,504)
Retained  earnings                                                          25,786,339     23,500,041
Treasury  stock, 87,758 and 18,807 shares at cost, respectively             (1,287,585)      (480,303)
                                                                           ----------------------------
                                                                            31,514,136     27,629,971
                                                                           ----------------------------
  Total  liabilities and stockholders' equity                              $ 32,001,478   $ 27,950,829
=======================================================================================================

* Eliminated in consolidation


- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                      THE PEOPLES BANCTRUST COMPANY, INC.
                              PARENT COMPANY ONLY

                  STATEMENTS OF INCOME AND RETAINED EARNINGS

             for the years ended December 31, 1995, 1994, and 1993

                                                                        1995             1994             1993
- ----------------------------------------------------------------------------------------------------------------------
Cash dividends received or receivable from  subsidiary *           $  2,357,387     $  1,527,730     $  7,475,591
Equity in subsidiary's undistributed net income *                     1,662,968        1,616,297       (4,659,936)
Other expense                                                          (872,562)        (789,425)        (642,459)
                                                                 -----------------------------------------------------
Net income                                                            3,147,793        2,354,602        2,173,196
Retained earnings, beginning of period                               23,500,041       21,982,482       20,537,913
Less:  Cash dividends declared                                          861,495          837,043          728,627
                                                                 -----------------------------------------------------
Retained earnings, end of year                                     $ 25,786,339     $ 23,500,041     $ 21,982,482
======================================================================================================================

*Eliminated in consolidation

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                      THE PEOPLES BANCTRUST COMPANY, INC.
                              PARENT COMPANY ONLY
                           STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1995, 1994, and 1993


                                                                              1995              1994              1993
- --------------------------------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                                             $  3,147,793       $  2,354,602     $  2,173,196
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Undistributed earnings (loss) of subsidiary *                           (1,662,968)        (1,616,297)       4,659,936
  Decrease (increase) in other assets                                          1,603            277,766         (364,865)
  Increase (decrease) in other liabilities                                   159,500           (136,803)         348,625
                                                                        --------------------------------------------------
    Net cash provided by operating activities                              1,645,928            879,268        6,816,892
                                                                        --------------------------------------------------
Investing activities:
 Increase  in investment in subsidiary                                                                        (5,761,208)
                                                                        --------------------------------------------------
    Net cash used in investing activities                                                                     (5,761,208)
                                                                        --------------------------------------------------
Financing activities:
 Treasury stock purchased                                                   (807,282)                           (480,303)
 Dividends paid                                                             (854,510)          (834,045)        (739,034)
                                                                        --------------------------------------------------
    Net cash used in financing activities                                 (1,661,792)          (834,045)      (1,219,337)
                                                                        --------------------------------------------------
    Increase (decrease) in cash and cash equivalents                         (15,864)            45,223         (163,653)
Cash and cash equivalents, beginning of year                                 107,900             62,677          226,330
                                                                        --------------------------------------------------

Cash and cash equivalents, end of year                                  $     92,036       $    107,900     $     62,677
==========================================================================================================================

* Eliminated in consolidation.

- --------------------------------------------------------------------------------

                              SUPPLEMENTARY DATA
                  SELECTED QUARTERLY FINANCIAL DATA 1995-1994
              (dollars in thousands, except for per share amounts)

                                         1995                                    1994
- ------------------------------------------------------------------------------------------------------------------------
                                         Dec. 31  Sept. 30   June 30   Mar. 31   Dec. 31  Sept. 30   June 30   Mar. 31
- ------------------------------------------------------------------------------------------------------------------------
Net interest income                     $  3,076  $  3,523  $  3,423  $  2,944  $  3,011  $  2,838  $  2,849  $  2,646

Provision for loan losses                    196       345       214        93        89        88        87        84

Income before income tax                   1,097     1,328     1,153       848       834       907       843       736

Provision for income tax                     234       505       344       195       227       264       233       238

Net income                                   863       823       809       653       607       643       610       495

Net income per share**                      0.47      0.48      0.46      0.37      0.31      0.37      0.35      0.29

Cash dividends declared
  per share**                               0.13      0.13      0.13      0.12      0.12      0.12      0.12      0.12
Total assets                            $318,311  $313,131  $300,414  $298,852  $301,228  $284,893  $300,414  $278,905

** Restated to show effect of a 2-for-1 stock split in the form of a stock dividend paid March 15, 1995.