Form 10-K, Exhibit 13
period 1996-12-31
PEOPLES BANCTRUST CO INC
filed 1997-03-31
CIK 762128

                                                                      Exhibit 13

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                  INTRODUCTION

The following discussion focuses on the financial condition and results of op-erations of The Peoples BancTrust Company, Inc. (the "Company"), and should be read in conjunction with the consolidated financial statements included in this report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

                             BALANCE SHEET SUMMARY

LOANS

Loans comprise the Company's largest earning asset category and accordingly generate the greatest yield. Therefore, most other assets and liabilities are managed to accommodate fluctuations in the loan portfolio.

The average volume of loans, net of unearned interest, for 1996 was $197,187,000. This volume represents a 12.5% increase over the 1995 average of $175,318,000. Because of improving local and national economic conditions, con-tinued emphasis on loan generation, and year-end loan demand, loans net of un-earned interest rose from the December 31, 1995, total of $191,131,000 to the December 31, 1996, total of $228,370,000. At December 31, 1995, the loan to de-posit ratio was 69.3%. As a result of the continued loan growth, the Company's loan to deposit ratio at December 31, 1996, was 78.3%.

Commercial and industrial loans reflected the largest segmental growth in the loan portfolio for 1996, increasing from $61,984,000 at December 31, 1995 to $82,001,000 at December 31, 1996. This $20,017,000 growth was partially the re-sult of several large short term loans totaling $12,000,000 extended to custom-ers in late December; the remaining increase was disbursed over the normal cus-tomer base. The Company continues to maintain concentrations of loans in the health care industry and timber industry. Real estate loans grew by $14,678,000 to a total of $72,037,000 at December 31, 1996. New home financing brought about by expanding economies in Dallas, Butler, and Autauga Counties accounted for the balance of the growth. Personal loans decreased from $71,695,000 at De-cember 31, 1995 to $70,619,000 at December 31, 1996. The decrease of $1,076,000 was primarily attributable to softened demand for automobile financing. Credit lines increased by $409,000 from $4,501,000 at December 31, 1995 to $4,910,000 at December 31, 1996. Overdrafts on checking accounts decreased from a total of $589,000 at December 31, 1995 to a total of $335,000 at December 31, 1996, rep-resenting a decrease of $254,000.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's estimate of the uncol-lectible loans within the Company's loan portfolio. The allowance for loan losses is charged when it is determined that the prospects of payment of the principal of a loan have significantly diminished. Recoveries, if any, are credited back to the allowance. Through periodic reviews of the loan portfolio that includes an analysis of such factors as current and expected economic con-ditions, historical loss experience, levels of non-accruing loans and delin-quencies, the Company's personnel determine the appropriate level at which to maintain the allowance for loan losses. Because the allowance is based on as-sumptions and subjective judgement, it is not necessarily indicative of the ac-tual charge-offs which may ultimately occur.

The Company's allowance for loan losses totaled $2,484,000 at December 31, 1996 as compared to $2,005,000 at December 31, 1995. The resulting ratios of allow-ance to total loans net of unearned interest were 1.09% and 1.05% for 1996 and 1995, respectively. The amount of loans determined by management that require special attention due to potential weaknesses grew from $6,700,000 at December 31, 1995 to $10,900,000 at December 31, 1996. Certain of the loans so identi-fied have been further secured or restructured for amortization since year end. Non-accruing loans, expressed as a percentage of total loans net of unearned interest, decreased slightly to .73% at December 31, 1996 as compared to .79% at December 31, 1995. At its current level, the allowance for loan losses ex-ceeds the regulatory minimum requirement. Management believes that the current allowance for loan losses remains adequate to absorb potential losses in the Company's loan portfolio.

INVESTMENTS

At December 31, 1996, the Company's investment portfolio totaled $82,693,000 as compared to $97,587,000 at December 31, 1995. The decline of $14,894,000 was primarily the result of a strong loan demand allowing a shift in funds to the higher yielding loan portfolio. The decline in the investment portfolio was slightly offset by an increase in market values of the remaining investment portfolio.

During 1995, the entire portfolio was classified as "available-for-sale," re-sulting in the entire portfolio being marked-to-market. At December 31, 1996, the portfolio had a net unrealized loss of $219,000 (net of tax benefits of $113,000) as compared to a net unrealized loss of $222,000 (net of tax benefits of $115,000) at December 31, 1995. See Notes 1 and 4 of Notes to Consolidated Financial Statements for additional discussion of Investment Securities.

SHORT TERM INVESTMENTS

The Company's short-term investments consist primarily of federal funds sold and securities purchased under agreement to resell. These investments are con-sidered to be a valuable tool in managing the Company's liquidity position. In addition, the utilization of short-term investments enhances interest income on funds that might otherwise not be invested. Management closely monitors the balances of short-term investments and seeks alternative uses for these funds.

At December 31, 1996, the volume of short-term investments amounted to $3,912,000 which was a decrease of $275,000 from the December 31, 1995 total of $4,187,000.

DEPOSITS

The Company relies primarily on its deposits to provide liquidity with which to fund loans and investments. Total deposits amounted to $288,385,000 at December 31, 1996, as compared to $272,782,000 at December 31, 1995, for an increase of $15,603,000 or 5.7%. The growth was primarily attributable to a $16,712,000 in-crease in demand deposits offset by declines in time deposits and savings ac-counts of $993,000 and $116,000, respectively, for the year ended December 31, 1996.

LIQUIDITY

Liquidity refers to the Company's ability to meet its cash flow needs, to pro-vide funds for operating expenses and to meet the borrowing needs and with-drawal demands of customers on a timely basis. The Company actively manages both assets and liabilities to achieve its desired level of liquidity.

In the ordinary course of its business, the Company's primary sources of cash are interest and fee income, in addition to loan repayments and the maturity or sales of other earning assets including investment securities. Approximately 12% of the total investment securities portfolio matures within one year. The entire investment portfolio at December 31, 1996 was classified as available-for-sale. These securities are readily marketable, high quality, securities with a market value of $82,693,000. At December 31, 1996, liquid assets, con-sisting primarily of cash on hand and short-term investments totaled $22,015,000 compared to $18,602,000 at December 31, 1995.

The liability base provides liquidity through deposit growth, the rollover of maturing deposits and accessibility to external sources of funds. The Company is typically a seller of federal funds although, it may during occasional fluc-tuations in liquidity factors, purchase federal funds or borrow from the Fed-eral Reserve Bank or Federal Home Loan Bank to meet its temporary cash needs. At December 31, 1996, borrowed funds for short-term liquidity needs amounted to $18,337,000 compared to $11,235,000 at year end 1995. The increase is due to short-term liquidity demands for loan funding. Management considers the Company's liquidity sources to be adequate to meet its current and projected needs.

STOCKHOLDERS' EQUITY

Stockholders' equity, or capital, is a measure of the Company's net worth, soundness and viability. The Company continues to exhibit a strong capital po-sition while paying consistent dividends to its stockholders. The capital base allows the Company to take advantage of business opportunities and at the same time ensures that the necessary resources are available to absorb inherent business risk.

Total stockholders' equity amounted to $34,185,000 at December 31, 1996 as com-pared to $31,514,000 at December 31, 1995. Net income for 1996 was $3,583,000 with cash dividends declared in the amount of $915,000. The approval of regulatory authorities is required if the total of all the divi-dends declared by the Company's subsidiary bank, The Peoples Bank and Trust Company (the Bank), in any calendar year exceeds the Bank's net income as de-fined for that year combined with its retained net income for the preceding two calendar years. The Bank obtained regulatory approval as applicable for the payment of dividends in each of the three years ended December 31, 1996.

Risk-based capital regulations adopted by the Federal Reserve Board require all bank holding companies and banks to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules weigh assets and off-balance sheet obligations at 0%, 20%, 50% or 100%, depending upon the risk classification of the asset or obligation. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1 capital (consisting of stockholders' equity, less goodwill). As disclosed in Note 12 of Notes to Consolidated Financial Statements, the Company's and Bank's capital ratios at December 31, 1996 were well above the minimum required by regulators. There are no conditions or events known to management that have significantly changed the capital ratios since December 31, 1996.

                                 INCOME SUMMARY

The Company's net income for the year ended December 31, 1996 was $3,583,000 which is a 13.8% increase over the prior year's net income of $3,148,000. Net income for 1994 was $2,355,000. Earnings per share of common stock were $2.10 for 1996, $1.78 for 1995, and $1.32 for 1994. (Earnings per share for 1994 have been restated to reflect a two-for-one stock split effected in the form of a stock dividend on March 15, 1995.)

NET INTEREST INCOME

Net interest income is the difference between the revenue earned from loans and investments and the interest expense related to interest-bearing deposits and borrowed funds. Net interest income is the Company's largest source of income. Net interest income is influenced by such factors as fluctuations in interest rates and changes in the volume and mix of earning assets and interest-bearing liabilities.

For the years indicated, the table, "Analysis of Changes in Interest Income and Expense," shows the changes in each component of net interest income and illus-trates the degree to which these components were influenced by fluctuations in volume and interest rates. The table, "Average Balance Sheets and Analysis of Net Interest Income," details the Company's distribution of average assets, li-abilities and stockholders' equity and the interest rate differentials for each illustrated.

               ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
              for the years ended December 31, 1996, 1995 and 1994
                             (Dollars in Thousands)

                                                             1996 Compared to 1995      1995 Compared to 1994
                                                         ------------------------------------------------------
                                                                   Changes  Changes           Changes  Changes
                                                          Total  in Volume in Rates  Total  in Volume in Rates
                                                         ------------------------------------------------------

Interest income on:
 Loans                                                   $1,902   $2,214    $(312)  $4,709   $3,016    $1,693
 Taxable investment securities                             (293)    (607)     314     (280)    (941)      661
 Nontaxable investment securities                           (15)      19      (34)    (131)     (78)      (53)
 Federal funds sold and securities purchased under
  agreements to resell                                       31       66      (35)     223       90       133
                                                         ------------------------------------------------------
 Total Interest Income                                   $1,625   $1,692    $ (67)  $4,521   $2,087    $2,434
 --------------------------------------------------------------------------------------------------------------
Interest expense on:
 Interest bearing demand deposits                        $ (165)  $   30    $(195)  $  155   $  (52)   $  207
 Savings deposits                                           (82)     (43)     (39)      11      (26)       37
 Time deposits                                               16      170     (154)   2,567      792     1,775
 Federal funds purchased and securities sold under
  agreements to repurchase                                   73       96      (23)      50        4        46
 Other borrowed funds                                       304      278       26      116       64        52
 --------------------------------------------------------------------------------------------------------------
 Total Interest Expense                                  $  146   $  531    $(385)  $2,899   $  782    $2,117
 Net change in net interest income before
  loan losses                                            $1,479                     $1,622
 --------------------------------------------------------------------------------------------------------------

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

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
             for the years ended December 31, 1996, 1995, and 1994
                             (Dollars in Thousands)

                                                          1996                      1995                      1994
                                                -----------------------------------------------------------------------------
                                                Average           Yield/  Average           Yield/  Average           Yield/
                                                Balance  Interest  Rate   Balance  Interest  Rate   Balance  Interest  Rate
                                                -----------------------------------------------------------------------------
ASSETS
Interest Earning Assets:
Loans, net*                                     $197,187 $20,031  10.16%  $175,318 $18,129  10.34%  $144,876 $13,420   9.26%
Taxable investment securities                     84,751   5,111   6.03%    94,298   5,404   5.73%   108,623   5,684   5.23%
Nontaxable investment securities                   2,515      76   3.02%     2,171      91   4.19%     3,873     222   5.73%
Federal funds sold and securities purchased
 under agreements to resell                        8,760     447   5.10%     5,201     416   8.00%     3,738     193   5.16%
                                                -----------------------------------------------------------------------------
 Total interest earning assets                  $293,213 $25,665   8.75%  $276,988 $24,040   8.68%  $261,110 $19,519   7.48%
Non-Interest Earning Assets:
Cash and due from banks                           15,295                    15,920                    14,165
Bank premises and equipment (net)                  6,831                     5,749                     5,179
Other Assets                                       6,992                     7,928                     6,578
                                                -----------------------------------------------------------------------------
 Total non-interest earning assets                28,118                  $ 29,597                  $ 25,922
                                                -----------------------------------------------------------------------------
Total Assets                                    $321,331                  $306,585                  $287,032
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Liabilities:
Interest bearing demand deposits                $ 65,211 $ 2,297   3.52%  $ 64,419 $ 2,462   3.82%  $ 65,951 $ 2,307   3.50%
Savings deposits                                  28,882     828   2.87%    30,351     910   3.00%    31,393     899   2.86%
Time deposits                                    134,354   7,425   5.53%   129,866   7,409   5.71%   112,984   4,842   4.29%
Federal funds purchased and securities sold
 under agreements to repurchase                    8,164     205   2.51%     3,939     132   3.35%     3,762      82   2.18%
Other borrowed funds                               6,223     465   7.47%     2,460     161   6.54%     1,173      45   3.84%
                                                -----------------------------------------------------------------------------
 Total interest bearing liabilities             $242,834 $11,220   4.62%  $231,035 $11,074   4.79%  $215,263 $ 8,175   3.80%
Non-interest bearing demand
deposits                                          42,529                    41,634                    40,637
Other liabilities                                  3,420                     3,954                     2,759
                                                -----------------------------------------------------------------------------
 Total non-interest bearing liabilities         $ 45,949                  $ 45,588                  $ 43,396
                                                -----------------------------------------------------------------------------
 Total liabilities                              $288,783                  $276,623                  $258,659
Stockholders' equity                              32,548                    29,962                    28,373
                                                -----------------------------------------------------------------------------
Total liabilities and stockholders' equity      $321,331                  $306,585                  $287,032
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                              $14,445                   $12,966                   $11,344
Net yield on interest earning assets                               4.93%                     4.68%                     4.34%

* Average balances include non-accruing loans of approximately $1,679,000, $1,503,000 and $1,348,000 in 1996, 1995 and 1994.

1996 VERSUS 1995

The Company's total interest income for the year 1996 amounted to $25,665,000 compared to a 1995 total of $24,040,000. The increase was primarily the result of increased loan demand driving the average volume of loans from a 1995 aver-age of $175,318,000 to a 1996 average of $197,187,000. This increased loan vol-ume was partially funded through a shift of funds from the investment security portfolio into the loan portfolio and thereby earning at a higher rate of in-terest. Interest rates on the loan portfolio decreased from 10.34% in 1995 to 10.16% for 1996. Total average earning assets increased from $276,988,000 in 1995 to an average of $293,213,000 in 1996 for an increase of 5.86% in average earning assets.

Interest income on the investment securities portfolio decreased 5.6% from $5,495,000 in 1995 to $5,187,000 in 1996. The decrease in interest income is primarily attributable to a 9.5% decline in average volume of the combined to-tal of taxable and nontaxable investment securities offset by an increase in the average yield on taxable investment securities from 5.73% in 1995 to 6.03% in 1996.

Interest income from federal funds sold and securities purchased under agree-ments to resell totaled $447,000 in 1996 as compared to $416,000 in 1995. The increase was primarily attributable to an increase in the average balance of short-term investments from $5,201,000 in 1995 to $8,760,000 in 1996 offset by a decrease in the average yield from 8.00% in 1995 to 5.10% in 1996.

Interest expense increased from $11,074,000 in 1995 to $11,220,000 in 1996. The increase is primarily due to a 107.3% increase in the average balance of fed-eral funds purchased and securities sold under agreements to repurchase, com-bined with a 153% increase in the average balance of other borrowed funds dur-ing 1996. Specific term and short term borrowing increased during 1996 primar-ily to fund loan growth and to otherwise provide for liquidity. The average balance of federal funds purchased and securities sold under agreements to re-purchase increased $4,225,000 from the 1995 average balance of $3,939,000 to the average balance in 1996 of $8,164,000. Likewise, the average balance of other borrowed funds increased by $3,763,000 from the 1995 average balance of $2,460,000 to the average balance in 1996 of $6,223,000. Average deposits grew by 1.7% during 1996 from an average balance in 1995 of $224,636,000 to an aver-age balance in 1996 of $228,447,000. The primary growth was recorded in time and interest bearing demand deposits with decreases in savings deposits. As a result of the declining interest rates during 1996 and the shift in the liabil-ity mix, the Company's cost of funds declined to 4.62% in 1996 from 4.79% in 1995.

Net interest income for 1996 was $14,445,000 as compared to the 1995 total of $12,966,000 for an increase of 11.4%.

1995 VERSUS 1994

The Company's total interest income for the year 1995 amounted to $24,040,000 compared to a 1994 total of $19,519,000. The increase was the result of in-creased loan demand driving the average volume of loans from a 1994 average of $144,876,000 to a 1995 average volume of $175,318,000. This increased loan vol-ume was partially funded through a shift of funds from the investment security portfolio into the loan portfolio and thereby earning at a higher rate of in-terest. Interest rates on the loan portfolio increased from 9.26% in 1994 to 10.34% for 1995. Total average earning assets increased from $261,110,000 in 1994 to an average of $276,990,000 in 1995 for an increase of 6.09% in average earning assets.

Interest income on the investment securities portfolio decreased 7% from $5,906,000 in 1994 to $5,495,000 in 1995. The decrease in interest income is primarily attributable to a 13% decline in average volume of investment securi-ties offset by an increase in the average yield on taxable investment securi-ties from 5.23% in 1994 to 5.73% in 1995.

Interest income from federal funds sold and securities purchased under agree-ments to resell totaled $416,000 in 1995 as compared to $193,000 in 1994. The increase was primarily attributable to an increase in the average yield on short-term investments from 5.16% in 1994 to 8.00% in 1995 coupled with an in-crease in the average balance from $3,738,000 in 1994 to $5,201,000 in 1995.

Interest expense increased from $8,175,000 in 1994 to $11,074,000 in 1995. The increase is primarily due to a 7% increase in the average balance of deposits and due to increases in interest rates during 1995. Additionally, the Company's deposit portfolio shifted from interest bearing demand deposits, consisting of NOW accounts and insured money market demand accounts, and savings accounts to time deposits which bear interest at higher rates. Management believes the shift from interest bearing demand deposits and savings accounts into time de-posits indicates a strengthening of the economy with investors willing to make longer commitments for deposited funds. As a result of the rising interest rates during 1995 and the shift in the deposit portfolio, the Company's cost of funds rose to 4.79% in 1995 from 3.8% in 1994.

Net interest income for 1995 was $12,966,000 as compared to the 1994 total of $11,344,000 for an increase of 14.3%.

PROVISION FOR LOAN LOSSES

The provision for loan losses is an expense item to earnings which replaces reductions to the allowance for loan losses caused by actual net charge-offs and establishes reserves for the growth of the loan portfolio. The provision for loan losses in 1996 totaled $1,835,000 as compared to $848,000 in 1995. The 1995 provision was increased from the 1994 provision of $348,000 due to management's assessment of the loan portfolio. Actual charge-offs, primarily in the personal loan portfolio, following national trends and significant growth in the loan portfolio account for the increase in the provision for loan losses from 1995 to 1996. Management continuously monitors the allowance for loan losses and adjusts charges to the provision for loan losses as it deems appropriate to maintain adequate reserves against future losses. See Note 1 of Notes to Consolidated Financial Statements for additional discussion of Allowance for Loan Losses.

NON-INTEREST INCOME

Additional fee income is generated for the Company through the wide variety of financial services offered. With continued pressure on net interest income, the Company views the expansion of fee income and the development of new services as a major source of future earnings. The Company's primary sources of non-in-terest income are deposit service charges, fee-based trust services, brokerage income, credit life commissions, and income contributions from the Company's insurance and finance (see below) subsidiaries.

1996 VERSUS 1995

For 1996, non-interest income totaled $3,725,000 as compared to $3,308,000 for 1995. The increase of $417,000 is primarily attributable to an increase in de-posit service charges with the balance of the increase spread over the remain-ing non-interest income items. For the year 1996, deposit service charges amounted to $2,512,000 as compared to $2,193,000 for 1995. In May of 1996, the Company opened a consumer finance company, Loan Express, Inc. (Loan Express), which extends credit to consumers who may not otherwise meet the Company's credit standards. Loan Express recorded losses during 1996 in the amount of $68,000. The losses are the result of first year start-up expense and low vol-umes. By December 31, 1996, Loan Express was reporting monthly profits and is expected to recover the start-up losses during 1997 and make a positive contri-bution to the Company's earnings.

1995 VERSUS 1994

For 1995, non-interest income totaled $3,308,000 as compared to $3,192,000 for 1994. The increase of $116,000 is primarily attributable to an increase in de-posit service charges. For the year 1995, deposit service charges amounted to $2,193,000 as compared to $2,042,000 for 1994. Credit life commissions declined during 1995 by approximately $57,000. This decline was partially off-set through increased commissions earned by the insurance subsidiary on other life insurance products.

NON-INTEREST EXPENSE

1996 VERSUS 1995

The total non-interest expense for 1996 was $11,108,000 as compared to a total of $11,001,000 for 1995. Salaries and benefits, comprising the largest segment of non-interest expense, increased slightly from $5,953,000 in 1995 to $6,044,000 in 1996 primarily the result of normal salary increases. Certain other expense categories such as automations and computer expense exceeded 1995 levels due to the impact and cost of maintaining the proper levels of technolo-gy. Additionally, total Federal Deposit Insurance Corporation (FDIC) premiums, paid for deposit insurance of $58,000 in 1996 decreased from the 1995 amount of $305,000. The decrease in premiums was allowed in connection with congressional legislation to recapitalize the Savings Association Insurance Fund (SAIF) that was approved in 1996. The Company was assessed a one-time recapitalization fee on its' SAIF deposits in the amount of $41,000 during 1996. The cost of occu-pancy and fixed asset depreciation and maintenance increased $95,000 during 1996.

1995 VERSUS 1994

The total non-interest expense for 1995 was $11,001,000 as compared to a total of $10,872,000 for 1994. Salaries and benefits comprise the largest segment of non-interest expense. During 1995, the salaries and benefits totaled $5,953,000 as compared to $5,449,000 for 1994. The increase of $504,000 was the result of salary increases, additional employees and increased benefit cost. Increased pension cost accounted for $112,000 of the total. Pension expense was increased due to the down turn in the security markets during 1994 which impacted nega-tively on the value of pension plan assets at January 1, 1995 the valuation date for determination of annual pension cost. See Note 8 of Notes to Consoli-dated Financial Statements for a more complete discussion of pension cost. Other expense categories such as automations and computer expense exceeded 1994 levels. However, increased expenses were offset by a reduction in the total
(FDIC) premiums paid for deposit insurance in 1995 as compared to 1994. FDIC premiums expensed for 1995 amounted to $305,000 as compared to $541,000 for 1994. Additional savings were achieved in other areas such as stationery and supplies by closer attention to inventory levels and cost of supplies pur-chased.

PROVISION FOR INCOME TAX

1996 VERSUS 1995

Income before the charge for income tax was $5,226,000 for 1996 as compared to $4,426,000 for 1995, an increase of 18.1%. The provision for income tax which includes both federal and state taxes amounted to $1,643,000 for 1996. The ef-fective tax rate for 1996 and 1995 was 31.4% and 28.9%, respectively. The Com-pany participates in multiple issues of low income housing credits which re-duced the effective tax rate by 5.2% and 3.7% for 1996 and 1995, respectively.

1995 VERSUS 1994

Income before the charge for income tax was $4,426,000 for 1995 as compared to $3,316,000 for 1994, an increase of 33.5%. The provision for income tax which includes both federal and state taxes amounted to $1,278,000 for 1995. The ef-fective tax rate for 1995 and 1994 was 28.9% and 29.0%, respectively. The Com-pany participates in multiple issues of low income housing credits which re-duced the effective tax rate by 3.7% and 4.2% for 1995 and 1994, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial com-panies that have significant investments in fixed assets or inventories. Howev-er, inflation does have an important impact on the growth of total assets and creates the need to generate more equity capital in order to maintain an appro-priate equity to assets ratio. Another significant effect of inflation is on non-interest expenses, which tend to rise during periods of inflation.

The Company's profitability, like that of most financial institutions, is de-pendent to a large extent upon its net interest income. Management believes, therefore, that changes in interest rates have a more significant impact on a financial institution's performance than the effects of general levels of in-flation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are af-fected by inflation. Whenever interest-earning assets reprice to market inter-est rates at a different pace than interest- bearing liabilities, net interest income performance will be affected favorably or unfavorably during periods of changes in general interest rates. In a volatile interest rate environment, li-quidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels. The Company is unable to predict future changes in market rates of interest and their impact on the Company's profitability. Management, however, attempts to maintain an essentially balanced position between rate sensitive assets and liabilities in order to protect against wide interest rate fluctuations and believes that its current rate sensitivity position is well matched, indicating the assumption of minimal interest rate risk.

YEAR 2000 RISK ASSESSMENT AND ACTION PLAN

The depth of technology used by the Company increases the risk of and exposure to century compliance issues. The Federal Reserve Bank has identified six key risk categories of particular concern to financial institutions. Of these six, century compliance issues impact three: Operational Risk, Legal Risk, and Reputational Risk. The Company has adopted a plan of action to minimize the risk of the year 2000 event. The plan entails the establishment of an oversight committee to monitor vendor compliance certification and to identify those sys-tems and equipment considered to be mission critical. The systems so identified will be tested to assure compliance and thereby minimize associated risk.

NEW ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board issued Statement of Fi-nancial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS No. 125).

SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. This statement also requires that servicing assets and other retained interests in the transferred assets be measured by allocat-ing the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, in December 1996, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 127, De-ferral of the Effective Date of Certain Provisions of FASB Statement No. 125. This statement defers for one year the effective date of certain provisions of SFAS No. 125 relating to repurchase agreements, dollar-roll transactions, de-ferred securities lending and similar transactions.

The effective date for all other transactions addressed by SFAS No. 125 is un-changed. Management does not believe that the adoption of SFAS No. 125 will have a material impact on the Company's financial statements.

The Company adopted Statement of Financial Accounting Standards No. 123, Ac-counting for Stock-Based Compensation on January 1, 1996. See Note 17 of Notes to Consolidated Financial Statements.

                FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
              (dollars in thousands, except for per share amounts)

                                     1996     1995     1994    1993 *    1992
                                   --------------------------------------------
Net interest income                $ 14,445 $ 12,966 $ 11,344 $ 10,323 $  8,807
Provision for loan losses             1,835      848      348      484      725
Income before income tax              5,226    4,426    3,316    3,057    3,461
Provision for income tax              1,643    1,278      962      808    1,122
Net income                            3,583    3,148    2,354    2,173    2,339
Net income per share**                 2.10     1.78     1.32     1.33     1.42
Cash dividend declared and paid**      0.54     0.51     0.48     0.44     0.40
                                   --------------------------------------------
 Total assets, December 31         $343,301 $318,311 $301,228 $281,871 $218,335
-------------------------------------------------------------------------------

* Reflects acquisition of control of CeeBee Corporation.

                  SELECTED QUARTERLY FINANCIAL DATA 1996-1995
              (dollars in thousands, except for per share amounts)

                                                    1996                                1995
                                     -----------------------------------------------------------------------
                                     Dec. 31  Sept. 30 June 30  Mar. 31  Dec. 31  Sept. 30 June 30  Mar. 31
                                     -----------------------------------------------------------------------
Net interest income                  $  3,653 $  3,549 $  3,807 $  3,436 $  3,076 $  3,523 $  3,423 $  2,944
Provision for loan losses                 418      368      723      326      196      345      214       93
Income before income tax                1,403    1,202    1,208    1,413    1,097    1,328    1,153      848
Provision for income tax                  434      320      383      506      234      505      344      195
Net Income                                969      882      825      907      863      823      809      653
Net income per share**                   0.56     0.52     0.48     0.54     0.47     0.48     0.46     0.37
Cash dividends declared
 per share**                             0.15     0.13     0.13     0.13     0.13     0.13     0.13     0.12
                                     -----------------------------------------------------------------------
 Total Assets                        $343,301 $314,655 $322,974 $320,656 $318,311 $313,131 $300,414 $298,852
------------------------------------------------------------------------------------------------------------

** Restated to show effect of a 2-for-1 stock split in the form of a stock dividend paid March 15, 1995.

           THE PEOPLES BANCTRUST COMPANY, INC.--CORPORATE INFORMATION

The Peoples BancTrust Company, Inc. is a bank holding company incorporated un-der the laws of the State of Alabama. The Company is registered under the Bank Holding Company Act of 1965 and is the holding company for its wholly owned subsidiary, The Peoples Bank and Trust Company, Selma, Alabama. Peoples Bank conducts a general commercial and full service retail banking business in Dal-las, Butler and Autauga Counties and the surrounding areas of Alabama. In addi-tion, Peoples Bank offers Trust and Financial Management services as well as a wide variety of financial products through its brokerage Department and Insur-ance Agency.

TRANSFER AGENT                        ANNUAL REPORT ON FORM 10-K
The Peoples Bank and Trust Company    For copies of the Annual Report on
Trust Department                      Form 10-K as filed with the Securities and
P.O. Box 799                          Exchange Commission, contact:
Selma, Alabama 36702-0799
                                      Elam P. Holley, Jr., Secretary
INDEPENDENT ACCOUNTANTS               The Peoples BancTrust Company, Inc.
Coopers & Lybrand, L.L.P.             P.O. Box 799
1901 6th Avenue North                 Selma, Alabama 36702-0799
Birmingham, Alabama 35203-2690

                      STOCK DIVIDEND AND PRICE INFORMATION

The common stock of the Company is quoted on the NASDAQ SmallCap Market under the symbol, "PBTC." Three brokerage firms, A.G. Edwards, Morgan Keegan & Compa-ny, Inc. and Sterne Agee & Leach, Inc., make a market in the common stock of the Company. Prior to being listed on NASDAQ, the stock price was quoted in the National Daily Quotation Services "Pink Sheets"(TM).

The following is the reported bid information for the common stock for each full quarterly period within the two most recent fiscal years, and the divi-dends declared. Data shown in the following table for periods prior to March 15, 1995 has been restated to reflect the effect of a two-for-one stock split effected in the form of a stock dividend paid March 15, 1995. Quotations re-flect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.

                                      Bid                     Dividends Declared
             1996             High               Low          (per common share)
           ---------------------------------------------------------------------
           Jan-Mar            23.00             18.50                .13
           Apr-June           22.00             21.50                .13
           July-Sept          22.50             21.50                .13
           Oct-Dec            27.00             22.50                .15
                                      Bid                     Dividends Declared
             1995             High               Low          (per common share)
           ---------------------------------------------------------------------
           Jan-Mar            16.25             15.00                .12
           Apr-June           16.00             15.50                .13
           July-Sept          15.50             13.50                .13
           Oct-Dec            18.25             15.00                .13
           ---------------------------------------------------------------------

  As of February 7, 1997, The Peoples BancTrust Company, Inc. had 798 stock-holders of record and 1,693,694 shares of common stock outstanding.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
The Peoples BancTrust Company, Inc.

We have audited the accompanying consolidated balance sheets of The Peoples BancTrust Company, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's man-agement. Our responsibility is to express an opinion on these financial state-ments based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples BancTrust Company, Inc. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in confor-mity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Birmingham, Alabama
February 7, 1997

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995

                                     ASSETS

                                                       1996          1995
-----------------------------------------------------------------------------
Cash and due from banks                            $ 18,102,785  $ 14,414,350
Federal funds sold and securities purchased under
 agreements to resell                                 3,912,036     4,187,419
                                                   --------------------------
  Cash and cash equivalents                          22,014,821    18,601,769
Available-for-sale securities                        82,692,696    97,587,091
Loans, net of unearned discount                     228,369,879   191,131,465
Allowance for loan losses                            (2,484,122)   (2,004,891)
                                                   --------------------------
  Loans, net                                        225,885,757   189,126,574
Bank premises and equipment, net                      5,962,551     5,961,720
Other real estate, net                                  167,587       113,123
Interest receivable                                   3,057,195     3,090,286
Intangible assets acquired, net of accumulated
 amortization of $2,341,152 and $2,277,322 at
 December 31, 1996 and 1995, respectively               718,050       781,880
Deferred income taxes                                   237,538       164,849
Other assets                                          2,564,926     2,883,728
                                                   --------------------------
                                                   $343,301,121  $318,311,020
------------------------------------------------------------------------------
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
 Demand - noninterest bearing                      $ 47,125,518  $ 43,756,919
 Demand - interest bearing                           78,642,118    65,298,460
 Savings                                             27,524,463    27,640,447
 Time                                               135,093,063   136,086,115
                                                   --------------------------
  Total deposits                                    288,385,162   272,781,941
Federal funds purchased and securities sold under
 agreements to repurchase                            11,924,708     5,019,105
Other borrowed funds                                  6,412,729     6,215,638
Deferred income taxes                                    85,425        89,620
Interest payable                                      1,109,645     1,294,885
Dividends payable                                        12,596        18,420
Income taxes payable                                    151,932       255,515
Other liabilities                                     1,033,452     1,121,760
                                                   --------------------------
  Total liabilities                                 309,115,649   286,796,884
                                                   --------------------------
Commitments and contingencies (Note 9)
Stockholders' equity:
 Common stock, $.10 par value; 4,000,000 shares
  authorized; 1,781,452 shares issued (Note 3)          178,146       178,146
 Additional paid-in capital                           7,059,591     7,059,591
 Unrealized loss on investments (net of tax
  benefits of $112,954 and $114,547, respectively)     (219,265)     (222,355)
 Retained earnings                                   28,454,585    25,786,339
 Treasury stock, 87,758 shares, at cost              (1,287,585)   (1,287,585)
                                                   --------------------------
  Total stockholders' equity                         34,185,472    31,514,136
                                                   --------------------------
                                                   $343,301,121  $318,311,020
------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
             for the years ended December 31, 1996, 1995, and 1994

                                               1996        1995        1994
-------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans and bankers
  acceptances                               $20,030,577 $18,129,566 $13,420,370
 Interest and dividends on investment
  securities:
  U.S. Treasury securities                      796,492   1,055,099   1,189,861
  Obligations of other U.S. Government
   agencies and corporations                  2,798,078   3,534,840   3,534,990
  Obligations of state and political
   subdivisions and industrial development
   bonds:
   Nontaxable                                    75,829      90,696     221,502
   Taxable                                       42,745      49,268     102,807
  Other securities and interest-bearing
   deposits                                   1,474,380     764,885     856,442
 Interest on federal funds sold and
  securities purchased under agreements to
  resell                                        446,668     416,270     192,711
                                            -----------------------------------
    Total interest income                    25,664,769  24,040,624  19,518,683
                                            -----------------------------------
Interest expense:
 Interest on deposits                        10,550,348  10,781,202   8,048,365
 Interest on federal funds purchased,
  securities sold under agreements to
  repurchase, and other borrowed funds          669,961     293,220     126,301
                                            -----------------------------------
    Total interest expense                   11,220,309  11,074,422   8,174,666
                                            -----------------------------------
    Net interest income                      14,444,460  12,966,202  11,344,017
Provision for loan losses                     1,834,811     848,001     348,000
                                            -----------------------------------
    Net interest income after provision for
     loan losses                             12,609,649  12,118,201  10,996,017
                                            -----------------------------------
Noninterest income:
 Trust department income                        296,287     292,003     272,347
 Service charges on deposit accounts          2,512,185   2,192,844   2,041,821
 Net securities gains                            51,454      41,755     125,019
 Other                                          864,640     781,839     753,009
                                            -----------------------------------
    Total noninterest income                  3,724,566   3,308,441   3,192,196
                                            -----------------------------------
Noninterest expenses:
 Salaries and wages                           5,101,522   4,970,892   4,635,545
 Pensions and other employee benefits           942,942     981,839     813,292
 Occupancy and furniture and equipment
  expenses                                    1,347,674   1,252,866   1,423,554
 Other operating expenses                     3,716,120   3,795,188   3,999,367
                                            -----------------------------------
    Total noninterest expenses               11,108,258  11,000,785  10,871,758
                                            -----------------------------------
    Income before provision for income
     taxes                                    5,225,957   4,425,857   3,316,455
Provision for income taxes                  $ 1,643,116 $ 1,278,064 $   961,853
                                            -----------------------------------
    Net income                              $ 3,582,841 $ 3,147,793 $ 2,354,602
                                            -----------------------------------
Earnings per share (1):
 Weighted average number of shares
  outstanding (Note 3)                        1,704,222   1,768,414   1,782,722
                                            -----------------------------------
Net income per share (Note 3)               $      2.10 $      1.78 $      1.32
-------------------------------------------------------------------------------

(1) Earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a stock dividend on March 15, 1995.

   The accompanying notes are an integral part of these financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 1996, 1995, and 1994

                                                                       Additional  Unrealized
                                                  Common   Treasury     Paid-In       Gains      Retained
                                                  Stock      Stock      Capital     (Losses)     Earnings       Total
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                       $ 89,073 $  (480,303) $7,196,933               $21,982,482  $28,788,185
Adjustment to beginning balance for change in
 accounting principle, net of income taxes of
 $108,090                                                                          $  (264,633)                 (264,633)
Net income                                                                                        2,354,602    2,354,602
Change in unrealized gains (losses), net of
 income taxes of $963,554                                                           (2,362,871)               (2,362,871)
Cash dividends declared ($.96 per share)                                                           (837,043)    (837,043)
Treasury stock purchased (1,500 shares)                       (43,500)                                           (43,500)
Treasury stock issued to Employee Stock
 Ownership Plan (1,500 shares)                                 43,500                                             43,500
Other                                                                     (48,269)                               (48,269)
                                                 ------------------------------------------------------------------------
Balance, December 31, 1994                         89,073    (480,303)  7,148,664   (2,627,504)  23,500,041   27,629,971
Net income                                                                                        3,147,793    3,147,793
Change in unrealized gains (losses) net of
 income taxes of $957,097                                                            2,405,149                 2,405,149
Cash dividends declared ($.51 per share)                                                           (861,495)    (861,495)
Treasury stock purchased (50,144 shares)                     (807,282)                                          (807,282)
                                                 ------------------------------------------------------------------------
Two-for-one stock split (Note 3)                   89,073                 (89,073)
Balance, December 31, 1995                        178,146  (1,287,585)  7,059,591     (222,355)  25,786,339   31,514,136
Net income                                                                                        3,582,841    3,582,841
Change in unrealized gains (losses) net of
 income taxes of $1,593                                                                  3,090                     3,090
Cash dividends declared ($.54 per share)                                                           (914,595)    (914,595)
                                                 ------------------------------------------------------------------------
Balance, December 31, 1996                       $178,146 $(1,287,585) $7,059,591  $  (219,265) $28,454,585  $34,185,472
-------------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1996, 1995, and 1994

                                           1996          1995          1994
-------------------------------------------------------------------------------

Operating activities:
 Net income                            $  3,582,841  $  3,147,793  $  2,354,602
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
 Provision for loan losses                1,834,811       848,001       348,000
 Depreciation, amortization, and ac-
  cretion                                 1,063,816     1,135,106     1,260,083
 Increase (decrease) in unearned
  discount                               (3,464,345)   (1,481,468)    1,530,051
 Provision (benefit) for deferred
  income taxes, net                         (76,884)     (439,439)       71,965
 Purchases of trading securities                                    (36,913,782)
 Proceeds from sales of trading se-
  curities                                                           36,914,378
 Gain on sale of securities                 (51,454)      (41,755)     (125,019)
 Net gain on sale of other assets              (107)      (99,964)      (41,412)
 Write down of other real estate             48,543        50,593        74,292
 Decrease (increase) in assets:
  Interest receivable                        33,091      (489,332)     (259,329)
  Other assets                              250,054       (57,662)     (383,551)
 Increase (decrease) in liabilities:
  Interest payable                         (185,240)      474,827       196,666
  Income taxes payable                     (103,583)      735,551      (774,782)
  Other liabilities                         157,098      (249,663)   (5,594,747)
                                       ----------------------------------------
   Net cash provided by (used in) op-
    erating activities                    3,088,641     3,532,588    (1,342,585)
                                       ----------------------------------------
Investing activities:
 Proceeds from sales of investment
  securities: held-to-maturity                            241,717     1,203,060
 Proceeds from maturities and calls
  of investment securities: held-to-
  maturity                                              6,315,000     9,830,000
 Purchases of investment securities:
  held-to-maturity                                     (7,980,237)  (21,336,585)
 Proceeds from sales of investment
  securities: available-for-sale         20,550,491     6,280,558    22,716,645
 Proceeds from maturities and calls
  of investment securities: avail-
  able-for-sale                          31,641,910    20,373,454     9,232,505
 Purchases of investment securities:
  available-for-sale                    (37,418,957)  (16,483,310)  (16,400,285)
 Net increase in loans                  (35,254,649)  (27,581,276)  (28,060,223)
 Purchases of bank premises and
  equipment                              (1,041,942)   (1,870,992)   (1,569,897)
 Proceeds from sale of other real es-
  tate and equipment                        309,062     1,246,862       129,680
 Investment in low income housing
  projects                                 (247,000)     (553,000)     (700,000)
                                       ----------------------------------------
   Net cash used in investing activi-
    ties                                (21,461,085)  (20,011,224)  (24,955,100)
                                       ----------------------------------------
Financing activities:
 Net increase in deposits                15,603,221     9,617,981    21,661,633
 Increase in short-term borrowings        7,102,694     3,941,740     4,189,364
 Dividends paid                            (920,419)     (854,510)     (834,045)
 Purchase of treasury stock                              (807,282)
 Minority interest in consolidated
  subsidiary                                                           (232,928)
                                       ----------------------------------------
   Net cash provided by financing ac-
    tivities                             21,785,496    11,897,929    24,784,024
                                       ----------------------------------------
   Increase (decrease) in cash and
    cash equivalents                      3,413,052    (4,580,707)   (1,513,661)
Cash and cash equivalents, beginning
 of year                                 18,601,769    23,182,476    24,696,137
                                       ----------------------------------------
Cash and cash equivalents, end of
 year                                  $ 22,014,821  $ 18,601,769  $ 23,182,476
                                       ----------------------------------------
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
 Interest                              $ 11,405,549  $ 10,599,605  $  7,980,599
                                       ----------------------------------------
 Income taxes                          $  1,825,459  $  1,145,007  $  1,655,000
                                       ----------------------------------------
 Noncash investing activity:

 The Company transferred investment securities: held to maturity having a net book value of approximately $28,831,000 to investment securities: available for sale during the year ended December 31, 1995.

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION -- The consolidated financial statements included herein are those of The Peoples BancTrust Company, Inc. (the Company) and its wholly owned subsidiary, The Peoples Bank and Trust Company (the Bank).

NATURE OF OPERATIONS -- The Company operates fourteen offices in rural and sub-urban communities in south-central Alabama. The Company's primary source of revenue is providing loans to customers, who are predominately small and mid-dle-market businesses and middle-income individuals.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with generally accepted accounting prin-ciples requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES -- On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). The adoption of SFAS No. 115 decreased shareholders' equity by $265,000 (net of $108,000 in deferred income taxes) at January 1, 1994. Under the statement, investments are classi-fied as either held-to-maturity, trading, or available-for-sale securities.

INVESTMENT SECURITIES: held-to-maturity are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premi-ums, and accretion of discount to the earlier of the maturity or call date.

INVESTMENT SECURITIES: available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that manage-ment intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities avail-able-for-sale are recorded at market value with unrealized gains and losses net of any tax effect, added or deducted directly from stockholders' equity.

Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

At December 31, 1996 and 1995, the Company classified all securities as avail-able for sale as part of an asset and liability strategy to maximize the flexi-bility of its investment portfolio.

Realized and unrealized gains and losses are based on the specific identifica-tion method.

LOANS -- Loans are stated at face value, net of unearned discount, and the al-lowance for loan losses. Unearned discounts on installment loans are recognized as income over the terms of the loans by the sum-of-the-months-digits method, which approximates the interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Nonrefundable fees and costs associated with originating or acquiring loans are recognized by the in-terest method as a yield adjustment over the life of the corresponding loan.

ALLOWANCE FOR LOAN LOSSES -- The Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition Disclosure, on January 1, 1995. Under the new standards, a loan is considered impaired, based on cur-rent information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are mea-sured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-de-pendent loans are measured for impairment based on the fair value of the col-lateral. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses at January 1, 1995.

At December 31, 1996 and 1995, the recorded investment in loans for which im-pairment has been recognized in accordance with SFAS 114 totaled $2,171,000 and $2,729,000, respectively. These loans had a corresponding valuation allowance of $486,000 at December 31, 1996 and $634,000 at December 31, 1995. The impaired loans were measured for impairment using the fair value of the collateral as approximately all of these loans were collateral depen-dent. The average recorded investment in impaired loans during 1996 and 1995 was approximately $2,450,000 and $2,333,000, respectively. The Company recog-nized approximately $294,000 and $315,000 of interest on impaired loans during the period that they were impaired during 1996 and 1995, respectively.

The Company uses several factors in determining if a loan is impaired under SFAS No. 114. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumula-tion of related data. This data includes loan payment status, borrowers' finan-cial data, and borrowers' operating factors such as cash flows, operating in-come or loss, etc.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When a loan or portion of a loan is deter-mined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfo-lio, adverse situations that may affect the borrowers' ability to repay, esti-mated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS -- Loans, including im-paired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a cur-rent payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repay-ment performance (generally a minimum of six months) by the borrower, in accor-dance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of in-terest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses un-til prior charge-offs have been fully recovered.

BANK PREMISES AND EQUIPMENT -- Office equipment and buildings are stated at cost less accumulated depreciation computed on the straight-line, declining-balance and other accelerated methods over the estimated useful lives of the assets. Gains or losses on disposition are recorded in other operating income on the date of disposition, based upon the difference between the net proceeds and the adjusted carrying value of the assets sold or retired. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized.

OTHER REAL ESTATE -- Other real estate is stated at the lower of the appraised value or outstanding loan balance at the time of foreclosure. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

INTANGIBLE ASSETS ACQUIRED -- Intangible assets acquired are stated at original cost less accumulated amortization to date. Core deposits are amortized using the straight-line method over a period of ten years; goodwill is amortized us-ing the straight-line method over a period of twenty to twenty-five years.

INCOME TAXES -- Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax as-sets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER SHARE -- Earnings per share are calculated by dividing net income by the weighted average number of shares outstanding during the period. All earnings per share data has been restated to reflect a two-for-one stock split effected in the form of a stock dividend on March 15, 1995.

CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, securi-ties purchased under agreements to resell, and interest-bearing deposits in banks.

RECLASSIFICATIONS -- Certain amounts were reclassified in the 1995 and 1994 fi-nancial statements to conform with the 1996 presentation.

2. RESTRICTED CASH BALANCES

Aggregate reserves in the form of deposits with the Federal Reserve Bank of $2,300,000 were maintained to satisfy federal regulatory requirements at Decem-ber 31, 1996 and 1995.

3. CAPITAL STOCK

On January 28, 1995, the Board of Directors declared a two-for-one stock split which was effected in the form of a 100 percent stock dividend to all share-holders of record as of February 25, 1995, the ex-dividend date, with the stock dividend distributed on March 15, 1995. A total of 890,726 shares of common stock were issued in connection with the split. The stated par value of each share was not changed from $.10. A total of $89,073 was reclassified from the Company's additional paid-in capital to the Company's common stock. All share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

4. INVESTMENT SECURITIES

The amortized cost and approximate market values of investment securities: available-for-sale at December 31, 1996 and 1995 are as follows:

                                                    1996
------------------------------------------------------------------------------
                                             Gross      Gross
                                Amortized  Unrealized Unrealized  Approximate
              Type                Cost       Gains      Losses    Market Value
------------------------------------------------------------------------------
   U.S. Treasury securities    $11,438,134  $ 50,503  $ (12,078)  $11,476,559
   Obligations of other U.S.
    Government agencies and
    corporations                41,477,832   120,694   (113,077)   41,485,449
   Obligations of state and
    political subdivisions       2,071,315     6,782    (28,430)    2,049,667
   Collateralized mortgage
    obligations                 16,923,128    22,333   (109,763)   16,835,698
   Mortgage-backed securities    2,586,286    25,985    (18,993)    2,593,278
   Corporate and other
    securities                   8,528,220             (276,175)    8,252,045
                               ----------------------------------------------
                               $83,024,915  $226,297  $(558,516)  $82,692,696
------------------------------------------------------------------------------

                                                    1995
------------------------------------------------------------------------------
                                             Gross      Gross
                                Amortized  Unrealized Unrealized  Approximate
              Type                Cost       Gains      Losses    Market Value
------------------------------------------------------------------------------
   U.S. Treasury securities    $18,893,283  $ 89,869  $ (47,985)  $18,935,167
   Obligations of other U.S.
    Government agencies and
    corporations                38,051,865    39,751   (138,995)   37,952,621
   Obligations of state and
    political subdivisions       2,864,487    20,025     (9,255)    2,875,257
   Collateralized mortgage
    obligations                 21,353,741    71,951   (161,335)   21,264,357
   Mortgage-backed securities    3,335,218    31,172    (17,502)    3,348,888
   Corporate and other
    securities                  13,425,399    20,525   (235,123)   13,210,801
                               ----------------------------------------------
                               $97,923,993  $273,293  $(610,195)  $97,587,091
------------------------------------------------------------------------------

The amortized cost and approximate market value of investment securities: available for sale at December 31, 1996, by contractual maturity, are shown be-low. Expected maturities may differ from contractual maturities because borrow-ers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Securities Available for Sale
---------------------------------------------------------------------------
                                                Amortized        Market
                                                   Cost          Value
---------------------------------------------------------------------------
   Due in one year or less                    $    9,786,207 $    9,782,303
   Due after one year through five years          46,985,308     46,992,601
   Due after five years through ten years          2,070,074      2,042,655
   Due after ten years                             1,115,053      1,105,514
                                              -----------------------------
                                                  59,956,642     59,923,073
   Mortgage-backed securities                      2,586,286      2,593,277
   CMO's                                          16,923,128     16,835,697
   Equity securities having no specified due
    date                                           3,558,859      3,340,649
                                              -----------------------------
     Total                                    $   83,024,915 $   82,692,696
---------------------------------------------------------------------------

Included within Corporate and other securities are $1,236,640 in marketable equity securities at December 31, 1996 and 1995. Also included within corporate and other securities are $1,442,300 and $901,000 of Federal Home Loan Bank stock and $240,550 and $236,410 of Federal Reserve Bank stock at December 31, 1996 and 1995, respectively.

Proceeds from sales of debt securities during 1996, 1995, and 1994 were $20,962,585, $12,595,558, and $24,004,225, respectively. Gross gains of
$60,293, $47,368, and $196,900, and gross losses of $8,839, $5,613, and $72,477 were realized on those sales for 1996, 1995, and 1994, respectively.

Securities with a par value of $44,893,013 and $46,982,691 were pledged as col-lateral for public funds deposits and repurchase agreements at December 31, 1996 and 1995, respectively.

5. LOANS

The major categories of loans at December 31, 1996 and 1995 are as follows:

                                   1996         1995
--------------------------------------------------------
   Commercial and industrial   $ 82,001,008 $ 61,983,633
   Real estate mortgage          72,036,870   57,358,808
   Personal                      70,618,744   71,695,143
   Overdrafts and credit line     5,245,424    5,090,393
                               -------------------------
                                229,902,046  196,127,977
                               -------------------------
   Less:
    Unearned discount             1,532,167    4,996,512
    Allowance for loan losses     2,484,122    2,004,891
                               -------------------------
                               $225,885,757 $189,126,574
--------------------------------------------------------

The Bank's lending is concentrated throughout Dallas, Autauga, and Butler coun-ties in Alabama and repayment of these loans is, in part, dependent upon the economic conditions in this region of the state. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower, which would expose the Bank to unacceptable amounts of risk. The above loans include agricultural loans totaling approximately $16,148,000 and $15,630,000 for 1996 and 1995, respectively. Management continually evaluates the potential risk in this segment of the portfolio in determining the adequacy of the allowance for possible loan losses.

The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon exten-sion of credit is based on management's credit evaluation of the customer. Col-lateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties. No additional credit risk exposure relating to outstanding loan balances exists beyond the amounts shown in the consolidated balance sheets as of December 31, 1996.

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,679,000 and $1,503,000 for 1996 and 1995, respec-tively. If these loans had been current throughout their terms, interest income would have increased approximately $77,000, $96,000, and $72,000 in 1996, 1995, and 1994, respectively.

Changes in the allowance for possible loan losses were as follows:

                                       1996         1995         1994
--------------------------------------------------------------------------
   Balance, beginning of year       $ 2,004,891  $ 2,039,578  $ 2,204,807
   Provision charged to operations    1,834,811      848,001      348,000
   Loans charged off                 (1,939,221)  (1,621,446)  (1,147,972)
   Recoveries                           583,641      738,758      634,743
                                    -------------------------------------
   Balance, end of year             $ 2,484,122  $ 2,004,891  $ 2,039,578
--------------------------------------------------------------------------

6. BANK PREMISES AND EQUIPMENT

Bank premises and equipment and accumulated depreciation at December 31, 1996 and 1995 are summarized as follows:

                                     1996       1995
-------------------------------------------------------
   Buildings                      $6,248,375 $6,061,228
   Furniture and equipment         7,505,679  6,927,479
   Land improvements                 254,190    253,065
                                  ---------------------
                                  14,008,244 13,241,772
   Less accumulated depreciation   8,835,362  8,081,221
                                  ---------------------
                                   5,172,882  5,160,551
   Land                              789,669    801,169
                                  ---------------------
                                  $5,962,551 $5,961,720
-------------------------------------------------------

7. INCOME TAXES

The Company and the Bank file a consolidated income tax return. The consoli-dated provision (benefit) for income taxes is as follows:

                         Federal              State               Total
---------------------------------------------------------------------------
   1996:
    Current             $1,574,601           $174,688           $1,749,289
    Deferred              (101,978)            (4,195)            (106,173)
                        ---------------------------------------------------
                        $1,472,623           $170,493           $1,643,116
---------------------------------------------------------------------------
   1995:
    Current             $1,578,310           $139,193           $1,717,503
    Deferred              (401,773)           (37,666)            (439,439)
                        ---------------------------------------------------
                        $1,176,537           $101,527           $1,278,064
---------------------------------------------------------------------------
   1994:
    Current             $  933,902           $ 37,277           $  971,179
    Deferred               (26,020)            16,694               (9,326)
                        ---------------------------------------------------
                        $  907,882           $ 53,971           $  961,853
---------------------------------------------------------------------------

Temporary differences and carryforwards which give rise to a significant por-tion of deferred tax assets and liabilities at December 31 are as follows:

                                         1996       1995
------------------------------------------------------------
   Allowance for possible loan losses  $ 470,591  $ 320,731
   Other real estate owned writedowns    101,417     82,737
   Other liabilities and reserves        208,947    192,091
   Intangible assets                      54,373
   Bank premises and equipment          (455,198)  (420,595)
   Investment securities                 (64,235)  (139,301)
   Other                                (163,782)    39,566
                                       --------------------
    Deferred tax asset, net            $ 152,113  $  75,229
------------------------------------------------------------

The provision for income taxes is different from the amount computed by apply-ing the federal income tax statutory rate to income before provision for income taxes. The reasons for this difference, as a percentage of pre-tax income, are as follows:

                                                            1996  1995  1994
-----------------------------------------------------------------------------
   Federal income tax statutory rate                        34.0% 34.0% 34.0%
   Nontaxable income on obligations of state and political
    subdivisions                                             (.9)  (.6) (1.3)
   Amortization of intangible assets                          .4    .5   (.2)
   State income taxes                                        2.1   1.8   1.5
   Low income housing credit                                (5.2) (3.7) (4.2)
   Minimum tax credit                                                   (2.9)
   Other                                                     1.0  (3.1)  2.1
                                                            ----------------
   Effective tax rate                                       31.4% 28.9% 29.0%
-----------------------------------------------------------------------------

8. BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan (the Plan) cov-ering substantially all of its employees. The Company's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the projected unit credit method of actuarial computation. Actuarial computa-tions for financial reporting purposes are also based on the projected unit credit method. Pension expense was $238,216, $238,403, and $126,655, for 1996, 1995, and 1994, respectively.

The following schedule sets forth the Plan's funded status and amounts recog-nized in the Company's financial statements as of December 31, 1996 and 1995:

                                                          1996         1995
--------------------------------------------------------------------------------
   Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including vested
      benefits of $(4,273,614) and $(3,871,661),
      respectively                                     $(4,320,277) $(3,915,159)
                                                       ------------------------
     Projected benefit obligation for service
      rendered to date                                  (5,050,265)  (4,499,192)
     Plan assets at fair value, primarily U.S.
      Treasury securities and common stocks              5,014,254    4,589,264
                                                       ------------------------
       Projected benefit obligation less than (in
        excess of) plan assets                             (36,011)      90,072
     Unrecognized net gain from past experience
      different from that assumed and effects of
      changes in assumptions                              (234,824)    (405,101)
     Prior service cost not yet recognized in net
      periodic pension cost                                232,312      270,323
     Unrecognized net asset at date of initial
      application (15.6 year life)                        (232,375)    (291,588)
                                                       ------------------------
       Pension liability included in the consolidated
        balance sheets                                 $  (270,898) $  (336,294)
--------------------------------------------------------------------------------

Net pension cost for 1996, 1995, and 1994 includes the following components:

                                               1996       1995       1994
-----------------------------------------------------------------------------
   Service costs of benefits earned during
    the period                               $ 263,143  $ 232,876  $ 158,396
   Interest cost on projected benefit obli-
    gation                                     320,410    286,269    263,601
   Actual return on plan assets               (324,135)  (259,540)   150,269
   Net amortization and deferral               (21,202)   (21,202)  (445,611)
                                             -------------------------------
                                             $ 238,216  $ 238,403  $ 126,655
-----------------------------------------------------------------------------

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7% for 1996, 1995, and 1994. The rate of increase in future compensation levels used was 3.5% for 1996, 1995, and 1994. The expected long-term rate of return was 7% for 1996, 1995, and 1994.

During 1987, the Company established an Employee Stock Ownership Plan (ESOP), a tax-qualified, defined contribution plan which covers substantially all employ-ees. Contributions are determined by the Board of Directors of the Company. As of December 31, 1996 and 1995, the ESOP holds 27,575 and 25,034 shares of com-mon stock in the Company, respectively.

9. COMMITMENTS AND CONTINGENCIES

The Bank leases certain buildings, equipment and land under noncancelable oper-ating leases which require various minimum annual rentals.

The total minimum rental commitment at December 31, 1996 under the leases is as follows:

           1997        $ 72,205
           1998          69,855
           1999          57,765
           2000          36,724
           2001           9,600
           Thereafter    48,000
                       --------
                       $294,149
                       --------

The total rental expense amounted to approximately $93,000, $76,000, and $109,000 in 1996, 1995, and 1994, respectively.

The Company is from time to time a defendant in legal actions from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1996 will have a materially adverse effect on the Company's financial statements.

10. RELATED PARTY TRANSACTIONS

Certain directors and officers of the Company and its subsidiary bank, including their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. Such loans had outstanding balances of $8,578,373 and $6,865,453 at December 31, 1996 and 1995, respectively. A summary of the loan activity with these related parties during 1996 is shown below:

           Balance, beginning of year  $ 6,865,453
           Additions                     8,453,046
           Payments                     (6,740,126)
                                       -----------
           Balance, end of year        $ 8,578,373
                                       -----------

During 1996, 1995, and 1994, the Company paid legal fees of approximately $105,000, $101,000, and $62,000, respectively, to a law firm in which a partner of the firm serves on the board of directors of the Company.

11. SEGMENT INFORMATION

The Company operates in one business segment, banking. Accordingly, all financial information is presented for that one industry segment.

12. REGULATORY MATTERS

The approval of regulatory authorities is required if the total of all the dividends declared by the Bank in any calendar year exceeds the Bank's net income as defined for that year combined with its retained net income for the preceding two calendar years. The Bank obtained regulatory approval as applicable for the payment of dividends in 1996, 1995, and 1994.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regu-latory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy re-quire the Company to maintain minimum amounts and ratios (set forth in the ta-ble below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios as set forth in the table. There are no condi-tions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's actual capital amounts and ratios are also pre-sented in the table.

                                                                                                  To Be Well
                                                                                                 Capitalized
                                                                                                 Under Prompt
                                                                              For Capital     Corrective Action
                                                               Actual      Adequacy Purposes      Provisions
                                                        -------------------------------------------------------
                                                          Amount    Ratio   Amount    Ratio    Amount    Ratio
                                                        -------------------------------------------------------
The Company
   As of December 31, 1996
     Total Capital (to Risk Weighted Assets)              35,952   14.88%  19,324    8.00%    24,155    10.00%
     Tier 1 Capital (to Risk Weighted Assets)             33,468   13.86%   9,662    4.00%    14,493     6.00%
     Tier 1 Capital Ratio (to Average Assets)             33,468   10.42%  12,853    4.00%    16,067     5.00%
   As of December 31, 1995
     Total Capital (to Risk Weighted Assets)              32,737   13.97%  18,747    8.00%    23,434    10.00%
     Tier 1 Capital (to Risk Weighted Assets)             30,732   13.11%   9,374    4.00%    14,060     6.00%
     Tier 1 Capital Ratio (to Average Assets)             30,732   10.02%  12,263    4.00%    15,329     5.00%

The Bank
   As of December 31, 1996
     Total Capital (to Risk Weighted Assets)              36,226   15.05%  19,263    8.00%    24,078    10.00%
     Tier 1 Capital (to Risk Weighted Assets)             33,742   14.01%   9,631    4.00%    14,447     6.00%
     Tier 1 Capital Ratio (to Average  Assets)            33,742   10.51%  12,842    4.00%    16,052     5.00%
   As of December 31, 1995
     Total Capital (to Risk Weighted Assets)              33,074   14.12%  18,744    8.00%    23,431    10.00%
     Tier 1 Capital (to Risk Weighted Assets)             31,069   13.26%   9,372    4.00%    14,058     6.00%
     Tier 1 Capital Ratio (to Average Assets)             31,069    9.70%  12,813    4.00%    16,017     5.00%
----------------------------------------------------------------------------------------------------------------

13. PREFERRED STOCK

The Bank is authorized to issue 2,600 shares of preferred stock, par value $1 per share, which have been designated as Non-cumulative Non-voting Directors' Preferred Stock, Series A. During 1994, the Bank redeemed and retired all 2,000 shares of the preferred stock outstanding at a price of $1.00 per share.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract amount of those instruments re-flect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those in-struments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may re-quire payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily rep-resent future cash requirements. The Bank had approximately $23,810,000 and $24,107,000 in commitments to extend credit at December 31, 1996 and 1995, re-spectively. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the cus-tomer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, includ-ing commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may in-clude accounts receivable, inventory, property, plant and equipment and resi-dential real estate for those commitments for which collateral is deemed neces-sary. The Bank had approximately $1,051,000 and $1,106,000 in irrevocable standby letters of credit at December 31, 1996 and 1995, respectively.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND CASH EQUIVALENTS -- For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

  INVESTMENT SECURITIES: AVAILABLE FOR SALE -- For debt securities and market-able equity securities, fair values are based on quoted market prices or dealer quotes.

  LOANS -- The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to bor-rowers with similar credit ratings and for the same remaining maturities.

  DEPOSITS -- The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS --
   The carrying amount is a reasonable estimate of fair value.

  COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of these unrecognized financial instruments is estimated based on the fee in-come associated with the commitments. Such fee income is not material to the Company's financial statements at December 31, 1996 and 1995 and, therefore, the fair value of these commitments is not presented.

The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                      1996                      1995
-------------------------------------------------------------------------------
                              Carrying       Fair       Carrying       Fair
                               Amount       Value        Amount       Value
-------------------------------------------------------------------------------
   Financial assets:
    Cash and cash
     equivalents            $ 22,014,821 $ 22,014,821 $ 18,601,769 $ 18,601,769
    Investment securities:
     available for sale       82,692,696   82,692,696   97,587,091   97,587,091
    Loans, net               225,885,757  225,283,808  189,126,574  190,893,285
                            ---------------------------------------------------
                            $330,593,274 $329,991,325 $305,315,434 $307,082,145
-------------------------------------------------------------------------------
   Financial liabilities:
    Deposits                $288,385,162 $289,751,381 $272,781,941 $274,517,255
    Securities sold under
     agreements to
     repurchase                4,924,708    4,924,708    5,019,105    5,019,105
    Other borrowed funds      13,412,729   13,412,729    6,215,638    6,215,638
                            ---------------------------------------------------
                            $306,722,599 $308,088,818 $284,016,684 $285,751,998
-------------------------------------------------------------------------------

16. FINANCIAL ACCOUNTING DEVELOPMENTS

In June 1996, the Financial Accounting Standards Board issued Statement of Fi-nancial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125). SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transfer-ors as part of a transfer of financial assets be initially measured at fair value, if practicable. This statement also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained in-terests, if any, based on their relative fair values at the date of transfer. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, in December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 127, De-ferral of the Effective Date of Certain Provisions of FASB Statement No. 125. This statement defers for one year the effective date of certain provisions of SFAS No. 125 relating to repurchase agreements, dollar-roll transactions, de-ferred securities lending and similar transactions. The effective date for all other transactions addressed by SFAS No. 125 is unchanged. Management does not believe that the adoption of SFAS No. 125 will have a material impact on the Company's financial statements.

17. STOCK OPTION PLAN

The Company has a stock option plan (the Plan) under which 100,000 shares of common stock have been reserved for issue to certain employees and officers through incentive stock options as of December 31, 1996. Options granted under the Plan become exercisable after six months of continued employment from the date of grant.

On January 1, 1996 the Company adopted Statement of Financial Accounting Stan-dards No. 123, Accounting for Stock-Based Compensation (SFAS 123). As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Company's plan been de-termined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the impact on the Company's net income and net income per share would not have been material.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assump-tions used for grants in both 1996 and 1995; dividend yield of 1.76%; expected volatility of 31.2%; risk-free interest rate of 5.02%; and expected life of
8.76 years.

A summary of the status of the Company's plan as of December 31, 1996, 1995, and 1994, and changes during the years ending on those dates is presented be-low:

                                   1996             1995            1994
-------------------------------------------------------------------------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
-------------------------------------------------------------------------------
   Outstanding at beginning
    of year                   23,350  $14.62   15,250  $14.22   9,750   $13.16
   Granted                     8,100   20.36    8,100   15.37   8,200    15.33
   Expired                                                     (2,700)   13.76
                             ------------------------------------------------
   Outstanding at end of
    year                      31,450   16.10   23,350   14.62  15,250    14.22
                             ------------------------------------------------
   Options exercisable at
    year-end                  31,450   16.10   23,350   14.62  15,250    14.22
   Weighted-average per
    share fair value of
    options granted during
    the year (1)             $  6.45          $  4.62             N/A
-------------------------------------------------------------------------------

(1) In accordance with SFAS No. 123, the fair value of options granted prior to December 15, 1994, was not estimated.

The following table summarizes information about the Plan's stock options at December 31, 1996:

                           Options Outstanding        Options Exercisable
--------------------------------------------------------------------------
                                  Weighted
                                   Average   Weighted             Weighted
                       Number     Remaining  Average    Number    Average
      Range of       Outstanding Contractual Exercise Exercisable Exercise
   Exercise Prices   at 12/31/96    Life      Price   at 12/31/96  Price
--------------------------------------------------------------------------
   $12.77 - $14.05      8,250     4.5 years   $13.24     8,250     $13.24
   $15.00 - $16.50     15,100    6.75 years    15.38    15,100      15.38
   $19.87 - $21.86      8,100    7.81 years    20.36     8,100      20.36
                     ---------------------------------------------------
                       31,450                           31,450
--------------------------------------------------------------------------

18. THE PEOPLES BANCTRUST COMPANY, INC. (PARENT COMPANY ONLY)

Presented below and on the following page are the financial statements of The Peoples BancTrust Company, Inc.

                                 BALANCE SHEETS

                           December 31, 1996 and 1995

                                                        1996         1995
------------------------------------------------------------------------------
                                  ASSETS
Cash *                                               $    94,120  $    92,036
Investment in subsidiary bank, The Peoples Bank and
 Trust Company *                                      34,358,579   31,684,792
Other assets                                             266,879      224,650
                                                     ------------------------
  Total assets                                       $34,719,578  $32,001,478
------------------------------------------------------------------------------


                   LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                    $    12,596  $    18,420
Other liabilities                                        521,510      468,922
                                                     ------------------------
                                                         534,106      487,342
                                                     ------------------------
Common stock, $.10 par value; 4,000,000 shares
 authorized;
 1,781,452 shares issued                                 178,146      178,146
Additional paid-in capital                             7,059,591    7,059,591
Net unrealized loss on investments (net of tax
 benefits of $112,954
 and $114,547, respectively)                            (219,265)    (222,355)
Retained earnings                                     28,454,585   25,786,339
Treasury stock, 87,758 shares, at cost                (1,287,585)  (1,287,585)
                                                     ------------------------
                                                      34,185,472   31,514,136
                                                     ------------------------
  Total liabilities and stockholders' equity         $34,719,578  $32,001,478
------------------------------------------------------------------------------

* Eliminated in consolidation

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

             for the years ended December 31, 1996, 1995, and 1994

                                           1996         1995         1994
------------------------------------------------------------------------------
Cash dividends received or receivable
 from subsidiary *                      $ 1,716,000  $ 2,357,387  $ 1,527,730
Equity in subsidiary's undistributed
 net income *                             2,504,697    1,662,968    1,616,297
Other expense                              (637,856)    (872,562)    (789,425)
                                        -------------------------------------
Net income                                3,582,841    3,147,793    2,354,602
Retained earnings, beginning of period   25,786,339   23,500,041   21,982,482
Less: Cash dividends declared               914,595      861,495      837,043
                                        -------------------------------------
Retained earnings, end of year          $28,454,585  $25,786,339  $23,500,041
------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1996, 1995, and 1994

                                              1996         1995         1994
---------------------------------------------------------------------------------
Operating activities:
  Net income                               $ 3,582,841  $ 3,147,793  $ 2,354,602
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Undistributed income of subsidiary *    (2,504,697)  (1,662,968)  (1,616,297)
    Decrease (increase) in other assets       (208,229)       1,603      277,766
    Increase (decrease) in other
     liabilities                                52,588      159,500     (136,803)
                                           -------------------------------------
      Net cash provided by operating
       activities                              922,503    1,645,928      879,268
                                           -------------------------------------
Financing activities:
  Treasury stock purchased                                 (807,282)
  Dividends paid                              (920,419)    (854,510)    (834,045)
                                           -------------------------------------
      Net cash used in financing
       activities                             (920,419)  (1,661,792)    (834,045)
                                           -------------------------------------
      Increase (decrease) in cash and cash
       equivalents                               2,084      (15,864)      45,223
Cash and cash equivalents, beginning of
 year                                           92,036      107,900       62,677
                                           -------------------------------------
Cash and cash equivalents, end of year     $    94,120  $    92,036  $   107,900
---------------------------------------------------------------------------------

* Eliminated in consolidation.