Form 10-K, Exhibit 13
period 1997-12-31
PEOPLES BANCTRUST CO INC
filed 1998-03-31
CIK 762128

                                    CONTENTS

              Letter to Stockholders....................2
              Management's Discussion and Analysis......4
              Five Year Comparison of Selected Financial
               Data....................................14
              Selected Quarterly Financial Data 1997-
               1996....................................14
              Corporate Information....................16
              Stock Dividend and Price Information.....16
              Report of Independent Accountants........17
              Consolidated Balance Sheets..............18
              Consolidated Statements of Income........19
              Consolidated Statements of Changes to
               Stockholders' Equity....................20
              Consolidated Statements of Cash Flows... 21
              Notes to Consolidated Financial State-
               ments...................................22
              Officers and Directors...................38

                             LETTER TO STOCKHOLDERS
Our people did a great job last year. 1997 was our most profitable, and sound growth occurred too. $4,000,000 in net profits was 11.7% over the prior year's record of three and a half million dollars. Earnings per share increased to $1.17 from $1.05 in 1996. Year end assets were up to $361,300,000 from the $343,300,000 reported last year.

We made three strong growth moves during 1997. In August, we opened up a new branch in Centreville, (Bibb County) Alabama. We have an excellent staff and aggressive community leaders as directors. We are very pleased with that area and its potential for growth.

The second major step was that we signed an agreement to purchase Merchants & Planters Bancshares of Montevallo, Alabama. This purchase was completed in March, 1998. We have filed an application to merge Merchants & Planters Bank into our Peoples Bank & Trust Company. Our opportunities in Shelby County are tremendous, beginning with a very fine bank as the foundation there. This con-nects with our new Bibb County market in fine fashion.

The third significant expansion news was to the east in Elmore County. We have agreed to merge with Elmore County Bancshares. Its subsidiary is the Bank of Tallassee, another high quality community bank. We should complete the mergers following mid-year 1998 stockholders votes.

When all this is complete, we will be strongly positioned for future growth in excellent markets throughout Central Alabama. Our total assets will then exceed a half a billion dollars.

The attached Total Return Performance chart shows how the market has evaluated the Peoples BancTrust. The increased market over the five years shown of 578% is most gratifying.

In closing, I want to express my gratitude for these additional blessings. We truly had a wonderful year and look forward to a great future.
LOGO
Richard P. Morthland
Chairman of The Board of Directors & Chief Executive Officer

                                                                            LOGO

               The Peoples Bank and Trust Company Management Team



      PHOTO OF RICHARD
        P. MORTHLAND                        PHOTO OF ELAM P.
                                               HOLLEY, JR.

 Richard P. Morthland Chairman and   Elam P. Holley, Jr. President and Chief
      Chief Executive Officer                   Operating Officer




   PHOTO OF ANDREW          PHOTO OF JOHN           PHOTO OF M.
   C. BEARDEN, JR.            G. CHISOLM          SCOTT PATTERSON

 Andrew C. Bearden, Jr.     John G. Chisolm       M. Scott Patterson Executive
     Executive Vice          Executive Vice       Vice President & Investment
   President & Chief     President & Commercial    Officer Financial Services
   Financial Officer        Disivion Manager            Division Manager
   Retail/Operations
    Division Manager





     PHOTO OF      PHOTO OF BOBBY       PHOTO OF          PHOTO OF
    WILLIAM S.         LEACH          JEFFERSON G.       MICHAEL A.
     JOHNSON                         RATCLIFFE. JR.       TRUELOVE

   William S.    Bobby Leach Bibb    Jefferson G.       Michael A. Truelove
 Johnson Butler   County Regional   Ratcliffe, Jr.     Shelby County Regional
 County Regional     President   Prattville/Millbrook        President
    President                          Division
                                       Regional
                                       President

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
                                  INTRODUCTION

This discussion focuses on the financial condition and results of operations of The Peoples BancTrust Company, Inc. the ("Company"), and is intended to be read in conjunction with the consolidated financial statements in this report. Ref-erence should be made to those statements and other financial data presented elsewhere in this report to fully understand the following discussion and anal-ysis.

Management's discussion and analysis includes certain forward-looking state-ments addressing, among other things, the Company's prospects for earnings, as-set growth and net interest margin. Forward-looking statements are accompanied by, and identified with, such terms as "anticipates," "believes," "expects," "intends," and similar phrases. Management's expectations for the Company's fu-ture necessarily involve a number of assumptions and estimates. Factors that could cause actual results to differ from the expectations expressed herein include: substantial changes in interest rates, and changes in the general economy; changes in the Company's strategies for credit-risk management, inter-est-rate risk management and investment activities. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.

                             BALANCE SHEET SUMMARY

LOANS
The Company's largest earning asset category is its loan portfolio. Because loans generate the highest yields, most other assets and liabilities are man-aged to accommodate fluctuations in the loan portfolio.

Loans, net of unearned interest, for 1997, had an average balance of $225,706,000. This volume represents a 14.46% increase over the 1996 average of $197,187,000. Continued emphasis on loan generation, and year-end loan demand, coupled with a healthy economy, caused loans net of unearned interest to rise from a December 31, 1996 total of $228,370,000 to their December 31, 1997 total of $258,777,000. Due to the aforementioned loan growth, the Company's loan to deposit ratio at December 31, 1997, rose to 86.8%, as compared to the December 31, 1996 ratio of 78.3%.

The largest segmental growth in the loan portfolio was in commercial and indus-trial loans. 1997 saw an increase of $9,902,000 from $82,001,000 at December 31, 1996 to $91,903,000 at December 31, 1997. The Company monitors concentra-tions of loans by certain industry segments. At December 31, 1997, those seg-ments and their approximate respective loan amounts were: health care $45,700,00; timber $31,800,000; construction $28,000,000 and agriculture
$25,100,000. No other single industry segment accounted for greater than $25,000,000 of loans.

Real estate loans experienced a $16,209,000 growth, to finish the year at a balance of $88,246,000. The expanding economies in the counties where the Com-pany concentrates its business contributed to an increased demand for new home financing, thus causing the growth in real estate loans. The personal loan portfolio increased by $1,359,000, to a balance of $71,978,000 at December 31, 1997. This rise was primarily due to higher demand for automobile financing. Credit lines increased from $4,910,000 at December 31, 1996 by $1,513,000 to $6,423,000 at December 31, 1997. Checking overdrafts increased from $335,000 at December 31, 1996 to $613,000 at December 31, 1997, representing a $278,000 in-crease. The 1996 level was below that of 1995, with the 1997 level more closely resembling what management regards as a normal balance.

ALLOWANCE FOR LOAN LOSSES
Management's estimate of the uncollectible loans within the Company's loan portfolio is represented by the allowance for loan losses. A charge to the al-lowance for loan losses occurs when management has cause to believe that the prospect of principal repayment of a loan has significantly diminished. Should a loan that has been charged off be recovered, either partially or entirely, it is credited back to the allowance. Periodic reviews of the loan portfolio that include analysis of such factors as current and expected economic conditions, historical loss experience, levels of non-accruing loans and delinquencies, de-termine the appropriate level at which to maintain the allowance for loan loss-es.

Because the allowance is based on assumptions and subjective judgement, it is not necessarily reflective of the charge-offs which could ultimately occur.

At December 31, 1997, the Company's allowance for loan losses had a balance of $2,750,000 as compared to $2,484,000 at December 31, 1996. As a result, the ra-tios of allowance to total loans net of unearned interest were 1.06% and 1.09% for 1997 and 1996, respectively. Loans requiring special attention because of potential weaknesses fell from $10,900,000 at December 31, 1996 to $9,086,000 at December 31, 1997. As a percentage of total loans net of unearned interest, non-accruing loans decreased slightly, standing at .66% on December 31, 1997 as compared to .73% on December 31, 1996. The current level of allowance for loan losses exceeds the minimum requirements set forth by the regulatory authori-ties. It is management's belief that at its current level, the allowance for loan losses is sufficient to absorb any potential losses in the Company's loan portfolio. See note 1 of Notes to Consolidated Financial Statements.

INVESTMENTS
The Company's investment portfolio declined $12,956,000 to $69,737,000 at De-cember 31, 1997, as compared to $82,693,000 at December 31, 1996. This decrease represents a shift of funds from the investment portfolio to the higher yield-ing loan portfolio.

During 1995, the entire portfolio was classified as "available-for-sale", caus-ing it to being marked-to-market. The portfolio had a net unrealized loss of $125,000 (net of tax benefits of $64,000) at December 31, 1997, compared to a net unrealized loss of $219,000 (net of tax benefits of $113,000) at December 31, 1996. Notes 1 and 4 of Notes to Consolidated Financial Statements discuss additional aspects of Investment Securities.

SHORT TERM INVESTMENTS
Federal funds sold and securities purchased under agreement to resell consti-tute the bulk of the short term investments. These investments are used exten-sively in the Company's liquidity management. The utilization of short-term in-vestments also produces interest income on funds that might otherwise lay dor-mant. Management watches short term investments closely, and is always looking for alternative uses for these funds.

Short-term investments totaled $6,677,000 at December 31, 1997, as compared to $3,912,000 at December 31, 1996, which was an increase of $2,765,000.

DEPOSITS
The funding of loans and investments is primarily achieved with deposits. At December 31, 1997, total deposits amounted to $298,108,000, as compared to $288,385,000 at December 31, 1996, representing an increase of $9,723,000 or 3.37%. This increase is accounted for in a $20,025,000 rise in time deposits, offset by a $8,928,000 decrease in demand deposits and a $1,374,000 decrease in savings, which represents a shift into higher priced term deposits. The Company's strategy is to price deposits competitively to attract additional funds for asset allocation.

LIQUIDITY
The term liquidity is used in describing the Company's ability to meet its needs for cash. Those needs primarily include lending, withdrawal demands of customers and operating expenses.

The Company's primary sources of cash are interest and fee income, loan repay-ments and the maturity or sales of other earning assets including investment securities. Approximately 13% of the total investment securities portfolio ma-tures within one year. At December 31, 1997, the entire investment portfolio was classified as available-for-sale. These securities are high grade, and en-joy a ready market, having a value of $69,737,000. Liquid assets of the Compa-ny, which consist primarily of cash on hand and short-term investments, totaled $20,661,000 at December 31, 1997, versus $22,015,000 at December 31, 1996.

The liability base provides liquidity through deposit growth, the rollover of maturing deposits and accessibility to external sources of funds. The Company typically sells federal funds, though it may, during occasional fluctuations in its liquidity position, purchase federal funds or borrow from the Federal Re-serve Bank or Federal Home Loan Bank to meet its cash needs. Borrowed funds amounted to $21,939,000 at December 31, 1997, compared to $18,338,000 at year end 1996. Demand for loan funding is the primary reason for this increase. The Company's sources of external funds are believed, by management, to be adequate for both current and projected needs.

STOCKHOLDERS' EQUITY
Stockholder's equity, also referred to as capital, indicates the Company's net worth and soundness. Stockholders' equity was $37,233,000 at December 31, 1997 compared to $34,185,000 at December 31, 1996. Net income for 1997 totaled $4,003,000. Cash dividends in the amount of $1,050,000 were declared in 1997.

The Federal Reserve Board has adopted risk based capital regulations. These regulations require all bank holding companies and banks to achieve, and main-tain, specified ratios of capital to risk-weighted assets. The risk-based capi-tal rules assign weight factors to different classes of assets and off-balance sheet obligations at 0%, 20%, 50% or 100%, depending upon the risk classifica-tion of the asset or obligation. All bank holding companies and banks are re-quired to maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1 capital (consisting of stockholders' equity, less goodwill). Note 12 of Notes to Con-solidated Financial Statements shows that the Company's and Bank's capital ra-tios at December 31, 1997 were far above the minimum regulatory requirements.

In 1997, the Company entered into definitive agreements with two other Alabama bank holding companies to acquire all their outstanding shares. The first transaction (Merchants & Planters Bancshares, Inc.) was completed on March 6, 1998, and accounted for as a purchase. As a result, the Company's capital ra-tios were reduced below those indicated herein but not below the required mini-mums for capital adequacy. Conversely, the second transaction (Elmore County Bancshares, Inc.), which will be accounted for as a pooling of interests, is expected to increase the Company's capital ratios, thus providing a partial offset to the reducing effect of the Merchants & Planters acquisition. However, there can be no assurance that the second transaction will be consummated, or if consummated, that the second transaction will increase the Company's capital ratios as currently expected. See note 18 of Notes to Consolidated Financial Statements.

                                 INCOME SUMMARY

The Company reported net income of $4,003,000 for the year ended December 31, 1997. This represents an 11.7% increase over the 1996 net income figure of $3,583,000. Net income for 1995 was $3,148,000. Respectively, for the years ended 1997, 1996 and 1995, diluted net income per share was $1.17, $1.05 and $.89.

NET INTEREST INCOME
Net interest income is the residual amount of total interest earned on loans and investments, after the interest expense for interest-bearing deposits and borrowed funds has been subtracted. This is the single largest income source for the Company. Movements in interest rates, coupled with other factors such as changes in the relationship of interest earning assets to interest bearing liabilities, have direct effects on the Company's net interest income

The following table, "Analysis of Changes in Interest Income and Expense," il-lustrates the changes, and causes of those changes, in each line item that makeup net interest income. The next table, "Average Balance Sheets and Analy-sis of Net Interest Income," is a presentation of the average balance sheet, along with the income or expense realized or incurred with each of its compo-nents. Naturally, only earning assets and interest bearing liabilities have in-come and expense associated with them.

               ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
              for the years ended December 31, 1997, 1996 and 1995
                                 (In Thousands)

                      1997 Compared to 1996     1996 Compared to 1995
                            Changes  Changes           Changes Changes
                   Total  in Volume in Rates  Total  in Volume in Rate
Interest income
 on:
 Loans            $2,363   $2,817    $(454)  $1,902   $2,214    $(312)
 Taxable
  investment
  securities        (560)    (736)     176     (293)    (607)     314
 Nontaxable
  investment
  securities         (10)     (27)      17      (15)      19      (34)
 Federal funds
  sold and
  securities
  purchased under
  agreements to
  resell             (40)     (59)      19       31       66      (35)
 Total interest
  income          $1,753   $1,995    $(242)  $1,625   $1,692    $ (67)
----------------------------------------------------------------------
Interest expense
 on:
 Interest bearing
  demand deposits $   19   $   45    $ (26)  $ (165)  $   30    $(195)
 Savings deposits    (29)     (30)       1      (82)     (43)     (39)
 Time deposits       523      570      (47)      16      170     (154)
 Federal funds
  purchased and
  securities sold
  under
  agreements to
  repurchase          45      (31)      76       73       96      (23)
 Other borrowed
  funds              (13)      45      (58)     304      278       26
 Total interest
  expense         $  545   $  599    $ (54)  $  146   $  531    $(385)
 Net change in
  net interest
  income before
  loan losses     $1,208                     $1,479

Interest income
 on:
 Loans
 Taxable
  investment
  securities
 Nontaxable
  investment
  securities
 Federal funds
  sold and
  securities
  purchased under
  agreements to
  resell

 Total interest
  income

Interest expense
 on:
 Interest bearing
  demand deposits
 Savings deposits
 Time deposits
 Federal funds
  purchased and
  securities sold
  under
  agreements to
  repurchase
 Other borrowed
  funds

 Total interest
  expense
 Net change in
  net interest
  income before
  loan losses

--------------------------------------------------------------------------------

 The above table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rates (change in rate multiplied by old volume); and (3) change in rate volume (change in rate multiplied by the change in volume, allocated between volume change and rate change at the ratio that each bears to the total change).

 Non-accrual loans affecting loan income amounted to $1,701,000 and $1,679,000 in 1997 and 1996 respectively.

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
             for the years ended December 31, 1997, 1996, and 1995
                             (Dollars in Thousands)

                                    1997                     1996                      1995
                          --------------------------------------------------------------------------
                          Average           Yield/ Average           Yield/  Average           Yield/
                          Balance  Interest  Rate  Balance  Interest  Rate   Balance  Interest  Rate
                          --------------------------------------------------------------------------
ASSETS
Interest Earning Assets:
Loans, net*               $225,706 $22,394   9.92% $197,187 $20,031  10.16%  $175,318 $18,129  10.34%
Taxable investment
 securities                 73,036   4,551   6.23%   84,751   5,111   6.03%    94,298   5,404   5.73%
Nontaxable investment
 securities                  1,886      66   3.50%    2,515      76   3.02%     2,171      91   4.19%
Federal funds sold and
 securities purchased
 under agreements to
 resell                      7,664     407   5.31%    8,760     447   5.10%     5,201     416   8.00%
                          --------------------------------------------------------------------------
 Total interest earning
  assets                  $308,292 $27,418   8.89% $293,213 $25,665   8.75%  $276,988 $24,040   8.68%
Non-Interest Earning
 Assets:
Cash and due from banks     13,955                   15,295                    15,920
Bank premises and
 equipment (net)             6,191                    5,831                     5,749
Other Assets                 8,661                    6,992                     7,928
                          --------------------------------------------------------------------------
 Total non-interest
  earning assets            28,807                   28,118                  $ 29,597
                          --------------------------------------------------------------------------
Total Assets              $337,099                 $321,331                  $306,585
-----------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Interest Bearing
 Liabilities:
Interest bearing demand
 deposits                 $ 66,543 $ 2,316   3.48% $ 65,211 $ 2,297   3.52%  $ 64,419 $ 2,462   3.82%
Savings deposits            27,829     798   2.87%   28,882     828   2.87%    30,351     910   3.00%
Time deposits              144,743   7,949   5.49%  134,354   7,425   5.53%   129,866   7,409   5.71%
Federal funds purchased
 and securities sold
 under agreements to
 repurchase                  5,592     186   3.32%    8,164     205   2.51%     3,939     132   3.35%
Other borrowed funds         6,672     516   7.73%    6,223     465   7.47%     2,460     161   6.54%
                          --------------------------------------------------------------------------
 Total interest bearing
  liabilities             $251,379 $11,765   4.68% $242,834 $11,220   4.62%  $231,035 $11,074   4.79%
Non-interest bearing
 demand deposits            45,968                   42,529                    41,634
Other liabilities            3,186                    3,420                     3,954
                          --------------------------------------------------------------------------
 Total non-interest
  bearing liabilities     $ 49,154                 $ 45,949                  $ 45,588
                          --------------------------------------------------------------------------
 Total liabilities        $300,533                 $288,783                  $276,623
Stockholders' equity        36,566                   32,548                    29,962
                          --------------------------------------------------------------------------
Total liabilities and
 stockholders' equity     $337,099                 $321,331                  $306,585
-----------------------------------------------------------------------------------------------------
Net interest income                $15,653                  $14,444                   $12,966
Net yield on interest
 earning assets                              5.08%                    4.93%                     4.68%

* Average balances include non-accruing loans of approximately $1,701,000, $1,679,000 and $1,503,000 in 1997, 1996 and 1995.

The table above sets forth certain information relating to the Company's aver-age interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost on liabilities for the years indicat-ed. Such yields and costs are derived by dividing income or expense by the av-erage daily balance of assets or liabilities, respectively, for the years indi-cated.

1997 VERSUS 1996
1997 saw total interest income in the amount of $27,418,000 compared to the 1996 total of $25,665,000. This increase was largely attributable to higher loan demand, raising average loans from a 1996 total of $197,187,000 to a 1997 total of $225,706,000. The loan volume increase was funded mostly by moving funds out of the investment portfolio, which allows them to earn higher yields by taking the form of loans. The yield on the loan portfolio fell from a 1996 rate of 10.16% to its 1997 rate of 9.92%. The Company ended 1997 with average earning assets of $308,292,000 as compared to a 1996 figure of $293,213,000, representing a 5.15% increase in average earning assets.

The investment portfolio experienced a 10.99% reduction in interest income in 1997. Interest income on the investment portfolio totaled $5,187,000 in 1996 as opposed to $4,617,000 in 1997. This drop is mostly due to the reduction in the average balance in the investment portfolio, caused by the movement of invest-ment funds into loans. The reduction in the investment volume is slightly offset by an increase in their yields. The investment portfolio yielded 5.94% in 1996, and 6.17% in 1997.

Federal funds sold and securities purchased under agreements to resell earned $407,000 in 1997, whereas $447,000 was earned in 1996. The decrease was largely the result of a decrease in the average balance of short-term investments from $8,760,000 in 1996 to $7,664,000 in 1997. As in the case of the investment portfolio, the drop in volume was somewhat offset by an increase in yields from 5.10% in 1996 to 5.31% in 1997.

Interest expense increased in 1997 to $11,765,000 from its 1996 total of $11,220,000. A 2.0% increase in the average balance of interest bearing depos-its and a 7.2% increase in the average balance of other borrowed funds attrib-uted to the increase in interest expense. In order to fund loan growth, and otherwise provide for liquidity, specific term and short term borrowings in-creased in 1997. Average interest-bearing deposits grew by 4.67% in 1997 to a balance of $239,115,000, compared to an average balance in 1996 of $228,447,000. The majority of this growth was in time deposits, with a slight increase in interest bearing demand deposits, and a decrease in savings. The average balance of other borrowed funds increased by $449,000 from the 1996 av-erage balance of $6,223,000 to the 1997 average balance of $6,672,000.

Changes in the makeup of liabilities caused the Company's cost of funds to in-crease to 4.68% in 1997 from 4.62% in 1996.

Net interest income for 1997 was $15,653,000 as compared to the 1996 total of $14,444,000, for an increase of 8.4%.

1996 VERSUS 1995
The Company's total interest income for the year 1996 amounted to $25,665,000 compared to a 1995 total of $24,040,000. The increase was the result of in-creased loan demand driving the average volume of loans from a 1995 average of $175,318,000 to a 1996 average volume of $197,187,000. This increased loan vol-ume was partially funded through a shift of funds from the investment security portfolio into the loan portfolio and thereby earning at a higher rate of in-terest. Interest rates on the loan portfolio decreased from 10.34% in 1995 to 10.16% for 1996. Total average earning assets increased from $276,988,000 in 1995 to an average of $293,213,000 in 1996 for an increase of 5.86% in average earning assets.

Interest income on the investment securities portfolio decreased 5.6% from $5,495,000 in 1995 to $5,187,000 in 1996. The decrease in interest income was primarily attributable to a 9.5% decline in average volume of the combined to-tal of taxable and nontaxable investment securities offset by an increase in the average yield on taxable investment securities from 5.73% in 1995 to 6.03% in 1996.

Interest income from federal funds sold and securities purchased under agree-ments to resell totaled $447,000 in 1996 as compared to $416,000 in 1995. The increase was primarily attributable to an increase in the average balance of short-term investments from $5,201,000 in 1995 to $8,760,000 in 1996 offset by a decrease in the average yield from 8.00% in 1995 to 5.10% in 1996.

Interest expense increased from $11,074,000 in 1995 to $11,220,000 in 1996. The increase was primarily due to a 107.3% increase in the average balance of fed-eral funds purchased and securities sold under agreements to repurchase, com-bined with a 153% increase in the average balance of other borrowed funds dur-ing 1996. Specific term and short term borrowing increased during 1996 primar-ily to fund loan growth and to otherwise provide for liquidity. The average balance of federal funds purchased and securities sold under agreements to re-purchase increased $4,225,000 from the 1995 average balance of $3,939,000 to the average balance in 1996 of $8,164,000. Likewise, the average balance of other borrowed funds increased by $3,763,000 from the 1995 average balance of $2,460,000 to the average balance in 1996 of $6,223,000. Average deposits grew by 1.7% during 1996 from an average balance in 1995 of $224,636,000 to an aver-age balance in 1996 of $228,447,000. The primary growth was recorded in demand deposits with decreases in savings and time deposits. As a result of the de-clining interest rates during 1996 and the shift in the liability mix, the Company's cost of funds declined to 4.62% in 1996 from 4.79% in 1995.

Net interest income for 1996 was $14,445,000 as compared to the 1995 total of $12,966,000 for an increase of 11.4%.

PROVISION FOR LOAN LOSSES
The provision for loans losses is an expense item that allows for systematic application of the fact that some loans will not be paid back in full. It off-sets the effect of net-charge offs in the allowance for loan loss account, while building reserves for the growth of the loan portfolio. The provision for loan losses in 1997 equaled $1,732,000 whereas in 1996, it was $1,835,000. The $103,000 decrease in the provision was due to management's assessment of the loan portfolio. The allowance for loan losses is monitored closely by manage-ment, with adjustments to charges to the provision for loan losses made as deemed necessary to guard against future losses. See note 1 of Notes to Consol-idated Financial Statements for further discussion on "Allowance for Loan Loss-es."

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

1997 VERSUS 1996
In 1997, non-interest income totaled $4,137,000 as compared to $3,725,000 for 1996. The increase is primarily attributable to a rise in deposit service charges with the balance of the increase spread over the remaining non-interest income items. In May of 1996, the Company opened Loan Express, Inc., a consumer finance company that extends credit to consumers who may not be eligible for loans under the Company's credit standards. Loan Express, Inc. recorded a net loss in 1996 of $68,000, while in 1997 a net profit of $24,000 was posted.

1996 VERSUS 1995
For 1996, non-interest income totaled $3,725,000 as compared to $3,308,000 for 1995. The increase of $417,000 was primarily attributable to an increase in de-posit service charges with the balance of the increase spread over the remain-ing non-interest income items. For the year 1996, deposit service charges amounted to $2,512,000 as compared to $2,193,000 for 1995. In May of 1996, the Company opened a consumer finance company, Loan Express, Inc. (Loan Express), which extends credit to consumers who may not otherwise meet the Company's credit standards. Loan Express recorded losses during 1996 in the amount of $68,000. The losses were the result of first year start-up expense and low vol-umes. By December 31, 1996, Loan Express was reporting monthly profits.

NON-INTEREST EXPENSE

1997 VERSUS 1996
Total non-interest expense for 1997 was $12,100,000 as compared to $11,108,000 for 1996. Salaries and benefits are the largest segment in this category, and rose in 1997 from $6,045,000 in 1996 to $6,177,000. This increase is the result of standard salary increases and the hiring of additional staff. Automations, fixed assets and computer expense, along with other expense categories rose in direct relation to new branch additions, and the personnel necessary to staff them.

1996 VERSUS 1995
The total non-interest expense for 1996 was $11,108,000 as compared to a total of $11,001,000 for 1995. Salaries and benefits, comprising the largest segment of non-interest expense, increased slightly from $5,953,000 in 1995 to $6,044,000 in 1996 primarily the result of normal salary increases. Certain other expense categories such as automations and computer expense exceeded 1995 levels due to the impact and cost of maintaining the proper levels of technolo-gy. Additionally, total Federal Deposit Insurance Corporation ("FDIC") premi-ums, paid for deposit insurance, of $58,000 in 1996 decreased from the 1995 amount of $305,000. The decrease in premiums was allowed in connection with congressional legislation to recapitalize the Savings Association Insurance Fund (SAIF) that was approved in 1996. The Company was assessed a one-time re-capitalization fee on its' SAIF deposits in the amount of $41,000 during 1996. The cost of occupancy and fixed asset depreciation and maintenance increased $95,000 during 1996.

PROVISION FOR INCOME TAXES

1997 VERSUS 1996
Net income before the charge for income taxes equaled $5,958,000 at December 31, 1997 compared to $5,226,000 at December 31, 1996, an increase of 14%. The provision for income tax totaled $1,955,000 for 1997, and $1,643,000 for 1996. The effective tax rates for 1997 and 1996 were 31.1% and 31.4%, respectively. The Company participates in several low income housing projects which provide tax credits, thus reducing its effective tax rate by 5.1% and 5.2% in 1997 and 1996 respectively.

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

IMPACT OF INFLATION AND CHANGING PRICES
The financial statements and accompanying data in this report have been pre-pared according to generally accepted accounting principals. Those principles dictate that financial position and operating results be measured in terms of historical dollars, with no consideration made for changes in the relative pur-chasing power of money over time due to inflation.

The nature of a financial institution's assets and liabilities differs greatly from that of most commercial concerns. They are monetary in nature, whereas those of most commercial and industrial entities are concentrated in fixed as-sets or inventories. Inflation does, however, impact the growth of total as-sets, creating the need for more equity capital in order to maintain appropri-ate levels of capital to assets ratios. Inflation also affects non-interest ex-penses, which tend to rise during periods of inflation.

INTEREST RATE RISK
The profitability of most financial institutions is greatly dependent on net interest income. Such is the case with the Company. Given this, management be-lieves changes in interest rates impact the Company's profitability to a greater extent than the effects of general inflation levels. Interest rates do not always move with the same magnitude, or in the same direction as inflation. When interest-earning assets are repricing to market rate levels at a different pace than interest-bearing liabilities, net interest income is affected either positively or negatively, depending on the direction market rates are moving. When interest rates are volatile, liquidity and maturity of the Company's as-sets and liabilities is crucial in maintaining desired performance levels. Man-agement is unable to predict the future of interest rate movements; therefore, management attempts to strike a relative balance between rate sensitive assets and liabilities. This strategy is designed to protect the Company's profitabil-ity against radical shifts in interest rate levels. Management believes the current relationship between rate sensitive assets and rate sensitive liabili-ties is well matched, indicating a minimal exposure to interest rate risk. On December 31, 1997, the Company had a positive cumulative one-year gap position of $36,793,000 indicating that while $174,653,000 in assets were repricing, only $137,860,000 in liabilities would reprice in the same time frame. For a quantitative expression of interest-rate risk, see the table titled "Interest Rate Sensitivity Position."

                      THE PEOPLES BANCTRUST COMPANY, INC.
                       INTEREST RATE SENSITIVITY POSITION
                               December 31, 1997

                                                Expected Maturity Date
                          ----------------------------------------------------------------------
                           1998     1999    2000    2001     2002    Thereafter  Total   Fair Value
                          ----------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Fed funds sold under
 agreement                  6,677       0       0        0        0         0     6,677     6,677
 Average Interest Rate       5.40%   0.00%   0.00%    0.00%    0.00%     0.00%     5.40%
Loans net of unearned
 interest                 157,154  31,944  19,471   18,266   21,123    10,819   258,777   261,927
 Average Interest Rate       9.30%   9.60%   9.33%    8.78%    8.73%     8.70%     9.24%
Investment Securities       8,822  14,994  10,710   12,852    4,284    18,075    69,737    69,737
 Average Interest Rate       5.90%   6.11%  6.255     6.77%    6.85%     7.20%     6.24%
                          ----------------------------------------------------------------------
Total Interest-Earning
 Assets                   174,653  46,938  30,181   31,118   25,407    26,894   335,191   338,341
---------------------------------------------------------------------------------------------------
INTEREST-BEARING ASSETS:
Savings                     1,052     785     785      523      307    22,699    26,150    26,150
 Average Interest Rate       2.75%   2.75%   2.75%    2.75%    2.75%     2.75%     2.75%
Time deposits             120,301  24,333   6,312    4,172        0         0   155,118   155,738
 Average Interest Rate       5.18%   5.95%   6.29%    6.22%    4.88%     0.00%     4.83%
Money market and
 Transaction accounts       2,656   1,992   1,992    1,328    1,328    57,647    66,943    66,943
 Average Interest Rate       3.48%   3.48%   3.48%    3.48%    3.48%     3.48%     3.48%
Fed. funds purch. under
 agreement                 13,642       0       0        0        0         0    13,642    13,642
 Average Interest Rate       5.40%   0.00%   0.00%    0.00%    0.00%     0.00%     5.40%
Federal Home Loan Debt        209      94       0        0    3,824     4,170     8.297     8,297
 Average Interest Rate       5.65%   6.02%   0.00%    0.00%    6.38%     6.81%     6.50%
                          ----------------------------------------------------------------------
Total Interest-Bearing
 Liabilities              137,860  27,204   9,089    6,023    5,459    84,516   270,150   270,770
---------------------------------------------------------------------------------------------------
Interest sensitivity gap   36,793  19,735  21,092   25,095   19,948   (57,622)   65,041
Cumulative interest
 sensitive gap             36,793  56,528  77,620  102,715  122,663    65,041   130,083
Interest sensitive gap
 to total assets            10.18%   5.46%   5.84%    6.94%    5.52%   -15.95%    18.00%
Cumulative interest
 sensitive gap to total
 assets                     10.18%  15.64%  21.48%   28.42%   33.94%    18.00%    36.00%
---------------------------------------------------------------------------------------------------

(1) Company has presented substantial balances of deposits as non-rate sensitive and/or not repricing within one year.

The above table reflects a positive cumulative gap position in all maturity classifications. This is the result of core deposits being used to fund short term interest earing assets, such as loans and investment securities. A posi-tive cumulative gap position implies that interest earning assets (loans and investments) will reprice at a faster rate than interest-bearing liabilities (deposits and debt). In a rising rate environment, this position will generally have a positive effect on earnings, while in a falling rate environment this position will generally have a negative effect on earnings. Other factors, how-ever, including the speed at which assets and liabilities reprice in response to changes in market rates and the interplay of competitive factors, can also influence the overall impact on net income of changes in interest rates. The actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the information set forth in this table due to market and other factors.

YEAR 2000 RISK ASSESSMENT AND ACTION PLAN

The Company is aware of the current concerns throughout the business community of reliance upon computer software that does not properly recognize the year 2000 in date formats, often referred to as the "Year 2000 Problem." The Year 2000 Problem is the result of software being written using two digits rather than four digits to define the applicable year (i.e., "98" rather than "1998"). A failure by a business to properly identify and correct a Year 2000 Problem in its operations could result in system failures or miscalculations. In turn, this could result in disruptions of operations, including among other things a temporary inability to process transactions, or otherwise engage in routine business transactions on a day-to-day basis.

Operations of the Company depend upon the successful operation on a daily basis of its computer software programs. The Company relies upon software purchased from third-party vendors rather than internally generated software. In its analysis of the software, and based upon its ongoing discus-sions with these vendors, a plan of action has been put in place by the Company to minimize its risk exposure to the Year 2000 Problem.

As part of the plan, an oversight committee has been set up to monitor vendor compliance, and identify systems and equipment crucial to the Company's opera-tion. These systems are being tested to assure they will be able to handle the Year 2000 event, thus minimizing risk to the Company.

NEW ACCOUNTING STANDARDS
ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES -- In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125). SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be ini-tially measured at fair value, if practicable. This statement also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. SFAS No. 125 is effective for transfers and servicing of fi-nancial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. However, in December 1996, the Finan-cial Accounting Standards Board issued Statement of Financial Accounting Stan-dards No. 127, Deferral of the Effective date of Certain Provisions of FASB Statement No. 125. This statement defers for one year the effective date of certain provisions of SFAS No. 125 relating to repurchase agreements, dollar-roll transactions, deferred securities lending and similar transactions. The effective date for all other transactions addressed by SFAS No. 125 is un-changed. The Company adopted SFAS 125 as of January 1, 1998. The adoption of SFAS 125 did not have a material impact on the Company's financial statements.

REPORTING OF COMPREHENSIVE INCOME -- In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting of Comprehensive Income (SFAS No. 130), which establishes standards for reporting and display of comprehen-sive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This statement also requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

DISCLOSURE ABOUT SEGMENTS AND RELATED INFORMATION -- In June 1997, the FASB is-sued FAS No. 131, Disclosures about Segments of an Enterprise and Related In-formation (SFAS 131), which establishes standards for the way that public busi-ness enterprises report information about operating segments in annual finan-cial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about prod-ucts and services, geographic areas, and major customers. This statement re-quires the reporting of financial and descriptive information about an enterprises's reportable operating segments.

This statement is effective for financial statements for periods beginning af-ter December 15, 1997. In the initial year of application, comparative informa-tion for earlier years is to be restated. The Company believes tht the adoption of SFAS 131 will not have a significant impact on its financial statements and disclosures as it operates in only one reportable segment--commercial banking. While the Company is segmented by geographic divisions for managerial purposes, these segments are expected to met the aggregation criteria of SFAS 131.

PENSIONS AND OTHER POSTRETIREMENT BENEFITS -- The FASB recently issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132) which changes current financial-statement disclosure requirements from those that were required under SFAS 87, Employers' Accounting for Pen-sions, SFAS 88, Employers' Accounting for Settlements and Curtailments of De-fined Benefit Pension Plans and for Termination Benefits, and SFAS 106, Employ-ers' Accounting for Postretirement Benefits Other Than Pensions.

Some of the more significant effects of SFAS 132 are that it:

  . Standardizes the disclosure requirements for pensions and other postretirement benefits and presents them on one footnote.

  . Requires that additional information be disclosed regarding changes in the benefit obligation and fair values of plan assets.

  . Eliminates certain disclosures that are no longer considered useful, including general descriptions of the plans.

  . Permits the aggregation of information about certain plans.

  . Provides reduced disclosure requirements for nonpublic entities.

SFAS 132 does not change the existing measurement or recognition provisions of the above standards and is effective for fiscal years beginning after December 15, 1997, though early application is permitted. The Company has not yet adopted SFAS 132 but does not expect tht adoption will have a material im-pact on the Company's financial statements.

                FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
              (dollars in thousands, except for per share amounts)

                                     1997     1996     1995     1994     1993
                                   --------------------------------------------
Net interest income                $ 15,653 $ 14,445 $ 12,966 $ 11,344 $ 10,323
Provision for loan losses             1,732    1,835      848      348      484
Income before income tax              5,958    5,226    4,426    3,316    3,057
Provision for income tax              1,955    1,643    1,278      962      808
Net income                            4,003    3,583    3,148    2,354    2,173
Net income per share**                 1.17     1.05      .89      .66     .665
Cash dividend declared and paid**       .31     0.27     .255      .24      .22
                                   --------------------------------------------
 Total assets, December 31         $361,362 $343,301 $318,311 $301,228 $281,871
-------------------------------------------------------------------------------


                  SELECTED QUARTERLY FINANCIAL DATA 1997-1996
              (dollars in thousands, except for per share amounts)

                                         1997                                1996
                          -----------------------------------------------------------------------
                          Dec. 31  Sept. 30 June 30  Mar. 31  Dec. 31  Sept. 30 June 30  Mar. 31
                          -----------------------------------------------------------------------
Net interest income       $  4,338 $  3,930 $  3,770 $  3,615 $  3,653 $  3,549 $  3,807 $  3,436
Provision for loan
 losses                        640      368      364      360      418      368      723      326
Income before income tax     1,498    1,610    1,511    1,340    1,403    1,203    1,208    1,413
Provision for income tax       509      543      466      437      434      321      383      506
Net Income                     988    1,067    1,045      903      969      882      825      907
Net income per share**        0.28     0.31     0.31     0.27     0.28     0.26     0.24     0.27
Cash dividends declared
 per share**                   .08      .08     .075     .075     .075    . 065     .065     .065
                          -----------------------------------------------------------------------
 Total Assets             $361,362 $344,319 $334,320 $327,095 $343,301 $314,655 $322,974 $320,656
-------------------------------------------------------------------------------------------------

** Restated to show effect of a 2-for-1 stock split in the form of a stock dividend paid June 16, 1997.

ACQUISITIONS
On December 2, 1997 the Company entered into an Agreement and Plan of Reorgani-zation with Merchants & Planters Bancshares, Inc., Montevallo, Alabama. The plan called for the Company to acquire all the outstanding shares of Merchants & Planters for $949.38 per share, or $20,085,000 total. The transaction re-ceived its required approval from the Federal Reserve Bank of Atlanta on Febru-ary 19, 1998. The transaction to acquire Merchants & Planters was completed on March 6, 1998. At December 31, 1997, Merchants & Planters Bancshares reported total assets of $66,344,000.

On December 11, 1997, the Company executed a definitive agreement with Elmore County Bancshares, Inc. Tallassee, Alabama ("Elmore County"), the bank holding company for The Bank of Tallassee, providing for the merger of Elmore County with and into the Company. The Company will issue shares of its common stock in exchange for the currently outstanding shares of common stock of Elmore County. Based on the terms of the agreement with Elmore County, it is currently esti-mated that the Company will issue 3.1075 shares of its common stock in exchange for each outstanding share of Elmore County common stock, or approximately 1,719,990 shares of the Company's common stock in the aggregate.

For additional discussion, see Note 18 of Notes to Consolidated Financial Statements.

          THE PEOPLES BANCTRUST COMPANY, INC. -- CORPORATE INFORMATION
The Peoples BancTrust Company, Inc. is a bank holding company incorporated un-der the laws of the State of Alabama. The Company is registered under the Bank Holding Company Act of 1965 and is the holding company for it wholly owned sub-sidiary, The Peoples Bank and Trust Company, Selma, Alabama. Peoples Bank oper-ates a full service retail and general commercial banking business in Dallas, Butler, Autauga, Elmore and Bibb counties and surrounding areas in the State. Peoples Bank also offers Financial Management and Trust services along with a with an array of financial products through its Brokerage Department and Insur-ance Agency. On March 6, 1998 the Company completed a transaction with Mer-chants & Planters Bancshares, Inc. that resulting in the Company owning Mer-chants & Planters Bank which operates one general banking facility in Shelby County, Alabama.

TRANSFER AGENT                     ANNUAL REPORT ON FORM 10-K
The Peoples Bank and Trust Company For copies of the Annual Report on Form 10-
Trust Department                   K
P.O. Box 799                       as filed with the Securities and Exchange
Selma, Alabama 36702-0799          Commission, contact:


INDEPENDENT ACCOUNTANTS             M. Scott Patterson, Secretary
Coopers & Lybrand, L.L.P.           The Peoples BancTrust Company, Inc.
1901 6th Avenue North               P.O. Box 799
Birmingham, Alabama 35203-2690      Selma, Alabama 36702-0799

                      STOCK DIVIDEND AND PRICE INFORMATION

The common stock of the Company is listed on the NASDAQ Small Cap Market under the symbol, "PBTC." Market makers for the common stock of the Company are Sterne Agee & Leach, Inc. and Interstate/Johnson Lane.

The following table is the reported bid information for the common stock for each quarterly period within the last two fiscal years, along with the divi-dends declared. All data prior to June 16, 1997 has been restated to reflect the effects of a two-for-one stock split effected in the form of a stock divi-dend. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.

                                                                          Dividends Declared
             1996             High                   Low                  (per common share)
              ----------------------------------------------------------------------
           Jan-Mar            11.50                  9.25                        .065
           Apr-June           11.00                 10.75                        .065
           July-Sept          11.25                 10.75                        .065
           Oct-Dec            13.50                 11.25                        .075
                                                                          Dividends Declared
             1997             High                   Low                  (per common share)
              ----------------------------------------------------------------------
           Jan-Mar            17.00                 13.50                        .075
           Apr-June           18.50                 17.00                        .075
           July-Sept          19.00                 18.00                         .08
           Oct-Dec            31.00                 17.00                         .08

See note 12 of Notes to Consolidated Financial Statements regarding regulatory approval for the payment of dividends to the Company by The Peoples Bank and Trust Company.

As of February 25, 1998, The Peoples BancTrust Company, Inc. had 817 stockhold-ers of record and 3,403,736 shares of common stock outstanding.

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors
The Peoples BancTrust Company, Inc.

We have audited the accompanying consolidated balance sheets of The Peoples BancTrust Company, Inc. (the Company) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stock-holders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these fi-nancial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Peoples BancTrust Company, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in confor-mity with generally accepted accounting principles.

                                 LOGO

Birmingham, Alabama
February 6, 1998, except Note 18
as to which the date is March 6, 1998

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996

                                     ASSETS

                                                       1997          1996
------------------------------------------------------------------------------
Cash and due from banks                            $ 13,983,969  $ 18,102,785
Federal funds sold and securities purchased under
 agreements to resell                                 6,677,487     3,912,036
                                                   --------------------------
  Cash and cash equivalents                          20,661,456    22,014,821
Available-for-sale securities                        69,736,988    82,692,696
Loans, net of unearned discount                     258,777,417   228,369,879
Allowance for loan losses                            (2,750,351)   (2,484,122)
                                                   --------------------------
  Loans, net                                        256,027,066   225,885,757
Bank premises and equipment, net                      6,588,765     5,962,551
Other real estate, net                                  243,124       167,587
Interest receivable                                   2,971,267     3,057,195
Intangible assets acquired, net of accumulated
 amortization of $2,404,982 and $2,341,152 at
 December 31, 1997 and 1996, respectively               665,565       718,050
Deferred income taxes                                   546,348       237,538
Other assets                                          3,921,700     2,564,926
                                                   --------------------------
                                                   $361,362,279  $343,301,121
------------------------------------------------------------------------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
 Demand--noninterest bearing                       $ 49,896,822  $ 47,125,518
 Demand--interest bearing                            66,943,228    78,642,118
 Savings                                             26,150,460    27,524,463
 Time                                               155,117,733   135,093,063
                                                   --------------------------
  Total deposits                                    298,108,243   288,385,162
Federal funds purchased and securities sold under
 agreements to repurchase                            13,642,411    11,924,708
Other borrowed funds                                  8,297,433     6,412,729
Deferred income taxes                                    85,425        85,425
Interest payable                                      1,319,898     1,109,645
Dividends payable                                        15,357        12,596
Income taxes payable                                    745,093       151,932
Other liabilities                                     1,915,758     1,033,452
                                                   --------------------------
  Total liabilities                                 324,129,618   309,115,649
                                                   --------------------------
Commitments and contingencies (Note 9)
Stockholders' equity:
 Common stock, $.10 par value; 9,000,000 and
  4,000,000 shares authorized, respectively;
  3,475,146 and 1,781,452 shares issued,
  respectively (Note 3)                                 347,515       178,146
 Additional paid-in capital                           6,738,602     7,059,591
 Unrealized loss on investments (net of tax
  benefits of $64,316 and $112,954, respectively)      (124,850)     (219,265)
 Retained earnings                                   31,407,359    28,454,585
 Treasury stock, 71,410 and 87,758 shares,
  respectively, at cost                              (1,135,965)   (1,287,585)
                                                   --------------------------
  Total stockholders' equity                         37,232,661    34,185,472
                                                   --------------------------
                                                   $361,362,279  $343,301,121
------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
             for the years ended December 31, 1997, 1996, and 1995


                                               1997        1996        1995
-------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans and bankers
  acceptances                               $22,394,054 $20,030,577 $18,129,566
 Interest and dividends on investment
  securities:
  U.S. Treasury securities                      493,920     796,492   1,055,099
  Obligations of other U.S. Government
   agencies and corporations                  3,143,085   2,798,078   3,534,840
  Obligations of state and political
   subdivisions and industrial development
   bonds:
   Nontaxable                                    65,624      75,829      90,696
   Taxable                                       40,091      42,745      49,268
  Other securities and interest-bearing
   deposits                                     874,369   1,474,380     764,885
 Interest on federal funds sold and
  securities purchased under agreements to
  resell                                        406,780     446,668     416,270
                                            -----------------------------------
    Total interest income                    27,417,923  25,664,769  24,040,624
                                            -----------------------------------
Interest expense:
 Interest on deposits                        11,062,698  10,550,348  10,781,202
 Interest on federal funds purchased,
  securities sold under agreements to
  repurchase, and other borrowed funds          701,971     669,961     293,220
                                            -----------------------------------
    Total interest expense                   11,764,669  11,220,309  11,074,422
                                            -----------------------------------
    Net interest income                      15,653,254  14,444,460  12,966,202
Provision for loan losses                     1,732,000   1,834,811     848,001
                                            -----------------------------------
    Net interest income after provision for
     loan losses                             13,921,254  12,609,649  12,118,201
                                            -----------------------------------
Noninterest income:
 Trust department income                        335,106     296,287     292,003
 Service charges on deposit accounts          2,761,196   2,512,185   2,192,844
 Net securities gains                            78,245      51,454      41,755
 Other                                          962,020     864,640     781,839
                                            -----------------------------------
    Total noninterest income                  4,136,567   3,724,566   3,308,441
                                            -----------------------------------
Noninterest expenses:
 Salaries and wages                           5,300,393   5,101,522   4,970,892
 Pensions and other employee benefits           877,142     942,942     981,839
 Occupancy and furniture and equipment
  expenses                                    1,568,922   1,347,674   1,252,866
 Other operating expenses                     4,353,053   3,716,120   3,795,188
                                            -----------------------------------
    Total noninterest expenses               12,099,510  11,108,258  11,000,785
                                            -----------------------------------
    Income before provision for income
     taxes                                    5,958,311   5,225,957   4,425,857
Provision for income taxes                    1,955,447   1,643,116   1,278,064
                                            -----------------------------------
    Net income                              $ 4,002,864 $ 3,582,841 $ 3,147,793
                                            -----------------------------------
Earnings per share (Notes 3 and 11):
 Basic net income per share                 $      1.18 $      1.06 $      0.89
                                            -----------------------------------
 Diluted net income per share               $      1.17 $      1.05 $      0.89
                                            -----------------------------------
 Basic weighted average number of shares
  outstanding                                 3,387,433   3,387,388   3,523,514
                                            -----------------------------------
 Diluted weighted average number of shares
  outstanding                                 3,426,660   3,408,444   3,529,398
                                            -----------------------------------

   The accompanying notes are an integral part of these financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 1997, 1996, and 1995

                                   Additional  Unrealized
                           Common   Paid-In       Gains      Retained     Treasury
                           Stock    Capital     (Losses)     Earnings       Stock        Total
-------------------------------------------------------------------------------------------------
Balance, December 31,
 1994                     $ 89,073 $7,148,664  $(2,627,504) $23,500,041  $  (480,303) $27,629,971
Net income                                                    3,147,793                 3,147,793
Change in unrealized
 gains (losses) net of
 income taxes of
 $957,097                                        2,405,149                              2,405,149
Cash dividends declared
 ($.51 per share)                                              (861,495)                 (861,495)
Treasury stock purchased
 (50,144 shares)                                                            (807,282)    (807,282)
Two-for-one stock split
 (Note 3)                   89,073    (89,073)
                          -----------------------------------------------------------------------
Balance, December 31,
 1995                      178,146  7,059,591     (222,355)  25,786,339   (1,287,585)  31,514,136
Net income                                                    3,582,841                 3,582,841
Change in unrealized
 gains (losses) net of
 income taxes of $1,593                              3,090                                  3,090
Cash dividends declared
 ($.54 per share)                                              (914,595)                 (914,595)
                          -----------------------------------------------------------------------
Balance, December 31,
 1996                      178,146  7,059,591     (219,265)  28,454,585   (1,287,585)  34,185,472
Net income                                                    4,002,864                 4,002,864
Change in unrealized
 gains (losses) net of
 income taxes of $48,638                            94,415                                 94,415
Cash dividends declared
 ($.31 per share)                                            (1,050,090)               (1,050,090)
Options exercised                    (151,620)                               151,620
Two-for-one stock split
 (Note 3)                  169,369   (169,369)
                          -----------------------------------------------------------------------
Balance, December 31,
 1997                     $347,515 $6,738,602  $  (124,850) $31,407,359  $(1,135,965) $37,232,661
--------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1997, 1996, and 1995

                                       1997          1996          1995
---------------------------------------------------------------------------
Operating activities:
 Net income......................  $  4,002,864  $  3,582,841  $  3,147,793
 Adjustments to reconcile net in-
  come to net cash provided by
  operating activities:
 Provision for loan losses.......     1,732,000     1,834,811       848,001
 Depreciation, amortization, and
  accretion......................     1,019,671     1,063,816     1,135,106
 Decrease in unearned discount...    (1,146,941)   (3,464,345)   (1,481,468)
 Deferred income taxes, net......      (357,447)      (76,884)     (439,439)
 Gain on sale of securities......       (78,245)      (51,454)      (41,755)
 Net gain on sale of other as-
  sets...........................                        (107)      (99,964)
 Write down of other real es-
  tate...........................                      48,543        50,593
 Decrease (increase) in assets:
  Interest receivable............        85,928        33,091      (489,332)
  Other assets...................    (1,402,121)      250,054       (57,662)
 Increase (decrease) in liabili-
  ties:
  Interest payable...............       210,253      (185,240)      474,827
  Income taxes payable...........       593,162      (103,583)      735,551
  Other liabilities..............     1,558,158       157,098      (249,663)
                                   ----------------------------------------
   Net cash provided by operating
    activities...................     6,217,282     3,088,641     3,532,588
                                   ----------------------------------------
Investing activities:
 Proceeds from sales of invest-
  ment securities: held-to-matu-
  rity...........................                                   241,717
 Proceeds from maturities and
  calls of investment securities:
  held-to-maturity...............                                 6,315,000
 Purchases of investment securi-
  ties: held-to-maturity.........                                (7,980,237)
 Proceeds from sales of invest-
  ment securities: available-for-
  sale...........................    20,955,802    20,550,491     6,280,558
 Proceeds from maturities and
  calls of investment securities:
  available-for-sale.............    21,423,624    31,641,910    20,373,454
 Purchases of investment securi-
  ties: available-for-sale.......   (29,252,680)  (37,418,957)  (16,483,310)
 Net increase in loans...........   (30,969,491)  (35,254,649)  (27,581,276)
 Purchases of bank premises and
  equipment......................    (2,058,494)   (1,041,942)   (1,870,992)
 Proceeds from sale of other real
  estate and equipment...........       728,285       309,062     1,246,862
 Investment in low income housing
  projects.......................      (675,852)     (247,000)     (553,000)
                                   ----------------------------------------
   Net cash used in investing ac-
    tivities.....................   (19,848,806)  (21,461,085)  (20,011,224)
                                   ----------------------------------------
Financing activities:
 Net increase in deposits........     9,723,081    15,603,221     9,617,981
 Increase in short-term
  borrowings.....................     3,602,407     7,102,694     3,941,740
 Dividends paid..................    (1,047,329)     (920,419)     (854,510)
 Purchase of treasury stock......                                  (807,282)
                                   ----------------------------------------
   Net cash provided by financing
    activities...................    12,278,159    21,785,496    11,897,929
                                   ----------------------------------------
   Increase (decrease) in cash
    and cash equivalents.........    (1,353,365)    3,413,052    (4,580,707)
Cash and cash equivalents, begin-
 ning of year....................    22,014,821    18,601,769    23,182,476
                                   ----------------------------------------
Cash and cash equivalents, end of
 year............................  $ 20,661,456  $ 22,014,821  $ 18,601,769
                                   ----------------------------------------
Supplemental disclosure of cash
 flow information:
 Cash paid during the year for:
 Interest........................  $ 11,554,416  $ 11,405,549  $ 10,599,605
                                   ----------------------------------------
 Income taxes....................  $  1,729,000  $  1,825,459  $  1,145,007
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

NATURE OF OPERATIONS -- The Company operates sixteen offices in rural and sub-urban communities in south-central Alabama. The Company's primary source of revenue is providing loans to customers, who are predominately small and mid-dle-market businesses and middle-income individuals.

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

INVESTMENT SECURITIES -- Investments are classified as either held-to-maturity, trading, or available-for-sale securities.

Investment Securities: held-to-maturity are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premi-ums, and accretion of discounts to the earlier of the maturity or call date.

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

At December 31, 1997 and 1996, the Company classified all securities as avail-able for sale as part of an asset and liability strategy to maximize the flexi-bility of its investment portfolio.

Realized and unrealized gains and losses are based on the specific identifica-tion method.

LOANS -- Loans are stated at face value, net of unearned discount and the al-lowance for loan losses. Unearned discounts on installment loans are recognized as income over the terms of the loans by the sum-of-the-months-digits method, which approximates the interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Nonrefundable fees and costs associated with originating or acquiring loans are recognized by the in-terest method as a yield adjustment over the life of the corresponding loan.

ALLOWANCE FOR LOAN LOSSES -- A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are mea-sured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-de-pendent loans are measured for impairment based on the fair value of the col-lateral.

At December 31, 1997 and 1996, the recorded investment in loans for which im-pairment has been recognized totaled $2,653,000 and $2,171,000, respectively. These loans had a corresponding valuation allowance of $572,000 at December 31, 1997 and $486,000 at December 31, 1996. The impaired loans were measured for impairment using the fair value of the collateral as approximately all of these loans were collateral dependent. The average recorded investment in impaired loans during 1997 and 1996 was approximately $2,412,000 and $2,450,000, respec-tively. The Company recognized approximately $108,000 and $294,000 of interest on impaired loans during the period that they were impaired during 1997 and 1996, respectively.

The Company uses several factors in determining if a loan is impaired. The in-ternal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data.

This data includes loan payment status, borrowers' financial data, and borrow-ers' operating factors such as cash flows, operating income or loss, etc.

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

BANK PREMISES AND EQUIPMENT -- Office equipment and buildings are stated at cost less accumulated depreciation computed on the straight-line, declining-balance and other accelerated methods over the estimated useful lives of the assets. Gains or losses on disposition are recorded in other operating income on the date of disposition, based upon the difference between the net proceeds and the adjusted carrying value of the assets sold or retired. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Estimated useful lives range from seven to forty years for build-ings and improvements and three to five years for furniture and equipment.

OTHER REAL ESTATE -- Other real estate is stated at the lower of the appraised value or outstanding loan balance at the time of foreclosure. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

INTANGIBLE ASSETS ACQUIRED -- Intangible assets acquired are stated at original cost less accumulated amortization to date. Core deposits are amortized using an accelerated method over a period of no more than ten years; goodwill is am-ortized using the straight-line method over a period of twenty years.

INCOME TAXES -- Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax as-sets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER SHARE -- On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128), which specifies the computation, presentation and disclosure requirements for earn-ings per share (EPS). SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Diluted EPS is computed similarly to basic EPS but considers the effect on the numerator and denominator of all dilutive potential common shares that were outstanding during the year. SFAS 128 also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. All prior year earnings per share data has been restated to reflect the presentation required under SFAS 128.

CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, securi-ties purchased under agreements to resell, and interest-bearing deposits in banks.

2. RESTRICTED CASH BALANCES

Aggregate reserves in the form of deposits with the Federal Reserve Bank of $2,300,000 were maintained to satisfy federal regulatory requirements at Decem-ber 31, 1997 and 1996.

3. CAPITAL STOCK

The Board of Directors declared two-for-one stock splits on May 20, 1997 and January 28, 1995, respectively. Each of these stock splits was effected in the form of a 100 percent stock dividend to all shareholders of record as of June 6, 1997 and February 25, 1995, the respective ex-dividend dates. Common shares totaling 1,693,690 and 890,726 were distributed on June 16, 1997 and March 15, 1995, respectively, in connection with the splits. The stated par value of each share was not changed from $0.10 in either case. Amounts totaling $169,369 and $89,073, respectively, were reclassified from the Company's additional paid-in capital to the Company's common stock. All share and per share amounts in earn-ings per share calculations have been restated to retroactively reflect the stock splits.

4. INVESTMENT SECURITIES

The amortized cost and approximate market values of investment securities: available-for-sale at December 31, 1997 and 1996 are as follows:

                                                   1997
-----------------------------------------------------------------------------
                                             Gross      Gross     Approximate
                                Amortized  Unrealized Unrealized    Market
              Type                Cost       Gains      Losses       Value
-----------------------------------------------------------------------------
   U.S. Treasury securities    $ 6,648,373  $  3,013  $  (1,353)  $ 6,650,033
   Obligations of other U.S.
    Government agencies and
    corporations                42,300,895   110,656    (25,691)   42,385,860
   Obligations of state and
    political subdivisions       1,894,974    11,662    (12,312)    1,894,324
   Collateralized mortgage
    obligations                 11,231,676       744    (79,771)   11,152,649
   Mortgage-backed securities      157,276               (1,488)      155,788
   Corporate and other
    securities                   7,692,960        38   (194,664)    7,498,334
                               ----------------------------------------------
                               $69,926,154  $126,113  $(315,279)  $69,736,988
-----------------------------------------------------------------------------

                                                   1996
-----------------------------------------------------------------------------
                                             Gross      Gross     Approximate
                                Amortized  Unrealized Unrealized    Market
              Type                Cost       Gains      Losses       Value
-----------------------------------------------------------------------------
   U.S. Treasury securities    $11,438,134  $ 50,503  $ (12,078)  $11,476,559
   Obligations of other U.S.
    Government agencies and
    corporations                41,477,832   120,694   (113,077)   41,485,449
   Obligations of state and
    political subdivisions       2,071,315     6,782    (28,430)    2,049,667
   Collateralized mortgage
    obligations                 16,923,128    22,333   (109,763)   16,835,698
   Mortgage-backed securities    2,586,286    25,985    (18,993)    2,593,278
   Corporate and other
    securities                   8,528,220             (276,175)    8,252,045
                               ----------------------------------------------
                               $83,024,915  $226,297  $(558,516)  $82,692,696
-----------------------------------------------------------------------------

The amortized cost and approximate market value of investment securities: available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities be-cause borrowers may have the right to call or prepay obligations with or with-out call or prepayment penalties.

                                                    Securities Available
                                                          for Sale
--------------------------------------------------------------------------
                                                    Amortized    Market
                                                      Cost        Value
--------------------------------------------------------------------------
   Due in one year or less                         $ 8,815,926 $ 8,821,751
   Due after one year through five years            42,766,482  42,839,343
   Due after five years through ten years            1,495,000   1,488,053
   Due after ten years                                 111,422     112,412
                                                   -----------------------
                                                    53,188,830  53,261,559
   Mortgage-backed securities                          157,276     155,788
   CMO's                                            11,231,676  11,152,649
   Equity securities having no specified due date    5,348,372   5,166,992
                                                   -----------------------
     Total                                         $69,926,154 $69,736,988
--------------------------------------------------------------------------

Included within corporate and other securities are $874,820 and $1,019,433 in marketable equity securities at December 31, 1997 and 1996, respectively. Also included within corporate and other securities are $2,585,200 and $1,442,300 of Federal Home Loan Bank stock at December 31, 1997 and 1996, respectively, and $240,550 of Federal Reserve Bank stock at December 31, 1997 and 1996, respectively.

Proceeds from sales of debt securities during 1997, 1996, and 1995 were $21,783,856, $20,962,585, and $12,595,558, respectively. Gross gains of
$116,416, $60,293, and $47,368, and gross losses of $38,171, $8,839, and $5,613 were realized on those sales for 1997, 1996, and 1995, respectively.

Securities with a par value of $47,278,748 and $44,893,013 were pledged as col-lateral for public funds deposits and repurchase agreements at December 31, 1997 and 1996, respectively.

5. LOANS

The major categories of loans at December 31, 1997 and 1996 are as follows:

                                   1997         1996
--------------------------------------------------------
   Commercial and industrial   $ 91,902,531 $ 82,001,008
   Real estate mortgage          88,246,114   72,036,870
   Personal                      71,978,242   70,618,744
   Overdrafts and credit line     7,035,756    5,245,424
                               -------------------------
                                259,162,643  229,902,046
                               -------------------------
   Less:
    Unearned discount               385,226    1,532,167
    Allowance for loan losses     2,750,351    2,484,122
                               -------------------------
                               $256,027,066 $225,885,757
--------------------------------------------------------

The Bank's lending is concentrated throughout Dallas, Autauga, and Butler coun-ties in Alabama and repayment of these loans is, in part, dependent upon the economic conditions in this region of the state. Management does not believe the loan portfolio contains concentrations of credits either geographically or by borrower, which would expose the Bank to unacceptable amounts of risk. The above loans include agricultural loans totaling approximately $16,481,000 and $16,148,000 for 1997 and 1996, respectively. Management continually evaluates the potential risk in this segment of the portfolio in determining the adequacy of the allowance for possible loan losses.

The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon exten-sion of credit is based on management's credit evaluation of the customer. Col-lateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate, and income-producing commercial properties. No additional credit risk exposure relating to outstanding loan balances exists beyond the amounts shown in the consolidated balance sheets as of December 31, 1997.

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $1,701,000 and $1,679,000 for 1997 and 1996, respec-tively. If these loans had been current throughout their terms, interest income would have increased approximately $54,000, $77,000, and $96,000 in 1997, 1996, and 1995, respectively.

Changes in the allowance for possible loan losses were as follows:

                                       1997         1996         1995
--------------------------------------------------------------------------
   Balance, beginning of year       $ 2,484,122  $ 2,004,891  $ 2,039,578
   Provision charged to operations    1,732,000    1,834,811      848,001
   Loans charged off                 (2,101,553)  (1,939,221)  (1,621,446)
   Recoveries                           635,782      583,641      738,758
                                    -------------------------------------
   Balance, end of year             $ 2,750,351  $ 2,484,122  $ 2,004,891
--------------------------------------------------------------------------

6. BANK PREMISES AND EQUIPMENT

Bank premises and equipment and accumulated depreciation at December 31, 1997 and 1996 are summarized as follows:

                                     1997        1996
---------------------------------------------------------
   Buildings                      $ 6,627,892 $ 6,248,375
   Furniture and equipment          8,587,768   7,505,679
   Land improvements                  254,190     254,190
                                  -----------------------
                                   15,469,850  14,008,244
   Less accumulated depreciation    9,706,932   8,835,362
                                  -----------------------
                                    5,762,918   5,172,882
   Land                               825,848     789,669
                                  -----------------------
                                  $ 6,588,766 $ 5,962,551
---------------------------------------------------------

7. INCOME TAXES

The Company and the Bank file a consolidated income tax return. The consoli-dated provision (benefit) for income taxes is as follows:

                         Federal                         State                          Total
-------------------------------------------------------------------------------------------------
   1997:
    Current             $1,895,679                      $252,364                      $2,148,043
    Deferred              (153,366)                      (39,230)                       (192,596)
                        -------------------------------------------------------------------------
                        $1,742,313                      $213,134                      $1,955,447
-------------------------------------------------------------------------------------------------
   1996:
    Current             $1,574,601                      $174,688                      $1,749,289
    Deferred              (101,978)                       (4,195)                       (106,173)
                        -------------------------------------------------------------------------
                        $1,472,623                      $170,493                      $1,643,116
-------------------------------------------------------------------------------------------------
   1995:
    Current             $1,578,310                      $139,193                      $1,717,503
    Deferred              (401,773)                      (37,666)                       (439,439)
                        -------------------------------------------------------------------------
                        $1,176,537                      $101,527                      $1,278,064
-------------------------------------------------------------------------------------------------

Temporary differences and carryforwards which give rise to a significant por-tion of deferred tax assets and liabilities at December 31 are as follows:

                                         1997       1996
------------------------------------------------------------
   Allowance for possible loan losses  $ 546,370  $ 470,591
   Other real estate owned writedowns    107,244    101,417
   Other liabilities and reserves        134,914    208,947
   Intangible assets                      81,472     54,373
   Bank premises and equipment          (462,924)  (455,198)
   Investment securities                 (42,379)   (64,235)
   Other                                  96,226   (163,782)
                                       --------------------
    Deferred tax asset, net            $ 460,923  $ 152,113
------------------------------------------------------------

The provision for income taxes is different from the amount computed by apply-ing the federal income tax statutory rate to income before provision for income taxes. The reasons for this difference, as a percentage of pre-tax income, are as follows:

                                                            1997  1996  1995
-----------------------------------------------------------------------------
   Federal income tax statutory rate                        34.0% 34.0% 34.0%
   Nontaxable income on obligations of state and political
    subdivisions                                             (.6)  (.9)  (.6)
   Amortization of intangible assets                          .4    .4    .5
   State income taxes                                        2.0   2.1   1.8
   Low income housing credit                                (5.1) (5.2) (3.7)
   Other                                                      .4   1.0  (3.1)
                                                            ----------------
   Effective tax rate                                       31.1% 31.4% 28.9%
-----------------------------------------------------------------------------

8. BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan (the Plan) cov-ering substantially all of its employees. The Company's policy is to contribute annually an amount that can be deducted for federal income tax purposes using the projected unit credit method of actuarial computation. Actuarial computa-tions for financial reporting purposes are also based on the projected unit credit method. Pension expense was $300,984, $238,216, and $238,403 for 1997, 1996, and 1995, respectively.

The following schedule sets forth the Plan's funded status and amounts recog-nized in the Company's financial statements as of December 31, 1997 and 1996:

                                                      1997         1996
----------------------------------------------------------------------------
   Actuarial present value of benefit obliga-
    tions:
     Accumulated benefit obligation, including
      vested benefits of $(3,598,973) and
      $(4,273,614), respectively                   $(4,679,833) $(4,320,277)
                                                   ------------------------
     Projected benefit obligation for service
      rendered to date                              (5,493,708)  (5,050,265)
     Plan assets at fair value, primarily U.S.
      Treasury securities and common stocks          5,484,121    5,014,254
                                                   ------------------------
       Projected benefit obligation in excess of
        plan assets                                     (9,587)     (36,011)
     Unrecognized net gain from past experience
      different from that assumed and effects of
      changes in assumptions                           (55,356)    (234,824)
     Prior service cost not yet recognized in net
      periodic pension cost                           (333,777)     232,312
     Unrecognized net asset at date of initial
      application (15.6 year life)                    (173,162)    (232,375)
                                                   ------------------------
       Pension liability included in the
        consolidated balance sheets                $  (571,882) $  (270,898)
----------------------------------------------------------------------------

Net pension cost for 1997, 1996, and 1995 includes the following components:

                                               1997       1996       1995
-----------------------------------------------------------------------------
   Service costs of benefits earned during
    the period                               $ 331,059  $ 263,143  $ 232,876
   Interest cost on projected benefit obli-
    gation                                     382,969    320,410    286,269
   Actual return on plan assets               (391,842)  (324,135)  (259,540)
   Net amortization and deferral               (21,202)   (21,202)   (21,202)
                                             -------------------------------
                                             $ 300,984  $ 238,216  $ 238,403
-----------------------------------------------------------------------------

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7% for 1997, 1996, and 1995. The rate of increase in future compensation levels used was 5% for 1997 and 3.5% for 1996 and 1995. The expected long-term rate of return was 8% for 1997 and 7% for 1996 and 1995.

During 1987, the Company established an Employee Stock Ownership Plan (ESOP), a tax-qualified, defined contribution plan which covers substantially all employ-ees. Contributions are determined by the Board of Directors of the Company. As of December 31, 1997 and 1996, the ESOP holds 62,344 and 55,158 shares (re-stated for stock split) of common stock in the Company, respectively.

9. COMMITMENTS AND CONTINGENCIES

The Bank leases certain buildings, equipment and land under noncancelable oper-ating leases which require various minimum annual rentals.

The total minimum rental commitment at December 31, 1997 under the leases is as follows:

         1998        $ 76,155
         1999          57,765
         2000          36,724
         2001           9,600
         2002           9,600
         Thereafter    38,400
                     --------
                     $228,244
                     --------

The total rental expense was approximately $123,000, $93,000, and $76,000 in 1997, 1996, and 1995, respectively.

The Company is from time to time a defendant in legal actions from normal busi-ness activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1997 will have a materially adverse effect on the Company's financial statements.

10. RELATED PARTY TRANSACTIONS

Certain directors and officers of the Company and its subsidiary bank, includ-ing their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. Such loans had outstanding balances of $6,584,366 and $8,578,373 at December 31, 1997 and 1996, respectively. A summary of the loan activity with these related parties during 1997 is shown below:

         Balance, beginning of year  $ 8,578,373
         Additions                     4,223,171
         Payments                     (6,217,178)
                                     -----------
         Balance, end of year        $ 6,584,366
                                     -----------

During 1997, 1996, and 1995, the Company paid legal fees of approximately $143,000, $105,000, and $101,000, respectively, to a law firm in which a part-ner of the firm serves on the board of directors of the Company.

11. EARNINGS PER SHARE

The following table reflects the reconciliation of the numerator and denomina-tor of the basic EPS computation to the numerator and denominator of the di-luted EPS computation:

For the year ended December 31, 1997

                                                                          Per-
                                                 Income       Shares     share
                                               (Numerator) (Denominator) Amount
-------------------------------------------------------------------------------
      Basic EPS
        Income available to common stockhold-
         ers                                   $4,002,864    3,387,433   $1.18
                                               -------------------------------
      Effect of dilutive securities
        Stock options                                           39,227
                                               -------------------------------
      Diluted EPS                              $4,002,864    3,426,660   $1.17
                                               -------------------------------

For the year ended December 31, 1996

                                                Income       Shares     Per-share
                                              (Numerator) (Denominator)  Amount
---------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $3,582,841    3,387,388     $1.06
                                              -------------------------------
   Effect of dilutive securities
     Stock options                                             21,056
                                              -------------------------------
   Diluted EPS                                $3,582,841    3,408,444     $1.05
---------------------------------------------------------------------------------

For the year ended December 31, 1995

                                                Income       Shares     Per-share
                                              (Numerator) (Denominator)  Amount
---------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $3,147,793    3,523,514     $0.89
                                              -------------------------------
   Effect of dilutive securities
     Stock options                                              5,884
                                              -------------------------------
   Diluted EPS                                $3,147,793    3,529,398     $0.89
---------------------------------------------------------------------------------

12. REGULATORY MATTERS

The approval of regulatory authorities is required if the total of all the div-idends declared by the Bank in any calendar year exceeds the Bank's net income as defined for that year combined with its retained net income for the preced-ing two calendar years. The Bank obtained regulatory approval as applicable for the payment of dividends in 1997, 1996, and 1995.

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

Quantitative measures established by regulation to ensure capital adequacy re-quire the Company to maintain minimum amounts and ratios (set forth in the ta-ble below) of total and Tier I (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios as set forth in the table. There are no condi-tions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's actual capital amounts and ratios are also pre-sented in the table.

-------------------------------------------------------------------------------
                                                                 To Be Well
                                                                Capitalized
                                                                Under Prompt
                                              For Capital    Corrective Action
                                Actual     Adequacy Purposes     Provisions
-------------------------------------------------------------------------------
                            Amount  Ratio   Amount    Ratio   Amount    Ratio
-------------------------------------------------------------------------------
The Company
  As of December 31, 1997
    Total Capital (to Risk
     Weighted Assets)       $39,442 14.51% $  21,237   8.00% $  26,547   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        36,692 13.50%    10,619   4.00%    15,928    6.00%
    Tier 1 Capital Ratio
     (to Average Assets)     36,692 10.91%    13,484   4.00%    16,855    5.00%
  As of December 31, 1996
    Total Capital (to Risk
     Weighted Assets)        35,952 14.88%    19,324   8.00%    24,155   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        33,468 13.86%     9,662   4.00%    14,493    6.00%
    Tier 1 Capital Ratio
     (to Average Assets)     33,468 10.42%    12,853   4.00%    16,067    5.00%
The Bank
  As of December 31, 1997
    Total Capital (to Risk
     Weighted Assets)        39,481 14.86%    21,261   8.00%    26,576   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        36,731 13.82%    10,631   4.00%    15,946    6.00%
    Tier 1 Capital Ratio
     (to Average Assets)     36,731 10.50%    13,475   4.00%    16,644    5.00%
  As of December 31, 1996
    Total Capital (to Risk
     Weighted Assets)        36,226 15.05%    19,263   8.00%    24,078   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        33,742 14.01%     9,631   4.00%    14,447    6.00%
    Tier 1 Capital Ratio
     (to Average Assets)     33,742 10.51%    12,842   4.00%    16,052    5.00%

13. PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.10 per share, which have been designated as Non-cumulative Non-voting Directors' Preferred Stock, Series A.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may re-quire payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily rep-resent future cash requirements. The Bank had approximately $27,643,000 and $23,810,000 in commitments to extend credit at December 31, 1997 and 1996, re-spectively. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the cus-tomer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, includ-ing commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may in-clude accounts receivable, inventory, property, plant and equipment and resi-dential real estate for those commitments for which collateral is deemed neces-sary. The Bank had approximately $2,378,000 and $1,051,000 in irrevocable standby letters of credit at December 31, 1997 and 1996, respectively.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND CASH EQUIVALENTS -- For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

  INVESTMENT SECURITIES: AVAILABLE FOR SALE -- For debt securities and marketable equity securities, fair values are based on quoted market prices or dealer quotes.

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

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS --
   The carrying amount is a reasonable estimate of fair value.

  COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT -- The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments. Such fee income is not material to the Company's financial statements at December 31, 1997 and 1996 and, therefore, the fair value of these commitments is not presented.

The estimated fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:

                                      1997                      1996
-------------------------------------------------------------------------------
                              Carrying       Fair       Carrying       Fair
                               Amount       Value        Amount       Value
-------------------------------------------------------------------------------
   Financial assets:
    Cash and cash equiva-
     lents                  $ 20,661,456 $ 20,661,456 $ 22,014,821 $ 22,014,821
    Investment securities:
     available for sale       69,736,988   69,736,988   82,692,696   82,692,696
    Loans, net               256,027,066  259,176,991  225,885,757  225,283,808
                            ---------------------------------------------------
                            $346,425,510 $349,575,435 $330,593,274 $329,991,325
-------------------------------------------------------------------------------
   Financial liabilities:
    Deposits                $298,108,243 $299,419,320 $288,385,162 $289,751,381
    Securities sold under
     agreements to
     repurchase                4,642,411    4,642,411    4,924,708    4,924,708
    Other borrowed funds      17,297,433   17,297,433   13,412,729   13,412,729
                            ---------------------------------------------------
                            $320,048,087 $321,359,164 $306,722,599 $308,088,818
-------------------------------------------------------------------------------

16. FINANCIAL ACCOUNTING DEVELOPMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES -- In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). SFAS 125 requires that liabili-ties and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. This statement also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. SFAS 125 is effective for trans-fers and servicing of financial assets and extinguishments of liabilities oc-curring after December 31, 1996 and is to be applied prospectively. However, in December 1996, the FASB issued SFAS 127, Deferral of the Effective Date of Cer-tain Provisions of FASB Statement No. 125. This statement defers for one year the effective date of certain provisions of SFAS 125 relating to repurchase agreements, dollar-roll transactions, deferred securities lending and similar transactions. The effective date for all other transactions addressed by SFAS 125 is unchanged. The Company adopted SFAS 125 as of January 1, 1997. The adop-tion of SFAS 125 did not have a material impact on the Company's financial statements.

REPORTING OF COMPREHENSIVE INCOME -- In June 1997, the FASB issued SFAS No. 130, Reporting of Comprehensive Income (SFAS 130), which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This state-ment also requires that all items that are required to be recognized under ac-counting standards as components of comprehensive income be reported in a fi-nancial statement that is displayed with the same prominence as other financial statements.

This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

DISCLOSURE ABOUT SEGMENTS AND RELATED INFORMATION -- In June 1997, the FASB is-sued SFAS No. 131, Disclosures about Segments of an Enterprise and Related In-formation (SFAS 131), which establishes standards for the way that public busi-ness enterprises report information about operating segments in annual finan-cial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about prod-ucts and services, geographic areas, and major customers. This statement re-quires the reporting of financial and descriptive information about an enter-prise's reportable operating segments.

This statement is effective for financial statements for periods beginning af-ter December 15, 1997. In the initial year of application, comparative informa-tion for earlier years is to be restated. The Company believes that the adop-tion of SFAS 131 will not have a significant impact on its financial statements and disclosures as it operates in only one reportable segment--commercial bank-ing. While the Company is segmented by geographic divisions for managerial pur-poses, these segments are expected to meet the aggregation criteria of SFAS 131.

PENSIONS AND OTHER POSTRETIREMENT BENEFITS -- The FASB recently issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132) which changes current financial-statement disclosure requirements from those that were required under SFAS 87, Employers' Accounting for Pen-sions, SFAS 88, Employers' Accounting for Settlements and Curtailments of De-fined Benefit Pension Plans and for Termination Benefits, and SFAS 106, Employ-ers' Accounting for Postretirement Benefits Other Than Pensions.

Some of the more significant effects of SFAS 132 are that it:

  . Standardizes the disclosure requirements for pensions and other postretirement benefits and presents them in one footnote.

  . Requires that additional information be disclosed regarding changes in the benefit obligation and fair values of plan assets.

  . Eliminates certain disclosures that are no longer considered useful, including general descriptions of the plans.

  . Permits the aggregation of information about certain plans.

  . Provides reduced disclosure requirements for nonpublic entities.

SFAS 132 does not change the existing measurement or recognition provisions of the above standards and is effective for fiscal years beginning after December 15, 1997, though early application is permitted. The Company has not yet adopted SFAS 132 but does not expect that adoption will have a material impact on the Company's financial statements.

17. STOCK OPTION PLAN

As of December 31, 1997, the Company had one stock option plan (the Plan) under which 200,000 shares of common stock have been reserved for issue to certain employees and officers through incentive stock options. Options granted under the Plan become exercisable after two years of continued employment from the date of grant.

As permitted by SFAS 123, Accounting for Stock Based Compensation, the Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for the Plan. Accordingly no compensation cost related to the Plan has been recognized. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the Company's net income and earn-ings per share would have been reduced to the pro forma amounts indicated be-low:

                                              1997       1996       1995
---------------------------------------------------------------------------
   Net income                  As reported $4,002,864 $3,582,841 $3,147,793
                               Pro forma   $3,960,330 $3,554,434 $3,136,196
   Basic earnings per share    As reported $     1.18 $     1.06 $     0.89
                               Pro forma   $     1.17 $     1.05 $     0.89
   Diluted earnings per share  As reported $     1.17 $     1.05 $     0.89
                               Pro forma   $     1.16 $     1.04 $     0.89
---------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The following weighted-average assump-tions were used for options granted in 1997: dividend yield of 0.97%; expected volatility of 40.33%; risk-free interest rate of 5.37%; and expected life of
4.51 years. For options granted during both 1996 and 1995, the following weighted average assumptions were used: dividend yield of 1.76%; expected vola-tility of 31.2%; risk-free interest rate of 5.02%; and expected life of 8.76 years.

A summary of the status of the Company's plan as of December 31, 1997, 1996, and 1995, and changes during the years ending on those dates (restated for stock split - see Note 3) is presented below:

                                   1997             1996            1995
------------------------------------------------------------------------------
                                      Weighted        Weighted        Weighted
                                      Average         Average         Average
                                      Exercise        Exercise        Exercise
                             Shares    Price   Shares  Price   Shares  Price
------------------------------------------------------------------------------
   Outstanding at beginning
    of year                   62,900   $ 8.05  46,700  $ 7.31  30,500  $7.11
   Granted                    16,200    15.88  16,200   10.18  16,200   7.69
   Exercised                 (21,000)    7.48
                             ----------------------------------------------
   Outstanding at end of
    year                      58,100    10.44  62,900    8.05  46,700   7.31
                             ----------------------------------------------
   Options exercisable at
    year-end                  25,700     7.17  30,500    7.11  16,500   6.62
   Weighted-average per
    share fair value of
    options granted during
    the year                 $  5.03           $ 3.23          $ 2.31
------------------------------------------------------------------------------

The following table summarizes information about the Plan's stock options at December 31, 1997:

                           Options Outstanding        Options Exercisable
--------------------------------------------------------------------------
                                  Weighted-
                                   Average   Weighted             Weighted
                       Number     Remaining  Average    Number    Average
      Range of       Outstanding Contractual Exercise Exercisable Exercise
   Exercise Prices   at 12/31/97    Life      Price   at 12/31/97  Price
--------------------------------------------------------------------------
   $6.39                7,500    7.70 years   $ 6.39     7,500     $6.39
   $7.50               18,200    9.53 years     7.50    18,200      7.50
   $9.94 - $10.93      16,200    6.81 years    10.18
   $15.50 - $17.05     16,200    6.82 years    15.88
                               -------------------------------------------
                       58,100                           25,700
--------------------------------------------------------------------------

18. MERGERS

On March 6, 1998, the Company completed its acquisition of Merchants & Planters Bancshares, Inc. (Merchants & Planters). In the acquisition, shareholders of Merchants & Planters received $949.38 in cash for each outstanding share of Merchants & Planters common stock (total consideration of approximately $20,085,000). At December 31, 1997, Merchants & Planters had assets of $66.3 million, deposits of $54.7 million and stockholders' equity of $10.7 million. This merger will be accounted for as a purchase method combination.

On December 11, 1997, the Company and Elmore County Bancshares, Inc. (Elmore County), the holding company for The Bank of Tallassee, executed a definitive agreement for the merger of Elmore County with and into the Company. In the merger, the Company will issue shares of its common stock in exchange for the outstanding common stock of Elmore County. Based on the terms of the definitive agreement, it is currently estimated that the Company will issue 1,719,990 shares of its common stock to the stockholders of Elmore County. The actual number of shares to be issued in this transaction are subject to an exchange ratio based on the audited book value of Elmore County as of September 30, 1997. The acquisition is subject to a number of conditions, including receipt of all regulatory and shareholder approvals. At December 31, 1997, Elmore County had assets of approximately $92.5 million, deposits of approximately $77 million and stockholders' equity of approximately $14.8 million. This merger is expected to be accounted for as a pooling of interests.

19. THE PEOPLES BANCTRUST COMPANY, INC. (PARENT COMPANY ONLY)

Presented below and on the following page are the financial statements of The Peoples BancTrust Company, Inc.

                                 BALANCE SHEETS

                           December 31, 1997 and 1996

                                                     1997         1996
-------------------------------------------------------------------------------
                                 ASSETS
Cash *                                            $   128,705  $    94,120
Investment in subsidiary bank, The Peoples Bank
 and Trust Company *                               37,352,930   34,358,579
Other assets                                          388,707      266,879
                                                  ------------------------
  Total assets                                    $37,870,342  $34,719,578
-------------------------------------------------------------------------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                 $    15,357  $    12,596
Other liabilities                                     622,324      521,510
                                                  ------------------------
                                                      637,681      534,106
                                                  ------------------------
Common stock, $.10 par value; 9,000,000 and
 4,000,000 shares authorized, respectively;
 3,475,146 and 1,781,452 shares issued,
 respectively                                         347,515      178,146
Additional paid-in capital                          6,738,602    7,059,591
Net unrealized loss on investments (net of tax
 benefits of $64,316 and $112,954, respectively)     (124,850)    (219,265)
Retained earnings                                  31,407,359   28,454,585
Treasury stock, 71,410 and 87,758 shares,
 respectively, at cost                             (1,135,965)  (1,287,585)
                                                  ------------------------
                                                   37,232,661   34,185,472
                                                  ------------------------
  Total liabilities and stockholders' equity      $37,870,342  $34,719,578
-------------------------------------------------------------------------------

* Eliminated in consolidation

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

             for the years ended December 31, 1997, 1996, and 1995

                                           1997         1996         1995
------------------------------------------------------------------------------
Cash dividends received or receivable
 from subsidiary *                      $ 1,955,045  $ 1,716,000  $ 2,357,387
Equity in subsidiary's undistributed
 net income *                             2,899,936    2,504,697    1,662,968
Other expense                              (852,117)    (637,856)    (872,562)
                                        -------------------------------------
Net income                                4,002,864    3,582,841    3,147,793
Retained earnings, beginning of period   28,454,585   25,786,339   23,500,041
Less: Cash dividends declared             1,050,090      914,595      861,495
                                        -------------------------------------
Retained earnings, end of year          $31,407,359  $28,454,585  $25,786,339
------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1997, 1996, and 1995

                                              1997         1996         1995
---------------------------------------------------------------------------------
Operating activities:
  Net income                               $ 4,002,864  $ 3,582,841  $ 3,147,793
  Adjustments to reconcile net income to
   net cash provided
   by operating activities:
    Undistributed income of subsidiary *    (2,899,936)  (2,504,697)  (1,662,968)
    Decrease (increase) in other assets       (121,829)    (208,229)       1,603
    Increase in other liabilities              100,816       52,588      159,500
                                           -------------------------------------
      Net cash provided by operating
       activities                            1,081,915      922,503    1,645,928
                                           -------------------------------------
Financing activities:
  Treasury stock purchased                                              (807,282)
  Dividends paid                            (1,047,330)    (920,419)    (854,510)
                                           -------------------------------------
      Net cash used in financing
       activities                           (1,047,330)    (920,419)  (1,661,792)
                                           -------------------------------------
      Increase (decrease) in cash and cash
       equivalents                              34,585        2,084      (15,864)
Cash and cash equivalents, beginning of
 year                                           94,120       92,036      107,900
                                           -------------------------------------
Cash and cash equivalents, end of year     $   128,705  $    94,120  $    92,036
---------------------------------------------------------------------------------

* Eliminated in consolidation.

                      THE PEOPLES BANCTRUST COMPANY, INC.
                               CORPORATE OFFICERS
Richard P. Morthland    M. Scott Patterson      John G. Chisolm
Chairman, Chief         Executive Vice          Executive Vice
Executive Officer and   President Secretary     President Assistant
Director                Andrew C. Bearden,      Secretary
                        Jr.                     Virginia L. Sellers
                                                Vice President and
Elam P. Holley, Jr.     Executive Vice          Treasurer
President, Chief        President and Chief
Operating Officer,      Financial Officer
and Director            Assistant Secretary
 THE PEOPLES BANCTRUST COMPANY, INC. AND THE PEOPLES BANK AND TRUST COMPANY --
                                    DIRECTORS
Julius R. Brown         A. D. Lovelady          DIRECTORS EMERITUS
President Wallace       Chairman Lovelady       Wallace A. Buchanan
Community College -     Construction Company,   President
 Selma                  Inc.                    Buchanan Hardwoods,
                        Richard P. Morthland    Inc.
Clyde B. Cox, Jr.       Chairman and Chief
Surgeon                 Executive Officer The   W. Russell Buster,
                        Peoples Bank and        Jr.
Harry W. Gamble, Jr.    Trust Company           Retired - Bush Hog
Attorney at Law         Thomas E. Newton        Division Allied
Member - Gamble,                                Products
Gamble, Calame, and                             James A. Minter, Jr.
Wilson L.L.C.           Senior Partner and      Farmer and Ginner
                        Chairman Newton,
                        Oldacre, McDonald       Rex J. Morthland
                        Real Estate             Chairman Emeritus
Ted M. Henry
Chairman of the Board   David Y. Pearce
Henry Brick Company,    Catfish Farmer          C. S. Wilkinson, Jr.
Inc.                    C. Ernest Smith         Dentist
                        Mayor of Greenville
Elam P. Holley, Jr.     Greenville Shoe Shop
President and Chief                             B. Frank Wilson
Operating Officer The   Julius E. Talton        Chairman Emeritus
Peoples Bank and        ChairmanTalton
Trust Company           Telecommunications
                        Corp. ChairmanTalton
Edith Morthland Jones   Holdings, Inc.
Film Liaison
             THE PEOPLES BANK AND TRUST COMPANY -- ADVISORY BOARDS
GREENVILLE BOARD        Kermit Stephens, Jr.    GEORGIANA BOARD
Alan D. Boan            Cahaba Pressure         W. Bryant Blackmon
Boan Contracting,       Treated Timber          Audrey M. Gruenwald
Inc. & Boan             Royce Willie
Enterprises, Inc.       Brent Industries        Daniel W. McDonald
                                                Robert T. Wasden
                                                Robert L. Wilson, Sr.
P. Richard Hartley
Partner - Hartley &     PRATTVILLE BOARD
Hickman Attorneys       John L. Boutwell
                        Farmer, Boutwell        MCKENZIE BOARD
William S. Johnson      Farms                   Grant Brown
Regional President      J. N. Buckner, Jr.      Clayton L. Campbell
                        Attorney at Law         John E. Fischer
William B. Lewis                                Billy Lowery
Speed Auto Supplies,                            Dwight S. Vickery
Inc.                    W. Ray Gilliland
                        Agriculture Broker
Dexter McLendon
McLendon Medical        Jeannie R. Johnson      WOMEN'S ADVISORY
Supply                  Farmer/Historian        COMMITTEE
                                                Betty Brown
Charles O. Newton                               Elizabeth K. Buchanan
Newton Oil Company &    Reginald Phillips       Betty B. Buster
State Representative    Bell South              Carolyn R. Cox
                                                Molly F. Gamble
Frank E. Thigpen        Eddie E. Pope           Debe D. Henry
Pharmacist              Resident Mill           Sandra B. Holley
                        Manager, Union Camp     Dorothy B. Lovelady
Allin Whittle                                   Anne Minter
Principal - W. O.                               Ann P. Morthland
Parmer Elementary       Daniel N. Power         Bobbie M. Morthland
School                  Power Building          Fran W. Pearce
                        Systems                 Pearle L. Talton
Warren J. Williamson,   Jefferson G.            Doris Plant Thomas
Jr.                     Ratcliffe, Jr.          Dorothy R. Wilkinson
Special Counselor to    Regional President
Governor Fob James
DIRECTORS EMERITUS
Eric O. Cates Jr.
Farmer                  George P. Walthall,
                        Jr.
W. J. Williamson        Attorney at Law
Senior Partner -        DIRECTORS EMERITUS
 Williamson and         W. Floyd Gilliland
Williamson              Retired Farmer
BIBB COUNTY BOARD
John Downs
Alabama Power Company   George P. Walthall,
                        Sr.
Steven Q. Edmonds       Retired - USDA Soil
Windwood Inns/Edmond    Conservation Service
Enterprises             GREENVILLE YOUNG
                        ADVISORY BOARD
                        Todd Carpenter
Bobby Leach             Carol C. Lee
Regional President      William V. Lewis
                        Terry Mosley
Debbie Martin           J. McDonald Russell
Mayor of                Landon K. Smith
Centreville/Rockco's    Cody Wesley
Funeral Home
William Mayfield
Mayfield Oil Company
J. W. Oakley, Jr.
Journalism
Professor -
 University of
Alabama
Walter Owens
State Farm Agent

                 THE PEOPLES BANK AND TRUST COMPANY -- OFFICERS


DALLAS COUNTY           Dawn Stolz
DIVISION                Assistant Vice           BUTLER SQUARE BRANCH
SELMA MAIN OFFICE       President



                                                 Gary L. Lewis
*Richard P. Morthland   Bruce M. Till            Consumer Loan Officer
Chairman and Chief      Assistant Vice
Executive Officer       President and
                        Assistant Loan Review
                        Officer

                                                 Sharon W. Raybon

                                                 Assistant Cashier and
*Elam P. Holley, Jr.                             Branch Manager

President and Chief
Operating Officer       Peggy M. Allison

                                                 GEORGIANA BRANCH
                        Business Development



*Andrew C. Bearden,                              Harry D. Poole, Jr.
Jr.                     Janice P. Barton         Assistant Vice
Executive Vice          Real Estate              President and Branch
President and Chief     Operations Officer       Manager
Financial Officer
Retail/Operations
Division Manager


                        Wanda H. Burns           Nell M. Lee
                        Assistant Personnel      Assistant Cashier and
                        Officer                  Assistant Branch
                                                 Manager

*John G. Chisolm

Executive Vice          C. Todd Dawson
President Commercial
Division Manager

                        Consumer Loan Officer    MCKENZIE BRANCH



                        Kathryn T. Harrison      Myra L. Fischer
*M. Scott Patterson     Brokerage Officer        Vice President and
Executive Vice-                                  Branch Manager
President and
Investment Officer
Financial Services
Division Manager and
Secretary

                        Troy C .Harvill

                        Commercial Loan          PRATTVILLE/MILLBROOK
                        Officer                  DIVISION

                                                 PRATTVILLE MAIN
                        Mac W. Martin            OFFICE

                        Training Officer

James C. Harris

                                                 OFFICERS
Senior Vice President   Beverly W. Ingram
and Operations
Officer

                        Administrative           *Jefferson G.
                        Officer                  Ratcliffe, Jr.


                                                 Regional President
W. Forrest Hatfield     Thomas P. Wilbourne

Senior Vice             Assistant Accounting     M. Paul Daffin
President, Credit       Officer                  Vice President Real
Officer and CRA                                  Estate
Officer

                        Jan S. Williamson


                        Assistant Operations     Sara F. Lolley
Gary M. Pierson         Officer and Branch       Vice President
Senior Vice President   Administrator
and Trust Officer


                                                 Lawrence D. Vickers

                        MALL BRANCH              Vice President
C. Crenshaw
Pritchett, III


                        Deborah W.               Donald E. Clayton
Senior Vice President   Middlebrooks             Assistant Vice
                                                 President and
                                                 Mortgage Loan Officer

                        Assistant Cashier and
Terry L. Pritchett      Branch Manager
Senior Vice President
and Auditor


                        WAL-MART BRANCH          Kenny F. Hubbard


                                                 Assistant Vice
Lynn D. Swindal         Shirley U. Holmes        President
Senior Vice President   Assistant Cashier and
                        Branch Manager


                                                 David W. Lewis
Thomas R. Brumley

                                                 Loan Officer
Vice President          BIBB COUNTY DIVISION


                        CENTREVILLE OFFICE       PRATTVILLE EAST
N. P. Chesnut                                    BRANCH

Vice President          *Bobby Leach


                        Regional President       Thomas J. Gay
B. Wayne Middlebrooks

                                                 Senior Vice President
Vice President          Faye M. Brazier


                        Vice President           William T. Alexander
William C. Porter

                                                 Vice President
Vice President and      J. Gregory Suttle
Mortgage Loan Officer

                        Assistant Vice           ELMORE COUNTY
                        President

                                                 MILLBROOK OFFICE
*Virginia L. Sellers


Vice President and      Rhonda K. Cook           Tonya Maynard
Treasurer               Loan Officer             Loan Officer



Julie M. Simmons        BUTLER COUNTY            SHELBY COUNTY
Vice President and      DIVISION                 DIVISION
Investment Officer      GREENVILLE MAIN          MONTEVALLO OFFICE
                        OFFICE


Phillip R. Wheat

                                                 *Michael A. Truelove
Vice President and      *William S. Johnson      Regional President
Automations Officer     Regional President


J. Ronald Edwards       Joby Norman
Assistant Vice          Vice President
President and
Assistant Loan Review
Officer

                        Margie B. Kelley
                        Assistant Vice
                        President and Branch
                        Administration

Wesley R. Heaton
Marketing Officer


                        Al Landwehr
Martha S. Hughes        Vice President and
Assistant Vice          Loan Officer
President and
Personnel Officer

Linda S. Roberts
Assistant Vice
President and
Assistant Trust
Officer

John H. Seale
Assistant Vice
President

*Executive Officer

        PEOPLES AGENCY, INC. D/B/A PEOPLES INSURANCE AGENCY -- OFFICERS

              Claude D. Anderson                Kenneth T. Perdue
              President                         Vice President

                         LOAN EXPRESS, INC. -- OFFICER

                                   Brent Page
                                   President

           THE PEOPLES BANK AND TRUST COMPANY BRANCHES AND LOCATIONS

DALLAS COUNTY  AUTAUGA COUNTY BIBB COUNTY

                                             BUTLER COUNTY  ELMORE COUNTY




                              Centreville Main Office       Millbrook Office
Selma Main Office
               Prattville Main Office        Greenville Main Office
                              125 Hazel Avenue              3891 Highway 14
310 Broad Street
               148 East Main Street          300 East Commerce Street
                              Centreville, Alabama 35042    Grandview Pines
Selma, Alabama 36703                                        Shopping Center
               Prattville, Alabama 36067
                              205/926-4810   Greenville, Alabama 36037
334/875-1000   334/365-8806                  334/382-6623
                              Fax 205/926-7058              Millbrook, Alabama
Fax 334/875-1010                                            36054
               Fax 334/361-3022
                                             Fax 334/382-5048




                                                            334/285-0169
Selma Mall Branch
               Prattville East Branch        Butler Square Branch
1309 Highway 80 East
               1805 East Main Street         122 Greenville Bypass
Selma, Alabama 36703
               Prattville, Alabama 36066     Greenville, Alabama 36037
334/418-8400   334/365-8806                  334/382-6623



Satterfield Plaza Branch
               Prattmont Branch              Georgiana Branch
1805 West Dallas Avenue
               801 South Memorial Drive      230 Miranda Street
Selma, Alabama 36701
               Prattville, Alabama 36066     Georgiana, Alabama 36033
334/875-1011   334/365-8806                  334/376-2273



Plantersville Branch
               Winn Dixie Marketplace Branch McKenzie Branch
Highway 22 North
               699 East Main Street          Intersection Hwy. 31 and 55
Plantersville, Alabama 36758
               Prattville, Alabama 36067     McKenzie, Alabama 36456
334/366-5544   334/361-3210                  334/374-2361



WalMart Branch
1501 Highland Avenue
Selma, Alabama 36703
334/418-8462

                                  IN MEMORY OF
                                  EARL BENNETT
                                  1910 - 1998

Earl Bennett, respected businessman and politician, died February 10, 1998.

For more than twenty years, Mr. Bennett worked not only in the town of McKenzie as a businessman, but also for its citizens, serving as City Councilman for three terms.

In addition to serving many years on the McKenzie Advisory Board of The Peoples Bank and Trust Company, he was also a Trustee of McKenzie High School and an active member in the Kiwanis Club. He was a member of The Bethel Primitive Bap-tist Church in McKenzie where he served as deacon.

Mr. Bennett is survived by his wife, Lela Mae, and three daughters.




                                      LOGO

                               MISSION STATEMENT

       The Peoples Bank and Trust Company is owned by stockholders and managed for the long-range profit of its stockholders. The bank, in addition, has a quasi public trust to financial and other sectors for the betterment of the community served by the bank. The long-run interest of the stockholders and the rest of the public should coincide. The bank is a retail financial institution. The customer base is the sole continuing source of profits. Understanding, using, and building in the interest of that customer base ensures the attainment of the objectives of the bank. Serving the needs and the conveniences of our customer base is accomplished by the efforts, abilities and dedication of those employed by the bank. The bank, therefore, has an obligation to its people. Meeting the long-run interest of our shareholders, fulfilling public trust, serving our customer base, and loyalty to the employees of the bank are, we believe, what is meant by the slogan, "People Make the Difference."

42