Form 10-K, Exhibit 13
period 1998-12-31
PEOPLES BANCTRUST CO INC
filed 1999-04-14
CIK 762128

                                                                      EXHIBIT 13


                         ANNUAL REPORT TO STOCKHOLDERS

                                    CONTENTS

              Letter to Stockholders....................2
              Management's Discussion and Analysis......5
              Five Year Comparison of Selected Financial
               Data....................................16
              Selected Quarterly Financial Data 1998-
               1997....................................16
              Corporate Information....................17
              Stock Dividend and Price Information.....17
              Report of Independent Accountants........18
              Consolidated Balance Sheets..............19
              Consolidated Statements of Income........20
              Consolidated Statements of Changes in
               Stockholders' Equity....................22
              Consolidated Statements of Cash Flows... 23
              Notes to Consolidated Financial State-
               ments...................................24
              Officers and Directors...................41

                             LETTER TO STOCKHOLDERS
The annual report for 1998 follows this letter. Though it is an annual report, it really is the culmination of the planning of the people at Peoples over the last decade and a half. 1998 brings to a successful level our Strategic Plan to have a presence in each of the growth areas of Central Alabama. We now have 23 offices in 8 counties--Dallas, Elmore, Butler, Autauga, Shelby, Bibb, Lee, and Tallapoosa.

The major mergers in 1998 increased our bank by about 50%. The numbers are sig-nificant as are the locations in Shelby, Elmore, and Tallapoosa Counties. The work of all our people is just as noteworthy. I'll itemize some of the accom-plishments so the magnitude of the year can be appreciated:

  . Bought Merchants and Planters Bank, Montevallo
  . Merged with Bank of Tallassee
  . Opened new office in Woodstock (North Bibb County)
  . Began construction of new Centreville Main Office
  . Opened loan production office in Opelika (new branch under construction now)
  . Started Call Center, Selma
  . Built new Selma warehouse/workshop
  . Started new parking lot at Selma Main Office
  . Remodeled office building at Selma Main Office
  . Developed new products including 30-year fixed rate home mortgages
  . Started First Time Home Buyer Program
  . Relocated Trust Department, Selma
  . Major employee programs included revamped health plans, Peoples First, and Peoples News
  . Installed WAN (Wide Area Network)
  . Installed new phone network
  . Added ATMs
  . Planned for Y2K preparedness

So you see, 1998 was the year of accomplishment and success. I am very proud of our people and I commend this annual report to you.

                                 /s/ RICHARD P. MORTHLAND
                                     Richard P. Morthland
                                     Chairman of The Board of Directors & Chief
                                     Executive Officer

                       The Peoples Bank and Trust Company
                               Board of Directors

                         [GROUP PICTURE APPEARS HERE]

Sitting left to right; W. Owens, J. Brown, E. Holley, R. Morthland, A.
   Dopson, E. Jones, J. Talton Standing left to right; E. Smith, J. Crear, H. Gamble, D. Pearce, T. Henry, D. Wilbanks, D. Lovelady, C.
                     Cox, not pictured; T. Newton

                           EXECUTIVE MANAGEMENT TEAM



  [PICTURE OF RICHARD P. MORTHLAND          [PICTURE OF ELAM P. HOLLEY, JR.]
  APPEARS HERE]                             APPEARS HERE]

   Richard P. Morthland Chairman          Elam P. Holley, Jr. President & Chief
     & Chief Executive Officer                      Operating Officer


[PICTURE OF ANDREW C.                 [PICTURE OF JOHN. G.          [PICTURE OF M. SCOTT            [PICTURE OF LYNN W. SWINDAL
BEARDEN, JR. APPEARS HERE]            CHISOLM APPEARS HERE]         PATTERSON APPEARS HERE]          APPEARS HERE]
   Andrew C.                          John G. Chisolm                     M. Scott                  Lynn W. Swindal
  Bearden, Jr.                          Executive Vice                    Patterson                   Executive Vice
 Executive Vice                         President Loan                  Executive Vice                  President
  President &                              Division                      President &                     Retail
 Chief Financial                           Manager                        Investment                  Division Manager
     Officer                                                               Officer
Operations/Finance                                                    Financial Services
     Division                                                              Division
     Manager                                                               Manager

                       The Peoples Bank and Trust Company
                              Regional Presidents


[PICTURE OF DAVID W. BAGGETT,           [PICTURE OF JAMES B. HURST
JR. APPEARS HERE]                       APPEARS HERE]

  David W. Baggett, Jr.                     James B. Hurst
    Tallassee Division                    Lee County Division



[PICTURE OF WILLIAM S. JOHNSON           [PICTURE OF BOBBY LEACH
APPEARS HERE]                            APPEARS HERE]

 William S. Johnson                         Bobby Leach
Butler County Division                    Bibb County Division



[PICTURE OF JEFFERSON G.                 [PICTURE OF MICHAEL A. TRUELOVE
RATCLIFFE, JR. APPEARS HERE]             APPEARS HERE]

 Jefferson G. Ratcliffe, Jr.                Michael A. Truelove
Prattville/Millbrook Division             Shelby County Division

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  INTRODUCTION

The following is a discussion and analysis of the consolidated financial condi-tion of The Peoples BancTrust Company, Inc. ("Company"), the holding company for The Peoples Bank & Trust Company ("Peoples Bank"), and results of opera-tions as of the dates and for the periods indicated. It is intended to be read in conjunction with the consolidated financial statements, and notes thereto, along with various other financial data disclosures, both current and histori-cal, contained in this annual report.

On March 6, 1998 Merchants & Planters Bancshares, Inc. ("M&P"), the parent com-pany of Merchants & Planters Bank, Montevallo, Alabama was merged with and into the Company. The Company paid $20,085,000 for the outstanding shares of M&P common stock. The acquisition was accounted for as a purchase. The results of operations of M&P subsequent to the acquisition date are included in the Company's results of operations.

On July 31, 1998 Elmore County Bancshares, Inc. ("Elmore County"), the holding company for The Bank of Tallassee, Tallassee, Alabama, was merged with and into the Company. Under the terms of the merger, the Company issued 1,711,794 shares of common stock to Elmore County shareholders. The merger of Elmore County and the Company was accounted for using the pooling of interests method of account-ing. In accordance with the pooling of interests method, the historical consol-idated financial statements of the Company, along with all other historical fi-nancial data contained in this annual report, have been restated as if the merger had occurred at the beginning of the earliest period presented. Conse-quently, the historical consolidated financial statements and other historical financial data contained in this annual report differ from previous annual re-ports.

Management's discussion and analysis includes certain forward-looking state-ments addressing, among other things, the Company's prospects for earnings, as-set growth and net interest margin. Forward-looking statements are accompanied by, and identified with, such terms as "anticipates," "believes," "expects," "intends," and similar phrases. Management's expectations for the Company's fu-ture necessarily involve a number of assumptions and estimates. Factors that could cause actual results to differ from the expectations expressed herein in-clude: substantial changes in interest rates and changes in the general econo-my, as well as changes in the Company's strategies for credit-risk management, interest-rate risk management and investment activities. Accordingly, any for-ward-looking statements included herein do not purport to be predictions of fu-ture events or circumstances and may not be realized.

                             BALANCE SHEET SUMMARY

Loans
The Company's largest earning asset category is its loan portfolio. Because loans generate the highest yields, most other assets and liabilities are man-aged to accommodate fluctuations in the loan portfolio.

Loans, net of the unearned discount, for 1998, had an average balance of $312,935,000. Which represented a 15.75% increase over the 1997 average of $270,359,000. Continued emphasis on loan generation, and year-end loan demand, coupled with a healthy economy and the acquisition of M&P caused loans net of the unearned discount to rise from a December 31, 1997 total of $305,733,000 to a December 31, 1998 total of $356,640,000. The largest single component of this increase was the loan portfolio of M&P, which totaled $28,153,000 on March 6, 1998, net of its unearned discount. The Company's loan to deposit ratio at De-cember 31, 1998 fell to 77.5%, as compared to the December 31, 1997 ratio of 81.6%.

The largest segmental growth in the loan portfolio was in commercial and indus-trial loans, which increased $13,693,000, from $103,090,000 at December 31, 1997 to $116,783,000 at December 31, 1998. At December 31, 1998, the major in-
dustry segments and their approximate respective loan amounts were: health care--$29,400,000; construction--$28,700,000 and timber--$25,200,000. No other single industry segment accounted for greater than $25,000,000 of loans at De-cember 31, 1998.

Real estate loans at December 31, 1998 were $120,918,000, an increase of $14,696,000 over December 31, 1997. The expanding economies in the counties where the Company concentrates its business contributed to an increased demand for new home financing that, when coupled with real estate loans ob-tained in the M&P acquisition, accounted for most of the growth in this loan category. The personal loan portfolio increased by $20,499,000, to a balance of $110,306,000 at December 31, 1998. This rise was primarily due to the M&P ac-quisition, and to a lesser degree by increased demand for automobile financing. Credit lines and overdrafts on checking increased from $7,367,000 at December 31, 1997 to $10,786,000 at December 31, 1998, or $3,419,000.

Allowance for Loan Losses
Management's estimate of the uncollectable loans within the Company's loan portfolio is represented by the allowance for loan losses. A charge to the al-lowance for loan losses occurs when management has cause to believe that the prospect of principal repayment of a loan has significantly diminished. Should a loan that has been charged off be recovered, either partially or entirely, it is credited back to the allowance. Periodic reviews of the loan portfolio, that include analysis of such factors as current and expected economic conditions, historical loss experience and levels of non-accruing loans and delinquencies, determine the appropriate level at which to maintain the allowance for loan losses. Because the allowance is based on assumptions and subjective judgement, it is not necessarily reflective of the charge-offs that may ultimately occur.

At December 31, 1998, the Company's allowance for loan losses had a balance of $4,291,000 as compared to $3,446,000 at December 31, 1997. As a result, the ra-tio of the allowance to total loans net of unearned interest was 1.20% and 1.13% at December 31, 1998 and 1997, respectively. Loans requiring special at-tention because of potential weaknesses fell from $10,900,000 at December 31, 1997 to $9,086,000 at December 31, 1998. As a percentage of total loans net of unearned interest, non-accruing loans increased to 1.09% at December 31, 1998 as compared to .57% at December 31, 1997. The current level of allowance for loan losses exceeds the minimum requirements set forth by regulatory authori-ties. It is management's belief that, at its current level, the allowance for loan losses is sufficient to absorb any potential losses in the Company's loan portfolio. Refer to the Notes to Consolidated Financial Statements of the Com-pany for further information regarding allowance for loan losses.

Investments
The Company's investment portfolio increased 27.98% or $30,079,000, to $137,572,000 at December 31, 1998, as compared to $107,493,000 at December 31,
1997. This increase was partially attributable to an influx of deposit funds, but was primarily the result of the M&P merger. On the date of acquisition, M&P's investment securities portfolio was valued at $29,319,000.

The entire investment portfolio is classified as "available-for-sale", causing it to be marked-to-market with the unrealized gains/losses reflected directly to stockholder's equity. The portfolio had a net unrealized gain of $708,000 (net of tax) at December 31, 1998, compared to a net unrealized gain of $277,000 (net of tax) at December 31, 1997. Refer to the Notes to Consolidated Financial Statements of the Company for further information regarding Invest-ment Securities.

Short-Term Investments
Federal funds sold and securities purchased under agreements to resell consti-tute most of the short-term investments. These investments are used extensively in the Company's liquidity management. The utilization of short-term invest-ments also produces interest income on funds that might otherwise lay dormant. Management watches short-term investments closely and is always looking for al-ternative uses for these funds.

Short-term investments totaled $12,598,000 at December 31, 1998, as compared to $9,477,000 at December 31, 1997, which was an increase of $3,121,000.

Deposits
The funding of loans and investments is primarily achieved with deposits. At December 31, 1998, total deposits amounted to $460,809,000, as compared to $374,881,000 at December 31, 1997, representing an increase of $85,928,000 or 22.92%. This increase is accounted for in a $45,095,000 rise in time deposits, a $28,366,000 increase in demand deposits and a $12,467,000 increase in sav-ings. When purchased, the deposits of M&P totaled

$56,151,000, thereby constituting over half of the increase in total deposits during 1998. The Company's strategy is to price deposits competitively to at-tract additional funds for asset allocation.

Liquidity
The term liquidity is used in describing the Company's ability to meet its needs for cash. Those needs primarily include lending, withdrawal demands of customers and operating expenses.

Liquidity management is crucial in ensuring that the Company is able to conduct its day to day business. Without proper liquidity management, the Company would be restricted in its activities as a financial institution, thereby being un-able to meet the needs of the communities it serves.

To increase liquidity in a typical interest rate environment generally results in decreasing profits by investing in earning assets with shorter maturities. Estimating liquidity needs is made more complex by the fact that certain bal-ance sheet components are, by nature, more controllable by management than oth-ers. For example, the maturity frequency of the investment portfolio is very predictable and controllable at the time investment decisions are made. On the other hand, deposits flowing into and out of the Company are much less predict-able and controllable by management.

The asset items that are the Company's primary sources of liquidity are federal funds sold and securities purchased under agreements to resell, and cash and due from banks. As of December 31, 1998 federal funds sold and securities pur-chased under agreements to resell, and cash and due from banks totaled $12,598,000 and $23,669,000 respectively. At December 31, 1997, they totaled $9,477,000 and $16,322,000 respectively.

The Company's primary sources of cash are interest and fee income, loan repay-ments and the maturity or sales of other earning assets including investment securities. Approximately 13% of the total investment securities portfolio ma-tures within one year. At December 31, 1998, the entire investment portfolio was classified as available-for-sale. These securities are high grade, and en-joy a ready market, having a value of $137,572,000.

The liability base provides liquidity through deposit growth, the rollover of maturing deposits and accessibility to external sources of funds. The Company typically sells federal funds, though it may, during occasional fluctuations in its liquidity position, purchase federal funds or borrow from the Federal Re-serve Bank or Federal Home Loan Bank to meet its cash needs. Borrowed funds amounted to $34,265,000 at December 31, 1998, compared to $21,939,000 at year-end 1997. Generally higher demand for loan funding, along with several large short-term loans issued to customers at year-end are the primary reasons for this increase. The Company's sources of external funds are believed by manage-ment to be adequate for both current and projected needs.

Stockholders' Equity
Stockholders' equity indicates the Company's net worth. Stockholders' equity was $56,720,000 at December 31, 1998, compared to $52,326,000 at December 31, 1997.

The Federal Reserve Board has adopted risk-based capital regulations. These regulations require all bank holding companies and banks to achieve, and main-tain, specified ratios of capital to risk-weighted assets. The risk-based capi-tal rules assign weight factors to different classes of assets and off-balance sheet obligations at 0%, 20%, 50% or 100%, depending upon the risk classifica-tion of the asset or obligation. All bank holding companies and banks are re-quired to maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1 capital (consisting of stockholders' equity, less goodwill). The Company's and Peoples Bank's capital ratios at December 31, 1998 were well above the minimum regula-tory requirements. Refer to the Notes to Consolidated Financial Statements of the Company for further information regarding stockholders' equity.

                                 INCOME SUMMARY

Net Income
The Company reported net income of $5,281,000 for the year ended December 31, 1998. This represented a 5.6% decrease from the 1997 net income figure of $5,594,000. Net income for 1996 was $4,942,000. Respectively, for the years ended 1998, 1997 and 1996, diluted net income per share was $1.02, $1.09 and $.97.

Net Interest Income
Net interest income is the residual amount of total interest earned on loans and investments, after the interest expense for interest-bearing deposits and borrowed funds has been subtracted. This is the single largest income source for the Company. Movements in interest rates, coupled with other factors such as changes in the relationship of interest earning assets to interest bearing liabilities, have direct effects on the Company's net interest income.

The following table, "Analysis of Changes in Interest Income and Expense," il-lustrates the changes, and causes of those changes, in each line item that make up net interest income. The next table, "Average Balance Sheets and Analysis of Net Interest Income," is a presentation of the average balance sheet, along with the income or expense realized or incurred with each of its components. Only earning assets and interest bearing liabilities have income and expense associated with them.

               ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
              for the years ended December 31, 1998, 1997 and 1996
                                 (In Thousands)

                             1998 Compared to 1997     1997 Compared to 1996
                            -------------------------------------------------
                                              Changes                   Changes
                                     Changes    in             Changes    in
                            Total   in Volume  Rates  Total   in Volume  Rates
                            -------------------------------------------------
Interest income on:
 Loans                      $4,545   $4,299    $246   $2,541   $3,250    $(709)
 Taxable investment
  securities                   979    1,184    (205)    (747)    (965)     218
 Nontaxable investment
  securities                    10       35     (25)      31       10       21
 Federal funds sold and
  securities purchased
  under agreements to
  resell                       320      405     (85)     (27)     (55)      28
                            -------------------------------------------------
 Total interest income      $5,854   $5,923    $(69)  $1,798   $2,240    $(442)
-----------------------------------------------------------------------------
Interest expense on:
 Interest bearing demand
  deposits                  $  (14)  $  (96)   $ 82   $   12   $   38    $ (26)
 Savings deposits              307      253      54      (33)     (38)       5
 Time deposits               2,335    2,359     (24)     511      593      (82)
 Federal funds purchased
  and securities sold under
  agreements to repurchase      58       31      27      (19)     618     (637)
 Other borrowed funds          528      574     (46)      51       35       16
                            -------------------------------------------------
 Total interest expense     $3,214   $3,121    $ 93   $  522   $1,246    $(724)
 Net changes in net
  interest income before
  loan losses               $2,640                    $1,276
-----------------------------------------------------------------------------

 The above table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods in-dicated. For each category of interest-earning assets and interest-bearing lia-bilities, information is provided on changes attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rates (change in rate multiplied by old volume); and (3) change in rate volume (change in rate multiplied by the change in volume, allocated between volume change and rate change at the ratio that each bears to the total change).

 Non-accrual loans affecting loan income amounted to $3,888,000 and $1,733,000 in 1998 and 1997, respectively. The $2,155,000 increase in non-accrual loans is attributable to various personal and business loans of The Company falling into non-accrual status, along with the fact that upon the merger with Elmore Coun-ty, the Company's credit standards were applied to the loan portfolio of Elmore County. The result was the application of non-accrual status to substantially more loans than the Company held at December 31, 1997.

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
             for the years ended December 31, 1998, 1997, and 1996
                             (Dollars in Thousands)

                                    1998                      1997                      1996
                          ---------------------------------------------------------------------------
                          Average           Yield/  Average           Yield/  Average           Yield/
                          Balance  Interest  Cost   Balance  Interest  Cost   Balance  Interest  Cost
-----------------------------------------------------------------------------------------------------
ASSETS
Interest Earning Assets:
Loans, net (1)            $312,935 $31,608  10.10%  $270,359 $27,063  10.01%  $237,612 $24,522  10.32%
Taxable investment
 securities                120,986   7,852   6.49%   101,535   6,441   6.34%   116,621   7,189   6.16%
Nontaxable investment
 securities                 16,111     608   3.77%    12,013     599   4.99%    11,805     567   4.80%
Federal funds sold and
 securities purchased
 under agreements to
 repurchase                 20,594     829   4.03%     9,564     510   5.33%    10,560     537   5.09%
                          ---------------------------------------------------------------------------
 Total interest earning
  assets                  $470,626 $40,467   8.60%  $393,471 $34,613   8.80%  $376,598 $32,815   8.71%
Non-Interest Earning
 Assets:
Cash and due from banks   $ 20,638                  $ 16,385                    17,979
Bank premises &
 equipment (net)             9,526                     7,644                     7,371
Other assets                19,293                    10,554                     9,072
                          ---------------------------------------------------------------------------
 Total non-interest
  earning assets            49,457                    34,583                    34,422
                          ---------------------------------------------------------------------------
Total Assets              $520,083                  $428,054                  $411,020
-----------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDER'S
 EQUITY
Interest bearing
 Liabilities:
Interest bearing demand
 deposits                 $ 96,687 $ 2,783   2.88%  $ 80,605 $ 2,797   3.47%  $ 79,525 $ 2,785   3.50%
Savings deposits            44,281   1,330   3.00%    35,769   1,023   2.86%    37,092   1,056   2.85%
Time deposits              228,347  12,397   5.43%   184,890  10,063   5.44%   173,972   9,552   5.49%
Federal funds purchased
 and securities sold
 under agreements to
 repurchase                  6,462     244   3.78%     5,592     186   3.33%     8,164     205   2.51%
Other borrowed funds        14,976   1,044   6.97%     6,672     516   7.73%     6,223     465   7.47%
                          ---------------------------------------------------------------------------
 Total interest bearing
  liabilities             $390,753 $17,798   4.56%  $313,528 $14,585   4.65%  $304,976 $14,063   4.61%
Non-interest bearing
 demand deposits            64,735                    59,389                    55,665
Other liabilities           10,012                     4,301                     4,786
                          ---------------------------------------------------------------------------
 Total non-interest
  bearing liabilities       74,747                    63,690                    60,451
                          ---------------------------------------------------------------------------
 Total liabilities        $465,500                  $377,218                  $365,427
Stockholder's equity        54,583                    50,836                    45,593
                          ---------------------------------------------------------------------------
Total liabilities and
 stockholder's equity     $520,083                  $428,054                  $411,020
-----------------------------------------------------------------------------------------------------
Net interest income                $22,669                   $20,028                   $18,752
Net yield on interest
 earning assets                              4.82%                     5.09%                     4.98%

(1) Average balances include non-accruing loans of approximately $3,888,000, $1,733,000 and $2,048,000 in 1998, 1997, and 1996

The table above sets forth certain information relating to the Company's aver-age interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost on liabilities for the years indicat-ed. Such yields and costs are derived by dividing income or expense by the av-erage daily balance of assets or liabilities, respectively, for the years indi-cated.

1998 versus 1997
1998 saw total interest income in the amount of $40,467,000 compared to the 1997 total of $34,613,000. This increase was largely attributable to higher loan demand coupled with the effects of M&P, raising average loans from a 1997 total of $270,359,000 to a 1998 total of $312,935,000. The loan volume increase was funded both by borrowed funds and by an influx of deposits. The yield on the loan portfolio rose from a 1997 rate of 10.01% to its 1998 rate of 10.10%. The Company ended 1998 with average earning assets of $470,626,000 as compared to $393,471,000 at December 31, 1997, representing a 19.61% increase in average earning assets.

The investment portfolio experienced a 20.17% increase in interest income in 1998. Interest income on the investment portfolio totaled $8,460,000 in 1998 as opposed to $7,040,000 in 1997. This rise was mostly due to an increase in the average balance of the investment portfolio, mainly the result the M&P acquisition and to a lesser degree the result of higher levels of deposit funds. The rise in the investment volume was slightly offset by a decrease in their yields. The investment portfolio yielded 5.86% in 1998, and 6.20% in 1997.

Federal funds sold and securities purchased under agreements to resell earned $830,000 in 1998, whereas $510,000 was earned in 1997. The increase was en-tirely the result of an increase in the average balance of short-term invest-ments from $9,564,000 in 1997 to $20,594,000 in 1998. The significant rise in the average balance of these instruments was slightly offset by a drop in their yields from 5.33% in 1997 to 4.03% in 1998.

Interest expense increased in 1998 to $17,799,000 from the 1997 total of $14,585,000. A 22.6% increase in the average balance of interest-bearing depos-its and a 74.8% increase in the average balance of federal funds purchased and securities sold under agreements to repurchase and other borrowed funds, brought on by the M&P acquisition, attributed to the increase in interest ex-pense. In order to fund loan growth, and otherwise provide for liquidity, spe-cific term and short-term borrowings increased in 1998. Average interest-bear-ing deposits in 1998 totaled $369,315,000, compared to an average balance in 1997 of $301,264,000. The average balance of the interest-bearing deposits grew in all three major groupings as follows: Time deposits; $43,457,000 interest-bearing demand deposits; $16,082,000 and savings deposits; $8,512,000. The av-erage balance of other borrowed funds increased by $8,304,000 from the 1997 av-erage balance of $6,672,000 to the 1998 average balance of $14,976,000.

The Company's total cost of funds decreased to 4.56% in 1998 from 4.65% in 1997. This decrease in the Company's cost of funds was consistent with the de-crease in the general level of interest rates during 1998.

Net interest income for 1998 was $22,669,000 as compared to the 1997 total of $20,028,000, for an increase of 13.2%. The increase was entirely the result of an increase in the Company's earning assets over its interest-bearing liabili-ties, evidenced by a reduction in the net interest margin of the Company at De-cember 31, 1997 of 5.09% to 4.82% at December 31, 1998.

1997 versus 1996
The Company's total interest income for the year 1997 amounted to $34,613,000, compared to a 1996 total of $32,815,000. The increase was primarily the result of increased loan demand driving the average volume of loans from a 1996 aver-age of $237,612,000 to a 1997 average volume of $270,359,000. This increased loan volume was partially funded through a shift of funds from the investment security portfolio into the loan portfolio and thereby earning a higher rate of interest. Interest yields on the loan portfolio decreased from 10.32% in 1996 to 10.01% for 1997. Total average earning assets increased from $376,598,000 in 1996 to an average of $393,471,000 in 1997 for an increase of 4.48% in average earning assets.

Interest income on the investment securities portfolio decreased 9.2%, from $7,756,000 in 1996 to $7,040,000 in 1997. This decrease in interest income was primarily attributable to a 11.6% decline in average volume of the investment securities portfolio offset by an increase in the average yield on the portfo-lio of 6.04% in 1996 to 6.20% in 1997.

Interest income from federal funds sold and securities purchased under agree-ments to resell totaled $510,000 in 1997 as compared to $537,000 in 1996. The decrease was primarily attributable to a decrease in the average balance of short-term investments from $10,560,000 in 1996 to $9,564,000 in 1997 offset by an increase in the average yield from 5.09% in 1996 to 5.33% in 1997.

Interest expense increased from $14,063,000 in 1996 to $14,585,000 in 1997. The increase was primarily due to an increase in both the average balance of inter-est-bearing liabilities, and the overall cost of funds from 1996 to 1997. While the average balance of federal funds purchased and securities purchased under agreements to resell dropped from a 1996 total of $8,164,00, to a 1997 total of $5,592,000, the cost of these instruments rose to 3.33% in 1997 from 2.51% in 1996. The average balance of other borrowed funds increased to $6,672,000 in 1997 from $6,223,000 in 1996. The cost of other borrowed funds increased from 7.47% in 1996 to 7.73% in 1997.

Average interest-bearing deposits grew by 3.67% during 1997 from an average balance in 1996 of $290,589,000 to an average balance in 1997 of $301,264,000. The primary growth was recorded in time deposits with a slight decrease in sav-ings, offset by a slight increase in interest-bearing demand deposits. As a re-sult of slightly higher interest rates during 1997, the Company's cost of funds rose to 4.65% in 1997 from 4.61% in 1996.

Net interest income for 1997 was $20,028,000 as compared to the 1996 total of $18,752,000, an increase of 6.8%.

Provision For Loan Losses
The provision for loan losses is an expense item that allows for systematic ap-plication of the fact that some loans will not be paid back in full. It offsets the effect of net charge-offs in the allowance for loan loss account, while also providing for estimated defaults incurred but not yet charged off. The provision for loan losses in 1998 equaled $2,336,000, compared with the 1997 provision of $1,867,000. The $469,000 increase in the provision was the result of an increase in the provision for loan losses, coupled with the effect of net charge offs during 1998. The allowance for loan losses is monitored closely by management, with adjustments to charges to the provision for loan losses made as deemed necessary. See Note 1 of Notes to Consolidated Financial Statements of the Company.

Non-interest Income
Additional fee income is generated for the Company through a variety of finan-cial services offered. With continued pressure on net interest income, the Com-pany views the expansion of fee income and the development of new services as major sources of future earnings. The Company's primary sources of non-interest income are deposit service charges, fee-based trust services, brokerage income, credit life commissions, and income contributions from the Company's insurance and finance (see below) subsidiaries.

1998 versus 1997
In 1998, non-interest income totaled $6,626,000 as compared to $5,294,000 for 1997. The increase was primarily attributable to a rise in deposit service charges, with the balance of the increase spread over the remaining non-inter-est income items.

1997 versus 1996
For 1997, non-interest income totaled $5,294,000 as compared to $4,694,000 for 1996. The increase of $600,000 was primarily attributable to an increase in de-posit service charges with the balance of the increase spread over the remain-ing non-interest income items.

Non-interest Expense

1998 versus 1997
Total non-interest expense for 1998 was $19,241,000 as compared to $15,419,000 for 1997. Salaries and benefits, are the largest segments in this category, and rose from $8,150,000 in 1997 to $9,397,000 in 1998. This increase was the re-sult of routine salary increases and the hiring of additional staff, most of whom were employed by M&P. As a result of the acquisition of M&P, the Company recognized in excess of $8,000,000 of intangible assets. The amortization of those intangible assets during 1998 accounted for $788,000 of additional non-interest expense. Additionally, the Company incurred various non-recurring fees and expenses, along with increased internal expenses associated with its merger with Elmore County during 1998. Automations, fixed assets and computer expense, along with other expense categories rose in direct relation to the addition of two new branches, and the personnel necessary to staff them.

1997 versus 1996
The total non-interest expense for 1997 was $15,419,000 as compared to a total of $14,286,000 for 1996. Salaries and benefits increased slightly from $7,977,000 in 1996 to $8,150,000 in 1997 primarily the result of routine salary increases. Certain other expense categories such as automations and computer expense exceeded 1996 levels due to the impact and cost of maintaining the proper levels of technology. Additionally, total Federal Deposit Insurance Cor-poration premiums, paid for deposit insurance, decreased in 1997 from 1996. The decrease in premiums was made possible by the 1996 enactment of federal legis-lation to recapitalize the Savings Association Insurance Fund ("SAIF"). The Company was assessed a one-time recapitalization fee on its SAIF deposits in the amount of $41,000 during 1996. The cost of occupancy and fixed asset depre-ciation and maintenance increased $95,000 during 1997 versus 1996.

Provision for Income Taxes

1998 versus 1997
Net income before the charge for income taxes equaled $7,719,000 at December 31, 1998, compared to $8,037,000 at December 31, 1997, a decrease of 4%. The provision for income tax totaled $2,438,000 for 1998, and $2,443,000 for 1997. The effective tax rates for 1998 and 1997 were 31.6% and 30.4%, respectively. The Company participates in several low-income housing projects, which provide tax credits, thus reducing its effective tax rate.

1997 versus 1996
Income before the charge for income tax was $8,037,000 for 1997 as compared to $7,046,000 for 1996, an increase of 14.1%. The provision for income tax, which includes both federal and state taxes, amounted to $2,443,000 for 1997, and $2,104,000 for 1996. The effective tax rates for 1997 and 1996 were 30.4% and 30.3%, respectively. The Company's participation in multiple issues of low in-come housing credits reduced the effective tax rate.

Impact of Inflation and Changing Prices
The financial statements and accompanying data herein have been prepared ac-cording to generally accepted accounting principles. Those principles dictate that financial position and operating results be measured in terms of histori-cal dollars, with no consideration made for changes in the relative purchasing power of money over time due to inflation.

The nature of a financial institution's assets and liabilities differs greatly from that of most commercial concerns. They are monetary in nature, whereas those of most commercial and industrial entities are concentrated in fixed as-sets or inventories. Inflation does, however, affect the growth of total as-sets, creating the need for more equity capital in order to maintain appropri-ate ratios of capital to assets. Inflation also affects non-interest expenses, which tend to rise during periods of inflation.

Interest Rate Risk
The profitability of most financial institutions, including the Company, is greatly dependent on net interest income. Given this, management believes changes in interest rates impact the Company's profitability to a greater ex-tent than the effects of general inflation levels. Interest rates do not always move with the same magnitude, or in the same direction as, inflation. When in-terest-earning assets are repricing to market rate levels at a different pace than interest-bearing liabilities, net interest income is affected either posi-tively or negatively, depending on the direction market rates are moving. When interest rates are volatile, liquidity and maturity of the Company's assets and liabilities is crucial in maintaining desired performance levels. Management is unable to predict the future of interest rate movements; therefore, management attempts to strike a relative balance between rate sensitive assets and liabil-ities. This strategy is designed to protect the Company's profitability against radical shifts in interest rate levels. Management believes the current rela-tionship between rate sensitive assets and rate sensitive liabilities is well matched, indicating a minimal exposure to interest-rate risk. For a quantita-tive expression of interest-rate risk, see the table titled "Interest Rate Sen-sitivity Position."

                      THE PEOPLES BANCTRUST COMPANY, INC.
                       INTEREST RATE SENSITIVITY POSITION
                               December 31, 1998

                                      Expected Maturity/Repricing Time Frame
                          ----------------------------------------------------------------
                                          Between three   Between one     Over
                          Less than three months and one year and three  three
                              months           year          years       years     Total
                          ----------------------------------------------------------------
ASSETS:
Earning assets:
Loans                        $115,658        $ 60,417       $ 87,673    $ 93,192  $356,940
Securities                      4,578          13,086         46,966      72,942   137,572
Interest-bearing
 deposits in other banks          676             --             --          --        676
Funds sold                     12,598             --             --          --     12,598
                          ----------------------------------------------------------------
Total interest-earning
 assets                      $133,510        $ 73,503       $134,639    $166,134  $507,786
------------------------------------------------------------------------------------------
LIABILITIES:
Interest-bearing
 liabilities:
Interest-bearing
 deposits:
Demand deposits              $    --         $    --        $    --     $105,660  $105,660
Savings and money market
 deposits                      46,285                                               46,285
Time deposits                 129,113          71,356         37,399       2,834   240,702
Funds purchased                11,811             --             --          --     11,811
Long-term debt                    --              --             --       22,454    22,454
                          ----------------------------------------------------------------
Total interest-bearing
 liabilities                 $187,209        $ 71,356       $ 37,399    $130,948  $426,912
------------------------------------------------------------------------------------------
Period gap                   $(53,699)       $  2,148       $ 97,239    $ 35,186  $ 80,874
Cumulative gap               $(53,699)       $(51,552)      $ 45,688    $ 80,874
Ratio of cumulative gap
 to total earning assets       -10.58%         -10.15%          9.00%      15.93%
------------------------------------------------------------------------------------------

On December 31, 1998, the Company had a negative cumulative one-year gap posi-tion of $51,552,000, indicating that while $207,012,000 in assets would reprice during 1999, $258,565,000 in liabilities would reprice in the same time frame. The above table reflects a positive cumulative gap position in all maturity classifications other than those less than one year. This is the result of core deposits being used to fund short-term interest earning assets, such as loans and investment securities. A positive cumulative gap position implies that in-terest earning assets (loans and investments) will reprice at a faster rate than interest-bearing liabilities (deposits and debt). In a rising rate envi-ronment, this position will generally have a positive effect on earnings, while in a falling rate environment this position will generally have a negative ef-fect on earnings. Other factors, however, including the speed at which assets and liabilities reprice in response to changes in market rates and the inter-play of competitive factors, can also influence the overall impact on net in-come of changes in interest rates. Management believes that a rapid, signifi-cant and prolonged increase or decrease in rates could have a substantial im-pact on the Company's net interest margin. The actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the in-formation set forth in this table due to market and other factors.

The following table illustrates the results of simulation analysis used by the Company to determine the extent to which market risk would have effected the net interest margin if prevailing interest rates differed from actual rates during 1998. Because of the use of estimates and assumptions in the simulation model used to derive this information, the actual results for 1998 and, cer-tainly, the future impact of market risk on the Company's net interest margin, may differ from that found in the table.

                Change in                                              Change from
           Prevailing Interest          Net Interest                1998 Net Interest
                  Rates                 Income Amount                 Income Amount
           ---------------------------------------------------------------------------
                                         (thousands)
            +200 basis points              22,686                         0.08%
            +100 basis points              23,091                         1.86%
               0 basis points              22,669                         0.00%
            -100 basis points              22,329                        -1.50%
            -200 basis points              22,522                        -0.65%
           ---------------------------------------------------------------------------

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

Management has implemented a Company-wide initiative for preparing its systems, applications and equipment for functioning in the year 2000 and beyond. Most phases of the year 2000 project are substantially complete.

The Company continues to monitor efforts to ready internal systems to correct the Year 2000 Problem. Highest priority has been assigned to those systems de-termined to be critical to the ongoing operations of the Company. Programming changes and listing of critical systems, affiliates and equipment were com-pleted by December 31, 1998. Of the eight critical systems identified, six have been thoroughly and successfully tested for Year 2000 compliance. The remaining two systems are scheduled for replacement with certified Year 2000 compliant systems in early 1999.

The Company has modified its credit risk assessment to include consideration of incremental risk that may be faced by the inability of customers to address the Year 2000 Problem. The Company has developed policies and procedures to help identify potential customer related risks to the Company, and to gain a better understanding of how its customers are managing their own risks associated with the Year 2000 Problem. Additionally, the Company has implemented a process for assessing the readiness of its major vendors and affiliates.

Although the Company believes it will be fully compliant, the risk of system failures cannot be eliminated. Also, the Company cannot guarantee the perfor-mance of third parties as to which it has material relationships. The Company has completed the initial assessment of worst case scenarios resulting from the Year 2000 issue, and continues to develop contingency plans to maintain the Company's operational capacity after January 1, 2000. These plans include cus-tomers, suppliers and business partners.

As of December 31, 1998 the Company had incurred approximately $71,000 in di-rect compliance costs associated with the Year 2000 Problem. The Company esti-mates that $375,000 will be the total direct compliance costs through the Year 2000. The Company does not separately track internal costs incurred for year 2000 compliance; such costs are primarily related to payroll expenditures. Funding for such costs has been, and will continue to be derived from normal operating cash flow.

The oversight committee for the Year 2000 project consists of upper management and mission critical personnel. This committee monitors the progress of the Year 2000 project, and reports their findings to the operations committee of the board of directors.

The Company has developed Business Resumption Contingency Plans to deal with potential interruptions related to the Year 2000 event affecting banking func-tions (cash delivery, deposit/loan servicing etc.). Elements of the this Plan include, among other detailed plans, the installation of a self-contained power plant in the event of non-compliance by the Company's electricity provider and the implementation of security procedures not dependant on automatic devices. Manual systems are being established that will allow the Company to provide its customers with a basic level of service in the event of major systems failures.

New Accounting Standards
Reporting of Comprehensive Income -- In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130) which establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This State-ment also requires that all items that are required to be recognized under ac-counting standards as components of comprehensive income be reported in a fi-nancial statement that is displayed with the same prominence as other financial statements.

Under SFAS 130, the Company has reported changes in unrealized gains and losses attributable to securities available-for-sale as a component of comprehensive income. The 1997 and 1996 financial information has been reclassified to con-form to the requirements of the statement.

Segment Reporting -- In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of a Business Enterprise and Related Information. SFAS 131, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and re-quires that those enterprises report selected information about operating seg-ments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geo-graphic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operat-ing segments.

Effective January 1, 1998, the Company adopted SFAS 131. However, separate seg-ment information is not presented as the Company operates in only one report-able segment--commercial banking.

Pensions and Other Postretirement Benefits -- In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS 132, which standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional disclosures regarding changes in the benefit obligation and fair value of plan assets and eliminates certain other disclosures. As a result of implementing SFAS 132, the Company has restated prior year disclosures to conform to the requirements of the statement.

Accounting for Derivatives and Hedging Activities -- In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, effective for all fiscal quarters of fiscal years beginning after June 15, 1999, establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, by re-quiring that an entity recognize all derivatives as either assets or liabili-ties in the statement of financial position and measure those instruments at fair value. It also establishes the condition under which a derivative should be designated as hedging a specific type of exposure and requires the company to establish at the inception of the hedge the method and measurement approach used to assess its effectiveness. The Company does not believe the adoption of SFAS 133 will have a significant impact on its financial statements and disclo-sures, as it does not currently possess any derivative instruments.

Mortgage-Backed Securities -- In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65. SFAS 134 requires that after an entity securitizes mort-gage loans held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. However, a mortgage banking enter-prise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. SFAS 134 conforms
(1) the accounting for securities that have been retained after the securitization of mortgage loans by a mortgage banking enterprise with (2) the accounting for securities that have been retained after the securitization of other types of assets by a non-mortgage banking enterprise. This statement is effective for the first fiscal quarter after December 15, 1998. However, since the Company does not securitize mortgage loans, it does not anticipate any fi-nancial statement impact from adopting this statement.

                SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY

The following tables set forth certain historical financial information for the Company. This information is based on the consolidated financial statements of the Company including applicable notes incorporated by reference elsewhere herein.

Results of Operations

                FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
              (dollars in thousands, except for per share amounts)

                                   1998   1997(1)  1996(1)  1995(1)  1994(1)
                                 --------------------------------------------
Net interest income              $ 22,669 $ 20,029 $ 18,752 $ 17,152 $ 15,863
Provision for loan losses           2,336    1,867    2,114      920      564
Income before income tax            7,719    8,037    7,046    6,073    5,281
Provision for income tax            2,438    2,443    2,104    1,820    1,631
Net income                          5,281    5,594    4,942    4,253    3,650
Net income per share, (diluted)      1.02     1.09     0.97     0.81     0.69
Cash dividend declared and paid     0.325     0.31     0.27    0.255     0.24
                                 --------------------------------------------
 Total assets, December 31       $557,809 $453,990 $431,790 $405,297 $384,422
-----------------------------------------------------------------------------

Selected Quarterly Information

                  SELECTED QUARTERLY FINANCIAL DATA 1998-1997
              (dollars in thousands, except for per share amounts)

                                         1998                                1997
                          -----------------------------------------------------------------------
                                              Jun.     Mar.     Dec.     Sep.     Jun.     Mar.
                          Dec. 31  Sep. 30   30(1)    31(1)    31(1)    30(1)    30(1)    31(1)
                          -----------------------------------------------------------------------
Net interest income       $  5,789 $  6,143 $  5,475 $  5,262 $  5,523 $  5,006 $  4,819 $  4,681
Provision for loan
 losses                        644      745      671      276      676      385      372      434
Income before income tax     1,795    2,067    1,752    2,105    1,837    2,362    1,871    1,967
Provision for income tax       567      636      575      660      589      719      551      584
Net income                   1,228    1,431    1,177    1,445    1,247    1,642    1,320    1,384
Net income per share**        0.24     0.28     0.23     0.28     0.24     0.32     0.26     0.27
Cash dividends declared
 per share**                 0.085     0.08     0.08     0.08     0.08     0.08    0.075    0.075
                          -----------------------------------------------------------------------
 Total assets             $557,809 $525,557 $531,317 $419,612 $453,990 $436,027 $425,639 $417,903
-------------------------------------------------------------------------------------------------

** Restated to show effect of a 2-for-1 stock split in the form of a stock dividend paid June 16, 1997.
(1) Restated to reflect the July 31, 1998 merger with Elmore County Bancshres, Inc., which was accounted for as a pooling of interests.

          THE PEOPLES BANCTRUST COMPANY, INC. -- CORPORATE INFORMATION
The Peoples BancTrust Company, Inc. is a bank holding company incorporated un-der the laws of the State of Alabama. The Company is registered under the Bank Holding Company Act of 1965 and is the holding company for its wholly owned subsidiary, The Peoples Bank and Trust Company, Selma, Alabama. Peoples Bank operates a full service retail and general commercial banking business in Dal-las, Butler, Autauga, Elmore, Bibb, Shelby, Tallapoosa and Lee counties and surrounding areas in the State. Peoples bank also offers Financial Management and Trust services along with an array of financial products through its Bro-kerage Department and Insurance Agency.

TRANSFER AGENT                     ANNUAL REPORT ON FORM 10-K
The Peoples Bank and Trust Company For copies of the Annual Report on Form 10-
Trust Department                   K
P.O. Box 799                       as filed with the Securities and Exchange
Selma, AL 36702-0799               Commission, contact:


INDEPENDENT ACCOUNTANTS             M. Scott Patterson, Secretary
PricewaterhouseCoopers LLP          The Peoples BancTrust Company, Inc.
1901 6th Avenue North               P.O. Box 799
Birmingham, Alabama 35203-2690      Selma, Alabama 36702-0799

                      STOCK DIVIDEND AND PRICE INFORMATION

The common stock of the Company is listed on the NASDAQ Small Cap Market under the symbol, "PBTC." Market makers for the common stock of the Company are Sterne Agee & Leach, Inc. and Interstate/Johnson Lane.

The following table is the reported bid information for the common stock for each quarterly period within the last two fiscal years, along with the divi-dends declared. All data prior to June 16, 1997 has been restated to reflect the effects of a two-for-one stock split effected in the form of a stock divi-dend. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions. Historical dividend in-formation has not been restated for the effects of the pooling of interests treatment of the acquisition of Elmore County Bancshares, Inc. in July of 1998.

                                                                       Dividends Declared
                 1997              High               Low              (per common share)
           -------------------------------------------------------------------------------
           January-March           17.00             13.50                    .075
           April-June              18.50             17.00                    .075
           July-September          19.00             18.00                     .08
           October-December        31.00             17.00                     .08

                                                                       Dividends Declared
                 1998              High               Low              (per common share)
           -------------------------------------------------------------------------------
           January-March           31.25             27.00                     .08
           April-June              31.88             28.25                     .08
           July-September          29.00             19.00                     .08
           October-December        20.50             18.00                    .085

See Note 13 of Notes to Consolidated Financial Statements regarding regulatory approval for the payment of dividends to the Company by The Peoples Bank & Trust Company. The Bank expects to be subject to such dividend restrictions as discussed in Note 13 of Notes to Consolidated Financial Statements in 1999.

As of March 12, 1999, The Peoples BancTrust Company, Inc. had 1,051 stockhold-ers of record and 5,148,138 shares of common stock outstanding.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
The Peoples BancTrust Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of The Peoples BancTrust Company, Inc. and its subsidiary (the Company) at De-cember 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibil-ity is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally ac-cepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

March 18, 1999

/s/ PriceWaterhouseCoopers LLP

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                     ASSETS

                                                       1998          1997
------------------------------------------------------------------------------
Cash and due from banks                            $ 23,669,101  $ 16,321,640
Federal funds sold and securities purchased under
 agreements to resell                                12,598,351     9,477,487
                                                   --------------------------
  Cash and cash equivalents                          36,267,452    25,799,127
Available-for-sale securities                       137,571,513   107,492,585
Loans, net of unearned discount                     356,639,547   305,733,244
Allowance for loan losses                            (4,291,135)   (3,445,539)
                                                   --------------------------
  Loans, net                                        352,348,412   302,287,705
Bank premises and equipment, net                     10,806,013     8,022,766
Other real estate, net                                  530,005       398,125
Interest receivable                                   4,792,436     4,143,580
Intangible assets acquired, net of accumulated
 amortization of $1,418,171 and $665,565 at
 December 31, 1998 and 1997, respectively             9,803,178       665,565
Deferred income taxes                                                 500,042
Other assets                                          5,690,150     4,680,949
                                                   --------------------------
                                                   $557,809,159  $453,990,444
------------------------------------------------------------------------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
 Demand--noninterest bearing                       $ 68,162,445  $ 64,285,379
 Demand--interest bearing                           105,659,720    81,171,412
 Savings                                             46,285,258    33,817,840
 Time                                               240,701,899   195,606,706
                                                   --------------------------
  Total deposits                                    460,809,322   374,881,337
Federal funds purchased and securities sold under
 agreements to repurchase                            11,810,658    13,642,411
Other borrowed funds                                 22,454,426     8,297,433
Deferred income taxes                                 1,070,475
Interest payable                                      2,129,205     1,689,643
Dividends payable                                        27,849       154,499
Income taxes payable                                    425,542       740,081
Other liabilities                                     2,361,263     2,258,874
                                                   --------------------------
  Total liabilities                                 501,088,740   401,664,278
                                                   --------------------------
Commitments and contingencies (Note 9)
Stockholders' equity:
 Common stock, $.10 par value; 9,000,000 shares
  authorized; 5,186,940 authorized shares issued        518,694       518,694
 Additional paid-in capital                           6,286,399     6,567,423
 Accumulated other comprehensive income, net of
  tax                                                   708,512       276,839
 Retained earnings                                   49,843,652    46,099,175
 Treasury stock, 38,802 and 71,410 shares,
  respectively                                         (636,838)   (1,135,965)
                                                   --------------------------
  Total stockholders' equity                         56,720,419    52,326,166
                                                   --------------------------
                                                   $557,809,159  $453,990,444
------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
             for the years ended December 31, 1998, 1997, and 1996


                                               1998        1997        1996
-------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans and bankers
  acceptances                               $31,607,591 $27,063,476 $24,521,158
 Interest and dividends on investment
  securities:
  U.S. Treasury securities                    1,171,961   1,256,206   1,750,188
  Obligations of other U.S. Government
   agencies and corporations                  5,734,698   4,263,080   3,905,325
  Obligations of state and political
   subdivisions and industrial development
   bonds:
   Nontaxable                                   607,577     598,443     566,527
   Taxable                                       78,190      47,951      55,476
  Other securities and interest-bearing
   deposits                                     436,653     874,369   1,479,054
 Interest on federal funds sold and
  securities purchased under agreements to
  resell                                        830,027     509,890     537,039
                                            -----------------------------------
    Total interest income                    40,466,697  34,613,415  32,814,767
                                            -----------------------------------
Interest expense:
 Interest on deposits                        16,510,918  13,882,612  13,393,062
 Interest on federal funds purchased,
  securities sold under agreements to
  repurchase, and other borrowed funds        1,287,177     701,971     669,961
                                            -----------------------------------
    Total interest expense                   17,798,095  14,584,583  14,063,023
                                            -----------------------------------
    Net interest income                      22,668,602  20,028,832  18,751,744
Provision for loan losses                     2,335,699   1,866,761   2,114,190
                                            -----------------------------------
    Net interest income after provision for
     loan losses                             20,332,903  18,162,071  16,637,554
                                            -----------------------------------
Noninterest income:
 Trust department income                        363,282     335,865     296,287
 Service charges on deposit accounts          4,297,201   3,716,190   3,419,897
 Net securities gains                           556,155      88,888      52,408
 Other                                        1,409,740   1,153,023     925,831
                                            -----------------------------------
    Total noninterest income                  6,626,378   5,293,966   4,694,423
                                            -----------------------------------
Noninterest expenses:
 Salaries and wages                           7,721,933   6,521,684   6,347,064
 Pensions and other employee benefits         1,674,608   1,627,875   1,629,353
 Occupancy and furniture and equipment
  expenses                                    2,391,374   1,949,085   1,728,655
 Other operating expenses                     7,452,606   5,320,265   4,581,038
                                            -----------------------------------
    Total noninterest expenses               19,240,521  15,418,909  14,286,110
                                            -----------------------------------
    Income before provision for income
     taxes                                    7,718,760   8,037,128   7,045,867
Provision for income taxes                    2,437,705   2,443,492   2,104,108
                                            -----------------------------------
    Net income                              $ 5,281,055 $ 5,593,636 $ 4,941,759
                                            -----------------------------------
Earnings per share (Notes 4 and 12):
 Basic net income per share                 $      1.03 $      1.10 $      0.97
                                            -----------------------------------
 Diluted net income per share               $      1.02 $      1.09 $      0.97
                                            -----------------------------------
 Basic weighted average number of shares
  outstanding                                 5,141,885   5,099,227   5,099,293
                                            -----------------------------------
 Diluted weighted average number of shares
  outstanding                                 5,161,658   5,137,257   5,120,349
                                            -----------------------------------

   The accompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             for the years ended December 31, 1998, 1997, and 1996

                                                1998       1997       1996
-----------------------------------------------------------------------------
Net income                                   $5,281,055 $5,593,636 $4,941,759
Other comprehensive income:
 Unrealized gains (losses) on securities
  available for sale during the period        1,210,205    390,805   (476,154)
 Less: reclassification adjustment for net
  gains included in net income                  556,155     88,888     52,408
                                             --------------------------------
Other comprehensive income (loss)               654,050    301,917   (528,562)
Income tax provision (benefit) related to
 items of other comprehensive income (loss)     222,377    102,652   (179,711)
                                             --------------------------------
Other comprehensive income (loss), net of
 tax                                            431,673    199,265   (348,851)
                                             --------------------------------
Comprehensive income, net of tax             $5,712,728 $5,792,901 $4,592,908
------------------------------------------------------------------------------



  The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 1998, 1997, and 1996

                                               Accumulated
                                                  Other
                                  Additional  Comprehensive
                          Common   Paid-In    Income (Loss),  Retained     Treasury
                          Stock    Capital      Net of Tax    Earnings       Stock        Total
--------------------------------------------------------------------------------------------------
Balance, December 31,
 1995                    $518,694 $6,719,043     $426,425    $38,082,605  $(1,287,585) $44,459,182
Net income                                                     4,941,759                 4,941,759
Change in unrealized
 gains (losses), net of
 income taxes                                    (348,851)                                (348,851)
Cash dividends declared
 ($.54 per share)                                             (1,191,665)               (1,191,665)
                         -------------------------------------------------------------------------
Balance, December 31,
 1996                     518,694  6,719,043       77,574     41,832,699   (1,287,585)  47,860,425
Net income                                                     5,593,636                 5,593,636
Change in unrealized
 gains (losses), net of
 income taxes                                     199,265                                  199,265
Cash dividends declared
 ($.31 per share)                                             (1,327,160)               (1,327,160)
Options exercised                   (151,620)                                 151,620            0
                         -------------------------------------------------------------------------
Balance, December 31,
 1997                     518,694  6,567,423      276,839     46,099,175   (1,135,965)  52,326,166
Net income                                                     5,281,055                 5,281,055
Change in unrealized
 gains (losses), net of
 income taxes                                     431,673                                  431,673
Cash dividends declared
 ($.325 per share)                                            (1,536,578)               (1,536,578)
Options exercised                   (281,024)                                 499,127      218,103
                         -------------------------------------------------------------------------
Balance, December 31,
 1998                    $518,694 $6,286,399     $708,512    $49,843,652  $  (636,838) $56,720,419
---------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1998, 1997, and 1996

                                         1998         1997         1996
---------------------------------------------------------------------------
Operating activities:
 Net income                           $ 5,281,055  $ 5,593,636  $ 4,941,759
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
 Provision for loan losses              2,335,699    1,866,761    2,114,190
 Depreciation, amortization, and
  accretion                             1,833,104    1,149,719    1,216,596
 Increase (decrease) in unearned
  discount                              1,400,381   (1,595,758)  (3,464,345)
 Deferred income taxes, net              (166,854)    (357,433)     (60,971)
 Gain on sale of securities              (556,155)     (88,888)     (52,408)
 Write down of other real estate           32,536                    48,543
 Decrease (increase) in assets:
  Interest receivable                    (149,499)      34,398      (14,171)
  Other assets                         (1,559,234)  (1,167,656)     175,927
 Increase (decrease) in
  liabilities:
  Interest payable                        194,545      187,566     (207,513)
  Income taxes payable                   (380,506)     496,781     (146,252)
  Other liabilities                       772,438    1,501,367       84,121
                                      -------------------------------------
   Net cash provided by operating
    activities                          9,037,510    7,620,493    4,635,476
                                      -------------------------------------
Investing activities:
 Proceeds from sales of available-
  for-sale securities                  58,912,181   20,955,802   20,550,491
 Proceeds from maturities and calls
  of available for sale securities     41,249,655   30,040,655   38,074,240
 Purchase of available-for-sale
  securities                          (99,524,543) (34,344,261) (44,206,787)
 Net increase in loans                (26,094,481) (36,777,980) (36,422,300)
 Purchases of bank premises and
  equipment                            (2,890,786)  (2,100,505)  (1,095,660)
 Proceeds from sale of other real
  estate and equipment                    720,939    1,139,804      311,562
 Acquisition of bank, net of cash
  received                            (10,317,083)
 Investment in low income housing
  projects                               (675,852)    (675,852)    (247,000)
                                      -------------------------------------
   Net cash used in investing activ-
    ities                             (38,619,970) (21,762,337) (23,035,454)
                                      -------------------------------------
Financing activities:
 Net increase in deposits              29,777,081   12,614,837   14,998,932
 Increase in short-term borrowings     11,718,829    3,602,407    7,102,694
 Dividends paid                        (1,663,228)  (1,324,399)  (1,197,489)
 Exercise of stock options                218,103
                                      -------------------------------------
   Net cash provided by financing
    activities                         40,050,785   14,892,845   20,904,137
                                      -------------------------------------
   Increase in cash and cash equiva-
    lents                              10,468,325      751,001    2,504,159
Cash and cash equivalents, beginning
 of year                               25,799,127   25,048,126   22,543,967
                                      -------------------------------------
Cash and cash equivalents, end of
 year                                 $36,267,452  $25,799,127  $25,048,126
                                      -------------------------------------
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for:
 Interest                             $17,603,550  $14,397,017  $14,270,536
                                      -------------------------------------
 Income taxes                         $ 2,985,065  $ 2,304,144  $ 2,311,331
                                      -------------------------------------

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

Nature of Operations -- The Company operates twenty three offices in rural and suburban communities in south-central Alabama. The Company's primary source of revenue is providing loans to customers, who are predominately small and mid-dle-market businesses and middle-income individuals.

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

Investment Securities -- Investments are classified as either held-to-maturity, trading, or available-for- sale securities.

Investment securities held-to-maturity are securities for which management has the ability and intent to hold on a long-term basis or until maturity. These securities are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts to the earlier of the maturity or call date.

Investment securities available-for-sale represent those securities intended to be held for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. Securities available-for-sale are recorded at market value with unrealized gains and losses, net of any tax effect, added or deducted directly from stockholders' equity.

Securities carried in trading accounts are carried at market value with unrealized gains and losses reflected in income.

At December 31, 1998 and 1997, the Company classified all securities as avail-able for sale as part of an asset and liability strategy to maximize the flexi-bility of its investment portfolio.

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

At December 31, 1998 and 1997, the recorded investment in loans for which im-pairment has been recognized totaled $2,377,000 and $2,902,000, respectively. These loans had a corresponding valuation allowance of $819,000 at December 31, 1998 and $609,000 at December 31, 1997. The impaired loans were measured for impairment using the fair value of the collateral as approximately all of these loans were collateral dependent. The average recorded investment in impaired loans during 1998 and 1997 was approximately $2,640,000 and $2,661,000, respec-tively. The Company recognized approximately $122,000 and $119,000 of interest on impaired loans during the period that they were impaired during 1998 and 1997, respectively.

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

Intangible Assets Acquired -- Intangible assets acquired are stated at original cost less accumulated amortization to date. Core deposits are amortized using an accelerated method over a period of no more than ten years; goodwill is am-ortized using the straight-line method over a period of twenty-five years.

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

2. Business Combinations

On March 6, 1998, the Company completed its acquisition of Merchants & Planters Bancshares, Inc. ("M&P"). In the acquisition, shareholders of M&P received $949.38 in cash for each outstanding share of M&P common stock (total consider-ation of approximately $20,085,000). The combination was accounted for as a purchase, with the purchase price allocated as follows:

                                  (in thousands)
------------------------------------------------
   Cash and cash equivalents         $  9,768
   Securities available-for-sale       29,258
   Loans, net                          27,703
   Premises and equipment               1,733
   Intangibles                          9,679
   Other assets                           632
   Deposits                           (56,151)
   Other borrowed funds                  (606)
   Other liabilities                   (1,931)
                                     --------
     Cash paid                       $ 20,085
------------------------------------------------

The results of operations of M&P subsequent to the acquisition date are in-cluded in the Company's consolidated statements of income. The following pro forma information reflects the Company's consolidated results of operations as if the acquisition occurred at January 1, 1997:

                                   (in thousands,
                               except per share data)
------------------------------------------------------
                                  1998        1997
------------------------------------------------------
   Net interest income         $    22,873 $    21,300
   Net income                  $     5,074 $     5,013
   Diluted earnings per share  $      0.98 $      0.98
------------------------------------------------------

On July 31, 1998, Elmore County Bancshares, Inc. ("Elmore County"), headquar-tered in Tallassee, Alabama, was merged with and into the Company. Under the terms of the merger, the Company issued 1,711,794 of the Company's common stock to Elmore County shareholders. Elmore County and its wholly owned subsidiary, The Bank of Tallassee, had total assets of $91,023,000, deposits of $75,107,000, and stockholders' equity of $15,768,000 as of July 31, 1998. This merger was accounted for as a pooling of interests and the financial statements have been restated accordingly. The Company's consolidated financial data for the years ended December 31, 1997 and 1996 have been restated as follows (in thousands, except for per share data):

                                                  As                  As
                                              Previously Effect of Currently
                                               Reported   Pooling  Reported
----------------------------------------------------------------------------
   As of and for the year ended December 31,
    1997:
    Net interest income                        $15,653    $ 4,376   $20,029
    Net income                                 $ 4,003    $ 1,591   $ 5,594
    Stockholders' equity                       $37,233    $15,093   $52,326
    Net income per share (diluted)             $  1.17    $ (0.08)  $  1.09
   As of and for the year ended December 31,
    1996:
    Net interest income                        $14,444    $ 4,308   $18,752
    Net income                                 $ 3,583    $ 1,359   $ 4,942
    Stockholders' equity                       $34,185    $13,675   $47,860
    Net income per share (diluted)             $  1.05    $ (0.08)  $  0.97
----------------------------------------------------------------------------

3. Restricted Cash Balances

Aggregate reserves in the form of deposits with the Federal Reserve Bank of $3,430,000 and $2,300,000 were maintained to satisfy federal regulatory re-quirements at December 31, 1998 and 1997, respectively.

4. Capital Stock

The Board of Directors declared a two-for-one stock split on May 20, 1997 which was effected in the form of a 100 percent stock dividend to all shareholders of record as of June 6, 1997, the ex-dividend date. Common shares totaling 1,693,690 were distributed on June 16, 1997 in connection with the split. The stated par value of each share was not changed from $0.10. Accordingly, all prior period information has been restated to reflect the reclassification from additional paid-in capital to common stock. All share and per share amounts in earnings per share calculations have been restated to retroactively reflect the stock split.

5. Investment Securities

The amortized cost and approximate market values of available-for-sale securi-ties at December 31, 1998 and 1997 are as follows:

                                                    1998
-------------------------------------------------------------------------------
                                              Gross      Gross     Approximate
                                Amortized   Unrealized Unrealized     Market
              Type                 Cost       Gains      Losses       Value
-------------------------------------------------------------------------------
   U. S. Treasury securities   $ 14,887,812 $  295,443             $ 15,183,255
   Obligations of other U.S.
    government agencies and
    corporations                 86,915,820    782,818 $(100,172)    87,598,466
   Obligations of state and
    political subdivisions        4,428,622    157,039    (3,765)     4,581,896
   Collateralized mortgage
    obligations                  24,070,919     25,751   (66,306)    24,030,364
   Corporate and other
    securities                    6,314,510        579  (137,557)     6,177,532
                               ------------------------------------------------
                               $136,617,683 $1,261,630 $(307,800)  $137,571,513
-------------------------------------------------------------------------------
                                                    1997
-------------------------------------------------------------------------------
                                              Gross      Gross     Approximate
                                Amortized   Unrealized Unrealized     Market
              Type                 Cost       Gains      Losses       Value
-------------------------------------------------------------------------------
   U. S. Treasury securities   $ 15,872,529 $  132,413 $  (3,496)  $ 16,001,446
   Obligations of other U.S.
    government agencies and
    corporations                 55,949,218    290,458   (47,631)    56,192,045
   Obligations of state and
    political subdivisions       12,576,014    324,542   (15,978)    12,884,578
   Collateralized mortgage
    obligations                  13,014,683      6,885   (85,685)    12,935,883
   Mortgage-backed securities     1,965,799     21,409    (6,909)     1,980,299
   Corporate and other
    securities                    7,692,960         38  (194,664)     7,498,334
                               ------------------------------------------------
                               $107,071,203 $  775,745 $(354,363)  $107,492,585
-------------------------------------------------------------------------------

The amortized cost and approximate market value of available-for-sale securi-ties at December 31,, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment pen-alties.

                                                Available-for-
                                                Sale Securities
--------------------------------------------------------------------
                                            Amortized      Market
                                               Cost        Value
--------------------------------------------------------------------
   Due in one year or less                 $ 11,691,129 $ 11,756,654
   Due after one year through five years     71,397,172   72,314,194
   Due after five years through ten years    16,185,386   16,343,030
   Due after ten years                        8,981,986    8,971,241
   CMO's                                     24,070,919   24,030,364
   Equity securities                          4,291,091    4,156,030
                                           -------------------------
                                           $136,617,683 $137,571,513
--------------------------------------------------------------------

Included within corporate and other securities are $1,952,379 and $874,820 in marketable equity securities at December 31, 1998 and 1997, respectively. Also included within corporate and other securities are $2,585,200 of Federal Home Loan Bank stock at December 31, 1998 and 1997, respectively, and $1,397,200 and $240,550 of Federal Reserve Bank stock at December 31, 1998 and 1997, respec-tively.

Proceeds from sales of debt securities during 1998, 1997, and 1996 were $58,912,181, $25,564,818, and $21,773,727, respectively. Gross gains of
$707,059, $132,446, and $61,247, and gross losses of $150,904, $43,558, and
$8,839 were realized on those sales for 1998, 1997, and 1996, respectively.

Securities with a par value of $61,146,000 and $54,419,446 were pledged as col-lateral for public funds deposits and repurchase agreements at December 31, 1998 and 1997, respectively.

6. Loans

The major categories of loans at December 31, 1998 and 1997 are as follows:

                                   1998         1997
--------------------------------------------------------
   Commercial and industrial   $116,782,753 $103,090,406
   Real estate mortgage         120,917,730  106,222,162
   Personal                     110,306,200   89,807,294
   Overdrafts and credit line    10,786,421    7,366,558
                               -------------------------
                                358,793,104  306,486,420
                               -------------------------
   Less:
    Unearned discount             2,153,557      753,176
    Allowance for loan losses     4,291,135    3,445,539
                               -------------------------
                               $352,348,412 $302,287,705
--------------------------------------------------------

The Bank's lending is concentrated throughout Dallas, Autauga, Butler, Bibb, Elmore, Shelby, Tallapoosa, and Lee counties in Alabama; the repayment of these loans is, in part, dependent on the economic conditions in this region of the state. Management does not believe the loan portfolio contains concentrations of credit either geographically, or by borrower, which would expose the Bank to unacceptable amounts of risk. The above loans included agricultural loans to-taling approximately $21,888,000 and $17,064,000 for 1998 and 1997, respective-ly. Management continually evaluates the potential risk in this segment of the portfolio in determining the adequacy of the allowance for possible loan loss-es.

The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon exten-sion of credit is based on management's credit evaluation of the customer. Col-lateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties. No additional credit risk exposure relating to outstanding loan balances exists beyond the amounts shown in the consolidated balance sheets as of December 31, 1998.

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $3,888,000 and $1,733,000 for 1998 and 1997, respec-tively. If these loans had been current throughout their terms, interest income would have increased approximately $162,000, $57,000, and $77,000 in 1998, 1997, and 1996, respectively.

Changes in the allowance for possible loan losses were as follows:

                                      1998         1997         1996
-------------------------------------------------------------------------
   Balance, beginning of year      $ 3,445,529  $ 3,173,350  $ 2,700,982
   Additions due to acquisition        592,937
   Provision charged to operation    2,335,699    1,866,761    2,114,190
   Loans charged off                (3,447,385)  (2,416,999)  (2,378,872)
   Recoveries                        1,364,355      822,427      737,050
                                   -------------------------------------
   Balance, end of year            $ 4,291,135  $ 3,445,539  $ 3,173,350
-------------------------------------------------------------------------

7. Bank Premises and Equipment

Bank premises and equipment and accumulated depreciation at December 31, 1998 and 1997 are summarized as follows:

                                                  1998               1997
----------------------------------------------------------------------------
   Buildings                                   $10,478,743        $8,238,168
   Furniture and equipment                      11,030,462        10,267,550
   Land improvements                               254,190           254,190
                                               -----------------------------
                                                21,763,395        18,759,908
   Less accumulated depreciation                12,602,034        11,765,524
                                               -----------------------------
                                                 9,161,361         6,994,384
   Land                                          1,644,652         1,028,382
                                               -----------------------------
                                               $10,806,013        $8,022,766
----------------------------------------------------------------------------

8. Income Taxes

The Company and the Bank file a consolidated income tax return. The consoli-dated provision (benefit) for income taxes is as follows:

                         Federal                         State                          Total
-------------------------------------------------------------------------------------------------
   1998:
    Current             $2,616,812                      $290,517                      $2,907,329
    Deferred              (479,680)                       10,056                        (469,624)
                        -------------------------------------------------------------------------
                        $2,137,132                      $300,573                      $2,437,705
-------------------------------------------------------------------------------------------------
   1997:
    Current             $2,339,349                      $296,725                      $2,636,074
    Deferred              (153,358)                      (39,224)                       (192,582)
                        -------------------------------------------------------------------------
                        $2,185,991                      $257,501                      $2,443,492
-------------------------------------------------------------------------------------------------
   1996:
    Current             $1,951,877                      $242,490                      $2,194,367
    Deferred               (88,488)                       (1,771)                        (90,259)
                        -------------------------------------------------------------------------
                        $1,863,389                      $240,719                      $2,104,108
-------------------------------------------------------------------------------------------------

Temporary differences and carryforwards which give rise to a significant por-tion of deferred tax assets and liabilities at December 31 are as follows:

                                                   1998             1997
----------------------------------------------------------------------------
   Allowance for possible loan losses           $   955,159       $686,550
   Other real estate owned writedowns               103,123        107,244
   Other liabilities and reserves                   371,659        263,374
   Intangible assets                               (773,146)        81,472
   Bank premises and equipment                   (1,085,804)      (462,924)
   Investment securities                           (713,849)      (271,900)
   Other                                             72,383         96,226
                                                ----------------------------
    Deferred tax asset, net                     $(1,070,475)      $500,042
----------------------------------------------------------------------------

The provision for income taxes is different from the amount computed by apply-ing the federal income tax statutory rate to income before provision for income taxes. The reasons for this difference, as a percentage of pre-tax income, are as follows:

                                                                     1998       1997       1996
------------------------------------------------------------------------------------------------
   Federal income tax statutory rate                                 34.0%      34.0%      34.0%
   Nontaxable income on obligations of state and political
    subdivisions                                                     (3.2)      (2.8)      (2.6)
   Amortization of intangible assets                                  1.1        0.8        0.3
   State income taxes                                                 2.3        2.2        2.0
   Acquisition expenses                                               1.3
   Low income housing credit                                         (6.8)      (3.8)      (3.4)
   Other                                                              2.9
                                                                     --------------------------
   Effective tax rate                                                31.6%      30.4%      30.3%
-----------------------------------------------------------------------------------------------

9. Benefit Plans

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

The reconciliation of the beginning and ending balances of the projected bene-fit obligation and plan assets, as well as disclosure of the plan's funded sta-tus for the year ended December 31, 1998, 1997, and 1996 is as follows:

                                                                        1998                 1997
------------------------------------------------------------------------------------------------------
   Change in benefit obligation:
    Benefit obligation at end of prior year                          $ 5,493,708          $ 5,587,213
    Service cost                                                         316,344              331,059
    Interest cost                                                        394,531              382,969
    Remeasurement                                                        263,861
    Amendments                                                                               (528,078)
    Actuarial loss                                                       132,986                4,427
    Benefits paid                                                       (260,834)            (234,956)
    Expenses paid                                                        (37,034)             (48,926)
                                                                     --------------------------------
     Benefit obligation, end of year                                 $ 6,303,562          $ 5,493,708
------------------------------------------------------------------------------------------------------
   Changes in plan assets:
    Fair value of plan assets, end of year                           $ 5,484,121          $ 5,014,254
    Actual return                                                        897,140               53,749
    Benefits paid                                                       (260,834)            (234,956)
    Expenses paid                                                        (37,034)             (48,926)
                                                                     --------------------------------
     Fair value of plan assets, end of year                          $ 6,083,393          $ 4,784,121
------------------------------------------------------------------------------------------------------
   Reconciliation of funded status:
    Vested benefit obligation                                        $(4,973,149)         $(3,598,973)
    Accumulated benefit obligation                                    (5,203,043)          (4,679,833)
    Projected benefit obligation                                      (6,303,562)          (5,493,708)
    Plan assets at fair value                                          6,083,393            5,484,121
                                                                     --------------------------------
    Funded status                                                       (220,169)              (9,587)
    Unrecognized net gain                                               (112,923)             (55,356)
    Unrecognized prior service costs                                    (321,164)            (333,777)
    Unrecognized net transition asset                                   (113,949)            (173,162)
                                                                     --------------------------------
    Accrued benefit liability                                           (768,205)            (571,882)
                                                                     --------------------------------
     Net amount recognized                                           $  (768,205)         $  (571,882)
------------------------------------------------------------------------------------------------------

The components of net pension expense for the years ended December 31, 1998, 1997, and 1996 are as follows:

                                               1998         1997         1996
--------------------------------------------------------------------------------
   Net periodic benefit cost:
    Service cost                             $316,344     $331,059     $263,143
    Interest cost                             394,531      382,969      320,410
    Expected return on assets                (427,417)    (391,842)    (324,135)
    Transition asset recognition              (59,213)     (59,213)     (59,213)
    Prior service cost amortization           (27,922)      38,011       38,011
                                             -----------------------------------
     Net periodic benefit cost               $196,323     $300,984     $238,216
--------------------------------------------------------------------------------

Primary assumptions used to actuarially determine net pension expense are as follows:

                                             1998         1997         1996
----------------------------------------------------------------------------
   Discount rate                             7.00%        7.00%        7.00%
   Expected long-term return on assets       8.00%        8.00%        7.00%
   Compensation increase rate                5.00%        5.00%        3.50%
----------------------------------------------------------------------------

The Company has deferred compensation agreements with certain key officers of Elmore County. The agreements are funded through life insurance policies on the participants. The Company has accrued a deferred compensation liability of $460,509 and $341,794 as of December 31, 1998 and 1997, respectively. Expenses incurred relating to these agreements were approximately $204,000, $27,000, and $24,000 during 1998, 1997, and 1996, respectively.

Effective January 1, 1998, the Company established a qualified employee benefit plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees can contribute up to 15% of their salary to the plan on a pre-tax basis and the Company matches participants' contributions up to the first 1.5% of each participant's salary. The Company's matching contribu-tion charged to operations related to this plan was $58,213 for the year ended December 31, 1998. For the years ended December 31, 1997 and 1996, the Company charged $426,200 and $346,546, respectively, to operations for matching contri-butions related to the former plan of Elmore County.

During 1987, the Company established an Employee Stock Ownership Plan (ESOP), a tax-qualified, defined contribution plan which covers substantially all employ-ees. Contributions are determined by the Board of Directors of the Company. As of December 31, 1998 and 1997, the ESOP holds 69,799 and 62,344 shares (re-stated for stock split) of common stock in the Company, respectively.

10. Commitments and Contingencies

The Bank leases certain buildings, equipment and land under noncancelable oper-ating leases which require various minimum annual rentals.

The total minimum rental commitment at December 31, 1998 under the leases is as follows:

         1999                                $  512,350
         2000                                   201,322
         2001                                   144,313
         2002                                   127,354
         2003                                    99,158
         Thereafter                              30,566
                                             ----------
                                             $1,115,063
                                             ----------

The total rental expense was approximately $495,000, $130,000, and $98,000 in 1998, 1997, and 1996, respectively.

The Company is from time to time a defendant in legal actions from normal busi-ness activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1998 will have a materially adverse effect on the Company's financial statements.

11. Related Party Transactions

Certain directors and officers of the Company and its subsidiary bank, includ-ing their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. Such loans had outstanding balances of $6,060,707 and $8,474,863 at December 31, 1998 and 1997, respectively. A summary of the loan activity with these related parties during 1998 is shown below:

         Balance, beginning of year  $ 8,474,863
         Additions                     2,009,445
         Payments                     (4,423,601)
                                     -----------
         Balance, end of year        $ 6,060,707
                                     -----------


During 1998, 1997, and 1996, the Company paid legal fees of approximately $141,000, $143,000, and $105,000, respectively, to a law firm in which a part-ner of the firm serves on the board of directors of the Company. In addition, the Company paid $418,058 in construction fees to a construction company owned by a director of the Company.

12. Earnings Per Share

The following table reflects the reconciliation of the numerator and denomina-tor of the basic EPS computation to the numerator and denominator of the di-luted EPS computation:

For the year ended December 31, 1998

                                                                         Per-
                                                Income       Shares     share
                                              (Numerator) (Denominator) Amount
------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $5,281,055    5,141,885   $1.03
                                              -------------------------------

   Effect of dilutive securities
     Stock options                                             19,773
                                              -------------------------------
   Diluted EPS                                $5,281,055    5,161,658   $1.02
------------------------------------------------------------------------------

For the year ended December 31, 1997
                                                                         Per-
                                                Income       Shares     share
                                              (Numerator) (Denominator) Amount
------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $5,593,636    5,099,227   $1.10
                                              -------------------------------
   Effect of dilutive securities
     Stock options                                             38,030
                                              -------------------------------
   Diluted EPS                                $5,593,636    5,137,257   $1.09
------------------------------------------------------------------------------

For the year ended December 31, 1996
                                                                         Per-
                                                Income       Shares     share
                                              (Numerator) (Denominator) Amount
------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $4,941,759    5,099,293   $0.97
                                              -------------------------------
   Effect of dilutive securities
     Stock options                                             21,056
                                              -------------------------------
   Diluted EPS                                $4,941,759    5,120,349   $0.97
------------------------------------------------------------------------------

13. Regulatory Matters

The approval of regulatory authorities is required if the total of all the div-idends declared by the Bank in any calendar year exceeds the Bank's net income as defined for that year combined with its retained net income for the preced-ing two calendar years. The Bank obtained regulatory approval as applicable for the payment of dividends in 1998, 1997, and 1996.

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

Quantitative measures established by regulation to ensure capital adequacy re-quire the Company to maintain minimum amounts and ratios (set forth in the ta-ble below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average as-sets (as defined). Management believes, as of December 31, 1998, that the Com-pany meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 capital ratios as set forth in the table. There are no condi-tions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's actual capital amounts and ratios are also pre-sented in the table.

                                                                 To Be Well
                                                                Capitalized
                                                                Under Prompt
                                              For Capital    Corrective Action
                                Actual     Adequacy Purposes     Provisions
-------------------------------------------------------------------------------
                            Amount  Ratio   Amount    Ratio   Amount    Ratio
-------------------------------------------------------------------------------
The Company
  As of December 31, 1998
    Total Capital (to Risk
     Weighted Assets)       $50,297 13.39% $  30,061   8.00% $  37,576   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        46,006 12.24%    15,030   4.00%    22,545    6.00%
    Tier 1 Capital (to
     Average Assets)         46,006  8.85%    20,803   4.00%    26,004    5.00%
  As of December 31, 1997
    Total Capital (to Risk
     Weighted Assets)       $54,912 16.97% $  25,885   8.00% $  32,356   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        51,467 15.91%    12,942   4.00%    19,414    6.00%
    Tier 1 Capital (to
     Average Assets)         51,467 12.04%    17,101   4.00%    21,376    5.00%

                                                                 To Be Well
                                                                Capitalized
                                                                Under Prompt
                                              For Capital    Corrective Action
                                Actual     Adequacy Purposes     Provisions
-------------------------------------------------------------------------------
                            Amount  Ratio   Amount    Ratio   Amount    Ratio
-------------------------------------------------------------------------------
The Bank
  As of December 31, 1998
    Total Capital (to Risk
     Weighted Assets)       $50,771 13.59% $  29,893   8.00% $  37,366   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        46,480 12.44%    14,946   4.00%    22,419    6.00%
    Tier 1 Capital (to
     Average Assets)         48,480  9.16%    21,175   4.00%    26,469    5.00%
  As of December 31, 1997
    Total Capital (to Risk
     Weighted Assets)       $54,156 17.10% $  25,331   8.00% $  31,664   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)        50,724 16.02%    12,666   4.00%    18,998    6.00%
    Tier 1 Capital (to
     Average Assets)         50,724 11.51%    17,627   4.00%    22,034    5.00%

14. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.10 per share, which have been designated as Non-cumulative Non-voting Directors' Preferred Stock, Series A.

15. Financial Instruments With Off-Balance-Sheet Risk

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may re-quire payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily rep-resent future cash requirements. The Bank had approximately $40,535,000 and $29,839,000 in commitments to extend credit at December 31, 1998 and 1997, re-spectively. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the cus-tomer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, includ-ing commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may in-clude accounts receivable, inventory, property, plant and equipment and resi-dential real estate for those commitments for which collateral is deemed neces-sary. The Bank had approximately $864,000 and $2,391,000 in irrevocable standby letters of credit at December 31, 1998 and 1997, respectively.

16. Fair Value of Financial Instruments

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

  Commitments to Extend Credit and Standby Letters of Credit -- The value of these unrecognized financial instruments is estimated based on the fee in-come associated with the commitments. Such fee income is not material to the Company's financial statements at December 31, 1998 and 1997 and, therefore, the fair value of these commitments is not presented.

The estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                       1998                      1997
--------------------------------------------------------------------------------
                               Carrying       Fair       Carrying       Fair
                                Amount       Value        Amount       Value
--------------------------------------------------------------------------------
   Financial assets:
     Cash and cash
      equivalents            $ 36,267,452 $ 36,267,452 $ 25,799,127 $ 25,799,127
     Investment securities:
      available for sale      137,571,513  137,571,513  107,492,585  107,492,585
     Loans, net               352,348,412  361,407,083  302,287,705  306,026,991
                             ---------------------------------------------------
                             $526,187,377 $535,246,048 $435,579,417 $439,318,703
--------------------------------------------------------------------------------
   Financial liabilities:
     Deposits                $460,809,322 $464,570,590 $374,881,337 $376,092,320
     Securities sold under
      agreements to
      repurchase                5,810,658    5,810,658    4,642,411    4,642,411
     Other borrowed funds      28,454,426   28,454,426   17,297,433   17,297,433
                             ---------------------------------------------------
                             $495,074,406 $498,835,674 $396,821,181 $398,032,164
--------------------------------------------------------------------------------

17. Financial Accounting Developments

Reporting of Comprehensive Income -- In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130) which establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This State-ment also requires that all items that are required to be recognized under ac-counting standards as components of comprehensive income be reported in a fi-nancial statement that is displayed with the same prominence as other financial statements.

Under SFAS 130, the Company has reported changes in unrealized gains and losses attributable to securities available-for-sale as a component of comprehensive income. The 1997 and 1996 financial information has been reclassified to con-form to the requirements of the statement.

Segment Reporting -- In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of a Business Enterprise and Related Information. SFAS 131, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and re-quires that those enterprises report selected information about operating seg-ments in interim financial reports issued to stockholders. This statement also establishes standards for related disclosures about products and services, geo-graphic areas, and major customers. This statement requires the reporting of financial and descriptive information about an enterprise's reportable operat-ing segments.

Effective January 1, 1998, the Company adopted SFAS 131. However, separate seg-ment information is not presented as the Company operates in only one report-able segment--commercial banking.

Pensions and Other Postretirement Benefits -- In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits. SFAS 132, which standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional disclosures regarding changes in the benefit obligation and fair value of plan assets and eliminates certain other disclosures. As a result of implementing SFAS 132, the Company has restated prior year disclosures to conform to the requirements of the statement.

Accounting for Derivatives and Hedging Activities -- In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, effective for all fiscal quarters of fiscal years beginning after June 15,1999, establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, by re-quiring that an entity recognize all derivatives as either assets or liabili-ties in the statement of financial position and measure those instruments at fair value. It also establishes the condition under which a derivative should be designated as hedging a specific type of exposure and requires the company to establish at the inception of the hedge the method and measurement approach used to assess its effectiveness. The Company does not believe the adoption of SFAS 133 will have a significant impact on its financial statements and disclo-sures, as it does not currently possess any derivative instruments.

Mortgage-Backed Securities -- In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65. SFAS 134 requires that after an entity securitizes mort-gage loans held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. SFAS 134 conforms (1) the ac-counting for securities that have been retained after the securitization of mortgage loans by a mortgage banking enterprise with (2) the accounting for se-curities that have been retained after the securitization of other types of as-sets by a non-mortgage banking enterprise. This statement is effective for the first fiscal quarter after December 15, 1998. However, since the Company does not securitize mortgage loans, it does not anticipate any financial statement impact from adopting this statement.

18. Stock Option Plan

As of December 31, 1998, the Company had one stock option plan (the Plan) under which 200,000 shares of common stock have been reserved for issue to certain employees and officers through incentive stock options. Options granted under the Plan become exercisable after two years of continued employment from the date of grant.

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

                                                1998           1997           1996
-------------------------------------------------------------------------------------
   Net income                  As reported   $5,281,055     $5,593,636     $4,941,759
                               Pro forma     $5,085,818     $5,512,150     $4,889,433
   Basic earnings per share    As reported   $     1.03     $     1.10     $     0.97
                               Pro forma     $     0.99     $     1.08     $     0.96
   Diluted earnings per share  As reported   $     1.02     $     1.09     $     0.97
                               Pro forma     $     0.99     $     1.07     $     0.95
-------------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The following weighted-average assump-tions were used for options granted in 1998: dividend yield of 1.88%; expected volatility of 41.49%; risk-free interest rate of 5.22%; and expected life of
4.02 years. For options granted during 1997, the following weighted-average as-sumptions were used: dividend yield of 0.97%; expected volatility of 40.33%; risk-free interest rate of 5.37%; and expected life of 4.51 years. For options granted during 1996, the following weighted average assumptions were used: div-idend yield of 1.76%; expected volatility of 31.2%; risk-free interest rate of 5.02%; and expected life of 8.76 years.

A summary of the status of the Company's plan as of December 31, 1998, 1997, and 1996, and changes during the years ending on those dates (restated for stock split--see Note 4) is presented below:

                                    1998                           1997                         1996
--------------------------------------------------------------------------------------------------------------
                                        Weighted                      Weighted                      Weighted
                                        Average                       Average                       Average
                                        Exercise                      Exercise                      Exercise
                              Shares     Price         Shares          Price         Shares          Price
--------------------------------------------------------------------------------------------------------------
   Outstanding at beginning
    of year                    58,100    $10.44         62,900         $ 8.05        46,700          $ 7.31
   Granted                     18,900     30.09         16,200          15.88        16,200           10.18
   Exercised                  (34,700)     8.12        (21,000)          7.48
                              --------------------------------------------------------------------------------
   Outstanding at end of
    year                       42,300     21.13         58,100          10.44        62,900            8.05
                              --------------------------------------------------------------------------------
   Options exercisable at
    year-end                   7,200       9.40         25,700           7.17        30,500            7.11
   Weighted-average per
    share fair value of
    options granted during
    the year                 $ 10.33                   $  5.03                       $ 3.23
--------------------------------------------------------------------------------------------------------------

The following table summarizes information about the Plan's stock options at December 31, 1998:

                                                Options Outstanding                    Options Exercisable
--------------------------------------------------------------------------------------------------------------
                                                      Weighted-
                                                       Average         Weighted                      Weighted
                                     Number           Remaining        Average        Number         Average
                                   Outstanding       Contractual       Exercise     Exercisable      Exercise
   Range of Exercise Prices        at 12/31/98          Life            Price       at 12/31/98       Price
--------------------------------------------------------------------------------------------------------------
   $7.50                              1,600             6.05            $ 7.50         1,600          $7.50
   $9.94 - 10.93                      5,600             7.05              9.94         5,600           9.94
   $15.50 - 17.05                    16,200             6.83             15.88
   $29.25 - 32.18                    18,900             7.63             30.09
                                    --------------------------------------------------------------------------
    Total                            42,300                             $21.13         7,200          $9.40
--------------------------------------------------------------------------------------------------------------

19. The Peoples BancTrust Company, Inc. (Parent Company Only)

Presented below and on the following pages are the financial statements of The Peoples BancTrust Company, Inc.

                                 BALANCE SHEETS

                           December 31, 1998 and 1997

                                                    1998         1997
--------------------------------------------------------------------------
                                ASSETS
Cash and due from banks *                        $   285,258  $   290,415
Investment in subsidiary bank, The Peoples Bank
 and Trust Company *                              57,164,629   51,346,290
Other assets                                         399,921    1,176,358
                                                 ------------------------
  Total assets                                   $57,849,808  $52,813,063
--------------------------------------------------------------------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                $    27,849  $   154,499
Other liabilities                                  1,101,540      332,398
                                                 ------------------------
  Total liabilities                                1,129,389      486,897
                                                 ------------------------
Common stock, $.10 par value; 9,000,000 shares
 authorized; 5,186,940 shares issued                 518,694      518,694
Additional paid-in capital                         6,286,399    6,567,423
Net unrealized gain (loss) on investments (net
 of tax benefits of $222,377 and $102,652,
 respectively)                                       708,512      276,839
Retained earnings                                 49,843,652   46,099,175
Treasury stock, 38,802 and 71,410 shares,
 respectively                                       (636,838)  (1,135,965)
                                                 ------------------------
  Total liabilities and stockholders' equity     $57,849,808  $52,813,063
--------------------------------------------------------------------------

* Eliminated in consolidation

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

             for the years ended December 31, 1998, 1997, and 1996

                                            1998         1997         1996
-------------------------------------------------------------------------------
Cash dividends received or receivable
 from subsidiary*                       $ 21,861,500  $ 2,180,045  $ 1,916,000
Equity in subsidiary's undistributed
 net income*                                            4,273,689    3,649,786
Dividends received in excess of
 subsidiary's net income*                (15,270,901)
Other income                                  82,795       55,627       58,644
Other expense                             (1,392,339)    (915,725)    (682,671)
                                        --------------------------------------
Net income                                 5,281,055    5,593,636    4,941,759
Retained earnings, beginning of period    46,099,175   41,832,699   38,082,605
Less: cash dividends declared              1,536,578    1,327,160    1,191,665
                                        --------------------------------------
Retained earnings, end of year          $ 49,843,652  $46,099,175  $41,832,699
-------------------------------------------------------------------------------

* Eliminated in consolidation

                            STATEMENTS OF CASH FLOWS

             for the years ended December 31, 1998, 1997, and 1996

                                             1998         1997         1996
--------------------------------------------------------------------------------
Operating activities:
  Net income                             $  5,281,055  $ 5,593,636  $ 4,941,759
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Subsidiary income less than (in
     excess of) dividends                  15,270,901   (4,273,689)  (3,649,786)
    Depreciation, amortization, and
     accretion                                              24,699       26,303
    Decrease (increase) in other assets       522,842     (121,829)    (207,229)
    Increase (decrease) in other
     liabilities                              450,170       93,510       68,852
                                         --------------------------------------
      Net cash provided by operating
       activities                          21,524,968    1,316,327    1,179,899
                                         --------------------------------------
Investing activities:
  Acquisition of bank                     (20,085,000)
                                         --------------------------------------
      Net cash used in investing
       activities                         (20,085,000)           0            0
                                         --------------------------------------
Financing activities:
  Dividends paid                           (1,663,228)  (1,324,353)  (1,197,002)
  Stock options exercised                     218,103
                                         --------------------------------------
      Net cash used in financing
       activities                          (1,445,125)  (1,324,353)  (1,197,002)
                                         --------------------------------------
      Decrease in cash and cash
       equivalents                             (5,157)      (8,026)     (17,103)
Cash and cash equivalents, beginning of
 year                                         290,415      298,441      315,544
                                         --------------------------------------
Cash and cash equivalents, end of year   $    285,258  $   290,415  $   298,441
                                         --------------------------------------
Supplemental schedule of noncash
 investing activities:
  Contribution of acquired bank to
   subsidiary                            $ 20,085,000
--------------------------------------------------------------------------------

* Eliminated in consolidation

                      THE PEOPLES BANCTRUST COMPANY, INC.

                               CORPORATE OFFICERS

Richard P. Morthland    Andrew C. Bearden,      M. Scott Patterson
Chairman, Chief         Jr.                     Executive Vice
Executive Officer and   Executive Vice          President Secretary
Director                President and Chief     Virginia L. Sellers
                        Financial Officer       Vice President and
Elam P. Holley, Jr.     Assistant Secretary     Treasurer
President, Chief        John G. Chisolm
Operating Officer,      Executive Vice
and Director            President Assistant
                        Secretary

 THE PEOPLES BANCTRUST COMPANY, INC. AND THE PEOPLES BANK AND TRUST COMPANY --
                                    DIRECTORS

Dr. Julius R. Brown     A. D. Lovelady
President               Chairman                Directors Emeritus
Wallace Community       Lovelady Construction   Wallace A. Buchanan
College - Selma         Company, Inc.           President
                        Richard P. Morthland    Buchanan Hardwoods,
Dr. Clyde B. Cox, Jr.   Chairman and Chief      Inc.
                        Executive Officer       W. Russell Buster,
Surgeon                                         Jr.
                        The Peoples Bank and    Retired - Bush Hog
Johnny Crear            Trust Company           Division Allied
President               Thomas E. Newton        Products
                                                James A. Minter, Jr.
Crear, Inc. d/b/a       Senior Partner and      Farmer & Ginner
Lighthouse              Chairman
Convalescence           Newton, Oldacre,        Dr. Rex J. Morthland
                        McDonald Real Estate    Chairman Emeritus
Arnold B. Dopson
Chairman                Walter Owens
The Peoples Bank and    State Farm Agent        Dr. C. S. Wilkinson,
Trust Company                                   Jr.
The Bank of Tallassee   David Y. Pearce         Dentist
Branch                  Catfish Farmer
                                                B. Frank Wilson
Harry W. Gamble, Jr.                            Chairman Emeritus
Attorney at Law         C. Ernest Smith
Member - Gamble,        Mayor of Greenville
Gamble, Calame, and     Greenville Shoe Shop
Wilson L.L.C.
Ted M. Henry
Chairman of the Board   Julius E. Talton
Henry Brick Company,    Chief Executive
Inc.                    Officer
                        Network Services,
Elam P. Holley, Jr.     Inc.
President and Chief     Dr. Daniel P.
Operating Officer       Wilbanks
The Peoples Bank and    Dentist
Trust Company
Edith Morthland Jones
Film Liaison

             THE PEOPLES BANK AND TRUST COMPANY -- ADVISORY BOARDS

                        Daniel W. McDonald      Edward Patridge
Greenville Board        Teacher - Auburn        Retired - Bank
Barry E. Boan           University Montgomery   President
                        Robert T. Wasden        Kermit Stephens, Jr.
President - Boan        Principal -             Cahaba Pressure
Contracting, Inc.       Meadowview Christian    Treated Timber
Vice President - Boan   School
Enterprises, Inc.       Robert L. Wilson, Sr.   Royce Willie
Vice President -        Retired Teacher         Brent Industries
 Lightwave
Technologies, Inc.
Vice President -
 Energies, Inc.         McKenzie Board          Prattville/Millbrook
                        J. Earl Bozeman         Board
P. Richard Hartley      Farmer                  John L. Boutwell
Partner - Hartley &                             Farmer, Boutwell
Hickman Attorneys                               Farms
                        Grant Brown             J. N. Buckner, Jr.
William S. Johnson      Plant Manager - Union   Attorney at Law
Regional President      Camp
                        Clayton L. Campbell     W. Ray Gilliland
William V. Lewis        Vice President -        Agriculture Broker
President - Southern    Amco, Inc.
Generators
Owner - Radio Shack     John E. Fischer         Jeannie R. Johnson
                        Retired - John E.       Farmer/Historian
Dexter McLendon         Fisher Company
McLendon Medical        Billy Lowery            Reginald Phillips
Supply                  Owner - McKenzie        Bell South
                        Western Auto
Charles O. Newton
Newton Oil Company &    Dwight S. Vickery       Eddie E. Pope
State Representative    Farmer and Retired      Resident Mill
                        Principal               Manager, Union Camp
Frank E. Thigpen
Pharmacist              Bibb County Board       Daniel N. Power
                        John Downs              Power Building
Allin Whittle                                   Systems
                        Alabama Power Company   Jefferson G.
Principal - W. O.                               Ratcliffe, Jr.
Parmer Elementary                               Regional President
School
Warren J. Williamson,
Jr.                                             George P. Walthall,
Attorney at Law                                 Jr.
Partner Williamson      Steven Q. Edmonds       Attorney at Law
and Williamson          Windwood Inns/Edmond
                        Enterprises
                        Bobby Leach
Directors Emeritus      Regional President
Eric O. Cates Jr.                               Directors Emeritus
Retired Farmer &        Debbie Martin           W. Floyd Gilliland
State Representative    Mayor of Centreville    Retired Farmer
W. J. Williamson        William Mayfield        George P. Walthall,
Attorney at Law         Mayfield Oil Company    Sr.
Senior Partner -                                Retired - USDA Soil
 Williamson and         J. W. Oakley, Jr.       Conservation Service
Williamson              Director of
                        Admissions &
Georgiana Board         Placement Director
W. Bryant Blackmon      College of
Owner - Nightingale     Communications
Uniform Co., Inc.       University of Alabama
Audrey M. Gruenwald
Retired Teacher

                        Lloyd Frank Emfinger,   David G. Scott
Shelby County Board     Jr.                     Controller - Boan
                        Retired                 Contracting, Inc.
Dan L. Howard
Manager, Dave's         Carl W. Fuller          Landon K. Smith
Construction &          Owner - Fuller          City Inspector - City
Builders                Warehouse & Gin, Inc.   of Greenville
                        Charles B. Funderburk   Cody Wesley
Dr. Phillip C.          Retired - Pharmacist    President - Harold
Hubbard                                         Wesley Company, Inc.
Owner/CEO -
 Countryside Animal
Hospital

                        O. C. Harden, Jr.       Women's Advisory
                        Harden's True Value     Committee
                        Hardware & Building     Betty Brown
James A. Kelly, Sr.     Material                Elizabeth K. Buchanan
Retired - Chairman of   Hollis Mann             Betty B. Buster
the Board, Merchants    Plant Manager, Mount    Carolyn R. Cox
& Planters Bank         Vernon Mills, Inc.      Shirley Crear
                                                Molly F. Gamble
John P. Kelly                                   Debe D. Henry
Retired - President,    Teddy O. Taylor         Sandra B. Holley
Merchants & Planters    President of Taylor     Dorothy B. Lovelady
Bank                    Petroleum, Inc.         Anne Minter

                                                Ann P. Morthland
Dr. Robert M.           Greenville Young        Bobbie M. Morthland
McChesney               Advisory Board          Fran W. Pearce
President -                                     Pearle L. Talton
 University of          Carol C. Lee            Doris Plant Thomas
Montevallo              Asst. Executive         Dorothy R. Wilkinson
                        Director - Greenville
James D. Seaman         Chamber of Commerce

                 THE PEOPLES BANK AND TRUST COMPANY - OFFICERS
President, Seaman       *Virginia L. Sellers
Timber Company
DALLAS COUNTY           Vice President and      Wal-Mart Branch
DIVISION                Treasurer               Shirley U. Holmes
Michael A. Truelove
Selma Main Office       Julie M. Simmons        Assistant Cashier and
Regional President      Vice President and      Branch Manager
                        Investment Officer      BIBB COUNTY DIVISION

*Richard P. Morthland                           Centreville Main
Tallassee Board         Terry Mosley            Office
Chairman and Chief
Executive Officer       Phillip R. Wheat
                        Marketing Engineer -
David W. Baggett, Jr.    Boothe, Hinson &
                        Noack
                        Vice President and
                        Automations Officer
                        J. McDonald Russell

Regional President      Probate Judge, Butler
*Elam P. Holley, Jr.    County
President and Chief     Dawn S. Bastarache      *Bobby Leach
Operating Officer
John I. Cottle, III     Assistant Vice          Regional President
Attorney at Law -       President
 Bowles & Cottle
*Andrew C. Bearden,
Jr.                     C. Todd Dawson
Executive Vice          Assistant Vice          Faye M. Brazier
President and Chief     President               Vice President/Branch
Financial Officer                               Manager
Operations/Finance      Wesley R. Heaton
Division Manager        Marketing Officer
*John G. Chisolm        Martha S. Hughes        Steve Cottingham
Executive Vice          Assistant Vice          Assistant Vice
President               President and           President & Loan
Loan Division Manager   Personnel Officer       Officer
                                                J. Gregory Suttle
                        Deborah W.              Assistant Vice
*M. Scott Patterson     Middlebrooks            President & Loan
Executive Vice-         Assistant Vice          Officer
President and           President/Loan Review   Woodstock Branch
Investment Officer      Officer
Financial Services      Linda S. Roberts
Division Manager and    Assistant Vice
Secretary               President and           Rhonda K. Cook
                        Assistant Trust         Assistant Vice
*Lynn D. Swindal        Officer                 President/Branch
Executive Vice          John H. Seale           Manager & Loan
President               Assistant Vice          Officer
Retail Division         President               BUTLER COUNTY
Manager                                         DIVISION
                        Thomas P. Wilbourne     Greenville Main
Thomas J. Gay           Assistant Vice          Office
Senior Vice President   President and
                        Financial Officer
James C. Harris         Jan S. Williamson
Senior Vice President   Assistant Vice          *William S. Johnson
and Operations          President and Retail    Regional President
Officer                 Banking Officer
                        Peggy M. Allison
W. Forrest Hatfield     Camellia Club
Senior Vice                                     Joseph R. Norman, Jr.
President, Credit                               Vice President
Officer and CRA
Officer                 Janice P. Barton
                        Real Estate
Gary M. Pierson         Operations Officer      Al Landwehr
Senior Vice President                           Vice President and
and Trust Officer                               Mortgage Loan Officer
                        Wanda H. Burns
C. Crenshaw             Assistant Personnel
Pritchett, III          Officer                 Margie B. Kelley
Senior Vice President                           Assistant Vice
                                                President and Branch
Terry L. Pritchett      P. Sue Burnside         Administration
Senior Vice President   Recovery Officer        Michael L. Spivey
and Auditor                                     Assistant Vice
                                                President & Consumer
Thomas R. Brumley       Kathryn T. Harrison     Loan Officer
                                                Butler Square Branch
Vice President          Brokerage Officer
                                                Gary L. Lewis
N. P. Chesnut           Beverly W. Ingram       Consumer Loan Officer
Vice President          Administrative
                        Officer
J. Ronald Edwards                               Sharon W. Raybon
Vice President and      A. Cooper Leach         Assistant Cashier and
Loan Review Officer     Assistant Automations   Branch Manager
                        Officer
Troy C. Harvill         Mac W. Martin           Georgiana Branch
Vice President          Training Officer        Harry D. Poole, Jr.
                                                Assistant Vice
B. Wayne Middlebrooks   Sharon Morrison         President and Branch
Vice President                                  Manager
                        Loan Operations         Nell M. Lee
                        Officer                 Assistant Vice
William C. Porter                               President/Loan
                                                Officer

Vice President and      Mall Branch
Mortgage Loan Officer                           McKenzie Branch
Clyde E. Rivers         Fran Barrett            Myra L. Fischer
Vice President and      Branch Manager & Loan   Vice President and
Trust Officer           Officer                 Branch Manager


*Executive Officer

PRATTVILLE/MILLBROOK    Millbrook Branch        TALLASSEE DIVISION
DIVISION                Joseph J. Lott          Tallassee Main Office
Prattville Main Of-     Vice
fice                    President/Business      Arnold B. Dopson
                        Development & Lending
                        Officer
                        Tonya Maynard
                        Consumer Loan Officer   Chairman
*Jefferson G.
Ratcliffe, Jr.

                                                *David W. Baggett,
                        SHELBY COUNTY DIVI-     Jr.
Regional President      SION                    Regional President
                        Montevallo Main Of-
M. Paul Daffin          fice                    John T. Kirby
Vice President & Real                           Vice President &
Estate Loan Officer     *Michael A. Truelove    Consumer Loan Officer
                        Regional President
Sara F. Lolley                                  Jean Price
Vice President          Mary Hughes             Regional Operations
                        Vice President and      Officer
William M. Patterson,   Loan Officer            Rodney R. Baker
III                                             Assistant Vice
Vice President and                              President & Consumer
Commercial Loan         Jeannette Morgan        Loan Officer
Officer                 Vice President, Loan
                        Collector & Loan        Jason Griffith
Lawrence D. Vickers     Review                  Consumer Loan Officer
Vice President and      Jean Murray
Consumer Loan Officer   Vice President and
                        Branch Manager          Mary Hammock
Donald E. Clayton                               Administrative
Assistant Vice          Agnes Niven             Officer
President and
Mortgage Loan Officer

                        Vice President
                                                Eclectic Branch
Kenny F. Hubbard
Assistant Vice
President and
Investments

Prattville East         Lana Terrell            Harold Patillo
Branch                  Assistant Vice          Vice President and
                        President and           Branch Manager
David W. Lewis          Investment Officer      Minnie S. Johnson
Consumer Loan Officer                           Assistant Branch
                                                Manager

                                                LEE COUNTY
                                                Loan Production Of-
                                                fice
                                                James B. Hurst
                                                Regional President
                                                Kevin H. Eason
                                                Vice President
        PEOPLES AGENCY, INC. D/B/A PEOPLES INSURANCE AGENCY -- OFFICERS
              Claude D. Anderson                Kenneth T. Perdue
              President                         Vice President

                         LOAN EXPRESS, INC. -- OFFICER
                                   Brent Page
                                   President
           THE PEOPLES BANK AND TRUST COMPANY BRANCHES AND LOCATIONS

Dallas County  Prattville/Millbrook
                              Bibb County    Shelby County Bank of Tallassee




Selma Main Office
               Prattville Main Office
                              Centreville Main Office
                                             The Peoples   Tallassee Main
310 Broad Street                             Bank and      Office
               148 East Main Street          Trust
                                             Company -
                                              Montevallo
                              44 Peoples Bank Drive
Selma, Alabama 36703                                       304 Barnett Blvd.
               Prattville, Alabama 36067
                              Centreville, Alabama 35042
334/875-1000   334/365-8806   205/926-4810                 P. O. Box 780607
Fax 334/875-1010                                           Tallassee, Alabama
               Fax 334/361-3022                            36078-0607
                              Fax 205/926-7058
               Prattville East Branch        835 Main Street
                              Woodstock Branch
Selma Mall Branch                            Montevallo, Alabama 35115
               1805 East Main Street
                              28827 Highway 5

1309 Highway 80 East                                       East Tallassee
               Prattville, Alabama 36066                   Branch
                              P. O. Box 304
Selma, Alabama 36703                         Lee County
               334/365-8806
                              Woodstock, Alabama 35188
                                                           605 Central Blvd.

334/418-8400

                                                           P. O. Box 780607
               Prattmont Branch              Opelika /Auburn
                              Butler County
                                                           Tallassee, Alabama
                                                           36078-0607
                                             Loan Production Office
Satterfield Plaza Branch                                   Shopping Center
               801 South Memorial Drive                    Branch

1805 West Dallas Avenue                      P. O. Box 4168 -
               Prattville, Alabama 36066
                              Greenville Main Office
                                             1431 Gateway Drive
Selma, Alabama 36701                                       605 Roosevelt St.
               334/365-8806   300 East Commerce Street
                                             Opelika, Alabama 36803
334/875-1011                                               P. O. Box 780607
                              Greenville, Alabama 36037    Tallaweka Branch
               Winn Dixie Marketplace Branch               Tallassee, Alabama
Plantersville Branch                                       36078-0607
                              334/382-6623                 1411 Gilmer Ave.
               699 East Main Street                        P.O. Box 780607
                              Fax 334/382-5048
Highway 22 North
               Prattville, Alabama 36067                   Tallassee, Alabama
Plantersville, Alabama 36758                               36078-0607
               334/361-3210   Butler Square Branch
334/366-5544                  122 Greenville Bypass        Eclectic Branch
               Millbrook Office                            15 Kowaliga Road P.
                              Greenville, Alabama 36037    O. Box 222
Wal-Mart Branch3891 Highway 14334/382-6623
1501 Highland Avenue                                       Eclectic, Alabama
               Grandview Pines Shopping Center             36024-0222
Selma, Alabama 36703
               Millbrook, Alabama 36054
                              Georgiana Branch
334/418-8462   334/285-0169   230 Miranda Street
                              Georgiana, Alabama 36033
                              334/376-2273
                              McKenzie Branch
                              Intersection Hwy. 31 and 55
                              McKenzie, Alabama 36456
*Executive Officer            334/374-2361

                               MISSION STATEMENT

       The Peoples Bank and Trust Company is a community based retail financial services provider. Meeting and exceeding the expectations of our customers, our employees and our stockholders is Our Goal. This can only be achieved through the dedicated efforts of all bank employees. To achieve this goal, we must all strive to provide each other with a fulfilling and rewarding work environment and act in accordance with our Core Values. Through these actions we can and will demonstrate that "People Make the Difference."

44