Form 10-K, Exhibit 13
period 1999-12-31
PEOPLES BANCTRUST CO INC
filed 2000-03-30
CIK 762128

LETTER TO STOCKHOLDERS

I'm very proud of the work done by our people during 1999. It became a year of challenges. Merging in our new markets required major resources in people and equipment. The Y2K event required much planning and the assignment of signifi-cant resources. A significant improvement in customer service resulted from our establishment of our call center. We also laid the groundwork for the introduc-tion of internet banking program "People On Line."

A major growth in 1999 occurred in our loan portfolio. This allowed us to re-structure our liabilities. We can be more competitive for deposits, and we uti-lized the Federal Home Loan Bank and brokered deposits. Additional challenges were faced in the form of increased loan losses. This and the sizeable loan growth required increasing our reserves. We have instituted a number of steps to improve loan quality.

We expanded our business lines during 1999 by establishing a secondary market real estate loan department. We also expanded our branch network when we opened a full service branch in the Lee County Division in Opelika. Our Shelby County Division is building a new office in the rapidly growing Helena market. New of-fices are planned to replace our Millbrook and Woodstock branches.

We met our many challenges with positive responses and we took positive action in meeting our many opportunities. I believe we are well postured for strong earnings and continued growth as we move toward our 100th Anniversary. I con-tinue to be proud of our employees, officers and directors, and I believe even more that we are the bank "Where People Make the Difference."


                                   RICHARD P. MORTHLAND SIGNATURE
                                   Richard P. Morthland
                                   Chairman of The Board of
                                   Directors & Chief
                                   Executive Officer


                                    CONTENTS
              Management's Discussion and Analysis......1
              Five Year Comparison of Selected Financial
               Data....................................10
              Selected Quarterly Financial Data 1999-
               1998....................................11
              Corporate Information....................12
              Stock Dividend and Price Information.....12
              Report of Independent Accountants........13
              Consolidated Balance Sheets..............14
              Consolidated Statements of Income........15
              Consolidated Statements of Comprehensive
               Income..................................16
              Consolidated Statements of Changes in
               Stockholders' Equity....................17
              Consolidated Statements of Cash Flows....18
              Notes to Consolidated Financial State-
               ments...................................19

   MANAGEMENT'S DISCUSSION AND ANAYLSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
                                  INTRODUCTION

The following is a discussion and analysis of the consolidated financial condi-tion and results of operations of The Peoples BancTrust Company, Inc. ("Compa-ny"), the holding company for The Peoples Bank and Trust Company ("Peoples Bank"), as of the dates and for the periods indicated. It is intended to be read in conjunction with the consolidated financial statements and notes there-to, along with various other financial data disclosures, both current and his-torical, contained in this Annual Report.

On March 6, 1998, Merchants & Planters Bancshares, Inc. ("M&P"), the parent company of Merchants & Planters Bank, Montevallo, Alabama, was merged with and into the Company. The acquisition was accounted for as a purchase. The results of operations of M&P subsequent to the acquisition date are included in the Company's results of operations. On July 31, 1998, Elmore County Bancshares, Inc. ("Elmore County"), the holding company for The Bank of Tallassee, Tallassee, Alabama, was merged with and into the Company. The merger of Elmore County and the Company was accounted for using the pooling-of-interests method of accounting. The historical consolidated financial statements of the Company, along with all other historical financial data contained in this Annual Report, have been restated as if the merger with Elmore County had occurred at the be-ginning of the earliest period presented.

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

                             BALANCE SHEET SUMMARY

Loans
The Company's largest earning asset category is its loan portfolio. Because loans generally generate the highest yields, most other assets and liabilities are managed to accommodate fluctuations in the loan portfolio.

Loans, net of the unearned discount, for 1999 had an average balance of $383,093,000, which represented a 22.42% increase over the 1998 average of $312,935,000. Strong loan demand in preexisting markets, as well as strong loan demand in the Lee County, Alabama market, which the Company entered in late 1998, contributed to the significant loan growth in 1999. The Company's loan to deposit ratio at December 31, 1999 increased to 89.2% from the December 31, 1998 ratio of 77.4%.

The growth in the loan portfolio was primarily in real estate loans, which in-creased $80,078,000, from $120,918,000 at December 31, 1998 to $200,996,000 at
December 31, 1999. Significantly greater activity in real estate development/construction financing activity coupled with favorable mortgage in-terest rates during 1999 are the primary reasons behind the large increase in this segment of the portfolio.

Commercial and industrial loans increased from $116,783,000 at December 31, 1998, to $127,071,000 at December 31, 1999. At December 31, 1999, the major in-
dustry concentrations and their approximate respective loan amounts were: health care--$43,600,000; construction--$40,600,000; timber--$33,300,000. No other single industry segment accounted for greater than $25,000,000 of loans at December 31, 1999.

The personal loan portfolio decreased by $10,449,000, to a balance of $99,857,000 at December 31, 1999. This decrease can be attributed to two main factors: First, alternative sources of credit are more available to consumers than in prior years. Major sources of alternative credit include credit cards, finance companies and indirect automobile financing. Second, denials of per-sonal loan applications increased in 1999, primarily attributable to the exist-ing debt levels of personal loan applicants. Credit lines and overdrafts on checking did not change significantly in 1999, decreasing from $10,786,000 at December 31, 1998, to $10,767,000 at December 31, 1999.

Allowance for Loan Losses
Management's estimate of the uncollectable loans within the Company's loan portfolio is represented by the allowance for loan losses. The allowance for loan losses is established through charges to earnings in the form of a provi-sion for loan losses. A loan is charged against the allowance for loan losses when management determines that it is probable that the repayment of the prin-cipal amount of a loan will not be made in accordance with the loan's terms. Should a loan that has been charged off be recovered, either partially or en-tirely, it is credited back to the allowance. Periodic reviews of the loan portfolio, that include analysis of such factors as current and expected eco-nomic conditions, historical loss experience and levels of non-accruing loans and delinquencies, determine the appropriate level at which to maintain the al-lowance for loan losses. Because the allowance is based on assumptions and sub-jective judgements, it is not necessarily reflective of the charge-offs that may ultimately occur.

At December 31, 1999, the Company's allowance for loan losses had a balance of $5,333,000, as compared to $4,291,000 at December 31, 1998. As a result, the ratio of the allowance to total loans net of unearned interest was 1.22% and 1.20% at December 31, 1999 and 1998, respectively. Loans requiring special at-tention because of potential weaknesses fell from $9,086,000 at December 31, 1998, to $8,180,000 at December 31, 1999. As a percentage of total loans net of unearned interest, non-accruing loans decreased to 0.65% at December 31, 1999, as compared to 1.09% at December 31, 1998. The coverage of the allowance to nonaccruing loans was 188% and 110% at December 31, 1999 and 1998, respective-ly. The current level of allowance for loan losses exceeds the minimum require-ments set forth by regulatory authorities. It is management's belief that, at its current level, the allowance for loan losses is sufficient to absorb any potential losses in the Company's loan portfolio. See notes 1 and 6 of Notes to Consolidated Financial Statements of the Company for further information re-garding allowance for loan losses.

Investments
The Company's investment portfolio decreased 13.1%, or $18,013,000, to $119,559,000 at December 31, 1999, as compared to $137,572,000 at December 31,
1998. Funds were shifted out of the investment portfolio and into the higher yielding loan portfolio in order to help meet the demand for real estate and commercial and industrial loans.

The entire investment portfolio is classified as "available-for-sale", causing it to be marked-to-market with the unrealized gains /losses reflected directly in stockholders' equity. The portfolio had a net unrealized loss of $1,647,000 (net of tax) at December 31, 1999, compared to a net unrealized gain of $709,000 (net of tax) at December 31, 1998. See notes 1 and 5 of Notes to Con-solidated Financial Statements of the Company for further information regarding investment securities.

Short-Term Investments
Federal funds sold and securities purchased under agreements to resell consti-tute most of the short-term investments. These investments are used extensively in the Company's liquidity management. The utilization of short-term invest-ments also produces interest income on funds that might otherwise not produce earnings. Management monitors short-term investments closely and is always looking for alternatives for these funds.

Short-term investments totaled $4,663,000 at December 31, 1999, as compared to $12,598,000 at December 31, 1998, which was a decrease of $7,935,000. Signifi-cant increases in the loan portfolio resulted in the Company having fewer ex-cess funds to invest on a short-term basis.

Deposits
The funding of loans and investments is primarily achieved through inflows of deposits. At December 31, 1999, total deposits amounted to $489,341,000, as compared to $460,809,000 at December 31, 1998, representing an increase of $28,532,000 or 6.19%. The majority of the increase occurred in time deposits. At December 31, 1998, time deposits totaled $240,702,000, whereas at December 31, 1999, they totaled $264,215,000, an increase of $23,513,000. The increase in time deposits is largely attributable to management's decision to accept $15,000,000 in deposits placed by brokers ("Brokered deposits"). Brokered de-posits are more likely to be withdrawn from the Company than other, more tradi-tional, types of deposits. These deposits are fully insured by the Federal De-posit Insurance Corporation, and are deployed by management to meet short-term funding needs.

Interest-bearing demand deposits increased from $105,660,000 at December 31, 1998, to $114,483,000 at December 31, 1999. Savings deposits decreased from $46,285,000 at December 31, 1998, to $42,586,000 at December 31, 1999. Non-in-
terest
bearing demand deposits decreased from $68,162,000 at December 31, 1998, to $68,056,000 at December 31, 1999. The strategy of the Company is to competi-tively price deposits so as to attract additional funds that can then be allo-cated among the asset base.

Liquidity
Liquidity describes the Company's ability to meet its needs for cash. Those needs primarily include lending, withdrawal demands of customers and the pay-ment of operating expenses.

Liquidity management is crucial in ensuring that the Company is able to conduct its day-to-day business. Without proper liquidity management, the Company would be restricted in its activities as a financial institution, thereby being re-stricted in its ability to meet the needs of the communities it serves.

Typically, increasing the liquidity of the Company would serve to reduce its profits as a result of investing in earning assets with shorter maturities. Es-timating liquidity needs is made more complex by the fact that certain balance sheet components are, by nature, more controllable by management than others. For example, the maturity frequency of the investment portfolio is generally predictable and controllable at the time investment decisions are made. Howev-er, deposits flowing into and out of the Company are much less predictable and controllable by management.

The asset items that are the Company's primary sources of liquidity are federal funds sold and securities purchased under agreements to resell, and cash and due from banks. As of December 31, 1999 and 1998, federal funds sold and secu-rities purchased under agreements to resell, and cash and due from banks to-gether totaled approximately $44,472,000 and $36,267,000, respectively.

The Company's primary sources of cash are interest and fee income, loan repay-ments and the maturity or sales of other earning assets including investment securities. At December 31, 1999, approximately 3.24% of the total investment securities portfolio was to mature within one year. At December 31, 1999, the entire investment portfolio, having a value of $119,559,000, was classified as available-for-sale. These securities are generally high grade, exchange traded securities.

The liability base provides liquidity through deposit growth, the rollover of maturing deposits and accessibility to external sources of funds, ("Borrowed funds"). Borrowed funds amounted to $76,893,000 at December 31, 1999, compared to $34,265,000 at year-end 1998. This $42,628,000 increase in borrowed funds from December 31, 1998, to December 31, 1999, was used to fund loan growth not funded by deposit growth and investment securities maturities, as well as to fund additional cash retained for year 2000 liquidity contingency issues. The Company has several sources available to borrow funds. The predominant source of borrowed funds utilized by the Company is the Federal Home Loan Bank of At-lanta. At December 31, 1999, $68,604,000 of borrowed funds was owed to the Fed-eral Home Loan Bank of Atlanta. The Company's sources of external funds are be-lieved by management to be adequate for both current and projected needs.

Stockholders' Equity and Regulatory Capital Requirements
Stockholders' equity indicates the Company's net worth. Stockholders' equity was $57,905,000 at December 31, 1999, compared to $56,720,000 at December 31, 1998.

The Federal Reserve Board has adopted risk-based capital regulations. These regulations require all bank holding companies and banks to achieve, and main-tain, specified ratios of capital to risk-weighted assets. The risk-based capi-tal rules assign weight factors to different classes of assets and off-balance sheet obligations at 0%, 20%, 50% or 100%, depending upon the risk classifica-tion of the asset or obligation. All bank holding companies and banks are re-quired to maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1 capital (consisting of stockholders' equity, less goodwill). The Company's and Peoples Bank's capital ratios at December 31, 1999 were well above the minimum regula-tory requirements. Refer to note 13 of Notes to Consolidated Financial State-ments of the Company for further information regarding stockholders' equity and regulatory requirements.

                                  INCOME SUMMARY

Net Income
The Company reported net income of $5,317,000 for the year ended December 31, 1999. This represented a .68% increase from the 1998 net income figure of $5,281,000. Net income for 1997 was $5,594,000. For the years ended 1999, 1998 and 1997, diluted net income per share was $1.03, $1.02 and $1.09, respective-ly.

Net Interest Income
Net interest income is the amount of total interest earned on loans and invest-ments that remains after interest expense for interest-bearing deposits and borrowed funds has been subtracted. This is the single largest income source for the Company. Movements in interest rates, coupled with other factors such as changes in the relationship of interest earning assets to interest bearing liabilities, have direct effects on the Company's net interest income.

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

               ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
              for the years ended December 31, 1999, 1998 and 1997
                                 (In Thousands)

                           1999 Compared to 1998       1998 Compared to 1997
                         ---------------------------------------------------
                         ---------------------------------------------------
                                  Changes  Changes            Changes  Changes
                         Total   in Volume in Rates  Total   in Volume in Rates
                         ---------------------------------------------------
Interest income on:
 Loans                   $4,988   $6,579   $(1,591)  $4,545   $4,299    $ 246
 Taxable investment
  securities                122      438      (316)     979    1,184     (205)
 Nontaxable investment
  securities               (527)    (709)      182       10       35      (25)
 Federal funds sold and
  securities purchases
  under agreements to
  resell                   (450)    (597)      147      320      405      (85)
                         ---------------------------------------------------
 Total interest income   $4,133   $5,711   $(1,578)  $5,854   $5,923    $ (69)
----------------------------------------------------------------------------
Interest expense on:
 Interest bearing demand
  deposits               $  (84)  $  505   $  (589)  $  (14)  $  (96)   $  82
 Savings deposits          (201)      36      (237)     307      253       54
 Time deposits              150      739      (589)   2,335    2,359      (24)
 Federal funds purchased
  and securities sold
  under agreements to
  repurchase                408      347        61       58       31       27
 Other borrowed funds       784      897      (113)     528      574      (46)
                         ---------------------------------------------------
 Total interest expense  $1,057   $2,524   $(1,467)  $3,214   $3,121    $  93
 Net changes in net
  interest income before
  loan losses            $3,076                      $2,640
----------------------------------------------------------------------------

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
             for the years ended December 31, 1999, 1998, and 1997
                             (Dollars in Thousands)

                                     1999                      1998                      1997
                          ---------------------------------------------------------------------------
                          Average           Average Average           Average Average           Average
                          Balance  Interest  Rate   Balance  Interest  Rate   Balance  Interest  Rate
                          -----------------------------------------------------------------------------
ASSETS
Interest earning assets:
Loans, net (1)            $383,093 $36,596   9.55%  $312,935 $31,608   10.10% $270,359 $27,063   10.01%
Taxable investment
 securities                129,774   7,542   5.81%   120,986   7,421    6.13%  101,535   6,441    6.34%
Nontaxable investment
 securities                  1,747      81   4.64%    16,111     608    3.77%   12,013     599    4.99%
Federal funds sold and
 secuities purchased
 under agreements to
 repurchase                  8,214     380   4.63%    20,594     830    4.03%    9,564     510    5.33%
                          -----------------------------------------------------------------------------
 Total interest earning
  assets                  $522,828 $44,599   8.53%  $470,626 $40,467    8.60% $393,471 $34,613    8.80%
Non-Interest Earning
 Assets:
Cash and due from banks     19,879                    20,638                    16,385
Bank premises &
 equipment (net)            12,393                     9,526                     7,644
Other assets                22,417                    19,293                    10,554
                          --------                  --------                  --------
 Total non-interest
  earning assets            54,689                    49,457                    34,583
                          --------                  --------                  --------
Total Assets              $577,517                  $520,083                  $428,054
=======================================================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing
 liabilities:
Interest bearing demand
 deposits                 $106,806 $ 2,699   2.53%  $ 96,687 $ 2,783    2.88% $ 80,605 $ 2,797    3.47%
Savings deposits            45,434   1,129   2.48%    44,281   1,330    3.00%   35,769   1,023    2.86%
Time deposits              249,952  12,548   5.02%   228,347  12,397    5.43%  184,890  10,063    5.44%
Federal funds purchased
 and securities sold
 under agreements to
 repurchase                 14,256     652   4.57%     6,462     244    3.78%    5,592     186    3.33%
Other borrowed funds        30,006   1,828   6.09%    14,976   1,044    6.97%    6,672     516    7.73%
                          -----------------------------------------------------------------------------
 Total interest bearing
  liabilities             $446,454 $18,856   4.22%  $390,753 $17,798    4.55% $313,528 $14,585    4.65%
Non-interest bearing
 demand deposits            67,193                    64,735                    59,389
Other liabilities            6,724                    10,012                     4,301
                          --------                  --------                  --------
 Total non-interest
  bearing liabilities       73,917                    74,747                    63,690
                          --------                  --------                  --------
 Total liabilities        $520,371                  $465,500                  $377,218
Stockholders' equity        57,146                    54,583                    50,836
                          --------                  --------                  --------
Total liabilities and
 stockholders' equity     $577,517                  $520,083                  $428,054
=======================================================================================================
Net interest income                $25,743                   $22,669                   $20,028
Net yield on interest
 earning assets                              4.92%                      4.82%                     5.09%

(1) Average balances include non-accruing loans of approximately $2,840,000, $3,888,000 and $1,733,000 in 1999, 1998, and 1997, respectively.

The table above sets forth certain information relating to the Company's aver-age interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost on liabilities for the years indicat-ed. Such yields and costs are derived by dividing income or expense by the av-erage daily balance of assets or liabilities, respectively, for the years indi-cated.

1999 versus 1998
Total interest income for 1999 was $44,599,000, compared to the 1998 total of $40,467,000. The increase of $4,132,000 was primarily attributable to higher loan volumes. The loan volume increase was funded through an influx of deposit funds, borrowed funds and investment securities maturity. The yield on the loan portfolio fell from a 1998 rate of 10.10% to its 1999 rate of 9.55%. The Com-pany ended 1999 with average earning assets of $522,828,000, as compared to $470,626,000 for 1998, representing an 11.09% increase in average earning as-sets.

Interest income from the investment portfolio decreased 5.06% in 1999, when compared to 1998. Interest income on the investment portfolio totaled $7,623,000 in 1999, as opposed to $8,029,000 in 1998. This decrease was due to a reduction in both the yield earned on, and the average volume of, the invest-ment portfolio. The investment portfolio yielded 5.80% in 1999 on an average volume of $131,521,000. In 1998, the investment portfolio yielded 6.20% on an average volume of $137,097,000.

Federal funds sold and securities purchased under agreements to resell earned $380,000 in 1999, whereas $830,000 was earned in 1998. This decrease was pri-marily the result of a decrease in the average balance of these short-term in-vestments from $20,594,000 in 1998 to $8,214,000 in 1999. The significant re-duction in the average balance of these instruments was slightly offset by an increase in their yields from 4.03% in 1998 to 4.63% in 1999.

Interest expense increased in 1999 to $18,856,000 from the 1998 total of $17,798,000. Interest-bearing deposits had average balances in 1999 and 1998 of $402,192,000 and $369,315,000, respectively. The average cost of interest-bear-ing deposits in 1999 was 4.07%, whereas in 1998 it was 4.47%. Total borrowed funds had average balances in 1999 and 1998 of $44,262,000 and $21,438,000, re-spectively. The average cost of total borrowed funds in 1999 was 5.60%, com-pared to 6.01% in 1998. In order to fund loan growth, and otherwise provide for liquidity, both specific term and short-term borrowings increased in 1999.

The Company's total cost of funds decreased to 4.22% in 1999 from 4.55% in 1998. This decrease was primarily attributable to the deployment of a higher level of borrowed funds during 1999, which bore a lower average rate of inter-est than during 1998.

Net interest income for 1999 was $25,743,000, compared to the 1998 total of $22,669,000, representing an increase of 13.56%. This increase was due to a rise in total average interest-earning assets, as well as a slight increase in the net interest margin earned on those assets. Total average interest-earning assets in 1999 amounted to $522,828,000, and earned a net interest margin of 4.92%. In 1998, total average interest-earning assets were $470,626,000, and earned a net interest margin of 4.82%.

1998 versus 1997
1998 saw total interest income in the amount of $40,467,000, compared to the 1997 total of $34,613,000. This increase was largely attributable to higher loan demand coupled with the effects of M&P, raising average loans from a 1997 total of $270,359,000 to a 1998 total of $312,935,000. The loan volume increase was funded both by borrowed funds and by an influx of deposits. The yield on the loan portfolio rose from a 1997 rate of 10.01% to its 1998 rate of 10.10%. The Company ended 1998 with average earning assets of $470,626,000, as compared to $393,471,000 at December 31, 1997, representing a 19.61% increase in average earning assets.

The investment portfolio experienced a 14.05% increase in interest income in 1998. Interest income on the investment portfolio totaled $8,029,000 in 1998, as opposed to $7,040,000 in 1997. This rise was mostly due to an increase in the average balance of the investment portfolio, mainly the result the M&P ac-quisition and to a lesser degree the result of higher levels of deposit funds. The rise in the investment volume was slightly offset by a decrease in their yields. The investment portfolio yielded 5.86% in 1998, and 6.20% in 1997.

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

Interest expense increased in 1998 to $17,799,000 from the 1997 total of $14,585,000. A 22.6% increase in the average balance of interest-bearing depos-its and a 74.8% increase in the average balance of federal funds purchased and securities sold under agreements to repurchase and other borrowed funds, brought on by the M&P acquisition, attributed to the increase in interest ex-pense. In order to fund loan growth, and otherwise provide for liquidity, spe-cific term and short-term borrowings increased in 1998. Average interest-bear-ing deposits in 1998 totaled $369,315,000, compared to an average balance in 1997 of $301,264,000. The average balance of the interest-bearing deposits grew in all three major groupings as follows: time deposits--$43,457,000, interest-bearing demand deposits--$16,082,000 and savings deposits--$8,512,000. The av-erage balance of other borrowed funds increased by $8,304,000 from the 1997 av-erage balance of $6,672,000 to the 1998 average balance of $14,976,000.

The Company's total cost of funds decreased to 4.56% in 1998 from 4.65% in 1997. This decrease in the Company's cost of funds was consistent with the de-crease in the general level of interest rates during 1998.

Net interest income for 1998 was $22,669,000, as compared to the 1997 total of $20,028,000, an increase of 13.2%. The increase was entirely the result of an increase in the Company's earning assets over its interest-bearing liabilities, evidenced by a reduction in the net interest margin of the Company at December 31, 1997 of 5.09% to 4.82% at December 31, 1998.

Provision For Loan Losses
The provision for loan losses is an expense item that allows for systematic ap-plication of the fact that some loans will not be paid back in full. It offsets the effect of net charge-offs in the allowance for loan loss account, while also providing for estimated defaults incurred but not yet charged off. The provision for loan losses in 1999 equaled $4,520,000, compared with the 1998 provision of $2,336,000. This $2,184,000 increase in the provision was the re-sult of increased charge-offs, as well as increased loan volume in 1999, for which provision had to be made. Management does not anticipate that the charge-off experience in 1999 will necessarily be indicative of future charge off amounts. The allowance for loan losses is monitored closely by management, with provision for loan losses made as deemed necessary. See Note 1 of notes to Con-solidated Financial Statements of the Company.

Noninterest Income
Additional fee income is generated for the Company through a variety of finan-cial services offered. With continued pressure on net interest income, the Com-pany views the expansion of fee income and the development of new services as major sources of future earnings. The Company's primary sources of noninterest income are deposit service charges, fee-based trust services, brokerage income, credit life commissions, and income contributions from the Company's insurance and finance subsidiaries.

1999 versus 1998
In 1999, noninterest income totaled $7,324,000, as compared to $6,626,000 for 1998. The largest single component of non-interest income is deposit service charges. In 1999, these service charges totaled $4,895,000, compared to $4,297,000 in 1998, thereby accounting for the majority of the increase in non-interest income.

1998 versus 1997
In 1998, noninterest income totaled $6,626,000, as compared to $5,294,000 for 1997. The increase was primarily attributable to a rise in deposit service charges, with the balance of the increase spread over the remaining noninterest income items.

Noninterest Expense

1999 versus 1998
Total non-interest expense for 1999 was $20,985,000, as compared to $19,241,000 for 1998. Salaries and benefits, the largest component of this category, rose from a combined total of $9,397,000 in 1998 to $10,631,000 in 1999. This in-crease was the result of routine salary increases, the hiring of additional staff related to several new facilities and business lines, and an increase in production commissions associated with the trust, brokerage and real estate secondary mortgage operations of the Company. Automations, fixed assets, com-puter expense, along with other expense categories rose as a result of new fa-cilities and business lines, as well as preparation for the year 2000 event (see "Year 2000 Impact Assessment").

1998 versus 1997
Total non-interest expense for 1998 was $19,241,000, as compared to $15,419,000 for 1997. Salaries and benefits, the largest component of this category, rose from a combined total of $8,150,000 in 1997 to $9,397,000 in 1998. This in-crease was the result of routine salary increases and the hiring of additional staff, most of whom were employed by M&P. As a result of the acquisition of M&P, the Company recognized in excess of $8,000,000 of intangible assets. The amortization of those intangible assets during 1998 accounted for $788,000 of additional noninterest expense. Additionally, the Company incurred various non-recurring fees and expenses, along with increased internal expenses associated with its merger with Elmore County during 1998. Automations, fixed assets and computer expense, along with other expense categories rose in direct relation to the addition of two new branches, and the personnel necessary to staff them.

Provision for Income Taxes
The Company participates in several low-income housing projects, which provide tax credits, and invests in certain nontaxable obligations of states and polit-ical subdivisions, thus reducing its effective tax rate.

1999 versus 1998
Net income before the charge for income taxes equaled $7,562,000 in the year ended December 31, 1999, compared to $7,719,000 in the year ended December 31, 1998, a decrease of 2%. The provision for income tax totaled $2,245,000 for 1999, and $2,438,000 for 1998. The effective tax rates for 1999 and 1998 were 29.7% and 31.6%, respectively.

1998 versus 1997
Net income before the charge for income taxes equaled $7,719,000 for the year ended December 31, 1998, compared to $8,037,000 for the year ended December 31, 1997, a decrease of 4%. The provision for income tax totaled $2,438,000 for 1998, and $2,443,000 for 1997. The effective tax rates for 1998 and 1997 were 31.6% and 30.4%, respectively.

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

                       INTEREST RATE SENSITIVITY POSITION
                               December 31, 1999

                                     Expected Maturity/Repricing Time Frame
                          -------------------------------------------------------------
                                       Between three  Between one
                           Less than    months and   year and three Over three
                          three months   one year        years        years     Total
                          -------------------------------------------------------------
                                             (Dollars in thousands)
ASSETS:
Earning assets:
Loans                       $155,592     $ 95,577       $48,728      $136,833  $436,731
Securities                       500        3,375        30,162        85,522   119,559
Interest-bearing
 deposits in other banks      11,224          --            --            --     11,224
Funds sold                     4,663          --            --            --      4,663
                          -------------------------------------------------------------
Total interest-earning
 assets                     $171,979     $ 98,952       $78,890      $222,355  $572,177
=======================================================================================
LIABILITIES:
Interest-bearing
 liabilities:
Interest-bearing
 deposits:
 Demand deposits            $    --      $    --        $   --       $114,483  $114,483
 Savings and money
 market deposits              42,586       42,586
 Time deposits               132,405       87,218        41,879         2,713   264,215
Funds purchased               34,789          --            --            --     34,789
Long-term debt                   --           --            --         42,104    42,104
                          -------------------------------------------------------------
Total interest-bearing
 liabilities                $209,780     $ 87,218       $41,879      $159,300  $498,177
=======================================================================================
Period gap                  $(37,801)    $ 11,734       $37,011      $ 63,055  $ 74,000
Cumulative gap              $(37,801)    $(26,067)      $10,945      $ 74,000
Ratio of cumulative gap
 to total earning assets       -6.61%       -4.56%         1.91%        12.93%
=======================================================================================

On December 31, 1999, the Company had a negative cumulative one-year gap posi-tion of $26,067,000, indicating that while $270,931,000 in assets could reprice during 2000, $296,998,000 in liabilities could reprice in the same time frame. The above table reflects a positive cumulative gap position in all maturity classifications other than those less than one year. This is the result of core deposits being used to fund short-term interest earning assets, such as loans and investment securities. A positive cumulative gap position implies that in-terest earning assets (loans and investments) will reprice at a faster rate than interest-bearing liabilities (deposits and debt). In a rising rate envi-ronment, this position will generally have a positive effect on earnings, while in a falling rate environment this position will generally have a negative ef-fect on earnings. Other factors, however, including the speed at which assets and liabilities reprice in response to changes in market rates and the inter-play of competitive factors, can also influence the overall impact on net in-come of changes in interest rates. Management believes that a rapid, signifi-cant and prolonged increase or decrease in rates could have a substantial im-pact on the Company's net interest margin. The actual interest rate sensitivity of the Company's assets and liabilities could vary significantly from the in-formation set forth in this table due to market conditions and other factors.

The following table illustrates the results of simulation analysis used by the Company to determine the extent to which market risk would have effected the net interest margin if prevailing interest rates differed from actual rates during 1999. Because of the inherent use of estimates and assumptions in the simulation model used to derive this information, the actual results for 1999 and the future impact of market risk on the Company's net interest margin may differ from that found in the table.

                Change in                                   Change from
           Prevailing Interest          Net Interest     1999 Net Interest
                  Rates                Income Amount       Income Amount
           ---------------------------------------------------------------
                                       (in thousands)
            +200 basis points             $26,196               1.76%
            +100 basis points              25,947                .79%
               0 basis points              25,743               0.00%
            -100 basis points              25,515               -.89%
            +200 basis points             $25,311              -1.68%
           ===============================================================

Year 2000 Impact Assessment
Expenses incurred in preparation for year 2000 totaled approximately $285,000. This amount was well within the $350,000 cost estimate. Upon the transition from December 31, 1999 to January 1, 2000, members of the year 2000 contingency team were on hand, and all contingency plans were in place and ready for imple-mentation. The Company experienced no material adverse effects resulting from the year 2000 event.

New Accounting Standards

Accounting for Derivatives and Hedging Activities -- In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, effective for all fiscal quarters of fiscal years beginning after June 15, 1999, (this date was changed by SFAS 137 to be June 15, 2000) estab-lishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It also estab-lishes the condition under which a derivative should be designated as hedging a specific type of exposure and requires the company to establish at the incep-tion of the hedge the method and measurement approach used to assess its effec-tiveness. The Company does not believe the adoption of SFAS 133 will have a significant impact on its financial statements and disclosures, as it does not currently possess any derivative instruments.

                SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY

The following tables set forth certain historical financial information for the Company. This information is based on the consolidated financial statements of the Company including applicable notes incorporated by reference elsewhere herein.

                FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
              (dollars in thousands, except for per share amounts)

                                    1999     1998     1997     1996     1995
                                  --------------------------------------------
Net interest income               $ 25,743 $ 22,669 $ 20,029 $ 18,752 $ 17,152
Provision for loan losses            4,520    2,336    1,867    2,114      920
Income before income tax             7,562    7,719    8,037    7,046    6,073
Provision for income tax             2,245    2,438    2,443    2,104    1,820
Net income                           5,317    5,281    5,594    4,942    4,253
                                  --------------------------------------------
Diluted net income per share      $   1.03 $   1.02 $   1.09 $   0.97 $   0.81
Cash dividends declared and paid
 per share                           0.345    0.325     0.31     0.27     0.26
                                  --------------------------------------------
 Total assets, December 31        $629,343 $557,809 $453,990 $431,790 $405,297
==============================================================================

                  SELECTED QUARTERLY FINANCIAL DATA 1999-1998
              (dollars in thousands, except for per share amounts)

                                          1999                                1998
                          -----------------------------------------------------------------------
                          Dec. 31  Sep. 30  Jun. 30  Mar. 31  Dec. 31  Sep. 30  Jun. 30  Mar. 31
                          -----------------------------------------------------------------------
Net interest income       $  6,774 $  6,657 $  6,298 $  6,014 $  5,789 $  6,143 $  5,475 $  5,262
Provision for loan
 losses                      1,650    1,290      848      732      644      745      671      276
Income before income tax     1,904    2,018    2,110    1,530    1,795    2,067    1,752    2,105
Net income                   1,533    1,352    1,386    1,046    1,228    1,431    1,177    1,445
                          -----------------------------------------------------------------------
Diluted net income per
 share                    $   0.30 $   0.26 $   0.27 $   0.20 $   0.24 $   0.28 $   0.23 $   0.28
Cash dividends declared
 per share                    0.09    0.085    0.085    0.085    0.085     0.08     0.08     0.08
                          -----------------------------------------------------------------------
 Total assets             $629,343 $592,767 $574,709 $561,799 $557,809 $525,557 $531,317 $419,612
=================================================================================================

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

TRANSFER AGENT                          ANNUAL REPORT ON FORM 10-K
The Peoples Bank and Trust Company      For copies of the Annual Report on
Trust Department                        Form 10-K as filed with the
P.O. Box 799                            Securities and Exchange Commission,
Selma, AL 36702-0799                    contact:


INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP           M. Scott Patterson, Secretary
1901 6th Avenue North                The Peoples BancTrust Company, Inc.
Birmingham, Alabama 35203-2690       P.O. Box 799
                                     Selma, Alabama 36702-0799

                      STOCK DIVIDEND AND PRICE INFORMATION

The common stock of the Company is listed on the NASDAQ Small Cap Market under the symbol, "PBTC." Market makers for the common stock of the Company are Mor-gan Keegan & Company, Inc. and Sterne Agee & Leach, Inc.

The following table is the reported bid information for the common stock for each quarterly period within the last two fiscal years, along with the divi-dends declared. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions. Historical dividend information has not been restated for the effects of the pooling of interests treatment of the acquisition of Elmore County Bancshares, Inc. in July 1998.

                                                          Dividends Declared
                 1998            High         Low         (per common share)
           -----------------------------------------------------------------
           January-March        $31.25       $27.00             $ 0.08
           April-June            31.88        28.25               0.08
           July-September        29.00        19.00               0.08
           October-December     $20.50       $18.00             $0.085

                                                          Dividends Declared
                 1999            High         Low         (per common share)
           -----------------------------------------------------------------
           January-March        $20.25       $17.00             $0.085
           April-June            18.50        15.00              0.085
           July-September        17.00        13.88              0.085
           October-December     $15.00       $12.50             $ 0.09

See note 13 of Notes to Consolidated Financial Statements regarding regulatory approval for the payment of dividends to the Company by The Peoples Bank and Trust Company. Peoples Bank expects to be subject to such dividend restrictions as discussed in Note 13 of Notes to Consolidated Financial Statements in 2000.

As of March 10, 2000, The Peoples BancTrust Company, Inc. had 1,056 stockhold-ers of record and 5,148,138 shares of common stock outstanding.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
The Peoples BancTrust Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of The Peoples BancTrust Company, Inc. and its subsidiary (the Company) at De-cember 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes exam-ining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PRICEWATERHOUSECOOPERS LLP

February 28, 2000

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                     ASSETS
                                                       1999          1998
-----------------------------------------------------------------------------
Cash and due from banks                            $ 39,808,726  $ 23,669,101
Federal funds sold and securities purchased under
 agreements to resell                                 4,663,000    12,598,351
                                                   --------------------------
  Cash and cash equivalents                          44,471,726    36,267,452
Available-for-sale securities                       119,559,038   137,571,513
Loans, net of unearned discount                     436,731,960   356,639,547
Allowance for loan losses                            (5,333,424)   (4,291,135)
                                                   --------------------------
  Loans, net                                        431,398,536   352,348,412
Bank premises and equipment, net                     13,880,128    10,806,013
Other real estate, net                                  875,566       530,005
Interest receivable                                   5,116,768     4,792,436
Intangible assets acquired, net of accumulated
 amortization of $2,272,721 and $1,418,171 at
 December 31, 1999 and 1998, respectively             8,997,245     9,803,178
Deferred income taxes                                   732,681
Other assets                                          4,311,736     5,690,150
                                                   --------------------------
                                                   $629,343,424  $557,809,159
-----------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
 Demand--noninterest bearing                        $ 68,056,484  $ 68,162,445
 Demand--interest bearing                            114,483,128   105,659,720
 Savings                                              42,585,910    46,285,258
 Time                                                264,215,080   240,701,899
                                                    --------------------------
  Total deposits                                     489,340,602   460,809,322
Federal funds purchased and securities sold under
 agreements to repurchase                             34,789,313    11,810,658
Other borrowed funds                                  42,103,961    22,454,426
Deferred income taxes                                                1,070,475
Interest payable                                       2,665,875     2,129,205
Dividends payable                                         46,413        27,849
Income taxes payable                                     454,651       425,542
Other liabilities                                      2,037,272     2,361,263
                                                    --------------------------
  Total liabilities                                  571,438,087   501,088,740
                                                    --------------------------
Commitments and contingencies (Note 10)
Stockholders' equity:
 Common stock, $.10 par value; 9,000,000 shares
  authorized; 5,148,138 and 5,186,940 shares
  issued, respectively                                   514,814       518,694
 Additional paid-in capital                            5,651,560     6,286,399
 Accumulated other comprehensive income, net of tax   (1,646,912)      708,512
 Retained earnings                                    53,385,875    49,843,652
 Treasury stock, -0- and 38,802 shares,
  respectively                                                        (636,838)
                                                    --------------------------
  Total stockholders' equity                          57,905,337    56,720,419
                                                    --------------------------
                                                    $629,343,424  $557,809,159
------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements

                       CONSOLIDATED STATEMENTS OF INCOME
             for the years ended December 31, 1999, 1998, and 1997


                                               1999        1998        1997
-------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans and bankers
  acceptances                               $36,407,977 $31,607,591 $27,063,476
 Interest and dividends on investment
  securities:
  U.S. Treasury securities                      749,724   1,171,961   1,256,206
  Obligations of other U.S. Government
   agencies and corporations                  6,438,916   5,734,698   4,263,080
  Obligations of state and political
   subdivisions and industrial development
   bonds:
   Nontaxable                                    80,656     607,577     598,443
   Taxable                                       86,003      78,190      47,951
  Other securities and interest-bearing
   deposits                                     456,215     436,653     874,369
 Interest on federal funds sold and
  securities purchased under agreements to
  resell                                        379,622     830,027     509,890
                                            -----------------------------------
    Total interest income                    44,599,113  40,466,697  34,613,415
                                            -----------------------------------
Interest expense:
 Interest on deposits                        16,375,527  16,510,918  13,882,612
 Interest on federal funds purchased,
  securities sold under agreements to
  repurchase, and other borrowed funds        2,480,179   1,287,177     701,971
                                            -----------------------------------
    Total interest expense                   18,855,706  17,798,095  14,584,583
                                            -----------------------------------
    Net interest income                      25,743,407  22,668,602  20,028,832
Provision for loan losses                     4,520,377   2,335,699   1,866,761
                                            -----------------------------------
    Net interest income after provision for
     loan losses                             21,223,030  20,332,903  18,162,071
                                            -----------------------------------
Noninterest income:
 Trust department income                        377,647     363,282     335,865
 Service charges on deposit accounts          4,894,981   4,297,201   3,716,190
 Net securities gains                           203,816     556,155      88,888
 Other                                        1,847,492   1,409,740   1,153,023
                                            -----------------------------------
    Total noninterest income                  7,323,936   6,626,378   5,293,966
                                            -----------------------------------
Noninterest expenses:
 Salaries and wages                           9,359,177   7,721,933   6,521,684
 Pensions and other employee benefits         1,272,265   1,674,608   1,627,875
 Occupancy and furniture and equipment
  expenses                                    2,683,428   2,391,374   1,949,085
 Other operating expenses                     7,669,635   7,452,606   5,320,265
                                            -----------------------------------
    Total noninterest expenses               20,984,505  19,240,521  15,418,909
                                            -----------------------------------
    Income before provision for income
     taxes                                    7,562,461   7,718,760   8,037,128
Provision for income taxes                    2,245,490   2,437,705   2,443,492
                                            -----------------------------------
    Net income                              $ 5,316,971 $ 5,281,055 $ 5,593,636
                                            -----------------------------------
Earnings per share (Notes 4 and 12):
 Basic net income per share                 $      1.03 $      1.03 $      1.10
                                            -----------------------------------
 Diluted net income per share               $      1.03 $      1.02 $      1.09
                                            -----------------------------------
 Basic weighted average number of shares
  outstanding                                 5,148,138   5,141,885   5,099,227
                                            -----------------------------------
 Diluted weighted average number of shares
  outstanding                                 5,150,954   5,161,658   5,137,257
                                            -----------------------------------

   The accompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              for the years ended December 31, 1999, 1998 and 1997

                                              1999         1998       1997
-----------------------------------------------------------------------------
Net income                                 $ 5,316,971  $5,281,055 $5,593,636
Other comprehensive income:
 Unrealized gains (losses) on securities
  available for sale during the period      (3,365,008)  1,210,205    390,805
 Less: reclassification adjustment for net
  gains included in net income                 203,816     556,155     88,888
                                           ----------------------------------
Other comprehensive income (loss)           (3,568,824)    654,050    301,917
Income tax provision (benefit) related to
 items of other comprehensive income
 (loss)                                     (1,213,400)    222,377    102,652
                                           ----------------------------------
Other comprehensive income (loss), net of
 tax                                        (2,355,424)    431,673    199,265
                                           ----------------------------------
Comprehensive income, net of tax           $ 2,961,547  $5,712,728 $5,792,901
=============================================================================

   The accompanying notes are an integral part of these financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY for the years ended December 31, 1999, 1998, and 1997

                                                Accumulated
                                                   Other
                                   Additional  Comprehensive
                          Common    Paid-In    Income (Loss)  Retained     Treasury
                          Stock     Capital     Net of Tax    Earnings       Stock        Total
--------------------------------------------------------------------------------------------------
Balance, December 31,
 1996                    $518,694  $6,719,043   $    77,574  $41,832,699  $(1,287,585) $47,860,425
Net income                                                     5,593,636                 5,593,636
Change in unrealized
 gains (losses), net of
 income taxes                                       199,265                                199,265
Cash dividends declared
 ($.31 per share)                                             (1,327,160)               (1,327,160)
Options exercised                    (151,620)                                151,620          --
                         -------------------------------------------------------------------------
Balance, December 31,
 1997                     518,694   6,567,423       276,839   46,099,175   (1,135,965)  52,326,166
Net income                                                     5,281,055                 5,281,055
Change in unrealized
 gains (losses), net of
 income taxes                                       431,673                                431,673
Cash dividends declared
 ($.325 per share)                                            (1,536,578)
Options exercised                    (281,024)                                499,127      218,103
                         -------------------------------------------------------------------------
Balance, December 31,
 1998                     518,694   6,286,399       708,512   49,843,652     (636,838)  56,720,419
Net income                                                     5,316,971                 5,316,971
Change in unrealized
 gains (losses), net of
 income tax                                      (2,355,424)                            (2,355,424)
Cash dividends declared
 ($.345 per share)                                            (1,776,629)               (1,776,629)
Retirement of treasury
 stock                     (3,880)   (634,839)                     1,881      636,838          --
                         -------------------------------------------------------------------------
Balance, December 31,
 1999                    $514,814  $5,651,560   $(1,646,912) $53,385,875  $       --   $57,905,337
==================================================================================================

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1999, 1998, and 1997

                                       1999          1998          1997
---------------------------------------------------------------------------
Cash flows from operating
  activities:
 Net income                        $  5,316,971  $  5,281,055  $  5,593,636
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
 Provision for loan losses            4,520,377     2,335,699     1,866,761
 Depreciation, amortization, and
  accretion                           2,391,988     1,833,104     1,149,719
 Increase (decrease) in unearned
  discount                             (194,270)    1,400,381    (1,595,758)
 Deferred income taxes, net            (589,756)     (166,854)     (357,433)
 Gain on sale of securities            (203,816)     (556,155)      (88,888)
 Write down of other real estate         59,729        32,536
 Decrease (increase) in assets:
  Interest receivable                  (324,332)     (149,499)       34,398
  Other assets                        1,371,094    (1,559,234)   (1,167,656)
 Increase (decrease) in
   liabilities:
  Interest payable                      536,670       194,545       187,566
  Income taxes payable                   29,109      (380,506)      496,781
  Other liabilities                    (323,991)      772,438     1,501,367
                                   ----------------------------------------
   Net cash provided by operating
    activities                       12,589,773     9,037,510     7,620,493
                                   ----------------------------------------
Cash flows from investing
  activities:
 Proceeds from sales of
  available-for-sale securities      30,167,266    58,912,181    20,955,802
 Proceeds from maturities and
  calls of available for sale
  securities                         19,445,668    41,249,655    30,040,655
 Purchase of available-for-sale
  securities                        (34,639,574)  (99,524,543)  (34,344,261)
 Net increase in loans              (84,209,658)  (26,094,481)  (36,777,980)
 Purchases of bank premises and
  equipment                          (4,999,469)   (2,890,786)   (2,100,505)
 Proceeds from sale of other real
  estate and equipment                  448,863       720,939     1,139,804
 Acquisition of bank, net of cash
  received                                        (10,317,083)
 Investment in low income housing
  projects                                           (675,852)     (675,852)
                                   ----------------------------------------
   Net cash used in investing ac-
    tivities                        (73,786,904)  (38,619,970)  (21,762,337)
                                   ----------------------------------------
Cash flows from financing
  activities:
 Net increase in deposits            28,531,280    29,777,081    12,614,837
 Increase in short-term
  borrowings                         42,628,190    11,718,829     3,602,407
 Dividends paid                      (1,758,065)   (1,663,228)   (1,324,399)
 Exercise of stock options                            218,103
                                   ----------------------------------------
   Net cash provided by financing
    activities                       69,401,405    40,050,785    14,892,845
                                   ----------------------------------------
   Increase in cash and cash
    equivalents                       8,204,274    10,468,325       751,001
Cash and cash equivalents,
 beginning of year                   36,267,452    25,799,127    25,048,126
                                   ----------------------------------------
Cash and cash equivalents, end of
 year                              $ 44,471,726  $ 36,267,452  $ 25,799,127
                                   ----------------------------------------
Supplemental disclosure of cash
  flow information:
 Cash paid during the year for:
 Interest                          $ 18,319,036  $ 17,603,550  $ 14,397,017
                                   ----------------------------------------
 Income taxes                      $  2,806,137  $  2,985,065  $  2,304,144
                                   ----------------------------------------

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

At December 31, 1999 and 1998, the Company classified all securities as avail-able for sale as part of an asset and liability strategy to maximize the flexi-bility of its investment portfolio.

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

At December 31, 1999 and 1998, the recorded investment in loans for which im-pairment has been recognized totaled $1,776,000 and $2,377,000, respectively. These loans had a corresponding valuation allowance of $717,000 at December 31, 1999 and $819,000 at December 31, 1998. The impaired loans were measured for impairment using the fair value of the collateral as approximately all of these loans were collateral dependent. The average recorded investment in impaired loans during 1999 and 1998 was approximately $2,077,000 and $2,640,000, respec-tively. The Company recognized approximately $95,000 and $122,000 of interest on impaired loans during the period that they were impaired during 1999 and 1998, respectively.

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

Advertising Costs -- Advertising costs are expensed as incurred.

Cash and Cash Equivalents -- For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, securi-ties purchased under agreements to resell, and interest-bearing deposits in banks.

Reclassifications -- Certain reclassifications have been made to the 1998 fi-nancial statements to conform to the 1999 presentation.

2. Business Combinations

On March 6, 1998, the Company completed its acquisition of Merchants & Planters Bancshares, Inc. ("M&P"). In the acquisition, shareholders of M&P received $949.38 in cash for each outstanding share of M&P common stock (total consider-ation of approximately $20,085,000). The combination was accounted for as a purchase. The operations, assets, and liabilities of M&P were merged into the Company as of the above date and the income and expenses have not been ac-counted for separately since the merger. For this reason and due to the fact that significant changes have been made to the cost structure of M&P, a sepa-rate determination of the impact after combination on the earnings of the Com-pany cannot reasonably be determined.

On July 31, 1998, Elmore County Bancshares, Inc. ("Elmore County"), headquar-tered in Tallassee, Alabama, was merged with and into the Company. Under the terms of the merger, the Company issued 1,711,794 of the Company's common stock to Elmore County shareholders. Elmore County and its wholly owned subsidiary, The Bank of Tallassee, had total assets of $91,023,000, deposits of $75,107,000, and stockholders' equity of $15,768,000 as of July 31, 1998. This merger was accounted for as a pooling of interests and the financial statements were restated accordingly.

3. Restricted Cash Balances

Aggregate reserves in the form of deposits with the Federal Reserve Bank of $6,804,000 and $3,430,000 were maintained to satisfy federal regulatory re-quirements at December 31, 1999 and 1998, respectively.

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

5. Investment Securities

The amortized cost and approximate market values of available-for-sale securi-ties at December 31, 1999 and 1998 are as follows:

                                                    1999
-------------------------------------------------------------------------------
                                             Gross       Gross     Approximate
                               Amortized   Unrealized Unrealized      Market
             Type                 Cost       Gains      Losses        Value
-------------------------------------------------------------------------------
   U. S. Treasury securities  $ 11,249,852   $4,805   $   (56,442) $ 11,198,215
   Obligations of other U.S.
    government agencies and
    corporations                71,536,361    1,043    (1,734,370)   69,803,034
   Obligations of state and
    political subdivisions       2,224,781      657       (27,208)    2,198,230
   Mortgage backed
    securities                  23,282,694               (407,072)   22,875,622
   Corporate and other
    securities                  13,879,342      757      (396,162)   13,483,937
                              -------------------------------------------------
                              $122,173,030   $7,262   $(2,621,254) $119,559,038
===============================================================================

                                                    1998
-------------------------------------------------------------------------------
                                              Gross      Gross     Approximate
                                Amortized   Unrealized Unrealized     Market
              Type                 Cost       Gains      Losses       Value
-------------------------------------------------------------------------------
   U. S. Treasury securities   $ 14,887,812 $  295,443             $ 15,183,255
   Obligations of other U.S.
    government agencies and
    corporations                 86,915,820    782,818 $(100,172)    87,598,466
   Obligations of state and
    political subdivisions        4,428,622    157,039    (3,765)     4,581,896
   Mortgage backed securities    24,070,919     25,751   (66,306)    24,030,364
   Corporate and other
    securities                    6,314,510        579  (137,557)     6,177,532
                               ------------------------------------------------
                               $136,617,683 $1,261,630 $(307,800)  $137,571,513
===============================================================================

The amortized cost and approximate market value of available-for-sale securi-ties at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment pen-alties.

                                              Available-for-Sale
                                                  Securities
--------------------------------------------------------------------
                                                           Market
                                               Cost        Value
--------------------------------------------------------------------
   Due in one year or less                 $  3,650,897 $  3,622,948
   Due after one year through five years     73,306,773   71,816,280
   Due after five years through ten years     4,296,452    4,171,389
   Due after ten years                       10,981,033   10,596,284
   Mortgage backed securities                23,282,694   22,875,622
   Equity securities                          6,655,181    6,476,515
                                           -------------------------
                                           $122,173,030 $119,559,038
====================================================================

Included within corporate and other securities are $2,401,347 and $1,952,379 in marketable equity securities at December 31, 1999 and 1998, respectively. Also included within corporate and other securities are $3,430,900 and $2,585,200 of Federal Home Loan Bank stock at December 31, 1999 and 1998, respectively, and $644,268 and $1,397,200 of Federal Reserve Bank stock at December 31, 1999 and 1998, respectively.

Gross gains of $205,196, $707,059, and $132,446, and gross losses of $1,381,
$150,904, and $43,558 were realized on the sales of debt securities for 1999, 1998, and 1997, respectively.

Securities with a par value of approximately $71,618,000 and $61,146,000 were pledged as collateral for public funds deposits and repurchase agreements at December 31, 1999 and 1998, respectively.

6. Loans

The major categories of loans at December 31, 1999 and 1998 are as follows:

                                   1999         1998
--------------------------------------------------------
   Commercial and industrial   $127,070,907 $116,782,753
   Real estate mortgage         200,996,149  120,917,730
   Personal                      99,856,955  110,306,200
   Overdrafts and credit line    10,767,236   10,786,421
                               -------------------------
                                438,691,247  358,793,104
                               -------------------------
   Less:
   Unearned discount              1,959,287    2,153,557
   Allowance for loan losses      5,333,424    4,291,135
                               -------------------------
                               $431,398,536 $352,348,412
========================================================

The Bank's lending is concentrated throughout Dallas, Autauga, Butler, Bibb, Elmore, Shelby, Tallapoosa, and Lee counties in Alabama; the repayment of these loans is, in part, dependent on the economic conditions in this region of the state. Management does not believe the loan portfolio contains concentrations of credit risk either geographically, or by borrower, which would expose the Bank to unacceptable amounts of risk. The above loans included agricultural loans totaling approximately $22,400,000 and $21,888,000 for 1999 and 1998, re-spectively. Management continually evaluates the potential risk in this segment of the portfolio in determining the adequacy of the allowance for possible loan losses.

The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon exten-sion of credit is based on management's credit evaluation of the customer. Col-lateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties. No additional credit risk exposure relating to outstanding loan balances exists beyond the amounts shown in the consolidated balance sheets as of December 31, 1999.

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $2,840,000 and $3,888,000 for 1999 and 1998, respec-tively. If these loans had been current throughout their terms, interest income would have increased approximately $310,000, $162,000, and $57,000 in 1999, 1998, and 1997, respectively.

Changes in the allowance for possible loan losses were as follows:

                                       1999         1998         1997
--------------------------------------------------------------------------
   Balance, beginning of year       $ 4,291,135  $ 3,445,529  $ 3,173,350
   Additions due to acquisition                      592,937
   Provision charged to operations    4,520,377    2,335,699    1,866,761
   Loans charged off                 (4,516,590)  (3,447,385)  (2,416,999)
   Recoveries                         1,038,502    1,364,355      822,427
                                    -------------------------------------
   Balance, end of year             $ 5,333,424  $ 4,291,135  $ 3,445,539
=========================================================================

7. Bank Premises and Equipment

Bank premises and equipment and accumulated depreciation at December 31, 1999 and 1998 are summarized as follows:

                                     1999        1998
---------------------------------------------------------
   Buildings                      $11,516,797 $10,478,743
   Furniture and equipment         14,090,887  11,030,462
   Land improvements                  540,084     254,190
                                  -----------------------
                                   26,147,768  21,763,395
   Less accumulated depreciation   14,537,502  12,602,034
                                  -----------------------
                                   11,610,266   9,161,361
   Land                             2,269,862   1,644,652
                                  -----------------------
                                  $13,880,128 $10,806,013
=========================================================

8. Income Taxes

The Company and the Bank file a consolidated income tax return. The consoli-dated provision (benefit) for income taxes is as follows:

                         Federal             State                Total
--------------------------------------------------------------------------
   1999:
    Current             $2,635,633          $352,193            $2,987,826
    Deferred              (635,734)         (106,602)             (742,336)
                        ---------------------------------------------------
                        $1,999,899          $245,591            $2,245,490
===========================================================================
   1998:
    Current             $2,616,812          $290,517            $2,907,329
    Deferred              (479,680)           10,056              (469,624)
                        ---------------------------------------------------
                        $2,137,132          $300,573            $2,437,705
===========================================================================
   1997:
    Current             $2,339,349          $296,725            $2,636,074
    Deferred              (153,358)          (39,224)             (192,582)
                        ---------------------------------------------------
                        $2,185,991          $257,501            $2,443,492
===========================================================================

Temporary differences and carryforwards which give rise to a significant por-tion of deferred tax assets and liabilities at December 31 are as follows:

                                                       1999        1998
---------------------------------------------------------------------------
   Allowance for possible loan losses               $1,505,916  $   955,159
   Intangible assets                                  (589,404)    (773,146)
   Bank premises and equipment                        (905,423)  (1,085,804)
   Unrealized (gain) loss on Investment securities     967,080     (245,318)
   Other                                              (245,488)      78,634
                                                    -----------------------
    Deferred tax asset (liability), net             $  732,681  $(1,070,475)
===========================================================================

The provision for income taxes is different from the amount computed by apply-ing the federal income tax statutory rate to income before provision for income taxes. The reasons for this difference, as a percentage of pre-tax income, are as follows:

                                                  1999   1998   1997
---------------------------------------------------------------------
   Federal income tax statutory rate              34.0 % 34.0 % 34.0 %
   Nontaxable income on obligations of state and
    political subdivisions                        (0.5)% (3.2)% (2.8)%
   Amortization of intangible assets               1.5 %  1.1 %  0.8 %
   State income taxes                              1.9 %  2.3 %  2.2 %
   Acquisition expenses                                   1.3 %
   Low income housing credit                      (0.7)% (6.8)% (3.8)%
   Other                                          (0.2)%  2.9 %
                                                  ------------------
   Effective tax rate                             29.7 % 31.6 % 30.4 %
=====================================================================

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

The reconciliation of the beginning and ending balances of the projected bene-fit obligation and plan assets, as well as disclosure of the plan's funded sta-tus for the year ended December 31, 1999, 1998, and 1997 is as follows:

                                                     1999         1998
---------------------------------------------------------------------------
   Change in benefit obligation:
    Benefit obligation at end of prior year       $ 6,303,562  $ 5,493,708
    Service cost                                      409,813      316,344
    Interest cost                                     437,525      394,531
    Remeasurement                                                  263,861
    Actuarial gain (loss)                            (595,624)     132,986
    Benefits paid                                    (274,161)    (260,834)
    Expenses paid                                     (53,012)     (37,034)
                                                  -------------------------
     Benefit obligation, end of year              $ 6,228,103  $ 6,303,562
---------------------------------------------------------------------------
   Changes in plan assets:
    Fair value of plan assets, beginning of year  $ 6,083,393  $ 5,484,121
    Actual return on plan assets                      695,337      897,140
    Benefits paid                                    (274,161)    (260,834)
    Expenses paid                                     (53,012)     (37,034)
                                                  ------------------------
     Fair value of plan assets, end of year       $ 6,451,557  $ 6,083,393
---------------------------------------------------------------------------
   Reconciliation of funded status:
    Vested benefit obligation                     $(4,900,485) $(4,973,149)
                                                  -------------------------
    Accumulated benefit obligation                $(5,154,637) $(5,203,043)
                                                  -------------------------
    Projected benefit obligation                  $(6,228,103) $(6,303,562)
    Plan assets at fair value                       6,451,557    6,083,393
                                                  -------------------------
    Funded status                                     223,454     (220,169)
    Unrecognized net gain                            (929,556)    (112,923)
    Unrecognized prior service costs                 (293,242)    (321,164)
    Unrecognized net transition asset                 (54,736)    (113,949)
                                                  -------------------------
    Accrued benefit liability at December 31      $(1,054,080) $  (768,205)
===========================================================================

Primary assumptions used to actuarially determine net pension expense are as follows:

                                             1999      1998      1997
----------------------------------------------------------------------
   Discount rate                             7.00%     7.00%     7.00%
   Expected long-term return on assets       8.00%     8.00%     8.00%
   Compensation increase rate                5.00%     5.00%     5.00%
======================================================================

The components of net pension expense for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                             1999      1998      1997
------------------------------------------------------------------------
   Components of net annual benefit cost:
    Service cost                           $409,813  $316,344  $331,059
    Interest cost                           437,525   394,531   382,969
    Expected return on assets              (474,328) (427,417) (391,842)
    Transition asset recognition            (59,213)  (59,213)  (59,213)
    Prior service cost amortization         (27,922)  (27,922)   38,011
                                           ----------------------------
     Net annual benefit cost               $285,875  $196,323  $300,984
=======================================================================

The Company has deferred compensation agreements with certain key officers of Elmore County. The agreements are funded through life insurance policies on the participants. The Company has accrued a deferred compensation liability of $376,483 and $460,509 as of December 31, 1999 and 1998, respectively. Expenses incurred relating to these agreements were approximately $7,681, $204,000, and $27,000 during 1999, 1998, and 1997, respectively.

Effective January 1, 1998, the Company established a qualified employee benefit plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees can contribute up to 15% of their salary to the plan on a pre-tax basis and the Company matches participants' contributions up to the first 1.5% of each participant's salary. The Company's matching contribu-tion charged to operations related to this plan was $84,844 for the year ended December 31, 1999. For the year ended December 31, 1997, the Company charged $426,200, respectively, to operations for matching contributions related to the former plan of Elmore County.

During 1987, the Company established an Employee Stock Ownership Plan (ESOP), a tax-qualified, defined contribution plan which covers substantially all employ-ees. Contributions are determined by the Board of Directors of the Company. As of December 31, 1999 and 1998, the ESOP holds 67,596 and 69,799 shares of com-mon stock in the Company, respectively.

10. Commitments and Contingencies

The Bank leases certain buildings, equipment and land under noncancelable oper-ating leases which require various minimum annual rentals.

The total minimum rental commitment at December 31, 1999 under the leases is as follows:

         2000        $  355,034
         2001           325,734
         2002           226,581
         2003           159,776
         2004            44,205
         Thereafter      34,205
                     ----------
                     $1,145,535
                     ==========

The total rental expense was approximately $523,000, $495,000, and $130,000 in 1999, 1998, and 1997, respectively.

The Company is from time to time a defendant in legal actions from normal busi-ness activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 1999 will have a materially adverse effect on the Company's financial statements.

11. Related Party Transactions

Certain directors and officers of the Company and its subsidiary bank, includ-ing their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. Such loans had outstanding balances of $7,582,477 and $6,060,707 at December 31, 1999 and 1998, respectively. A summary of the loan activity with these related parties during 1999 is shown below:

         Balance, beginning of year  $ 6,060,707
         Additions                     5,685,297
         Payments                     (4,163,527)
                                     -----------
         Balance, end of year        $ 7,582,477
                                     ===========


During 1999, 1998, and 1997, the Company paid legal fees of approximately $197,000, $141,000, and $143,000, respectively, to a law firm in which a part-ner of the firm serves on the board of directors of the Company. In addition, during 1999 and 1998, the Company paid approximately $895,000 and $418,000, re-spectively, in construction fees to a construction company owned by a director of the Company.

12. Earnings Per Share

The following table reflects the reconciliation of the numerator and denomina-tor of the basic EPS computation to the numerator and denominator of the di-luted EPS computation:

For the year ended December 31, 1999
                                                                          Per-
                                                                         Share
                                                Income       Shares      Amount
-------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $5,316,971    5,148,138    $1.03

   Effect of dilutive securities
     Stock options                                              2,816
                                              --------------------------------
   Diluted EPS                                $5,316,971    5,150,954    $1.03
==============================================================================

For the year ended December 31, 1998
                                                                          Per-
                                                                         Share
                                                Income       Shares      Amount
-------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $5,281,055    5,141,885    $1.03
   Effect of dilutive securities
     Stock options                                             19,773
                                              --------------------------------
   Diluted EPS                                $5,281,055    5,161,658    $1.02
==============================================================================

For the year ended December 31, 1997
                                                                          Per-
                                                                         Share
                                                Income       Shares      Amount
-------------------------------------------------------------------------------
   Basic EPS
     Income available to common stockholders  $5,593,636    5,099,227    $1.10
   Effect of dilutive securities
     Stock options                                             38,030
                                              --------------------------------
   Diluted EPS                                $5,593,636    5,137,257    $1.09
==============================================================================

13. Regulatory Matters

The approval of regulatory authorities is required if the total of all the div-idends declared by the Bank in any calendar year exceeds the Bank's net income as defined for that year combined with its retained net income for the preced-ing two calendar years. The Bank obtained regulatory approval as applicable for the payment of dividends in 1999, 1998, and 1997.

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

Quantitative measures established by regulation to ensure capital adequacy re-quire the Company to maintain minimum amounts and ratios (set forth in the ta-ble below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company meets all capi-tal adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios as set forth in the table. There are no condi-tions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's actual capital amounts and ratios are also pre-sented in the table.

                                                                 To Be Well
                                                                Capitalized
                                                                Under Prompt
                                              For Capital    Corrective Action
                                Actual     Adequacy Purposes     Provisions
-------------------------------------------------------------------------------
                            Amount  Ratio   Amount    Ratio    Amount    Ratio
-------------------------------------------------------------------------------
The Company
  As of December 31, 1999
    Total Capital (to Risk
     Weighted Assets)       $55,847 12.67%   $35,253   8.00%   $44,066   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)       $50,514 11.47%   $17,627   4.00%   $26,440    6.00%
    Tier 1 Capital (to
     Average Assets)        $50,514  8.75%   $23,101   4.00%   $28,876    5.00%
  As of December 31, 1998
    Total Capital (to Risk
     Weighted Assets)       $50,297 13.39%   $30,061   8.00%   $37,576   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)       $46,006 12.24%   $15,030   4.00%   $22,545    6.00%
    Tier 1 Capital (to
     Average Assets)        $46,006  8.85%   $20,803   4.00%   $26,004    5.00%
                                                                 To Be Well
                                                                Capitalized
                                                                Under Prompt
                                              For Capital    Corrective Action
                                Actual     Adequacy Purposes     Provisions
-------------------------------------------------------------------------------
                            Amount  Ratio    Amount    Ratio   Amount    Ratio
-------------------------------------------------------------------------------
The Bank
  As of December 31, 1999
    Total Capital (to Risk
     Weighted Assets)       $55,889 12.79%   $34,953   8.00%   $43,691   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)       $50,556 11.57%   $17,477   4.00%   $26,215    6.00%
    Tier 1 Capital (to
     Average Assets)        $50,556  8.48%   $23,851   4.00%   $29,814    5.00%
  As of December 31, 1998
    Total Capital (to Risk
     Weighted Assets)       $50,771 13.59%   $29,893   8.00%   $37,366   10.00%
    Tier 1 Capital (to Risk
     Weighted Assets)       $46,480 12.44%   $14,946   4.00%   $22,419    6.00%
    Tier 1 Capital (to
     Average Assets)        $48,480  9.16%   $21,175   4.00%   $26,469    5.00%

14. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.10 per share.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may re-quire payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily rep-resent future cash requirements. The Bank had approximately $42,586,000 and $40,535,000 in commitments to extend credit at December 31, 1999 and 1998, re-spectively. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the cus-tomer. Collateral held varies, but may include certificates of deposit, market-able securities, real estate, and other collateral.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, includ-ing commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may in-clude certificates of deposit, marketable securities, real estate, and other collateral for those commitments for which collateral is deemed necessary. The Bank had approximately $6,413,000 and $864,000 in irrevocable standby letters of credit at December 31, 1999 and 1998, respectively.

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

  Commitments to Extend Credit and Standby Letters of Credit -- The value of these unrecognized financial instruments is estimated based on the fee in-come associated with the commitments. Such fee income is not material to the Company's financial statements at December 31, 1999 and 1998 and, therefore, the fair value of these commitments is not presented.

The estimated fair values of the Company's financial instruments at December 31, 1999 and 1998 are as follows:

                                       1999                      1998
--------------------------------------------------------------------------------
                               Carrying       Fair       Carrying       Fair
                                Amount       Value        Amount       Value
--------------------------------------------------------------------------------
   Financial assets:
     Cash and cash
      equivalents            $ 44,471,726 $ 44,471,726 $ 36,267,452 $ 36,267,452
     Investment securities:
     Available for sale       119,559,038  119,559,038  137,571,513  137,571,513
     Loans, net               431,398,536  422,415,576  352,348,412  361,407,083
                             ---------------------------------------------------
                             $595,429,300 $586,446,340 $526,187,377 $535,246,048
================================================================================
   Financial liabilities:
     Deposits                $489,340,602 $488,513,962 $460,809,322 $464,570,590
     Securities sold under
      agreements to
      repurchase               34,789,313   34,789,313    5,810,658    5,810,658
     Other borrowed funds      42,103,961   42,103,961   28,454,426   28,454,426
                             ---------------------------------------------------
                             $566,233,876 $565,407,236 $495,074,406 $498,835,674
================================================================================

17. Financial Accounting Developments

Accounting for Derivatives and Hedging Activities -- In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, effective for all fiscal quarters of fiscal years beginning after June 15, 1999 (this date was changed by SFAS 137 to be June 15, 2000), estab-lishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It also estab-lishes the condition under which a derivative should be designated as hedging a specific type of exposure and requires the company to establish at the incep-tion of the hedge the method and measurement approach used to assess its effec-tiveness. The Company does not believe the adoption of SFAS 133 will have a significant impact on its financial statements and disclosures, as it does not currently possess any derivative instruments.

18. Stock Option Plan

As of December 31, 1999, the Company had one stock option plan (the Plan) under which 500,000 shares of common stock have been reserved for issue to certain employees and officers through incentive stock options and board members through nonqualified stock options. Options granted under the Plan may have vesting provisions based upon continued service from the date of grant. Options issued under the Plan will have an exercise price not less than fair market value of the stock at the date of grant. Upon a change in control, as defined in the Plan, options become fully exercisable.

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

                                              1999       1998       1997
---------------------------------------------------------------------------
   Net income                  As reported $5,316,971 $5,281,055 $5,593,636
                               Pro forma   $5,230,761 $5,085,818 $5,512,150
   Basic earnings per share    As reported $     1.03 $     1.03 $     1.10
                               Pro forma   $     1.02 $      .99 $     1.08
   Diluted earnings per share  As reported $     1.03 $     1.02 $     1.09
                               Pro forma   $     1.02 $      .99 $     1.07
===========================================================================

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The following weighted-average assump-tions were used for options granted in 1999: dividend yield of 2.82%; expected volatility of 40.23%; risk-free interest rate of 6.50%; and expected life of 5 years. For options granted during 1998, the following weighted-average assump-tions were used: dividend yield of 1.88%; expected volatility of 41.49%; risk-free interest rate of 5.22%; and expected life of 4.02 years. For options granted during 1997, the following weighted-average assumptions were used: div-idend yield of 0.97%; expected volatility of 40.33%; risk-free interest rate of 5.37%; and expected life of 4.51 years. The weighted average fair value of op-tions granted during 1999, 1998, and 1997 was $3.05, $10.33, and $5.03, respec-
tively.

A summary of the status of the Company's plan as of December 31, 1999, 1998, and 1997, and changes during the years ending on those dates (restated for stock split--see Note 4) is presented below:

                                  1999             1998              1997
--------------------------------------------------------------------------------
                                    Weighted          Weighted          Weighted
                                    Average           Average           Average
                                    Exercise          Exercise          Exercise
                             Shares  Price   Shares    Price   Shares    Price
--------------------------------------------------------------------------------
   Outstanding at beginning
    of year                  42,300  $21.13   58,100   $10.44   62,900   $ 8.05
   Granted                   28,220   19.72   18,900    30.09   16,200    15.88
   Exercised                                 (34,700)    8.12  (21,000)    7.48
                             --------------------------------------------------
   Outstanding at end of
    year                     70,520  $20.37   42,300   $21.13   58,100   $10.44
                             ==================================================
   Options exercisable at
    year-end                 23,400  $11.00    7,200   $ 9.40   25,700   $ 7.17
===============================================================================

The following table summarizes information about the Plan's stock options at December 31, 1999:

                           Options Outstanding        Options Exercisable
--------------------------------------------------------------------------
                                  Weighted
                                   Average   Weighted             Weighted
                       Number     Remaining  Average    Number    Average
       Range of      Outstanding Contractual Exercise Exercisable Exercise
   Exercise Prices   at 12/31/99    Life      Price   at 12/31/99  Price
--------------------------------------------------------------------------
   $7.50                1,600       5.05      $ 7.50     1,600     $ 7.50
   $9.94 to $10.93      5,600       6.05      $ 9.94     5,600     $ 9.94
   $15.50 to $17.05    16,200       5.83      $15.88    16,200     $15.88
   $19.30 to $21.23    28,220       8.16      $19.72
   $29.25 to $32.18    18,900       6.63      $30.09
                     -----------------------------------------------------
    Total              70,520       6.98      $20.37    23,400     $11.00
==========================================================================

19. The Peoples BancTrust Company, Inc. (Parent Company Only)

Presented below and on the following pages are the financial statements of The Peoples BancTrust Company, Inc. (parent company only).

                                 BALANCE SHEETS

                           December 31, 1999 and 1998

                                                        1999         1998
------------------------------------------------------------------------------
                                  ASSETS
Cash and due from banks*                             $   376,132  $   285,258
Investment in subsidiary bank, The Peoples Bank and
 Trust Company*                                       58,047,236   56,840,048
Other assets                                             588,001      578,831
                                                     ------------------------
  Total assets                                       $59,011,369  $57,704,137
=============================================================================
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                    $    46,413  $    27,849
Other liabilities                                      1,059,619      955,869
                                                     ------------------------
  Total liabilities                                    1,106,032      983,718
                                                     ------------------------
Common stock, $.10 par value; 9,000,000 shares
 authorized; 5,184,138 and 5,186,940 shares issued,
 respectively                                            514,814      518,694
Additional paid-in capital                             5,651,560    6,286,399
Net unrealized gain (loss) on investments             (1,646,912)     708,512
Retained earnings                                     53,385,875   49,843,652
Treasury stock, 38,802 and 71,410 shares,
 respectively                                                        (636,838)
                                                     ------------------------
  Total stockholders' equity                          57,905,337   56,720,419
                                                     ------------------------
  Total liabilities and stockholders' equity         $59,011,369  $57,704,137
=============================================================================

* Eliminated in consolidation

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

             For the Years Ended December 31, 1999, 1998, and 1997

                                           1999          1998         1997
-------------------------------------------------------------------------------
Cash dividends received or receivable
 from subsidiary*                       $ 2,720,000  $ 21,861,500  $ 2,180,045
Equity in subsidiary's undistributed
 net income*                              3,562,612                  4,273,689
Dividends received in excess of
 subsidiary's net income*                             (15,270,901)
Other income                                 64,333        82,795       55,627
Other expense                            (1,029,974)   (1,392,339)    (915,725)
                                        --------------------------------------
Net income                                5,316,971     5,281,055    5,593,636
Retained earnings, beginning of period   49,843,652    46,099,175   41,832,699
Less: cash dividends declared            (1,776,629)   (1,536,578)  (1,327,160)
Retirement of treasury stock                  1,881
                                        --------------------------------------
Retained earnings, end of year          $53,385,875  $ 49,843,652  $46,099,175
==============================================================================

* Eliminated in consolidation

                            STATEMENTS OF CASH FLOWS

             For the Years Ended December 31, 1999, 1998, and 1997

                                            1999          1998         1997
--------------------------------------------------------------------------------
Operating activities:
  Net income                             $ 5,316,971  $  5,281,055  $ 5,593,636
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Subsidiary income less than (in
     excess of) dividends                 (3,562,612)   15,270,901   (4,273,689)
    Depreciation, amortization, and
     accretion                                                           24,699
    Decrease (increase) in other assets       (9,170)      522,842     (121,829)
    Increase (decrease) in other
     liabilities                             103,750       450,170       93,510
                                         --------------------------------------
      Net cash provided by operating
       activities                          1,848,939    21,524,968    1,316,327
                                         --------------------------------------
Investing activities:
  Acquisition of bank                                  (20,085,000)
                                         --------------------------------------
      Net cash used in investing
       activities                                --    (20,085,000)         --
                                         --------------------------------------
Financing activities:
  Dividends paid                          (1,758,065)   (1,663,228)  (1,324,353)
  Stock options exercised                                  218,103
                                         --------------------------------------
      Net cash used in financing
       activities                         (1,758,065)   (1,445,125)  (1,324,353)
                                         --------------------------------------
      Decrease in cash and cash
       equivalents                            90,874        (5,157)      (8,026)
Cash and cash equivalents, beginning of
 year                                        285,258       290,415      298,441
                                         --------------------------------------
Cash and cash equivalents, end of year   $   376,132  $    285,258  $   290,415
                                         --------------------------------------
Supplemental schedule of noncash
 investing activities:
  Contribution of acquired bank to
   subsidiary                                         $ 20,085,000
===============================================================================

* Eliminated in consolidation

                                  IN MEMORIUM

The management and staff of The Peoples Bank and Trust Company are deeply sad-dened by the loss of B. Frank Wilson, James A. Minter, Jr., and W. Floyd Gilliand. Each of these gentlemen were very instrumental in not only making our bank what it is today but also the respective communities they each lived in. They will be missed.

                                B. Frank Wilson
                       February 5, 1913--October 13, 1999

Frank Wilson served as both Chairman and President of The Peoples Bank and Trust Company. Frank, at the time of his death was Chairman Emeritus. He was a resident of Selma, Alabama.

                              James A. Minter, Jr.
                         March 24, 1905--June 17, 1999

Jim Minter was a prominent farmer and ginner from the Tyler community. Jim served as a Director for The Peoples Bank and Trust Company for many years. He was Director Emeritus at the time of his death.

                               W. Floyd Gilliand
                       August 18, 1914--November 3, 1999

Floyd Gilliand was a prominent farmer from Autauga County. Floyd was one of the founders of Citizens Bank, Prattville. He served as a Prattville/Millbrook Board member for The Peoples Bank and Trust company and was a Director Emeritus at the time of his death.