Form 10-K, Exhibit 13
period 2000-12-31
PEOPLES BANCTRUST CO INC
filed 2001-03-30
CIK 762128

                 Exhibit No. 13. Annual Report to Stockholders
                                 -----------------------------

          Portions of the Annual Report to Stockholders for the year ended December 31, 2000, which are expressly incorporated herein by reference.

                             LETTER TO SHAREHOLDERS

As the Peoples Bank and Trust Company approaches its 100th anniversary (1902 -
2002), I reflect over my thirty-eight years and my family's sixty-seven years with our bank. I asked myself several questions such as what makes our bank great? How have we been so successful? The answer in my opinion is our people, our customers and you our shareholders.

As our total assets approach $700 million and the bank achieved record earnings for 2000, I can't help but think back on how far we have come as a community bank.

Our major accomplishments in 2000 alone are quite astonishing. We opened two new offices, Millbrook and Tuscaloosa. This gives us a total of twenty-four of-fices, which are located in Dallas, Butler, Bibb, Autauga, Elmore, Tallapoosa, Lee, Shelby, and Tuscaloosa Counties. Several of these counties are the fastest growing in the state. We are in three of the top five growth counties and five of the top ten in the state of Alabama. We completed a conversion of our core processing system and added Internet Banking to our product line.

I am very excited about our bank's future. With your continued support great things will continue to happen.


                                   /s/ RICHARD P. MORTHLAND
                                   Richard P. Morthland
                                   Chairman and Chief Executive Officer

                                    CONTENTS

              Management's Discussion and Analysis......1
              Five Year Comparison of Selected Financial
               Data....................................12
              Selected Quarterly Financial Data 1999-
               1998....................................13
              Corporate Information....................14
              Stock Dividend and Price Information.....14
              Report of Independent Accountants........16
              Consolidated Balance Sheets..............17
              Consolidated Statements of Comprehensive
               Income..................................18
              Consolidated Statements of Changes in
               Stockholders' Equity....................20
              Consolidated Statements of Cash Flows....21
              Notes to Consolidated Financial State-
               ments...................................22

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                                  INTRODUCTION

The following is a discussion and analysis of the consolidated financial condi-tion and results of operations of The Peoples BancTrust Company, Inc. ("Compa-ny"), the holding company for The Peoples Bank & Trust Company ("Peoples Bank"), as of the dates and for the years indicated. It is intended to be read in conjunction with the consolidated financial statements and notes thereto, along with various other financial data disclosures, both current and histori-cal, contained in this Annual Report.

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

Loans, net of the unearned discount, for 2000 had an average balance of $448,615,000, which represented a 17.10% increase over the 1999 average of $387,437,000. The Company's loan to deposit ratio at December 31, 2000 de-creased to 87.42% from the December 31, 1999 ratio of 88.16%.

The growth in the loan portfolio was primarily in real estate loans, which in-creased to $244,143,000 from $200,996,000 at December 31, 1999. Real estate construction and development loans totaled $33,626,000 at December 31, 2000 with the remainder of loans in the real estate loan portfolio, $210,517,000, being associated with real estate mortgages. Within the real estate loan port-folio, growth in residential real estate loans accounted for the majority of the increase. Residential real estate loans totaled $103,517,000 at December 31, 2000, compared to $70,511,000 at December 31, 1999. Commercial real estate loans at December 31, 2000 totaled $87,581,000. No other single segment of the real estate loan portfolio totaled greater than 10% of loans at December 31, 2000.

Commercial and industrial loans increased from $127,071,000 at December 31, 1999, to $140,410,000 at December 31, 2000.

At December 31, 2000, the major industry concentrations and their approximate respective loan amounts were: health care--$35,500,000; construction-- $39,600,000; timber--$35,700,000; lodging--$31,700,000. No single industry seg-
ment accounted for greater than 10% of loans at December 31, 2000.

The personal loan portfolio, which primarily includes loans to individuals for household, family and other personal expenditures, continued to decline in 2000 as it did in 1999. At December 31, 2000 the personal loan portfolio, net of the unearned discount, had a balance of $89,900,000, which was a reduction of $9,957,000 from the December 31, 1999 balance of $99,857,000. This decrease can be attributed to two main factors: First, alternative sources of credit are more available to consumers than in prior years. Major sources of alternative credit include credit cards, finance companies and indirect automobile financing. Second, de-nials of personal loan applications increased in 2000, primarily attributable to the existing debt levels of personal loan applicants.

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

Larger-balance credit lines representing significant individual credit expo-sures are evaluated based upon the borrower's overall financial condition, re-sources and payment record; the prospects for support from any financially re-sponsible guarantors; and, if appropriate, the realizable value of the collat-eral. The allowance on these loans is calculated based upon the expected loss experience (either present value of future cash flows or the fair value of the collateral) and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the loan as of the evaluation date. Such factors include management's assessment of current economic conditions and the potential impact on various industries, and the financial condition of the bor-rowers. The historical loss percentage has been relatively stable over the past two years.

Smaller balance credit lines, including individual installment, consumer and residential loans, are collectively evaluated for impairment. The allowance for a loan loss attributed to those loans is established from an estimate of proba-ble loses inherent in the portfolio. Loss factors are applied to outstanding loans based upon historical credit losses, trends in volumes and terms of loans, and consideration of economic, geographical, product and other factors. As indicated above, historical credit losses have remained relatively steady.

At December 31, 2000, the Company's allowance for loan losses had a balance of $6,072,000, as compared to $5,333,000 at December 31, 1999. As a result, the ratio of the allowance to total loans net of unearned interest was 1.28% and 1.22% at December 31, 2000 and 1999, respectively. Loans requiring special at-tention because of potential weaknesses increased from $8,180,000 at December 31, 1999, to $16,627,000 at December 31, 2000. At December 31, 2000, management had taken a more conservative approach in evaluating loans requiring special attention. Both current and anticipated economic trends and conditions played a roll in management's decision to significantly increase the amount of loans de-termined to require special attention. As a percentage of total loans net of unearned interest, non-accruing loans decreased to 0.51% at December 31, 2000, as compared to 0.65% at December 31, 1999. The coverage of the allowance to non-accruing loans was 249% and 188% at December 31, 2000 and 1999, respective-ly. It is management's belief that, at its current level, the allowance for loan losses is sufficient to absorb any potential losses that currently exist in the Company's loan portfolio. See Notes 1 and 6 of Notes to Consolidated Fi-nancial Statements of the Company for further information regarding allowance for loan losses.

Investments
The Company's investment portfolio increased 10.33%, or $12,346,000, to $131,905,000 at December 31, 2000, as compared to $119,559,000 at December 31,
1999. Increases in deposits, as well as a decrease in cash and due from banks from December 31, 1999 to December 31, 2000 are the primary reasons for the in-crease in the investment portfolio.

The entire investment portfolio is classified as "available-for-sale", causing it to be marked-to-market with the unrealizedgains / losses reflected directly in stockholders' equity. The portfolio had a net unrealized loss of $250,000 (net of tax) at December 31, 2000, compared to a net unrealized loss of $1,647,000 (net of tax) at December 31, 1999. See Notes 1 and 5 of Notes to Consolidated Financial Statements of the Company for further information re-garding investment securities.

Short-Term Investments

Federal funds sold and securities purchased under agreements to resell consti-tute most of the short-term investments. These investments are used extensively in the Company's liquidity management. The Company's utilization of short-term investments also produces interest income on funds that might otherwise not produce earnings. Management monitors short-term investments closely and often seeks alternative uses for these funds.

Short-term investments increased slightly to $5,349,000 at December 31, 2000, as compared to $4,663,000 at December 31, 1999.

Deposits
The funding of loans and investments is primarily achieved through inflows of deposits. At December 31, 2000, total deposits amounted to $536,186,000, as compared to $489,341,000 at December 31, 1999, representing an increase of $46,845,000 or 9.57%. The majority of the increase occurred in time deposits. At December 31, 2000, time deposits totaled $309,977,000, whereas at December 31, 1999, they totaled $264,215,000, an increase of $45,762,000. The increase in time deposits was partly attributable to management's decision to accept an additional $10,237,000 in deposits placed by brokers ("Brokered deposits"). At December 31, 2000 the Company held $25,237,000 in Brokered deposits. Brokered deposits are more likely to be withdrawn from the Company than other, more tra-ditional, types of deposits. These deposits are fully insured by the Federal Deposit Insurance Corporation, and are deployed by management to meet short-term funding needs. The Company paid a higher average rate of interest on time deposits in 2000 than in 1999, and also increased its marketing of time deposit products. All of the aforementioned factors attributed to the increase in time deposits.

Interest-bearing demand deposits increased from $114,483,000 at December 31, 1999, to $121,772,000 at December 31, 2000. Savings deposits decreased from $42,586,000 at December 31, 1999, to $38,779,000 at December 31, 2000. Nonin-
terest bearing demand deposits decreased from $68,056,000 at December 31, 1999, to $65,658,000 at December 31, 2000. Management believes that increased compe-tition from non-banking financial services was partly responsible for reduc-tions in both savings and noninterest bearing demand deposits. The strategy of the Company is to competitively price deposits so as to attract additional funds that can then be invested within the asset base.


                                       [BAR GRAPH APPEARS HERE]

Liquidity
Liquidity describes the
Company's ability to meet its
needs for cash. Those needs
primarily include lending,
withdrawal demands of custom-
ers and the payment of oper-
ating expenses.

Liquidity management is cru-
cial in ensuring that the
Company is able to conduct
its day-to-day business.
Without proper liquidity man-
agement, the Company would be
restricted in its activities
as a financial institution,
including its ability to meet
the needs of the communities
it serves.

Typically, increasing the li-
quidity of the Company would
serve to reduce its profits
as a result of reduced earn-
ings from assets with shorter
maturities. Estimating li-
quidity needs is made more
complex by the fact that cer-
tain balance sheet components
are, by nature, more control-
lable by management than oth-
ers. For example, the matu-
rity frequency of the invest-
ment portfolio is generally
manageable at the time in-
vestment decisions are made.
However, deposits flowing
into and out of the Company
are much less predictable and
controllable by management.

The asset items that are the Company's primary sources of liquidity are federal funds sold and securities purchased under agreements to resell, and cash and due from banks. As of December 31, 2000 and 1999, federal funds sold and secu-rities purchased under agreements to resell, and cash and due from banks to-gether totaled approximately $31,850,000 and $44,472,000, respectively. As part of its year 2000 contingency plan, the Company had significantly higher levels of cash on hand at December 31, 1999 than at December 31, 2000.

The Company's primary sources of cash are interest and fee income, loan repay-ments and the maturity or sales of other earning assets including investment securities. At December 31, 2000, approximately 12.96% of the total investment securities portfolio was to mature within one year. At December 31, 2000, the entire investment portfolio, having a value of $131,905,000, was classified as available-for-sale. These securities are generally high grade, exchange traded securities.

The liability base provides liquidity through deposit growth, the rollover of maturing deposits and accessibility to external sources of funds, ("Borrowed funds"). Borrowed funds amounted to $62,952,000 at December 31, 2000, compared to $76,893,000 at year-end 1999. This $13,941,000 decrease was primarily the result of the Company having repaid funds borrowed at year-end 1999, in connec-tion with its year 2000 contingency plan. The Company has several available sources from which to borrow funds. The predominant source of borrowed funds utilized by the Company is the Federal Home Loan Bank of Atlanta. At December 31, 2000, the Company had borrowed from the Federal Home Loan Bank of Atlanta, $57,219,000 against a total credit line of $133,950,000. See Note 8 of Notes to Consolidated Financial Statements of the Company for further information re-garding borrowed funds. The Company's sources of external funds are believed by management to be adequate for both current and projected needs.

Stockholders' Equity and Regulatory Capital Requirements

                                       [BAR GRAPH APPEARS HERE]

Stockholders' equity
indicates the Company's net
worth. Stockholders' equity
was $63,497,000 at December
31, 2000, compared to
$57,905,000 at December 31,
1999.

The Federal Reserve Board has
adopted risk-based capital
regulations. These
regulations require all bank
holding companies and banks
to achieve, and maintain,
specified ratios of capital
to risk-weighted assets. The
risk-based capital rules
assign weight factors to
different classes of assets
and off-balance sheet
obligations at 0%, 20%, 50%
or 100%, depending upon the
risk classification of the
asset or obligation. All bank
holding companies and banks
are required to maintain a
minimum total capital to
total risk-weighted assets
ratio of 8.00%, at least half          [BAR GRAPH APPEARS HERE]
of which must be in the form
of core, or Tier 1 capital
(consisting of stockholders'
equity, less goodwill). The
Company's and Peoples Bank's
capital ratios at December
31, 2000 were well above the
minimum regulatory
requirements. See Note 14 of
Notes to Consolidated
Financial Statements of the
Company for further
information regarding
stockholders' equity and
regulatory requirements.

        INCOME SUMMARY

Net Income
The Company reported net in-
come of $6,100,000 for the
year ended December 31, 2000.
This represented a 14.73% in-
crease from the 1999 net in-
come figure of $5,317,000.
Net income for 1998 was
$5,281,000. For the years-
ended 2000, 1999 and 1998,
diluted net income per share
was $1.18, $1.03 and $1.02,
respectively.

Net Interest Income
Net interest income is the
amount of total interest
earned on loans and invest-
ments that remains after in-
terest expense for interest-
bearing deposits and borrowed
funds has been subtracted.
This is the single largest
income source for the Compa-
ny. Movements in interest
rates, coupled with other
factors such as changes in
the relationship of interest
earning assets to interest
bearing liabilities, have di-
rect effects on the Company's
net interest income.
                                    [GRAPH]

The following table, "Analysis of Changes in Interest Income and Expense," il-lustrates the changes, and causes of those changes, in each line item that makes up net interest income. The next table, "Average Balance Sheets and Anal-ysis of Net Interest Income," is a presentation of the average balance sheet, along with the income or expense realized or incurred with each of its compo-nents. Only earning assets and interest bearing liabilities have interest in-come and expense associated with them.

               ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
              for the years ended December 31, 2000, 1999 and 1998
                                 (In Thousands)

                                   2000 Compared to 1999                      1999 Compared to 1998
                         -----------------------------------------------------------------------------------
                                    Changes      Changes                       Changes      Changes
                         Total   in Volume (1) in Rates (1) Mix (1) Total   in Volume (1) in Rates (1) Mix (1)
                         -----------------------------------------------------------------------------------
Interest income on:
 Loans                   $7,498     $6,227        $1,085     $186   $4,988     $7,086       $(1,714)    $(384)
 Taxable investment
  securities               (282)       (56)         (227)       1      121        539          (390)      (28)
 Nontaxable investment
  securities                (30)       (37)           13       (6)    (527)      (542)          139      (124)
 Federal funds sold and
  securities purchases
  under agreements to
  resell                    154         20           127        7     (450)      (499)          123       (74)
                         -----------------------------------------------------------------------------------
 Total interest income   $7,340     $6,154        $  998     $188   $4,132     $6,584       $(1,842)    $(610)
--------------------------------------------------------------------------------------------------------------
Interest expense on:
 Interest bearing demand
  deposits               $  626     $  249        $  345     $ 32   $  (84)    $  291       $  (340)    $ (35)
 Savings deposits          (138)       (87)          (55)       4     (201)        35          (230)       (6)
 Time deposits            3,922      1,703         1,954      265      151      1,173          (934)      (88)
 Federal funds purchased
  and securities sold
  under agreements to
  repurchase               (323)      (338)           31      (16)     408        294            52        62
 Other borrowed funds     1,272      1,235            22       15      784      1,048          (132)     (132)
                         -----------------------------------------------------------------------------------
 Total interest expense  $5,359     $2,762        $2,297     $300   $1,058     $2,841       $(1,584)    $(199)
 Net changes in net
  interest income before
  loan losses            $1,981                                     $3,074
--------------------------------------------------------------------------------------------------------------

(1) Increases (decreases) are attributed to volme changes and rate changes on the following basis: Changes in Volume = change in volume time old rate.
  Changes in Rates = change in rate times old volume. The Mix Change = change in volume times change in rate.

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
              for the years ended December 31, 2000, 1999 and 1998
                             (Dollars in Thousands)

                                    2000                     1999                     1998
                          --------------------------------------------------------------------------
                          Average           Yield/ Average           Yield/ Average           Yield/
                          Balance  Interest  Cost  Balance  Interest  Cost  Balance  Interest  Cost
                          --------------------------------------------------------------------------
ASSETS
Interest earning assets:
Loans, net (1)            $442,949 $43,906  9.91%  $383,093 $36,596  9.55%  $312,935 $31,608  10.10%
Taxable investment
 securities (2)            128,827   7,449  5.78%   129,774   7,542  5.81%   120,986   7,421   6.13%
Nontaxable investment
 securities (2)                931      50  5.37%     1,747      81  4.64%    16,111     608   3.77%
Federal funds sold and
 secuities purchased
 under agreements to
 repurchase                  8,656     534  6.17%     8,214     380  4.63%    20,594     830   4.03%
                          --------------------------------------------------------------------------
 Total interest earning
  assets                  $581,363 $51,939  8.93%  $522,828 $44,599  8.53%  $470,626 $40,467   8.60%
Noninterest earning
 assets:
Cash and due from banks   $ 19,606                 $ 19,879                 $ 20,638
Bank premises &
 equipment (net)            14,769                   12,393                    9,526
Other assets                13,367                   22,417                   19,293
                          --------                 --------                 --------
 Total noninterest
  earning assets            47,742                   54,689                   49,457
                          --------                 --------                 --------
Total Assets              $629,105                 $577,517                 $520,083
----------------------------------------------------------------------------------------------------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Interest bearing
 liabilities:
Interest bearing demand
 deposits                 $116,657 $ 3,325  2.85%  $106,806 $ 2,699  2.53%  $ 96,687 $ 2,783   2.88%
Savings deposits            41,917     991  2.36%    45,434   1,129  2.48%    44,281   1,330   3.00%
Time deposits              283,880  16,470  5.80%   249,952  12,548  5.02%   228,347  12,397   5.43%
Federal funds purchased
 and securities sold
 under agreements to
 repurchase                  6,871     329  4.79%    14,256     652  4.57%     6,462     244   3.78%
Other borrowed funds        50,285   3,100  6.16%    30,006   1,828  6.09%    14,976   1,044   6.97%
                          --------------------------------------------------------------------------
 Total interest bearing
  liabilities             $499,610 $24,215  4.85%  $446,454 $18,856  4.22%  $390,753 $17,798   4.55%
Noninterest bearing
 demand deposits            61,806                   67,193                   64,735
Other liabilities            7,720                    6,724                   10,012
                          --------                 --------                 --------
 Total noninterest
  bearing liabilities       69,526                   73,917                   74,747
                          --------                 --------                 --------
 Total liabilities        $569,136                 $520,371                 $465,500
Stockholder's equity        59,969                   57,146                   54,583
                          --------                 --------                 --------
Total liabilities and
 stockholder's equity     $629,105                 $577,517                 $520,083
----------------------------------------------------------------------------------------------------
Net interest income                $27,724                  $25,743                  $22,669
Net yield on interest
 earning assets                             4.77%                    4.92%                     4.82%

(1) Average balances include non-accruing loans of approximately $2,442,000, $2,840,000 and $3,888,000 in 2000, 1999 and 1998 respectively.
(2) Average investment securities are shown above based upon the fair value of those investments.

The table above sets forth certain information relating to the Company's aver-age interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost on liabilities for the years indicat-ed. Such yields and costs are derived by dividing income or expense by the av-erage daily balance of assets or liabilities, respectively, for the years indi-cated.

2000 versus 1999
Total interest income for 2000 was $51,939,000, compared to the 1999 total of $44,599,000. The increase of $7,340,000 was primarily attributable to both higher loan volumes, and higher average yield earned on those loans. The loan volume increase was primarily funded through an influx of time deposit funds. The loan portfolio earned an average yield of 9.91% in 2000, up from 9.55% in 1999.

Interest income earned on the investment portfolio decreased slightly in 2000, as did the yield. In 1999, the investment portfolio earned an average yield of 5.80%, whereas in 2000 the average yield was 5.78%. Also, the average volume of the investment portfolio was slightly lower in 2000 than in 1999, decreasing to $129,758,000 from $131,521,000.

During 2000, federal funds sold and securities purchased under agreements to resell earned $534,000 on an average volume of $8,656,000, reflecting an aver-age yield of 6.17%. During 1999, federal funds sold and securities purchased under agreement to resell, earned $380,000 on an average volume of $8,214,000, reflecting an average yield of 4.63%.

Interest expense increased $5,359,000 to $24,215,000 in 2000, from $18,856,000 in 1999. Increases in both the average volume and average interest rate paid on interest-bearing liabilities contributed to this increase. The average volume of interest bearing liabilities in 2000 was $499,610,000, with the average in-terest rate paid on these liabilities being 4.85%. For 1999, interest-bearing liabilities had an average volume of $446,454,000, with an average interest rate paid of 4.22%.

Included in interest bearing-liabilities is interest bearing deposits. Interest expense on these deposits was $20,786,000 in 2000 compared to $16,376,000 in 1999. Both the average volume of interest-bearing deposits, as well as the in-terest rate paid on them increased in 2000 over 1999. The average rate of in-terest paid on interest-bearing deposits was 4.70% in 2000, on average volume of $442,454,000. In 1999, the average rate of interest paid on interest-bearing deposits was 4.07% on average volume of $402,192,000.

Other interest-bearing liabilities include borrowed funds, both federal funds purchased and securities sold under agreements to repurchase, and borrowings from the Federal Home Loan Bank of Atlanta. Interest expense on borrowed funds for 2000 totaled $3,429,000, as compared to $2,480,000 for 1999. The average volume of borrowed funds in 2000 was $57,156,000. The average rate of interest paid on borrowed funds in 2000 was 6.00%. In 1999, the average volume of bor-rowed funds was $44,262,000, with an average rate of interest paid of 5.60%.

Net interest income in 2000 was $27,724,000, compared to $25,743,000 in 1999. This $1,981,000 increase in net interest income was primarily due to an in-crease in the average volume of interest-earning assets, given that the net in-terest margin in 2000 was lower than in 1999, having decreased to 4.77% in 2000 from 4.92% in 1999.

1999 versus 1998
Total interest income for 1999 was $44,599,000, compared to the 1998 total of $40,467,000. The increase of $4,132,000 was primarily attributable to higher loan volumes. The loan volume increase was funded through an influx of deposit funds, borrowed funds and maturity of investment securities. The yield on the loan portfolio fell from a 1998 rate of 10.10% to its 1999 rate of 9.55%. The Company ended 1999 with average earning assets of $522,828,000, as compared to $470,626,000 for 1998, representing an 11.09% increase in average earning as-sets.

Interest income from the investment portfolio decreased 5.06% in 1999, when compared to 1998. Interest income on the investment portfolio totaled $7,623,000 in 1999, as compared to $8,029,000 in 1998. This decrease was due to a reduction in both the yield earned on, and the average volume of, the invest-ment portfolio. The investment portfolio yielded 5.80% in 1999 on an average volume of $131,521,000. In 1998, the investment portfolio yielded 6.20% on an average volume of $137,097,000.

Federal funds sold and securities purchased under agreements to resell earned $380,000 in 1999, whereas $830,000 was earned in 1998. This decrease was pri-marily the result of a decrease in the average balance of these short-term in-vestments from $20,594,000 in 1998 to $8,214,000 in 1999. The significant re-duction in the average balance of these instruments was slightly offset by an increase in their yields, from 4.03% in 1998 to 4.63% in 1999.

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

The Company's total cost of funds decreased to 4.22% in 1999, from 4.55% in 1998. This decrease was primarily attributable to the deployment of a higher level of borrowed funds during 1999, which bore a lower average rate of inter-est than during 1998.

Net interest income for 1999 was $25,743,000, compared to the 1998 total of $22,669,000, representing an increase of 13.56%. This increase was due to a rise in total average interest-earning assets, as well as a slight increase in the net interest margin earned on those assets. Total average interest-earning assets in 1999 amounted to $522,828,000, and earned a net interest margin of 4.92%. In 1998, total av-erage interest-earning assets were $470,626,000, and earned a net interest mar-gin of 4.82%.

Noninterest Income
The Company realizes income from sources other than interest earned on loans and investments. Fee and other noninterest income is seen by management as be-ing a major source of earnings for the Company. The Company's primary sources of noninterest income are deposit service charges, fee-based trust services, brokerage income, credit life commissions, and fee income from the Company's insurance and finance subsidiaries. Through the development of new services and the continued evaluation of existing fee structures, management intends to en-hance the contribution of fee and other noninterest income to future earnings.

2000 versus 1999
Noninterest income increased in 2000 by $279,000, or 3.81%, when compared to 1999. In 2000, noninterest income totaled $7,603,000, as compared to $7,324,000 in 1999. Fee income generated by the Company's real estate secondary market op-eration, its accounts receivable managing service, its trust operation and its brokerage operation, contributed to the increase in noninterest income. The Company also realized a slight increase in service charges on deposits in 2000 when compared to 1999, further accounting for the overall increase in noninter-est income. These increases were partially offset by a decline in net securi-ties gains.

1999 versus 1998
In 1999, noninterest income totaled $7,324,000, as compared to $6,626,000 for 1998. The largest single component of noninterest income is deposit service charges. In 1999, deposit service charges totaled $4,895,000, compared to $4,297,000 in 1998, thereby accounting for the majority of the increase in non-interest income.

Noninterest Expense

2000 versus 1999
Total noninterest expense increased $2,160,000 in 2000 to $23,145,000, from a 1999 total of $20,985,000. The largest component of noninterest expense is sal-aries and employee benefits. In 2000, salaries and employee benefits totaled $12,223,000, which was a $1,592,000 increase over the 1999 total of $10,631,000. Routine salary increases, compensation of additional personnel re-lated to new branch offices and increased performance based incentive compensa-tion accounted for this increase in salaries and employee benefits. Premises and equipment expense increased in 2000 to $3,972,000, from $3,548,000 in 1999. Routine increases in the prices of goods and services necessary to operate ex-isting facilities, as well as the additional expense of operating new facili-ties related to expansion efforts, contributed to the increase in premises and equipment expense. In 2000, other noninterest expense totaled $6,950,000, which equates to a $145,000 increase over the 1999 total of $6,805,000. Accounting for this increase, were higher expenses in 2000 than 1999 in the areas of mar-keting and public relations, outside services and other real estate owned.

Amortization of goodwill and cored deposits is included in other noninterest expense. Amortization decreased from $829,000 for 1999 to $728,000 for 2000.

1999 versus 1998
Total noninterest expense for 1999 was $20,985,000, as compared to $19,241,000 for 1998. Salaries and benefits, the largest component of this category, rose from a combined total of $9,397,000 in 1998 to $10,631,000 in 1999. This in-crease was the result of routine salary increases, the hiring of additional staff related to new facilities and business lines, and an increase in produc-tion commissions associated with the trust, brokerage and real estate secondary mortgage operations of the Company. Automations, fixed assets, computer ex-pense, along with other expense categories rose as a result of new facilities and business lines, as well as preparation for the year 2000. Total expenses incurred in preparation for the year 2000 event totaled approximately $285,000 in 1999.

Amortization of goodwill and cored deposits is included in other noninterest expense. Amortization increased from $797,000 for 1998 to $829,000 for 1999.

Provision for Income Taxes
The Company participates in several low-income housing projects, which provide tax credits, and invests in certain nontaxable obligations of states and polit-ical subdivisions, thus reducing its effective tax rate.

2000 versus 1999
For the year ended December 31, 2000, net income before the provision for in-come taxes totaled $8,905,000. For the same period 1999, net income before the provision for income taxes totaled $7,562,000. For the years ended December 31, 2000 and 1999, the charge for income tax totaled $2,805,000 and $2,245,000, re-spectively. In 2000 and 1999, the effective tax rate for the Company was 31.50% and 29.69%, respectively. The primary reason for this increase relates to the declining impact of the Company's low income housing credits as it related to 2000 pretax income.

1999 versus 1998
Net income before the provision for income taxes equaled $7,562,000 for the year ended December 31, 1999, compared to $7,719,000 for the year ended Decem-ber 31, 1998, a decrease of 2%. The provision for income taxes totaled $2,245,000 for 1999 and $2,438,000 for 1998. The effective tax rates for 1999 and 1998 were 29.69% and 31.58%, respectively. The primary reason for this de-crease relates to undeductible acquisition expenses included in fiscal 1998 pretax income.

Impact of Inflation and Changing Prices
The financial statements and accompanying data herein have been prepared ac-cording to accounting principles generally accepted in the United States of America. Those principles dictate that financial position and operating results be measured in terms of historical dollars, with no consideration made for changes in the relative purchasing power of money over time due to inflation.

The nature of a financial institution's assets and liabilities differs greatly from that of most commercial concerns. They are monetary in nature, whereas those of most commercial and industrial entities are concentrated in fixed as-sets or inventories. Inflation does, however, affect the growth of total as-sets, creating the need for more equity capital in order to maintain appropri-ate ratios of capital to assets. Inflation also affects noninterest expenses, which tend to rise during periods of inflation.

Interest Rate Risk
The profitability of most financial institutions, including the Company, is greatly dependent on net interest income. Given this, management believes changes in interest rates impact the Company's profitability to a greater ex-tent than the effects of general inflation levels. Interest rates do not always move with the same magnitude, or in the same direction as, inflation. When in-terest-earning assets are repricing to market rate levels at a different pace than interest-bearing liabilities, net interest income is affected either posi-tively or negatively, depending on the direction market rates are moving. When interest rates are volatile, liquidity and maturity of the Company's assets and liabilities is crucial in maintaining desired performance levels. Management is unable to predict the future of interest rate movements; therefore, management attempts to strike a relative balance between rate sensitive assets and liabil-ities. This strategy is designed to protect the Company's profitability against radical shifts in interest rate levels. Management believes the current rela-tionship between rate sensitive assets and rate sensitive liabilities is well matched, indicating a minimal exposure to interest-rate risk. The table below presents a quantitative expression of interest-rate risk, see the table titled "Interest Rate Sensitivity Position."

                       INTEREST RATE SENSITIVITY POSITION
                               December 31, 2000

                                          Expected Maturity / Repricing Time Frame
                         --------------------------------------------------------------------------
                                      Between three  Between one  Between five
                          Less than    months and   year and five years and ten Beyond ten
                         three months   one year        years         years       years     Total
                         --------------------------------------------------------------------------
                                                   (Dollars in Thousands)
EARNING ASSETS:
Loans                      $168,490     $  71,877     $139,184      $ 27,286     $ 67,961  $474,798
Securities                    3,819        13,278       75,191         3,151       36,465   131,904
Interest-bearing
 deposits in other
 banks                        1,268           --           --            --           --      1,268
Federal funds sold            5,349           --           --            --           --      5,349
                         --------------------------------------------------------------------------
Total interest-earning
 assets                    $178,926     $  85,155     $214,375      $ 30,437     $104,426  $613,319
---------------------------------------------------------------------------------------------------
INTEREST-BEARING
 LIABILITIES:
Interest-bearing
 deposits:
 Demand deposits           $    --      $     --      $    --       $    --      $121,772  $121,772
 Savings and money
  market deposits            19,390        19,389          --            --           --     38,779
 Time deposits               67,310       178,725       63,904            39          --    309,978
Federal funds purchased       5,733           --           --            --           --      5,733
FHLB borrowings                 --            --        42,649         4,671        9,899    57,219
                         --------------------------------------------------------------------------
Total interest-bearing
 liabilities               $ 92,433     $ 198,114     $106,553      $  4,710     $131,671  $533,481
---------------------------------------------------------------------------------------------------
Period gap                 $ 86,493     $(112,959)    $107,822      $ 25,727     $(27,245) $ 79,838
Cumulative gap             $ 86,493     $ (26,466)    $ 81,356      $107,083     $ 79,838
Ratio of cumulative gap
 to total earning
 assets                       14.10%        -4.32%       13.26%        17.46%       13.02%
---------------------------------------------------------------------------------------------------

On December 31, 2000, the Company had a negative cumulative one-year gap posi-tion of $26,466,000, indicating that while $264,081,000 in assets could reprice during 2001, $290,547,000 in liabilities could reprice in the same time frame. The above table reflects a positive cumulative gap position in all maturity classifications other than those between three months and one year. This is the result of noninterest bearing deposits being used to fund short-term interest earning assets, such as loans and investment securities. A positive cumulative gap position implies that interest earning assets (loans and investments) will reprice at a faster rate than interest-bearing liabilities (deposits and debt). In a rising rate environment, this position will generally have a positive ef-fect on earnings, while in a falling rate environment this position will gener-ally have a negative effect on earnings. Other factors, however, including the speed at which assets and liabilities reprice in response to changes in market rates and the interplay of competitive factors, can also influence the overall impact on net income of changes in interest rates. Management believes that a rapid, significant and prolonged increase or decrease in rates could have a substantial impact on the Company's net interest margin. The actual interest rate sensitivity of the Company's assets and liabilities could vary signifi-cantly from the information set forth in the above table due to market condi-tions and other factors.

The following table illustrates the results of simulation analysis used by the Company to determine the extent to which market risk would have effected the net interest margin if prevailing interest rates differed from actual rates during 2000. Because of the inherent use of estimates and assumptions in the simulation model used to derive this information, the actual results for 2000 and the future impact of market risk on the Company's net interest margin may differ from that found in the table.

                Change in                                              Change from
           Prevailing Interest          Net Interest                2000 Net Interest
                  Rates                 Income Amount                 Income Amount
           ----------------------------------------------------------------
                                         (thousands)
            +200 basis points            $    26,760                     -3.48%
            +100 basis points                 27,273                     -1.63%
               0 basis points                 27,724                      0.00%
            -100 basis points                 27,997                      0.99%
            -200 basis points            $    28,246                      1.88%

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

The Company does not believe the adoption of SFAS 133, effective January 1, 2001, will have a significant impact on its financial statements and disclo-sures, as it does not currently possess any significant derivative exposure.

Subsequent Events
On January 17, 2001 the Company entered into an agreement with South Alabama Banccorporation, Inc. (SABC) wherein the Company would be merged with and into SABC, with SABC to be the surviving corporation. Immediately subsequent to the merger, SABC was to change its name to "The Peoples BancTrust Company, Inc." Each outstanding share of common stock of the Company would have been converted into 1.35 shares of common stock of the surviving corporation with cash paid in lieu of any fractional shares. On March 27, 2001, the parties mutually agreed to terminate the aforementioned agreement, via execution of a Termination Agreement dated as of March 27, 2001.

                SELECTED FINANCIAL AND OTHER DATA OF THE COMPANY

The following tables set forth certain historical financial information for the Company. This information is based on the consolidated financial statements of the Company including applicable notes incorporated by reference elsewhere herein.

                FIVE YEAR COMPARISON OF SELECTED FINANCIAL DATA
              (dollars in thousands, except for per share amounts)

                                   2000     1999     1998     1997     1996
                                 --------------------------------------------
Net interest income              $ 27,724 $ 25,743 $ 22,669 $ 20,029 $ 18,752
Provision for loan losses           3,277    4,520    2,336    1,867    2,114
Income before income tax            8,905    7,562    7,719    8,037    7,046
Provision for income taxes          2,805    2,245    2,438    2,443    2,104
Net income                       $  6,100 $  5,317 $  5,281 $  5,594 $  4,942
                                 --------------------------------------------
Net income per share             $   1.18 $   1.03 $   1.02 $   1.09 $   0.97
Cash dividend declared and paid      0.37    0.345    0.325     0.31     0.27
                                 --------------------------------------------
 Total assets, December 31       $670,681 $629,343 $557,809 $453,990 $431,790
-----------------------------------------------------------------------------

                  SELECTED QUARTERLY FINANCIAL DATA 2000-1999
              (dollars in thousands, except for per share amounts)

                                        2000                                1999
                         -----------------------------------------------------------------------
                         Dec. 31  Sep. 30  Jun. 30  Mar. 31  Dec. 31  Sep. 30  Jun. 30  Mar. 31
                         -----------------------------------------------------------------------
Net interest income      $  7,062 $  6,936 $  6,969 $  6,757 $  6,774 $  6,657 $  6,298 $  6,014
Provision for loan
 losses                       930      782      849      716    1,650    1,290      848      732
Income before income
 taxes                      2,467    2,042    2,261    2,135    1,904    2,018    2,110    1,530
Provision for income
 taxes                        720      589      768      728      371      666      724      484
Net income               $  1,747 $  1,453 $  1,493 $  1,407 $  1,533 $  1,352 $  1,386 $  1,046
                         -----------------------------------------------------------------------
Net income per share     $   0.34 $   0.28 $   0.29 $   0.27 $   0.30 $   0.26 $   0.27 $   0.20
Cash dividends declared
 per share                   0.10     0.09     0.09     0.09     0.09    0.085    0.085    0.085
                         -----------------------------------------------------------------------
 Total assets            $670,681 $649,910 $628,840 $604,193 $629,343 $592,767 $574,709 $561,799
------------------------------------------------------------------------------------------------

          THE PEOPLES BANCTRUST COMPANY, INC. -- CORPORATE INFORMATION

The Peoples BancTrust Company, Inc. is a bank holding company incorporated un-der the laws of the State of Alabama. The Company is registered under the Bank Holding Company Act of 1965 and is the holding company for its wholly owned subsidiary, The Peoples Bank & Trust Company, Selma, Alabama. Peoples Bank op-erates a full service retail and general commercial banking business in Dallas, Butler, Autauga, Elmore, Bibb, Shelby, Tallapoosa, Lee and Tuscaloosa counties and surrounding areas in the State. Peoples Bank also offers Financial Manage-ment and Trust services along with an array of financial products through its Brokerage Department and Insurance Agency.

TRANSFER AGENT                     ANNUAL REPORT ON FORM 10-K
The Peoples Bank & Trust Company   For copies of the Annual Report
Trust Department                   on Form 10-K
P.O. Box 799                       as filed with the Securities
Selma, AL 36702-0799               and Exchange
                                   Commission, contact:


INDEPENDENT ACCOUNTANTS              M. Scott Patterson, Secretary
PricewaterhouseCoopers LLP           The Peoples BancTrust Company,
1901 6th Avenue North                Inc.
Birmingham, Alabama 35203-2690       P.O. Box 799

                                     Selma, Alabama 36702-0799
                      STOCK DIVIDEND AND PRICE INFORMATION

The common stock of the Company is listed on the Nasdaq Small Cap Market under the symbol, "PBTC." Market makers for the common stock of the Company include Morgan Keegan & Company, Inc. and Sterne Agee & Leach, Inc.

The following table is the reported bid information for the common stock for each quarterly period within the last two fiscal years, along with the divi-dends declared. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.

                                                                    Dividends Declared
                 1999              High             Low             (per common share)
           ----------------------------------------------------------------
           January-March          $20.25           $17.00                 $0.085
           April-June              18.50            15.00                  0.085
           July-September          17.00            13.88                  0.085
           October-December       $15.00           $12.50                 $ 0.09

                                                                 Dividends Declared
                 2000             High             Low           (per common share)
           ------------------------------------------------------------
           January-March         $ 13.50         $ 11.00               $0.09
           April-June              12.00           10.75                0.09
           July-September         15.125          10.375                0.09
           October-December      $ 15.50         $ 10.50               $0.10

See Note 14 of Notes to Consolidated Financial Statements regarding regulatory approval for the payment of dividends to the Company by The Peoples Bank and Trust Company, which was subject to such restrictions for the first, second and third quarter dividend payments in 2000. The Peoples Bank and Trust Company was not subject to the aforementioned dividend restrictions for payment of its fourth quarter dividend in 2000, and does not anticipate being subject to such restrictions in 2001.

As of February 12, 2000. The Peoples BancTrust Company, Inc. had 1,071 stock-holders of record and 5,148,138 shares of common stock outstanding. This total does not reflect the number of persons who hold stock in nominee or "street name" through various brokerage firms and other financial institutions.

               THE PEOPLES BANCTRUST COMPANY, INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2000 and 1999 and For Each of the Three Years Ended December
                                    31, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors
The Peoples BancTrust Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of The Peoples BancTrust Company, Inc. and its subsidiary (the Company) at De-cember 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits pro-vide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 1, 2001

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

                                     ASSETS

                                                       2000          1999
------------------------------------------------------------------------------
Cash and due from banks                            $ 26,500,784  $ 39,808,726
Federal funds sold and securities purchased under
 agreements to resell                                 5,349,000     4,663,000
                                                   --------------------------
  Cash and cash equivalents                          31,849,784    44,471,726
Available-for-sale securities                       131,905,234   119,559,038
Loans, net of unearned discount                     474,797,682   436,731,960
Allowance for loan losses                            (6,071,754)   (5,333,424)
                                                   --------------------------
  Loans, net                                        468,725,928   431,398,536
Bank premises and equipment, net                     16,896,298    13,880,128
Other real estate, net                                  924,856       875,566
Interest receivable                                   6,129,165     5,116,768
Intangible assets acquired, net of accumulated
 amortization of $3,024,543 and $2,272,721 at
 December 31, 2000 and 1999, respectively             8,245,423     8,997,245
Deferred income taxes                                   882,160       732,681
Other assets                                          5,122,341     4,311,736
                                                   --------------------------
                                                   $670,681,189  $629,343,424
------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
 Demand--noninterest bearing                       $ 65,658,285  $ 68,056,484
 Demand--interest bearing                           121,771,657   114,483,128
 Savings                                             38,779,218    42,585,910
 Time                                               309,977,047   264,215,080
                                                   --------------------------
  Total deposits                                    536,186,207   489,340,602
Federal funds purchased and securities sold under
 agreements to repurchase                             5,733,000    34,789,313
FHLB borrowings                                      57,219,174    42,103,961
Interest payable                                      4,188,864     2,665,875
Dividends payable                                        63,002        46,413
Income taxes payable                                  1,121,227       454,651
Other liabilities                                     2,672,651     2,037,272
                                                   --------------------------
  Total liabilities                                 607,184,125   571,438,087
Commitments and contingencies (Note 11)
Stockholders' equity:
 Common stock, $.10 par value; 9,000,000 shares
  authorized; 5,148,138 shares issued                   514,814       514,814
 Additional paid-in capital                           5,651,560     5,651,560
 Accumulated other comprehensive income, net of
  tax                                                  (250,303)   (1,646,912)
 Retained earnings                                   57,580,993    53,385,875
                                                   --------------------------
  Total stockholders' equity                         63,497,064    57,905,337
                                                   --------------------------
                                                   $670,681,189  $629,343,424
------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             For the Years Ended December 31, 2000, 1999, and 1998

                                               2000        1999        1998
-------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans and bankers
  acceptances                               $43,906,378 $36,407,977 $31,607,591
 Interest and dividends on investment
  securities:
  U.S. Government securities                  5,221,280   5,782,202   6,085,953
  Obligations of state and political
   subdivisions and industrial development
   bonds:
   Nontaxable                                    49,737      80,656     607,577
   Taxable                                       75,268      86,003      78,190
  Other securities and interest-bearing
   deposits                                   2,152,898   1,862,653   1,257,359
 Interest on federal funds sold and
  securities purchased under agreements to
  resell                                        533,728     379,622     830,027
                                            -----------------------------------
    Total interest income                    51,939,289 44,599, 113  40,466,697
                                            -----------------------------------
Interest expense:
 Interest on deposits                        20,785,959  16,375,527  16,510,918
 Interest on federal funds purchased,
  securities sold under agreements to
  repurchase, and FHLB borrowings             3,429,345   2,480,179   1,287,177
                                            -----------------------------------
    Total interest expense                   24,215,304  18,855,706  17,798,095
                                            -----------------------------------
    Net interest income                      27,723,985  25,743,407  22,668,602
Provision for possible loan losses            3,276,786   4,520,377   2,335,699
                                            -----------------------------------
    Net interest income after provision for
     possible loan losses                    24,447,199  21,223,030  20,332,903
                                            -----------------------------------
Noninterest income:
 Trust department income                        415,067     377,647     363,282
 Service charges on deposit accounts          4,917,773   4,894,981   4,297,201
 Net securities gains                            14,809     203,816     556,155
 Other                                        2,255,308   1,847,492   1,409,740
                                            -----------------------------------
    Total noninterest income                  7,602,957   7,323,936   6,626,378
                                            -----------------------------------
Noninterest expenses:
 Salaries and wages                          10,797,378   9,359,177   7,721,933
 Pensions and other employee benefits         1,426,075   1,272,265   1,674,608
 Occupancy and furniture and equipment
  expenses                                    3,972,056   3,548,035   3,051,580
 Other operating expenses                     6,949,667   6,805,028   6,792,400
                                            -----------------------------------
    Total noninterest expenses               23,145,176  20,984,505  19,240,521
                                            -----------------------------------
    Income before provision for income
     taxes                                    8,904,980   7,562,461   7,718,760
Provision for income taxes                    2,805,070   2,245,490   2,437,705
                                            -----------------------------------
    Net income                              $ 6,099,910 $ 5,316,971 $ 5,281,055
                                            -----------------------------------
Earnings per share (Note 13):
 Basic net income per share                 $      1.18 $      1.03 $      1.03
                                            -----------------------------------
 Diluted net income per share               $      1.18 $      1.03 $      1.02
                                            -----------------------------------
 Basic weighted average number of shares
  outstanding                                 5,148,138   5,148,138   5,141,885
                                            -----------------------------------
 Diluted weighted average number of shares
  outstanding                                 5,149,726   5,150,954   5,161,658
-------------------------------------------------------------------------------

   The acompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             For the Years Ended December 31, 2000, 1999, and 1998

                                              2000       1999         1998
-----------------------------------------------------------------------------
Net income                                 $6,099,910 $ 5,316,971  $5,281,055
Other comprehensive income:
 Unrealized gains (losses) on securities
  available for sale during the period      2,165,761  (3,365,008)  1,210,205
 Less: reclassification adjustment for net
  gains included in net income                 14,809     203,816     556,155
                                           ----------------------------------
Other comprehensive income (loss)           2,150,952  (3,568,824)    654,050
Income tax provision (benefit) related to
 items of other comprehensive income
 (loss)                                       774,343  (1,213,400)    222,377
                                           ----------------------------------
Other comprehensive income (loss), net of
 tax                                        1,376,609  (2,355,424)    431,673
                                           ----------------------------------
Comprehensive income, net of tax           $7,476,519 $ 2,961,547  $5,712,728
-----------------------------------------------------------------------------



   The accompanying notes are an integral part of these financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
             For the Years Ended December 31, 2000, 1999, and 1998

                                                Accumulated
                                                   Other
                                   Additional  Comprehensive
                          Common    Paid-In    Income (Loss)  Retained     Treasury
                          Stock     Capital     Net of Tax    Earnings       Stock        Total
--------------------------------------------------------------------------------------------------
Balance, December 31,
 1997                    $518,694  $6,567,423   $   276,839  $46,099,175  $(1,135,965) $52,326,166
Net income                                                     5,281,055                 5,281,055
Change in unrealized
 gains (losses), net of
 income taxes                                       431,673                                431,673
Cash dividends declared
 ($.325 per share)                                            (1,536,578)
Options exercised                    (281,024)                                499,127      218,103
                         -------------------------------------------------------------------------
Balance, December 31,
 1998                     518,694   6,286,399       708,512   49,843,652     (636,838)  56,720,419
Net income                                                     5,316,971                 5,316,971
Change in unrealized
 gains (losses), net of
 income tax                                      (2,355,424)                            (2,355,424)
Cash dividends declared
 ($.345 per share)                                            (1,776,629)               (1,776,629)
Retirement of treasury
 stock                     (3,880)   (634,839)                     1,881      636,838          --
                         -------------------------------------------------------------------------
Balance, December 31,
 1999                     514,814   5,651,560    (1,646,912)  53,385,875          --    57,905,337
Net income                                                     6,099,910                 6,099,910
Change in unrealized
 gains (losses), net of
 income taxes                                     1,396,609                              1,396,609
Cash dividends declared
 ($.37 per share)                                             (1,904,792)               (1,904,792)
                         -------------------------------------------------------------------------
Balance, December 31,
 2000                    $514,814  $5,651,560   $  (250,303) $57,580,993  $       --   $63,497,064
---------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 2000, 1999, and 1998

                                           2000          1999          1998
--------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                            $  6,099,910  $  5,316,971  $  5,281,055
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision for possible loan losses      3,276,786     4,520,377     2,335,699
  Depreciation, amortization, and
   accretion                              2,799,615     2,391,988     1,833,104
  Increase (decrease) in unearned
   discount                                  79,560      (194,270)    1,400,381
  Deferred income taxes, net               (987,613)     (589,756)     (166,854)
  Gain on sale of securities                (14,809)     (203,816)     (556,155)
  Write down of other real estate and
   equipment                                167,763        59,729        32,536
  Decrease (increase) in assets:
   Interest receivable                   (1,012,397)     (324,332)     (149,499)
   Other assets                            (810,605)    1,371,094    (1,559,234)
  Increase (decrease) in liabilities:
   Interest payable                       1,522,989       536,670       194,545
   Income taxes payable                     666,576        29,109      (380,506)
   Other liabilities                        635,379      (323,991)      772,438
                                       ----------------------------------------
    Net cash provided by operating
     activities                          12,423,154    12,589,773     9,037,510
                                       ----------------------------------------
Cash flows from investing activities:
 Proceeds from sales of available-
  for-sale securities                    16,577,233    30,167,266    58,912,181
 Proceeds from maturities and calls
  of available for sale securities        3,600,000    19,445,668    41,249,655
 Purchase of available-for-sale
  securities                            (30,350,314)  (34,639,574)  (99,524,543)
 Net increase in loans                  (41,504,224)  (84,209,658)  (26,094,481)
 Purchases of bank premises and
  equipment                              (5,015,432)   (4,999,469)   (2,890,786)
 Proceeds from sale of other real
  estate and equipment                      631,339       448,863       720,939
 Acquisition of bank, net of cash
  received                                                          (10,317,083)
 Investment in low income housing
  projects                                                             (675,852)
                                       ----------------------------------------
    Net cash used in investing
     activities                         (56,061,398)  (73,786,904)  (38,619,970)
                                       ----------------------------------------
Cash flows from financing activities:
 Net increase in deposits                46,845,605    28,531,280    29,777,081
 (Decrease) increase in short-term
  borrowings                            (13,941,100)   42,628,190    11,718,829
 Dividends paid                          (1,888,203)   (1,758,065)   (1,663,228)
 Exercise of stock options                                              218,103
                                       ----------------------------------------
    Net cash provided by financing
     activities                          31,016,302    69,401,405    40,050,785
                                       ----------------------------------------
    (Decrease) increase in cash and
     cash equivalents                   (12,621,942)    8,204,274    10,468,325
Cash and cash equivalents, beginning
 of year                                 44,471,726    36,267,452    25,799,127
                                       ----------------------------------------
Cash and cash equivalents, end of
 year                                  $ 31,849,784  $ 44,471,726  $ 36,267,452
                                       ----------------------------------------
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for:
  Interest                             $ 22,692,315  $ 18,319,036  $ 17,603,550
                                       ----------------------------------------
  Income taxes                         $  3,190,437  $  2,806,137  $  2,985,065
                                       ----------------------------------------

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Significant Accounting Policies

Basis of Consolidation -- The consolidated financial statements included herein are those of The Peoples BancTrust Company, Inc. (the Company) and its wholly owned subsidiary, The Peoples Bank and Trust Company (the Bank). The Company operates primarily in the retail banking industry.

Nature of Operations -- The Company operates twenty four offices in rural and suburban communities in south-central Alabama. The Company's primary source of revenue is providing loans to customers, who are predominately small and mid-dle-market businesses and middle-income individuals.

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

At December 31, 2000 and 1999, the Company classified all securities as avail-able for sale as part of an asset and liability strategy to maximize the flexi-bility of its investment portfolio.

Realized and unrealized gains and losses are based on the specific identifica-tion method.

Loans -- Loans are stated at face value, net of unearned discount and the al-lowance for loan losses. Unearned discounts on installment loans are recognized as income over the terms of the loans by the interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Nonrefundable fees and costs associated with originating or acquiring loans are recognized by the interest method as a yield adjustment over the life of the corresponding loan.

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

At December 31, 2000 and 1999, the recorded investment in loans for which im-pairment has been recognized totaled approximately $2,230,000 and $1,776,000, respectively. These loans had a corresponding valuation allowance of approxi-mately $1,345,000 at December 31, 2000 and $717,000 at December 31, 1999. The
impaired loans were measured for impairment using the fair value of the collat-eral as approximately all of these loans were collateral dependent. The average recorded investment in impaired loans during 2000 and 1999 was approximately $2,003,000 and $2,077,000, respectively. The Company recognized approximately $96,500 and $95,000 of interest on impaired loans during the period that they were impaired during 2000 and 1999, respectively.

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

Long-Lived Assets -- The Company reviews long-lived assets and certain intangi-ble assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

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

Reclassifications -- Certain reclassifications have been made to the 1999 fi-nancial statements to conform to the 2000 presentation.

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

On January 17, 2001, the Company entered into an agreement with South Alabama Bancorporation, Inc. (SABC) wherein the Company would be merged with and into SABC, with SABC to be the surviving corporation. Immediately subsequent to the merger, SABC will change its name to The Peoples BancTrust Company, Inc. Each outstanding share of common stock of the Company will be converted into 1.35 shares of common stock of the surviving corporation with cash paid in lieu of any fractional shares. It is anticipated that the business combination will be consummated in the second or third quarter of 2001 and that it will be ac-counted for as a pooling of interests.

3. Restricted Cash Balances

Aggregate reserves in the form of deposits with the Federal Reserve Bank of ap-proximately $2,529,000 and $6,804,000 were maintained to satisfy federal regu-latory requirements at December 31, 2000 and 1999, respectively.

4. Capital and Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.10 per share, which have been designated as Non-cumulative Non-voting Directors' Preferred Stock, Series A. No preferred stock is outstanding at ei-ther December 31, 2000 or 1999.

5. Investment Securities

The amortized cost and approximate market values of available-for-sale securi-ties at December 31, 2000 and 1999 are as follows:

                                                    2000
-------------------------------------------------------------------------------
                                             Gross       Gross
                               Amortized   Unrealized Unrealized   Approximate
             Type                 Cost       Gains      Losses     Market Value
-------------------------------------------------------------------------------
   U. S. Treasury securities  $  8,771,735  $  5,494  $    (3,681) $  8,773,548
   Obligations of other U.S.
    government agencies and
    corporations                76,099,952   211,592     (329,678)   75,981,866
   Obligations of state and
    political subdivisions       2,079,845    27,802       (2,350)    2,105,297
   Mortgage backed
    securities                  34,055,725    82,827     (340,307)   33,798,245
   Corporate and other
    securities                  11,277,224   156,450     (187,395)   11,246,279
                              -------------------------------------------------
                              $132,284,481  $484,165  $  (863,411) $131,905,235
                              -------------------------------------------------
                                                    1999
-------------------------------------------------------------------------------
                                             Gross       Gross
                               Amortized   Unrealized Unrealized   Approximate
             Type                 Cost       Gains      Losses     Market Value
-------------------------------------------------------------------------------
   U. S. Treasury securities  $ 11,249,852  $  4,805  $   (56,442) $ 11,198,215
   Obligations of other U.S.
    government agencies and
    corporations                71,536,361     1,043   (1,732,370)   69,805,034
   Obligations of state and
    political subdivisions       2,224,781       657      (27,208)    2,198,230
   Mortgage backed
    securities                  27,478,465               (541,417)   26,937,048
   Corporate and other
    securities                   9,683,571       757     (263,817)    9,420,511
                              -------------------------------------------------
                              $122,173,030  $  7,262  $(2,621,254) $119,559,038
                              -------------------------------------------------

The amortized cost and approximate market value of available-for-sale securi-ties at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment pen-alties.

                                              Available-for-Sale
                                                  Securities
--------------------------------------------------------------------
                                               Cost     Market Value
--------------------------------------------------------------------
   Due in one year or less                 $ 17,126,179 $ 17,074,664
   Due after one year through five years     72,173,946   72,080,347
   Due after five years through ten years       415,000      423,261
   Due after ten years                          250,000      267,013
   Mortgage backed securities                34,055,726   33,798,245
   Equity securities                          8,263,360    8,261,704
                                           -------------------------
                                           $132,284,211 $131,905,234
                                           -------------------------

Included within corporate and other securities are $4,265,355 and $2,401,347 in marketable equity securities at December 31, 2000 and 1999, respectively. Also included within corporate and other securities are $3,019,800 and $3,430,900 of Federal Home Loan Bank stock at December 31, 2000 and 1999, respectively, and $635,400 and $644,268 of Federal Reserve Bank stock at December 31, 2000 and 1999, respectively.

Gross gains of $66,173, $205,196, and $707,059, and gross losses of $51,364,
$1,381, and $150,904 were realized on the sales of debt securities for 2000, 1999, and 1998, respectively.

Securities with a par value of approximately $86,918,000 and $71,618,000 were pledged as collateral for public funds deposits and repurchase agreements at December 31, 2000 and 1999, respectively.

6. Loans

The major categories of loans at December 31, 2000 and 1999 are as follows:

                                   2000         1999
--------------------------------------------------------
   Commercial and industrial   $140,410,117 $127,070,907
   Real estate mortgage         244,142,614  200,996,149
   Personal                      89,899,969   99,856,955
   Overdrafts and credit line     2,383,829   10,767,236
                               -------------------------
                                476,836,529  438,691,247
   Less:
   Unearned discount              2,038,847    1,959,287
   Allowance for loan losses      6,071,754    5,333,424
                               -------------------------
                               $468,725,928 $431,398,536
--------------------------------------------------------

The Bank's lending is concentrated throughout Dallas, Autauga, Butler, Bibb, Elmore, Shelby, Tallapoosa, Lee, and Tuscaloosa counties in Alabama; the repay-ment of these loans is, in part, dependent on the economic conditions in this region of the state. Management does not believe the loan portfolio contains concentrations of credit risk either geographically, or by borrower, which would expose the Bank to unacceptable amounts of risk. The above loans included agricultural loans totaling approximately $13,618,000 and $22,400,000 for 2000 and 1999, respectively. Management continually evaluates the potential risk in this segment of the portfolio in determining the adequacy of the allowance for possible loan losses.

The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon exten-sion of credit is based on management's credit evaluation of the customer. Col-lateral held varies, but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties. No additional credit risk exposure relating to outstanding loan balances exists beyond the amounts shown in the consolidated balance sheets as of December 31, 2000.

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $2,442,000 and $2,840,000 for 2000 and 1999, respec-tively. If these loans had been current throughout their terms, interest income would have increased approximately $161,000, $310,000, and $162,000 in 2000, 1999, and 1998, respectively.

Changes in the allowance for possible loan losses were as follows:

                                       2000         1999         1998
--------------------------------------------------------------------------
   Balance, beginning of year       $ 5,333,424  $ 4,291,135  $ 3,445,529
   Additions due to acquisition                                   592,937
   Provision charged to operations    3,276,786    4,520,377    2,335,699
   Loans charged off                 (3,772,379)  (4,516,590)  (3,447,385)
   Recoveries                         1,233,923    1,038,502    1,364,355
                                    -------------------------------------
   Balance, end of year             $ 6,071,754  $ 5,333,424  $ 4,291,135
--------------------------------------------------------------------------

7. Bank Premises and Equipment

Bank premises and equipment and accumulated depreciation at December 31, 2000 and 1999 are summarized as follows:

                                     2000        1999
---------------------------------------------------------
   Buildings                      $12,532,153 $11,516,797
   Furniture and equipment         13,931,941  13,540,556
   Land improvements                   36,069     540,084
   Construction in progress           568,508     550,331
                                  -----------------------
                                   27,068,671  26,147,768
   Less accumulated depreciation   12,755,675  14,537,502
                                  -----------------------
                                   14,312,996  11,610,266
   Land                             2,583,302   2,269,862
                                  -----------------------
                                  $16,896,298 $13,880,128
---------------------------------------------------------

8. Borrowed Funds

Borrowed funds are summarized as follows:

                                                      2000        1999
--------------------------------------------------------------------------
   FHLB borrowings                                 $57,219,174 $42,103,961
   Federal funds purchased                           1,000,000  29,500,000
   Securities sold under agreements to repurchase    4,733,000   5,289,313
                                                   -----------------------
    Total                                          $62,952,174 $76,893,274
--------------------------------------------------------------------------

The Company is a member of the Federal Home Loan Bank (FHLB). At December 31, 2000 and 1999, the Company had borrowings of $57,219,174 and $42,103,961, re-spectively, outstanding with remaining credit availability as of December 31, 2000 of $76.7 million based upon current collateral. FHLB has a blanket lien on the Company's 1-4 family mortgage loans in the amount of the outstanding debt. These borrowings bear interest rates of 4.69% to 7.45% and mature from 2002 to 2018.

The Company has unused lines of credit or federal funds lines with unaffiliated financial institutions totaling $25 million.

Additional details regarding borrowed funds are shown below (in thousands):

                        Maximum
                        Amount                     Average
                      Outstanding         Average  Interest
                        at Any    Average Interest Rate at
                       Month End  Balance   Rate   Year End
-----------------------------------------------------------
   2000
    FHLB borrowings     $42,053   $50,285  6.16%    6.24%
    Other borrowings     22,320     6,871  4.79%    5.42%
                      ----------------------------------
                        $64,373   $57,156  6.00%    6.14%
-----------------------------------------------------------
   1999
    FHLB borrowings     $42,104   $30,006  6.09%    6.04%
    Other borrowings     34,789    14,256  4.57%    6.44%
                      ----------------------------------
                        $76,893   $44,262  5.60%    6.17%
-----------------------------------------------------------
   1998
    FHLB borrowings     $22,454   $14,976  3.78%    6.49%
    Other borrowings     11,811     6,462  6.97%    4.16%
                      ----------------------------------
                        $34,265   $21,438  6.01%    5.79%
-----------------------------------------------------------

9. Income Taxes

The Company and the Bank file a consolidated income tax return. The consoli-dated provision (benefit) for income taxes is as follows:

                         Federal                         State                          Total
-------------------------------------------------------------------------------------------------
   2000:
    Current             $3,388,942                      $403,741                      $3,792,683
    Deferred              (897,647)                      (89,966)                       (987,613)
                        -------------------------------------------------------------------------
                        $2,491,295                      $313,775                      $2,805,070
-------------------------------------------------------------------------------------------------
   1999:
    Current             $2,504,964                      $330,282                      $2,835,246
    Deferred              (505,065)                      (84,691)                       (589,756)
                        -------------------------------------------------------------------------
                        $1,999,899                      $245,591                      $2,245,490
-------------------------------------------------------------------------------------------------
   1998:
    Current             $2,314,042                      $290,517                      $2,604,559
    Deferred              (176,910)                       10,056                        (166,854)
                        -------------------------------------------------------------------------
                        $2,137,132                      $300,573                      $2,437,705
-------------------------------------------------------------------------------------------------

Temporary differences and carryforwards which give rise to a significant por-tion of deferred tax assets and liabilities at December 31 are as follows:

                                                2000         1999
---------------------------------------------------------------------
   Allowance for possible loan losses        $ 2,066,277  $1,505,916
   Intangible assets                            (477,731)   (589,404)
   Bank premises and equipment                (1,112,429)   (905,423)
   Unrealized loss on investment securities      128,946     967,080
   Other                                         277,097    (245,488)
                                             -----------------------
    Deferred tax asset (liability), net      $   882,160  $  732,681
---------------------------------------------------------------------

The provision for income taxes is different from the amount computed by apply-ing the federal income tax statutory rate to income before provision for income taxes. The reasons for this difference, as a percentage of pre-tax income, are as follows:

                                                          2000   1999   1998
-----------------------------------------------------------------------------
Federal income tax statutory rate                        34.0 % 34.0 % 34.0 %
Nontaxable income on obligations of state and political
 subdivisions                                            (0.5)% (0.5)% (3.2)%
Amortization of intangible assets                         1.3 %  1.5 %  1.1 %
State income taxes                                        2.0 %  1.9 %  2.3 %
Acquisition expenses                                                    1.3 %
Low income housing credit                                (6.1)% (7.0)% (6.8)%
Other                                                     0.8 % (0.2)%  2.9 %
                                                         --------------------
Effective tax rate                                       31.5 % 29.7 % 31.6 %
-----------------------------------------------------------------------------

10. Benefit Plans

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

The reconciliation of the beginning and ending balances of the projected bene-fit obligation and plan assets, as well as disclosure of the plan's funded sta-tus for the year ended December 31, 2000, 1999, and 1998 is as follows:

                                                     2000         1999
---------------------------------------------------------------------------
   Change in benefit obligation:
    Benefit obligation at beginning of year       $ 6,228,103  $ 6,303,562
    Service cost                                      436,105      409,813
    Interest cost                                     476,410      437,525
    Actuarial gain (loss)                             311,176     (595,624)
    Benefits paid                                    (241,585)    (274,161)
    Expenses paid                                     (55,533)     (53,012)
                                                  ------------------------
     Benefit obligation, end of year              $ 7,154,676  $ 6,228,103
---------------------------------------------------------------------------
   Changes in plan assets:
    Fair value of plan assets, beginning of year  $ 6,451,557  $ 6,083,393
    Actual return on plan assets                      104,390      695,337
    Employer contributions                              9,973
    Benefits paid                                    (241,585)    (274,161)
    Expenses paid                                     (55,533)     (53,012)
                                                  ------------------------
     Fair value of plan assets, end of year       $ 6,268,802  $ 6,451,557
---------------------------------------------------------------------------
   Reconciliation of funded status:
    Vested benefit obligation                     $(5,350,551) $(4,900,485)
                                                  ------------------------
    Accumulated benefit obligation                $(5,707,347) $(5,154,637)
                                                  ------------------------
    Projected benefit obligation                  $(7,154,676) $(6,228,103)
    Plan assets at fair value                       6,268,802    6,451,557
                                                  ------------------------
    Funded status                                    (885,874)     223,454
    Unrecognized net gain                            (200,895)    (929,556)
    Unrecognized prior service costs                 (265,320)    (293,242)
    Unrecognized net transition asset                              (54,736)
                                                  ------------------------
    Accrued benefit liability at December 31      $(1,352,089) $(1,054,080)
---------------------------------------------------------------------------

Primary assumptions used to actuarially determine net pension expense are as follows:

                                        2000  1999  1998
---------------------------------------------------------
   Discount rate                        7.50% 7.75% 7.00%
   Expected long-term return on assets  8.00% 8.00% 8.00%
   Compensation increase rate           5.00% 5.00% 5.00%

The components of net pension expense for the years ended December 31, 2000, 1999, and 1998 are as follows:

                                             2000       1999       1998
---------------------------------------------------------------------------
   Components of net annual benefit cost:
    Service cost                           $ 436,105  $ 409,813  $ 316,344
    Interest cost                            476,410    437,525    394,531
    Expected return on assets               (502,923)  (474,328)  (427,417)
    Net gain recognition                     (18,952)
    Transition asset recognition             (54,736)   (59,213)   (59,213)
    Prior service cost amortization          (27,922)   (27,922)   (27,922)
                                           -------------------------------
     Net annual benefit cost               $ 307,982  $ 285,875  $ 196,323
---------------------------------------------------------------------------

The Company has deferred compensation agreements with certain key officers of Elmore County. The agreements are funded through life insurance policies on the participants. The Company has accrued a deferred compensation liability of $252,474 and $376,483 as of December 31, 2000 and 1999, respectively. Expenses incurred relating to these agreements were not material for 2000 and 1999. For 1998, expenses incurred related to these agreements were approximately $204,000.

Effective January 1, 1998, the Company established a qualified employee benefit plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees can contribute up to 15% of their salary to the plan on a pre-tax basis and the Company matches participants' contributions up to the first 1.5% of each participant's salary. The Company's matching contribu-tion charged to operations related to this plan was approximately $89,000 and $85,000 for the years ended December 31, 2000 and 1999, respectively.

During 1987, the Company established an Employee Stock Ownership Plan (ESOP), a tax-qualified, defined contribution plan which covers substantially all employ-ees. Contributions are determined by the Board of Directors of the Company. As of December 31, 2000 and 1999, the ESOP holds 84,558 and 67,596 shares of com-mon stock in the Company, respectively.

11. Commitments and Contingencies

The Bank leases certain buildings, equipment and land under noncancelable oper-ating leases which require various minimum annual rentals.

The total minimum rental commitment at December 31, 2000 under the leases is as follows:

         2001        $  460,871
         2002           342,733
         2003           159,812
         2004           106,062
         2005            68,651
         Thereafter      10,820
                     ----------
                     $1,148,949
                     ----------

The total rental expense was approximately $475,000, $523,000, and $495,000 in 2000, 1999, and 1998, respectively.

The Company is from time to time a defendant in legal actions from normal busi-ness activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at December 31, 2000 will have a materially adverse effect on the Company's financial statements.

12. Related Party Transactions

Certain directors and officers of the Company and its subsidiary bank, includ-ing their immediate families and companies in which they are principal owners, were loan customers of the Bank in the ordinary course of business. Such loans had outstanding balances of $10,212,155 and $7,582,477 at December 31, 2000 and 1999, respectively. A summary of the loan activity with these related parties during 2000 is shown below:

         Balance, beginning of year  $ 7,582,477
         Additions                     8,308,347
         Reductions                   (5,678,669)
                                     -----------
         Balance, end of year        $10,212,155
                                     -----------

During 2000, 1999, and 1998, the Company paid legal fees of approximately $110,000, $197,000, and $141,000, respectively, to a law firm in which a part-ner of the firm serves on the board of directors of the Company.

In addition, during 1999 and 1998, the Company paid approximately $895,000 and $418,000, respectively, in construction costs to a construction company owned by a director of the Company. For 2000, this individual is no longer a director of the Company.

13. Earnings Per Share

The following table reflects the reconciliation of the numerator and denomina-tor of the basic EPS computation to the numerator and denominator of the di-luted EPS computation:

                                                                     Per-Share
                                                  Income    Shares    Amount
------------------------------------------------------------------------------
   For the year ended December 31, 2000
     Basic EPS
       Income available to common stockholders  $6,097,471 5,148,138   $1.18
     Effect of dilutive securities
       Stock options                                           1,588
                                                --------------------------
     Diluted EPS                                $6,097,471 5,149,726   $1.18
------------------------------------------------------------------------------
   For the year ended December 31, 1999
     Basic EPS
       Income available to common stockholders  $5,316,971 5,148,138   $1.03
     Effect of dilutive securities
       Stock options                                           2,816
                                                --------------------------
     Diluted EPS                                $5,316,971 5,150,954   $1.03
------------------------------------------------------------------------------
   For the year ended December 31, 1998
     Basic EPS
       Income available to common stockholders  $5,281,055 5,141,885   $1.03
     Effect of dilutive securities
       Stock options                                          19,773
                                                --------------------------
     Diluted EPS                                $5,281,055 5,161,658   $1.02
------------------------------------------------------------------------------

14. Regulatory Matters

The approval of regulatory authorities is required if the total of all the div-idends declared by the Bank in any calendar year exceeds the Bank's net income as defined for that year combined with its retained net income for the preced-ing two calendar years. The Bank obtained regulatory approval as applicable for the payment of dividends in 2000, 1999, and 1998.

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

Quantitative measures established by regulation to ensure capital adequacy re-quire the Company to maintain minimum amounts and ratios (set forth in the ta-ble below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average as-sets (as defined). Management believes, as of December 31, 2000, that the Com-pany meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I capital ratios as set forth in the table. There are no condi-tions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's actual capital amounts and ratios are also pre-sented in the table.

                                               The Company
----------------------------------------------------------------------------------
                                                            To Be Well Capitalized
                                                                 Under Prompt
                                             For Capital      Corrective Action
                             Actual       Adequacy Purposes       Provisions
                          Amount   Ratio   Amount    Ratio    Amount      Ratio
----------------------------------------------------------------------------------
As of December 31, 2000
  Total Capital (to Risk
   Weighted Assets)       $61,550  12.72% $  38,706   8.00% $    48,382     10.00%
  Tier 1 Capital (to
   Risk Weighted Assets)  $55,502  11.47% $  19,353   4.00% $    29,029      6.00%
  Tier 1 Capital (to
   Average Assets)        $55,502   8.55% $  19,353   4.00% $    24,191      5.00%
As of December 31, 1999
  Total Capital (to Risk
   Weighted Assets)       $55,847  12.67% $  35,253   8.00% $    44,066     10.00%
  Tier 1 Capital (to
   Risk Weighted Assets)  $50,514  11.47% $  17,627   4.00% $    26,440      6.00%
  Tier 1 Capital (to
   Average Assets)        $50,514   8.75% $  23,101   4.00% $    28,876      5.00%

                                                 The Bank
----------------------------------------------------------------------------------
                                                            To Be Well Capitalized
                                                                 Under Prompt
                                             For Capital      Corrective Action
                             Actual       Adequacy Purposes       Provisions
                          Amount   Ratio   Amount    Ratio    Amount      Ratio
----------------------------------------------------------------------------------
As of December 31, 2000
  Total Capital (to Risk
   Weighted Assets)       $61,665  12.80% $  38,527   8.00% $    48,159     10.00%
  Tier 1 Capital (to
   Risk Weighted Assets)  $55,765  11.58% $  19,264   4.00% $    28,896      6.00%
  Tier 1 Capital (to
   Average Assets)        $55,765   8.99% $  19,264   4.00% $    24,080      5.00%
As of December 31, 1999
  Total Capital (to Risk
   Weighted Assets)       $55,889  12.79% $  34,953   8.00% $    43,691     10.00%
  Tier 1 Capital (to
   Risk Weighted Assets)  $50,556  11.57% $  17,477   4.00% $    26,215      6.00%
  Tier 1 Capital (to
   Average Assets)        $50,556   8.48% $  23,851   4.00% $    29,814      5.00%


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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may re-quire payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily rep-resent future cash requirements. The Bank had approximately $34,042,000 and $42,586,000 in commitments to extend credit at December 31, 2000 and 1999, re-spectively. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the cus-tomer. Collateral held varies, but may include certificates of deposit, market-able securities, real estate, and other collateral.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, includ-ing commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may in-clude certificates of deposit, marketable securities, real estate, and other collateral for those commitments for which collateral is deemed necessary. The Bank had approximately $6,551,000 and $6,413,000 in irrevocable standby letters of credit at December 31, 2000 and 1999, respectively.

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

Commitments to Extend Credit and Standby Letters of Credit -- The value of these unrecognized financial instruments is estimated based on the fee income associated with the commitments. Such fee income is not material to the Company's financial statements at December 31, 2000 and 1999 and, therefore, the fair value of these commitments is not presented.

The estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:

                                       2000                      1999
--------------------------------------------------------------------------------
                               Carrying                  Carrying
                                Amount     Fair Value     Amount     Fair Value
--------------------------------------------------------------------------------
   Financial assets:
     Cash and cash
      equivalents            $ 31,849,784 $ 31,849,784 $ 44,471,726 $ 44,471,726
     Investment securities:
     Available for sale       131,946,359  131,946,359  119,559,038  119,559,038
     Loans, net               474,797,682  477,706,173  431,398,536  422,415,576
                             ---------------------------------------------------
                             $638,593,825 $641,502,316 $595,429,300 $586,446,340
--------------------------------------------------------------------------------
   Financial liabilities:
     Deposits                $536,186,207 $536,407,793 $489,340,602 $488,513,962
     Securities sold under
      agreements to
      repurchase                5,733,000    5,733,000   34,789,313   34,789,313
     FHLB borrowings           57,219,174   57,219,174   42,103,961   42,103,961
                             ---------------------------------------------------
                             $599,138,381 $599,359,967 $566,233,876 $565,407,236
--------------------------------------------------------------------------------

17. Financial Accounting Developments

Accounting for Derivatives and Hedging Activities -- In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133, effective for all fiscal quarters of fiscal years beginning after June 15, 1999

(this date was changed by SFAS 137 to be June 15, 2000), establishes accounting and reporting for derivative instruments, including certain derivative instru-ments embedded in other contracts, by requiring that an entity recognize all derivatives as either assets or liabilities in the statement of financial posi-tion and measure those instruments at fair value. It also establishes the con-dition under which a derivative should be designated as hedging a specific type of exposure and requires the company to establish at the inception of the hedge the method and measurement approach used to assess its effectiveness.

The Company does not believe the adoption of SFAS 133, effective January 2, 2001, will have a significant impact on its financial statements and disclo-sures, as it does not currently possess any significant derivative exposure.

18. Stock Option Plan

As of December 31, 2000, the Company had one stock option plan (the Plan) under which 500,000 shares of common stock have been reserved for issue to certain employees and officers through incentive stock options and board members through nonqualified stock options. Options granted under the Plan may have vesting provisions based upon continued service from the date of grant. Options issued under the Plan will have an exercise price not less than fair market value of the stock at the date of grant. Upon a change in control, as defined in the Plan, options become fully exercisable.

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

                                              2000       1999       1998
---------------------------------------------------------------------------
   Net income                  As reported $6,099,910 $5,316,971 $5,281,055
                               Pro forma   $6,018,002 $5,230,761 $5,085,818
   Basic earnings per share    As reported $     1.18 $     1.03 $     1.03
                               Pro forma   $     1.17 $     1.02 $      .99
   Diluted earnings per share  As reported $     1.18 $     1.03 $     1.02
                               Pro forma   $     1.17 $     1.02 $      .99
---------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. The following weighted-average assump-tions were used for options granted in 2000: dividend yield of 2.85%, expected volatility of 37.7%, risk-free interest rate of 4.89%, and expected life of
3.65 years. For options granted during 1999, the following weighted-average as-sumptions were used: dividend yield of 2.82%; expected volatility of 40.23%; risk-free interest rate of 6.50%; and expected life of 5 years. For options granted during 1998, the following weighted-average assumptions were used: div-idend yield of 1.88%; expected volatility of 41.49%; risk-free interest rate of 5.22%; and expected life of 4.02 years. The weighted average fair value of op-tions granted during 2000, 1999, and 1998 was $3.45, $3.05, and $10.33, respec-
tively.

A summary of the status of the Company's plan as of December 31, 2000, 1999, and 1998, and changes during the years ending on those dates (restated for stock split--see Note 4) is presented below:

                                  2000            1999             1998
------------------------------------------------------------------------------
                                    Weighted        Weighted          Weighted
                                    Average         Average           Average
                                    Exercise        Exercise          Exercise
                             Shares  Price   Shares  Price   Shares    Price
------------------------------------------------------------------------------
   Outstanding at beginning
    of year                  70,520  $20.37  42,300  $21.13   58,100   $10.44
   Granted                   23,805   12.70  28,220   19.72   18,900    30.09
   Exercised                                                 (34,700)    8.12
                             -----------------------------------------------
   Outstanding at end of
    year                     94,325          70,520  $20.37   42,300   $21.13
                             -----------------------------------------------
   Options exercisable at
    year-end                 42,300  $21.13  23,400  $11.00    7,200   $ 9.40
------------------------------------------------------------------------------

The following table summarizes information about the Plan's stock options at December 31, 2000:

                           Options Outstanding        Options Exercisable
--------------------------------------------------------------------------
                                  Weighted
                                   Average   Weighted             Weighted
                       Number     Remaining  Average    Number    Average
       Range of      Outstanding Contractual Exercise Exercisable Exercise
   Exercise Prices   at 12/31/00    Life      Price   at 12/31/00  Price
--------------------------------------------------------------------------
   $7.50                1,600       4.04      $ 7.50     1,600     $ 7.50
   $9.94 to $11.25      9,505       6.85      $10.48     5,600     $ 9.94
   $12.75 - $14.025    19,900       8.15      $12.98
   $15.50 to $17.05    19,320       5.91      $15.91    16,200     $15.88
   $19.30 to $21.23    25,100       6.98      $20.81
   $29.25 to $32.18    18,900       3.59      $30.09    18,900     $30.09
                     ---------------------------------------------------
    Total              94,325       6.27      $18.75    42,300     $21.13
                     ===================================================

19. The Peoples BancTrust Company, Inc. (Parent Company Only)

Presented below and on the following pages are the financial statements of The Peoples BancTrust Company, Inc. (parent company only).

                                 BALANCE SHEETS

                           December 31, 2000 and 1999

                                                        2000         1999
------------------------------------------------------------------------------

                                     ASSETS
Cash and due from banks*                             $   632,544  $   376,132
Investment in subsidiary bank, The Peoples Bank and
 Trust Company*                                       63,478,132   58,047,236
Other assets                                             930,192      588,001
                                                     ------------------------
  Total assets                                       $65,040,868  $59,011,369
                                                     ========================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                    $    63,002  $    46,413
Other liabilities                                      1,480,802    1,059,619
                                                     ------------------------
  Total liabilities                                    1,543,804    1,106,032
                                                     ------------------------
Common stock, $.10 par value; 9,000,000 shares
 authorized; 5,148,138 shares issued                     514,814      514,814
Additional paid-in capital                             5,651,560    5,651,560
Net unrealized gain (loss) on investments               (250,303)  (1,646,912)
Retained earnings                                     57,580,993   53,385,875
                                                     ------------------------
  Total stockholders' equity                          63,497,064   57,905,337
                                                     ------------------------
  Total liabilities and stockholders' equity         $65,040,868  $59,011,369
                                                     ========================

* Eliminated in consolidation

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

             For the Years Ended December 31, 2000, 1999, and 1998

                                           2000         1999          1998
-------------------------------------------------------------------------------
Cash dividends received or receivable
 from subsidiary*                       $ 2,935,000  $ 2,720,000  $ 21,861,500
Equity in subsidiary's undistributed
 net income*                              4,011,849    3,562,612
Dividends received in excess of
 subsidiary's net income*                                          (15,270,901)
Other income                                 40,366       64,333        82,795
Other expense                              (887,305)  (1,029,974)   (1,392,339)
                                        --------------------------------------
Net income                                6,099,910    5,316,971     5,281,055
Retained earnings, beginning of period   53,385,875   49,843,652    46,099,175
Less: cash dividends declared            (1,904,792)  (1,776,629)   (1,536,578)
Retirement of treasury stock                               1,881
                                        --------------------------------------
Retained earnings, end of year          $57,580,993  $53,385,875  $ 49,843,652
-------------------------------------------------------------------------------

* Eliminated in consolidation

                            STATEMENTS OF CASH FLOWS

             For the Years Ended December 31, 2000, 1999, and 1998

                                            2000         1999          1998
--------------------------------------------------------------------------------
Operating activities:
  Net income                             $ 6,099,910  $ 5,316,971  $  5,281,055
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Subsidiary income less than (in
     excess of) dividends                 (4,011,849)  (3,562,612)   15,270,901
    Decrease (increase) in other assets     (310,124)      (9,170)      522,842
    Increase (decrease) in other
     liabilities                             366,678      103,750       450,170
                                         --------------------------------------
      Net cash provided by operating
       activities                          2,144,615    1,848,939    21,524,968
                                         --------------------------------------
Investing activities:
  Acquisition of bank                                               (20,085,000)
                                         --------------------------------------
      Net cash used in investing
       activities                                --           --    (20,085,000)
                                         --------------------------------------
Financing activities:
  Dividends paid                          (1,888,203)  (1,758,065)   (1,663,228)
  Stock options exercised                                               218,103
                                         --------------------------------------
      Net cash used in financing
       activities                         (1,888,203)  (1,758,065)   (1,445,125)
                                         --------------------------------------
      Decrease in cash and cash
       equivalents                           256,412       90,874        (5,157)
Cash and cash equivalents, beginning of
 year                                        376,132      285,258       290,415
                                         --------------------------------------
Cash and cash equivalents, end of year   $   632,544  $   376,132  $    285,258
                                         --------------------------------------
Supplemental schedule of noncash
 investing activities:
  Contribution of acquired bank to
   subsidiary                                                      $ 20,085,000
--------------------------------------------------------------------------------

* Eliminated in consolidation

36